Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, modified, or otherwise supplemented from time to time, this “Agreement”), dated as of August 16, 2022, is entered into by and among:

(a)	Endo International plc (“Parent”) and each of its undersigned subsidiaries (each, including Parent, a “Debtor,” and collectively, the “Debtors”); and

(b)

each undersigned entity, in each such entity’s respective capacity as lender under, holder of, or investment advisor, beneficial holder, investment manager, manager, nominee, advisor, or subadvisor to lenders, holders or funds that beneficially own (together with any parties that accede to this Agreement in accordance with Section 19, the “Consenting First Lien Creditors”), certain of the Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes (each as defined below).

The Debtors, the Consenting First Lien Creditors, and any Person that subsequently becomes a party hereto in accordance with the terms hereof, are collectively referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Restructuring Term Sheet (as defined below).

RECITALS

WHEREAS, the Parties have engaged in good faith and arm’s-length negotiations regarding a restructuring of the Debtors;

WHEREAS, as of the date hereof, the Consenting First Lien Creditors collectively hold approximately 54.36% of the aggregate outstanding principal amount of the Loans and the First Lien Notes, inclusive of approximately 73.64% of the aggregate outstanding principal amount of the Term Loans (as defined in the Credit Agreement) and approximately 47.83% of the aggregate outstanding principal amount of the First Lien Notes;

WHEREAS, the Parties have in good faith and at arm’s-length negotiated and agreed to undertake and support a financial restructuring of the existing Claims against, and Interests in, the Debtors in accordance with the terms and subject to the conditions set forth in this Agreement and in the restructuring term sheet attached hereto as Exhibit A (including any schedules and exhibits attached thereto, the “Restructuring Term Sheet”; such financial restructuring, the “Restructuring”), including the implementation through the sale and/or enforcement of security as approved by the Bankruptcy Court to the extent such approval is required, of substantially all of the assets of the Debtors, in accordance with (i) the PSA or, (ii) in the event one or more third-party purchaser(s) is determined to have submitted the highest or otherwise best offer or offers for the Transferred Assets in accordance with the Bidding Procedures Order, the purchase agreement(s) agreed to by the Debtors and such third-party purchaser(s) (in each case, as approved pursuant to the Sale Order, and the sale or sales to be consummated thereunder, the “Sale”) in voluntary cases (the “Chapter 11 Cases”) commenced by the Debtors in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”); and

WHEREAS, the Parties desire to express to each other their mutual support and agreement in respect of the matters set forth in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS; RULES OF CONSTRUCTION.

(a) Definitions. The following terms shall have the following definitions:

“Ad Hoc First Lien Group” means that certain ad hoc group of First Lien Creditors (together with their respective successors and permitted assigns) represented by Gibson Dunn, Evercore, and FTI.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Credit Agreement.

“Agreement” has the meaning set forth in the preamble hereof, and includes, for the avoidance of doubt, the Restructuring Term Sheet and any schedules and exhibits attached hereto and thereto.

“Agreement Effective Date” means the date on which (x) counterpart signature pages to this Agreement shall have been executed and delivered by (i) each Debtor and (ii) one or more Consenting First Lien Creditors constituting more than 50% of the Prepetition First Lien Indebtedness and (y) the Debtors have paid in full all reasonable fees and expenses of Gibson Dunn, Evercore, and FTI accrued through the Agreement Effective Date pursuant to invoices delivered to the Debtors on or before such date.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, settlement, term sheet, offer, transaction, dissolution, winding up, liquidation, reorganization, receivership, examinership (or otherwise any enforcement of security over any of the shares or assets of any of the Debtors), assignment for the benefit of creditors, financing or refinancing (debt or equity), recapitalization, restructuring, merger, scheme of arrangement, takeover, reverse takeover, acquisition, consolidation, business combination, joint venture, partnership, sale of assets, liabilities or equity of a Debtor or a subsidiary of a Debtor, or any other procedure or process similar to any of the foregoing (other than the sale or disposition of de minimis assets) proposed or occurring in, or under the laws of, any jurisdiction, in each case, (i) to the extent material and (ii) other than the transactions contemplated by and in accordance with the Restructuring Term Sheet or the Sale Process. For the avoidance of doubt, an Alternative Proposal shall not include any action taken by the Debtors contemplated by the Bidding Procedures Order, such as the Debtors’ acceptance and/or consummation of a transaction by one or more third-party purchasers for the Transferred Assets.

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“Applicable Court” means (i) prior to the commencement of the Chapter 11 Cases, the New York State Supreme Court, Commercial Division, or the United States District Court for the Southern District of New York, in each case, located in the Borough of Manhattan, and (ii) after commencement of the Chapter 11 Cases, the Bankruptcy Court.

“Assumed Liabilities” has the meaning set forth in the Restructuring Term Sheet.

“Astora Recognition Proceedings” means recognition proceedings (a) in England or Scotland pursuant to the Cross-Border Insolvency Regulations 2006, and (b) in Australia pursuant to the Cross-Border Insolvency Act 2008, in each case in respect of the Chapter 11 Case for Astora Women’s Health, LLC.

“Bankruptcy Code” has the meaning set forth in the recitals hereof.

“Bankruptcy Court” has the meaning set forth in the recitals hereof.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Bidding Procedures” means the bid, auction, and other procedures with respect to the Sale, which procedures shall be in form and substance reasonably acceptable to the Required Consenting First Lien Creditors and the Debtors and approved by the Bankruptcy Court.

“Bidding Procedures Order” means an order of the Bankruptcy Court approving the Bidding Procedures and other relief consistent with the Restructuring Term Sheet, which order shall be in form and substance reasonably acceptable to the Required Consenting First Lien Creditors and the Debtors; provided that the Parties agree that the Required Consenting First Lien Creditors may withhold their approval of the Bidding Procedures Order if such order does not contain the terms and relief described in the last paragraph of the section entitled “Bidding Procedures” in the Restructuring Term Sheet.

“Business Day” means any day other than a Saturday, Sunday, or legal holiday as defined in Bankruptcy Rule 9006(a).

“Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

“Cash Collateral Order” means, collectively, the interim and final orders entered by the Bankruptcy Court authorizing the Debtors’ use of Cash Collateral, and all exhibits and schedules thereto; provided that such interim order shall be substantially in the form attached to the Restructuring Term Sheet as Exhibit B with such modifications as are acceptable to the Required Consenting First Lien Creditors and the Debtors and approved by the Bankruptcy Court.

“Chapter 11 Cases” has the meaning set forth in the recitals hereof.

“Claim” means any claim as that term is defined in section 101(5) of the Bankruptcy Code.

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“Closing Date” means (A) the date upon which all conditions precedent to the closing of the Sale Transaction have been satisfied or are expressly waived and the Sale Transaction is consummated or (B) to the extent one or more third-party purchaser(s) is determined to have submitted the highest or otherwise best offer or offers for the Transferred Assets in accordance with the Bidding Procedures Order, the date upon which such Sale or Sales are consummated and the Prepetition First Lien Indebtedness is repaid in cash in the First Lien Payoff Amount (as defined in the form of Bidding Procedures attached to the Restructuring Term Sheet as of the date hereof).

“Consenting First Lien Creditor Termination Event” has the meaning set forth in Section 7(a).

“Consenting First Lien Creditors” has the meaning set forth in the preamble hereof.

“Credit Agreement” means that certain Credit Agreement, dated as of April 27, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including, without limitation, by that certain Amendment and Restatement Agreement, dated as of March 25, 2021), by and among Parent, Endo Luxembourg Finance Company I S.à r.l., Endo LLC, the lenders from time to time party thereto, the Administrative Agent, issuing bank and swingline lender, and each of the other Secured Parties (as defined therein).

“Credit Documents” means the Credit Agreement together with all other documentation executed in connection therewith, including without limitation, the Collateral Documents and each other Loan Document (each as defined in the Credit Agreement); provided that the Credit Documents shall not include any Swap Agreement or any Banking Services Agreements (each as defined in the Credit Agreement).

“Debtor Termination Event” has the meaning set forth in Section 7(b).

“Debtors” has the meaning set forth in the preamble hereof.

“Definitive Documents” means the documents that are necessary to implement the Restructuring and/or consummate the Sale, which documents shall in each case be materially consistent with this Agreement and in form and substance reasonably acceptable to the Debtors and the Required Consenting First Lien Creditors, including, (i) the PSA, (ii) the Cash Collateral Order, (iii) the Bidding Procedures and Bidding Procedures Order, (iv) the Proposed PSA, (v) the Sale Order, (vi) any postpetition key employee incentive and/or retentive based compensation program; provided that the foregoing shall not apply to any actions taken by a Debtor with respect to any employee who is part of the Debtors’ band D (including senior managers or below), (vii) other than (x) administrative expense Claims with respect to trade creditors in the ordinary course of business, or (y) as set forth in the proviso to Section 4(b)(x), all agreements to settle (A) any Opioid Claims or with any holders of Opioid Claims or (B) any administrative expense Claims (other than Claims held by a Debtor or a subsidiary of a Debtor against a Debtor), in each case in this sub-clause (B), in excess of $5,000,000 individually or $20,000,000 in the aggregate, (viii) provisions in the Organizational Documents pertaining to the indemnification of officers and directors or any equity arrangements in connection with a management incentive program that are

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materially adverse or disproportionate compared to other equity interests, (ix) all motions, pleadings, declarations, and proposed court orders that the Debtors file on or after the Petition Date and seek to have heard on an expedited basis at the “first day hearing”, including, without limitation, such motions and proposed orders authorizing the Debtors to pay prepetition Claims of certain critical vendors and service providers, foreign service providers, lien claimants, and section 503(B)(9) claimants, (x) the Section 105(a) Order, (xi) any Voluntary Operating Injunction, (xii) any document filed by the Debtors in the Chapter 11 Cases or an Other Ancillary Process to implement any of the foregoing, and (xiii) any other documents (including any agreements, instruments, schedules, or exhibits) related to or contemplated in, or which are required in order to give effect to the documents specified in, the foregoing clauses (i) through (xii); provided that the Cash Collateral Order, the PSA, and the Sale Order shall be in form and substance acceptable to the Required Consenting First Lien Creditors and the Debtors.

“Evercore” means Evercore Group LLC, as financial advisor to the Ad Hoc First Lien Group.

“Fiduciary Out” has the meaning set forth in Section 4(a)(xvi).

“First Lien Collateral Trustee” means Wilmington Trust, National Association, as collateral trustee on behalf of the Secured Parties (as defined in the First Lien Collateral Trust Agreement) (in such capacity and including any successors thereto) under the First Lien Collateral Trust Agreement.

“First Lien Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated as of April 27, 2017 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Parent, Endo Luxembourg Finance Company I S.à r.l., Endo LLC, Endo Designated Activity Company, Endo Finance LLC, Endo Finco Inc. the other grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement and Wells Fargo Bank, National Association, as indenture trustee.

“First Lien Creditors” means the Prepetition First Lien Lenders and the holders of First Lien Notes.

“First Lien Notes” means any notes issued pursuant to (a) that certain Indenture, dated as of April 27, 2017, for the 5.875% Senior Secured Notes due 2024, by and among Endo Designated Activity Company, Endo Finance LLC, and Endo Finco Inc., as issuers, each of the guarantors party thereto, and the First Lien Notes Indenture Trustee as trustee, (b) that certain Indenture, dated as of March 28, 2019, for the 7.500% Senior Secured Notes due 2027, by and among Par Pharmaceuticals, Inc., as issuer, each of the guarantors party thereto, and the First Lien Notes Indenture Trustee as trustee and (c) that certain Indenture, dated as of March 25, 2021, for the 6.125% Senior Secured Notes due 2029, by and among Endo Luxembourg Finance Company I S.à r.l. and Endo U.S. Inc., as issuers, the guarantors party thereto, and the First Lien Notes Indenture Trustee as trustee.

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“First Lien Notes Documents” means the First Lien Notes together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

“First Lien Notes Indenture Trustee” means Wells Fargo Bank, National Association, as trustee (in such capacity and including any successors thereto) pursuant to the First Lien Notes Indentures.

“First Lien Notes Indentures” means the indentures pursuant to which the First Lien Notes were issued.

“Foreign Debtor” means any Debtor incorporated in any jurisdiction other than the United States, any State thereof or the District of Columbia.

“FTI” means FTI Consulting, Inc., as financial advisor to the Ad Hoc First Lien Group.

“Gibson Dunn” means Gibson, Dunn & Crutcher LLP, as legal counsel to the Ad Hoc First Lien Group.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency, court or commission or any other judicial or arbitral body, including, without limitation the Bankruptcy Court.

“Indenture Trustees” means, collectively, the First Lien Notes Indenture Trustee, Second Lien Notes Indenture Trustee, and Unsecured Notes Indenture Trustee.

“Indentures” means any of the First Lien Notes Indentures, the Second Lien Notes Indenture, or Unsecured Notes Indentures.

“Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interest, unit, or share in the Debtors (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in the Debtors), whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security.

“Irish Companies Act” means the Companies Act of 2014 of Ireland (as amended from time to time).

“Irish Court” means the High Court of Ireland.

“Joinder Agreement” has the meaning set forth in Section 8(a).

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

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“Legal Reservations” means: (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors; (b) the time barring of claims under the Statute of Limitations 1957 to 2000 of Ireland and other similar laws in any other jurisdiction and defenses of set-off or counterclaim, and (c) rules, defences or limitations equivalent to those set out in (a) or (b) under the laws of any applicable jurisdiction.

“Loans” means the “Loans” (as such term is defined in the Credit Agreement).

“Make-Whole Claims” means any Claim, whether secured or unsecured, derived from or based upon any make-whole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions due upon acceleration as provided for in an Indenture.

“Mandatory Offer Requirement” means a requirement to make a mandatory cash offer for the Debtors under Rule 9 of the Irish Takeover Panel Act, 1997, Takeover Rules, 2022 of Ireland.

“Material Adverse Effect” has the meaning set forth in the Restructuring Term Sheet.

“Milestone” has the meaning set forth in Section 7(a)(x).

“Opioid Claim” means Claims and causes of action, whether existing now or arising in the future, and whether held by a governmental entity or private party, against any of the Debtors in any way arising out of or relating to opioid products manufactured, marketed, promoted, distributed or sold by any of the Debtors or any of their respective predecessors prior to the Closing Date, including, for the avoidance of doubt and without limitation, Claims for indemnification (contractual or otherwise), contribution, or reimbursement against any of the Debtors on account of payments or losses in any way arising out of or relating to opioid products manufactured, marketed, promoted, distributed or sold by any of the Debtors or any of their respective predecessors prior to the Closing Date.

“Organizational Documents” means the certificate or articles of incorporation and bylaws, certificate of formation, partnership agreement, operating agreement, limited liability company agreement, constitution or articles of association and any similar documents of the Purchaser.

“Other Termination Event” has the meaning set forth in Section 7(c).

“Outside Date” has the meaning set forth in Section 7(a)(x)(E).

“Parent” has the meaning set forth in the preamble hereof.

“Party” has the meaning set forth in the preamble hereof.

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“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, a government entity, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date on which the Chapter 11 Cases are filed with the Bankruptcy Court.

“Prepetition First Lien Indebtedness” means, collectively, the Prepetition First Lien Notes Indebtedness and the Prepetition First Lien Secured Loan Indebtedness; provided that the Prepetition First Lien Indebtedness shall not include any amounts for unpaid interest or fees to the extent corresponding equivalent amounts were paid under the Cash Collateral Order pursuant to Sections 4(d) and 4(g) (in such form as set forth in Exhibit B to the Restructuring Term Sheet as of the Agreement Effective Date).

“Prepetition First Lien Lenders” means the lenders under the Credit Agreement.

“Prepetition First Lien Notes Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the First Lien Notes Documents, including the First Lien Notes and accrued and unpaid interest with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other Secured Obligations (as defined in each of the First Lien Notes Indentures) owing, in each case pursuant to the terms of the First Lien Notes Documents; provided that the Prepetition First Lien Notes Indebtedness shall not include any amounts for unpaid interest or fees to the extent corresponding equivalent amounts were paid under the Cash Collateral Order pursuant to Sections 4(d) and 4(g) (in such form as set forth in Exhibit B to the Restructuring Term Sheet as of the Agreement Effective Date).

“Prepetition First Lien Secured Loan Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the Credit Documents, including the Loans and accrued and unpaid interest with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accounts’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case pursuant to the terms of the Credit Agreement, and all other Obligations (as defined in the Credit Agreement) owing under or in connection with the Credit Documents (other than any Swap Obligations or Banking Services Obligations (each as defined in the Credit Agreement)); provided that the Prepetition First Lien Secured Loan Indebtedness shall not include any amounts for unpaid interest or fees to the extent corresponding equivalent amounts were paid under the Cash Collateral Order pursuant to Sections 4(d) and 4(g) (in such form as set forth in Exhibit B to the Restructuring Term Sheet as of the Agreement Effective Date).

“Proceeding” has the meaning set forth in Section 12(a).

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“Proposed PSA” means the form of asset purchase agreement to be furnished to prospective bidders to document their respective bids pursuant to the Bidding Procedures.

“PSA” means the definitive purchase and sale agreement, by and between certain Debtors and the Purchaser, in connection with the Sale Transaction, which will be consistent in all respects with the Restructuring Term Sheet and this Agreement.

“Purchaser” means a newly formed entity (or its designee or assignee), formed to serve as the stalking horse bidder in connection with the Sale Process.

“Qualified Marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from and sell to customers Claims, or enter with customers into long or short positions in Claims, in its capacity as a dealer or market maker in such Claims, and (ii) is, in fact, regularly in the business of making a market in claims, interests or securities of issuers or borrowers (including debt securities or other debt).

“Required Consenting First Lien Creditors” means, as of any date of determination, the Consenting First Lien Creditors holding at least 66.7% of the principal amount of Prepetition First Lien Indebtedness held by the Consenting First Lien Creditors in the aggregate; provided that the Claims of any beneficial holder of or lender (or investment advisor or manager in respect of the foregoing) that owns or manages any Prepetition First Lien Indebtedness and is a member (or an affiliate of a member) of (i) an ad hoc or informal group of creditors other than the Ad Hoc First Lien Group or (ii) a group or committee other than the Ad Hoc First Lien Group that files a verified statement under Federal Rule of Bankruptcy Procedure 2019 in the Chapter 11 Cases, in each case, shall be excluded from the foregoing calculation.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Period” means, with respect to any Party, the period of time commencing on the later of (a) the Agreement Effective Date and (b) the date such Party becomes party hereto and ending on the earlier of (x) the Termination Date and (y) the Closing Date.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“Sale” has the meaning set forth in the recitals hereof.

“Sale Order” means an order of the Bankruptcy Court approving a Sale or Sales, which order shall be in form and substance acceptable to the Required Consenting First Lien Creditors and the Debtors.

“Sale Process” means a sale and marketing process involving the Debtors’ assets, the parameters of which shall be determined by the Debtors, in consultation with the Required Consenting First Lien Creditors, for the Sale.

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“Sale Transaction” means the proposed transaction pursuant to which the Purchaser will acquire from the Debtors to be party to the PSA the Transferred Assets free and clear of all liens, encumbrances, claims, and other interests (other than certain permitted encumbrances) in accordance with section 363(f) of the Bankruptcy Code, and assume the Assumed Liabilities.

“Second Lien Collateral Trustee” means Wilmington Trust, National Association, as collateral trustee (in such capacity and including any successors thereto) under that certain Second Lien Collateral Trust Agreement, dated as of June 16, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Parent, Endo Designated Activity Company, Endo Finance LLC, Endo Finco Inc., the other grantors from time to time party thereto and Wells Fargo Bank, National Association, as indenture trustee, the Second Lien Collateral Trustee.

“Second Lien Notes” means any notes issued pursuant to that certain Indenture, dated as of June 16, 2020, for the 9.500% Senior Secured Second Lien Notes due 2027, by and among, Endo Designated Activity Company, Endo Finance, LLC, and Endo Finco Inc., as issuers, the guarantors party thereto, and the Second Lien Notes Indenture Trustee as trustee.

“Second Lien Notes Indenture” means the indenture pursuant to which the Second Lien Notes were issued.

“Second Lien Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, as trustee (in such capacity and including any successors thereto) pursuant to the Second Lien Notes Indenture.

“Section 105(a) Order” means an order under section 105(a) of the Bankruptcy Code preliminarily enjoining any Person (or unit thereof) from pursuit of any Opioid Claim against any Debtor or subsidiary of a Debtor.

“Securities Act” means the Securities Act of 1933, as amended.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP, as legal counsel to the Debtors.

“Subject Claims” has the meaning set forth in Section 8(a).

“Termination Date” means, with respect to any Party, the date on which this Agreement terminates in accordance with Section 7.

“Termination Event” means any Debtor Termination Event, Consenting First Lien Creditor Termination Event, or Other Termination Event.

“Transfer” has the meaning set forth in Section 8(a).

“Transferred Assets” has the meaning set forth in the Restructuring Term Sheet.

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“Unsecured Notes” means any notes issued pursuant to (a) that certain Indenture, dated as of June 8, 2011, between Endo Pharmaceuticals Holdings Inc., as issuer, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee; (b) that certain Indenture, dated as of December 19, 2013, between Endo Finance Co., as issuer, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee; (c) that certain Indenture, dated as of May 6, 2014, between Endo Finance LLC and Endo Finco Inc., as issuers, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee; (d) that certain Indenture, dated as of June 30, 2014, between Endo Finance LLC and Endo Finco Inc., as issuers, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee; (e) that certain Indenture, dated as of January 27, 2015, between Endo Limited, Endo Finance LLC, and Endo Finco Inc., as issuers, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee; (f) that certain Indenture, dated as of July 9, 2015, between Endo Limited, Endo Finance LLC, and Endo Finco Inc., as issuers, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee; or (g) that certain Indenture, dated as of June 16, 2020, between Endo Designated Activity Company, Endo Finance LLC, and Endo Finco Inc., as issuers, the guarantors party thereto, and the Unsecured Notes Indenture Trustee as trustee.

“Unsecured Notes Indenture Trustee” means U.S. Bank, National Association, as trustee (in such capacity and including any successors thereto) pursuant to the Unsecured Notes Indentures.

“Unsecured Notes Indentures” means the indentures pursuant to which the Unsecured Notes were issued.

“Voluntary Operating Injunction” means any voluntary injunction on the Debtors to enjoin them from, among other things, engaging in certain conduct related to the manufacture, marketing, promotion, sale, and distribution of opioids.

(b) Rules of Construction. When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit, or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iii) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” (iv) references to “$,” “dollar,” or any other currency are to United States dollars, (v) all references to time of day refer to Eastern time, as in effect in New York, New York on such day, and (vi) the word “or” shall not be exclusive and shall be read to mean “and/or.”

(c) Applicability to Non-U.S. Processes. Where the provisions of this Agreement and the Restructuring Term Sheet refer or apply to the Chapter 11 Cases, the Bankruptcy Court, the Restructuring, the Sale (including the Definitive Documents and any other documentation relating or relevant thereto), or events, circumstances, or procedures in the United States (the “US Process”) but do not equally reference or apply to (a) Canadian recognition proceedings under Part IV of the Companies’ Creditors Arrangement Act (Canada), the Ontario Superior Court of Justice (Commercial List), and/or the order(s) recognizing the Chapter 11 Cases, Bankruptcy Court orders and the Restructuring in Canada (including the Definitive Documents or any other documentation relating or relevant thereto) or equivalent events, circumstances, or procedures in Canada (the “Canadian Process”), (b) Astora Recognition Proceedings, or (c) any other similar proceeding to recognize or implement the Chapter 11 Cases, the Restructuring, or

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orders of the Bankruptcy Court in any non-U.S. jurisdiction, if any (inclusive of any Canadian Process and the Astora Recognition Proceedings, each an “Other Ancillary Process”), those provisions relating to the US Process shall be deemed to apply or refer equally to any Other Ancillary Process (and, if necessary, this Agreement and the Restructuring Term Sheet will be deemed to include provisions relating to any Other Ancillary Process which correspond to provisions relating to the US Process) to ensure that the rights and obligations of the Parties under this Agreement apply equally to any Other Ancillary Process in the same way as the US Process, to the fullest extent necessary in order to implement the Restructuring in accordance with the terms, spirit, and intent of this Agreement and the Restructuring Term Sheet; provided that prior to commencing any Other Ancillary Process in addition to, or in lieu of, the Canadian Process or the Astora Recognition Proceedings, the Debtors and the Required Consenting First Lien Creditors shall discuss the necessity and scope of such proceedings, procedures, and/or processes in good faith and the Debtors shall only commence any such proceedings, procedures, and/or processes upon receipt of prior written consent of the Required Consenting First Lien Creditors not to be unreasonably withheld; provided, further, that such consent shall not be required in the event that the applicable board of directors or other governing body of any Debtor determines that commencing such process for such Debtor is required by the law applicable to such Debtor or in the exercise of fiduciary duties under the law applicable to such Debtor (in each case, after consultation with counsel).

(d) Special Luxembourg Provisions. Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to a Debtor incorporated under the laws of the Grand Duchy of Luxembourg, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer appointed for the reorganization or liquidation of the business of a person includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); and (e) a director includes administrateurs or gérants.

2. THE RESTRUCTURING TERM SHEET. The Restructuring Term Sheet is expressly incorporated herein by reference and made a part of this Agreement as if fully set forth herein. The terms and conditions of the Restructuring and the Sale are set forth in the Restructuring Term Sheet; provided that the Restructuring Term Sheet is supplemented by the terms and conditions of this Agreement and the applicable Definitive Documents implementing the Restructuring and the Sale. In the event of any inconsistencies between the terms of this Agreement and the Restructuring Term Sheet, the Restructuring Term Sheet shall govern.

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3. COVENANTS OF THE CONSENTING FIRST LIEN CREDITORS.

(a) Affirmative Covenants of the Consenting First Lien Creditors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Consenting First Lien Creditor agrees, severally and not jointly, that it shall:

(i) use commercially reasonable efforts to (A) support and (B) take all actions as are necessary and appropriate to, facilitate the implementation and consummation of, the Restructuring, including the transactions contemplated under this Agreement, the Restructuring Term Sheet, and the other Definitive Documents;

(ii) negotiate in good faith the Definitive Documents;

(iii) use commercially reasonable efforts to negotiate and agree to a method of implementation of the Sale Transaction in jurisdictions outside the United States, which is, in the reasonable opinion of the directors of any Foreign Debtor having taken legal advice, compliant with all local laws, including with respect to fiduciary duties, applicable to that Foreign Debtor or its directors and officers, in their respective capacities as such in such jurisdiction;

(iv) as applicable, use commercially reasonable efforts to execute, perform its obligations under, and consummate the transactions contemplated by, the Definitive Documents to which it is or will be a party or for which its approval or consent is required (including causing the Purchaser to be established and causing such entity to enter into the PSA), including, to the extent necessary or appropriate, directing or instructing the First Lien Collateral Trustee to credit bid (or effect the assignment of related rights) or take other actions (including enforcing security as approved by the Bankruptcy Court to the extent such approval is required) necessary to implement the Sale Transaction or a “Successful Bid” pursuant to and as defined in the Bidding Procedures (a direction or instruction in respect of any of the foregoing, the “Direction Letter”); provided that the Consenting First Lien Creditors shall deliver a form of Direction Letter to the First Lien Collateral Trustee that contains an indemnity from the Purchaser with respect to actions to be taken by the First Lien Collateral Trustee at the direction of the Consenting First Lien Creditors and the other holders of Prepetition First Lien Indebtedness; provided, further, that, notwithstanding anything else herein, to the extent that delivering a Direction Letter would require the Consenting First Lien Creditors or other holders of Prepetition First Lien Indebtedness to provide any indemnity (other than an indemnity from the Purchaser) or incur material out-of-pocket costs or liabilities similar to an indemnity (or any out-of-pocket costs or liabilities similar to an indemnity prohibited by a Consenting First Lien Creditors’ organizational or constitutional documents), the Debtors’ sole remedy as a result of such Consenting First Lien Creditors’ failure to provide the Direction Letter shall be the termination of this Agreement pursuant to Section 7;

(v) use commercially reasonable efforts to (A) support and (B) take all actions as are necessary and appropriate to, obtain any and all required governmental, licensing, Bankruptcy Court, regulatory and other approvals (including any necessary third-party approvals or consents) necessary to implement or consummate the Restructuring, the Sale Process, and the Sale Transaction and to cooperate with any efforts undertaken by the Debtors with respect to obtaining any required regulatory or third-party approvals in connection therewith;

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(vi) support and not object to entry of the Cash Collateral Order in accordance with this Agreement;

(vii) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate with the Consenting First Lien Creditors and the Debtors in good faith appropriate additional or alternative provisions to address any such impediment; provided that the recoveries and economic outcome for such Consenting First Lien Creditor and other material terms of this Agreement are preserved in any such provisions;

(viii) timely provide to Gibson Dunn any and all information required to be provided in connection with any regulatory filings;

(ix) timely vote (or cause to be voted) its Claims or Interests against any Alternative Proposal; and

(x) upon request by the Debtors or their advisors, but in no event more frequently than once per month, promptly provide to Skadden the aggregate principal amount of each Consenting First Lien Creditor’s claims, by debt instrument, as of the date of such request (which may be provided indirectly through Gibson Dunn).

(b) Negative Covenants of the Consenting First Lien Creditors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Consenting First Lien Creditor agrees, severally and not jointly, that it shall not:

(i) take any actions that are materially inconsistent with this Agreement, the Definitive Documents, or the implementation of the Restructuring;

(ii) file any pleading, motion, declaration, supporting exhibit or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that is not materially consistent with this Agreement or other Definitive Documents;

(iii) directly or indirectly, (A) object to, impede, or take (or direct or encourage any agents, any official or unofficial committee, or any other Person to object to, impede, or take) any action to unreasonably interfere with or postpone the acceptance, consummation, or implementation of the Restructuring on the terms set forth in this Agreement, the Restructuring Term Sheet, and any other applicable Definitive Document, (B) solicit, encourage, propose, file, support, participate in the formulation of or vote for, any Alternative Proposal, other than at the request, or with the consent, of the Debtors, or (C) otherwise take any action that could in any material respect interfere with or postpone the consummation of the Restructuring in connection with the US Process or an Other Ancillary Process;

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(iv) authorize, encourage, or direct the First Lien Collateral Trustee, the Administrative Agent, the Second Lien Collateral Trustee, or any Indenture Trustee under the Indentures with respect to which the Consenting First Lien Creditors hold debt to exercise rights or remedies under the Credit Agreement, the Indentures, or any related financing or security document, as applicable, that the Consenting First Lien Creditors (either by this or any other Agreement) have expressly agreed to forbear from exercising;

(v) directly or indirectly object to the allowance and payment by the Debtors of the reasonable and documented fees and expenses of the Debtors’ professionals in the Chapter 11 Cases; or

(vi) take any action that is reasonably expected to trigger a Mandatory Offer Requirement.

(c) The covenants of the Consenting First Lien Creditors in this Section 3 are several and not joint. For the avoidance of doubt, the Consenting First Lien Creditors shall comply with the covenants in this Section 3 in all of their respective capacities, including as Lenders under (and as defined in) the Credit Agreement and holders of First Lien Notes, Second Lien Notes and Unsecured Notes, as applicable.

(d) Additional Provisions Regarding the Commitments of the Consenting First Lien Creditors. Notwithstanding anything to the contrary herein, nothing in this Agreement shall:

(i) affect the ability of any Consenting First Lien Creditor to consult with any other Consenting First Lien Creditor, the Debtors, or any other party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee);

(ii) impair or waive the rights of any Consenting First Lien Creditor to assert or raise any objection permitted under, and not inconsistent with, this Agreement in connection with the Restructuring;

(iii) prevent any Consenting First Lien Creditor from enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any other Definitive Document (to the extent it has rights thereunder), or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents;

(iv) limit any Consenting First Lien Creditor’s rights under any applicable Indenture, the Credit Agreement, the Credit Documents, or applicable law to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases (subject to the terms of any applicable intercreditor agreement), so long as such appearance and the positions advocated in connection therewith are not inconsistent with the terms of this Agreement;

(v) prevent any Consenting First Lien Creditor from taking any customary perfection step or other action as is necessary to preserve or defend the validity, priority, extent, or existence of its Claims against or Interests in the Debtors or any lien or security interest securing such Claims (including the filing of proofs of claim);

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(vi) subject to Section 3(a)(iv), require that any Consenting First Lien Creditor (a) give any notice, order, instruction, or direction to any administrative agent, collateral trustee or indenture trustee (as applicable) or other such agent or trustee if the Consenting First Lien Creditors are required to incur any material out-of-pocket costs or liabilities or provide any indemnity in connection therewith, (b) be required to make any capital commitment without its express consent, or (c) incur, assume, or become liable for any material financial or other material liability or material obligation, provided, in each case, that no Consenting First Lien Creditor shall be required to incur any out-of-pocket costs or incur, assume, or become liable for any financial or other liability, commitment, or obligation that is otherwise prohibited by such Consenting First Lien Creditor’s organizational or constitutional documents;

(vii) with respect to the Cash Collateral Order, (i) be construed to prohibit any Consenting First Lien Creditor, if applicable, from enforcing any right, remedy, condition, consent, or approval requirement under the Cash Collateral Order or (ii) impair or waive the rights of any Consenting First Lien Creditor, if applicable, to assert or raise any objection arising under the Cash Collateral Order; or

(viii) (a) prevent any Consenting First Lien Creditor from taking any action that is required by applicable Law or (b) require any Consenting First Lien Creditor to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal privilege; provided that, if any Consenting First Lien Creditor proposes to take any action that is inconsistent with this Agreement in order to comply with applicable Law, such Consenting First Lien Creditor shall use commercially reasonable efforts to provide at least five (5) Business Days’ advance notice to the Debtors to the extent the provision of such notice is legally permissible.

4. COVENANTS OF THE DEBTORS.

(a) Affirmative Covenants of the Debtors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Debtors shall:

(i) use commercially reasonable efforts to (A) support and (B) take all actions as are necessary and appropriate to, facilitate the implementation and consummation of, the Restructuring, including the transactions contemplated under this Agreement, the Restructuring Term Sheet, and the other Definitive Documents;

(ii) negotiate in good faith the Definitive Documents;

(iii) use commercially reasonable efforts to negotiate and agree to a method of implementation of the Sale Transaction in jurisdictions outside the United States which is, in the reasonable opinion of the directors of any Foreign Debtor having taken legal advice, compliant with all local laws, including with respect to fiduciary duties, applicable to that Foreign Debtor or its directors and officers, in their respective capacities as such in such jurisdiction;

(iv) as applicable, execute, perform its obligations under, and consummate the transactions contemplated by, the Definitive Documents to which it is or will be a party or for which its approval or consent is required (including causing the applicable Debtors to enter into the PSA);

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(v) timely file a formal written objection to any motion filed with the Bankruptcy Court by a third party seeking entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) modifying or terminating the Debtors’ exclusive right to file or solicit acceptances for a plan of reorganization;

(vi) use commercially reasonable efforts to (A) support and (B) take all actions as are necessary and appropriate to, obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, and other approvals (including any necessary third-party approvals or consents) necessary to implement or consummate the Restructuring, the Sale Process, and the Sale Transaction and to cooperate with any efforts undertaken by the Purchaser or the Consenting First Lien Creditors with respect to obtaining any required regulatory or third-party approvals in connection therewith;

(vii) actively oppose and object to the efforts of any person seeking to object to, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary to facilitate implementation of the Restructuring; provided that this covenant shall not impede (i) the Debtors from considering or advancing Alternative Proposals in a manner consistent with Section 4(a)(xvi) and (ii) a Foreign Debtor complying with all local laws, including fiduciary duties, applicable to that Foreign Debtor or its directors and officers;

(viii) upon reasonable request, inform the legal and financial advisors to the Ad Hoc First Lien Group (as well as to any Consenting First Lien Creditor that has executed a confidentiality agreement acceptable to the Debtors and such Consenting First Lien Creditor) as to (A) the material business and financial performance (including liquidity position) of the Debtors and their businesses (including the provision of any information or materials reasonably requested in furtherance of any financing efforts contemplated by the Restructuring or by the Purchaser) and (B) the status of obtaining any necessary or desirable authorizations (including consents) from each Consenting First Lien Creditor, any competent judicial body, Governmental Authority, banking, taxation, supervisory, or regulatory body or any stock exchange, provided that the Debtors shall not be required to violate any privilege or obligation of confidentiality;

(ix) without interfering with either the Sale Process or the Debtors’ ability to consider or advance Alternative Proposals in a manner consistent with Section 4(a)(xvi), (A) support and take all commercially reasonable actions necessary and appropriate, including those actions reasonably requested by the Required Consenting First Lien Creditors to facilitate the Sale Transaction, and the other transactions contemplated thereby, in accordance with this Agreement within the timeframes contemplated herein, and (B) use commercially reasonable efforts to obtain Bankruptcy Court approval of the Bidding Procedures Order, the Cash Collateral Order, and the Sale Order, each within the timeframes contemplated in this Agreement;

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(x) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate with the Consenting First Lien Creditors in good faith appropriate additional or alternative provisions to address any such impediment;

(xi) to the extent not already known to Gibson Dunn, Evercore, or FTI, provide prompt written notice to Gibson Dunn (email being sufficient) as soon as reasonably practicable after becoming aware (and in any event within two (2) Business Days after becoming so aware) of (A) the occurrence of a Consenting First Lien Creditor Termination Event; (B) any matter or circumstance that is, or is reasonably likely to be (in the case of such reasonably likely matter or circumstance the Debtors shall provide such prompt notice thereof within four (4) Business Days after becoming so aware), a material impediment to the implementation or consummation of the Restructuring, (C) any notice of any commencement of any insolvency proceeding or legal suit, or enforcement action from or by any person or entity in respect of any Debtor or subsidiary thereof, in each case to the extent that it would materially impede or frustrate the Restructuring, (D) any challenge as to the validity, priority or extent of, or any action to avoid, (1) any lien or security interest securing the Prepetition First Lien Indebtedness or (2) any of the Prepetition First Lien Indebtedness, in each case, pursuant to a motion, pleading, complaint or other filing filed with the Bankruptcy Court, and (E) any representation made by the Debtors under this Agreement being incorrect in any material respect when made;

(xii) pay all accrued and unpaid fees and out-of-pocket expenses in accordance with Section 27;

(xiii) except as otherwise expressly set forth in this Agreement, (i) conduct its businesses and operations in the ordinary course in a manner that is materially consistent with past practices and in compliance with applicable law (taking into account the Restructuring and the pendency, if applicable, of the Chapter 11 Cases) and (ii) use commercially reasonable efforts to preserve intact its businesses and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors, and customers) and employees;

(xiv) except as otherwise provided in the PSA, maintain good standing (or a normal status or its equivalent, to the extent applicable in the jurisdiction of incorporation of any Foreign Debtor) under the laws of the state or other jurisdiction in which each Debtor or subsidiary is formed, incorporated or organized; provided that the foregoing shall not apply to any changes to a Debtor’s status arising from or relating to the pursuit or implementation by a Debtor of an Other Ancillary Process in accordance with this Agreement;

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(xv) (A) provide Gibson Dunn with copies of any written proposals for any Alternative Proposals proposed by the Debtors or received by the Debtors within seventy-two (72) hours following the delivery or receipt, as applicable, by the Debtors or following the delivery of any responses by the Debtors), which materials shall be provided on a “professional eyes only” basis unless otherwise agreed by the Debtors, and (B) provide to counsel to the Ad Hoc First Lien Group draft copies of all Definitive Documents and all other pleadings, motions, declarations, supporting exhibits and proposed orders and any other document that the Debtors intend to file with the Bankruptcy Court or in an Other Ancillary Process, in each case to the extent (x) material or related to relief material to the Debtors’ business or assets, or (y) concerning (1) any Consenting First Lien Creditor or its rights or recoveries (or any financial or other analysis in respect hereof) in respect of its Claims against the Debtors or under the Credit Documents or the First Lien Notes Documents, (2) the ability of any Debtor to implement and consummate the Restructuring, or (3) the rights or obligations of any of the Parties under this Agreement, in any case, as soon as reasonably practicable, but at least two (2) calendar days prior to the date when the Debtors intend to file or execute such documents and, if requested by Gibson Dunn, consult in good faith with such counsel regarding the form and substance of such documents; and

(xvi) notify Gibson Dunn of any decision by the board of directors or other governing body of any Debtor to exercise the Debtors’ rights under Section 7(b)(ii) to pursue an Alternative Proposal (a “Fiduciary Out”) within forty-eight (48) hours of such decision.

(b) Negative Covenants of the Debtors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Debtors (except with the prior written consent of the Required Consenting First Lien Creditors or Gibson Dunn) shall not, directly or indirectly:

(i) take any actions that are materially inconsistent with this Agreement, or is intended to, or that would reasonably be expected to prevent, interfere with, or impede the Sale Transaction, any Definitive Document, or the implementation of the Restructuring; provided that the Debtors’ ability to conduct the Sale Process and to consider or advance Alternative Proposals in a manner consistent with Section 4(a)(xvi) shall not be impaired by this covenant;

(ii) file or support another party in filing with the Bankruptcy Court or any other court (A) a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claim held by any Consenting First Lien Creditor against the Debtor or any liens or security interests securing such Claim, or (B) a motion, application, pleading or proceeding asserting (or seeking standing to assert) any purported Claims or causes of action against any of the Consenting First Lien Creditors, or take or support any corporate action for the purpose of authorizing any of the foregoing;

(iii) omit to take any material action required by, this Agreement or the Restructuring;

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(iv) take, nor encourage any other person to take, any action which would reasonably be expected to breach or be inconsistent with this Agreement in any material respect or materially impede or take any other negative action, directly or indirectly, to materially interfere with the Sale Transaction, any Definitive Document or the Restructuring; provided that the Debtors’ ability to conduct the Sale Process and to consider or advance Alternative Proposals in a manner consistent with Section 4(a)(xvi) shall not be impaired by this covenant;

(v) redeem or make or declare any dividends, distributions, or other payments on accounts of their Interests, or otherwise make any transfers or payments on accounts of their Interests, except as otherwise approved in an order of the Bankruptcy Court;

(vi) amend any of their corporate organizational documents in a manner that is inconsistent with this Agreement or any Definitive Document;

(vii) except as agreed by the Required Consenting First Lien Creditors, file any pleading, motion, declaration, supporting exhibit or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, the Sale Process, or any Definitive Documents, or that could reasonably be expected to frustrate or materially impede the implementation and consummation of the Restructuring, is inconsistent with the Restructuring Term Sheet, the Bidding Procedures, the Cash Collateral Order, or the PSA in any material respect;

(viii) without the prior written consent of the Required Consenting First Lien Creditors (such consent not to be unreasonably withheld) and except as provided in the PSA, the Sale Process, the Bidding Procedures or the Restructuring Term Sheet, engage in any merger, consolidation, material disposition, material acquisition, investment, dividend, incurrence of indebtedness for borrowed money outside of the ordinary course of business other than (A) the transactions contemplated herein or (B) any transaction with any Debtor or direct or indirect subsidiary of the Debtors, so long as such transaction is consistent with the PSA or this Agreement and does not otherwise impede or frustrate, or require the Purchaser to pay more than a de minimis amount of additional cash consideration in connection with, the Sale Transaction;

(ix) without the prior written consent of the Required Consenting First Lien Creditors (such consent not to be unreasonably withheld) enter into, terminate, or otherwise modify any material operational contracts, leases, or other arrangements other than in the ordinary course of business; and

(x) without the prior written consent of the Required Consenting First Lien Creditors (such consent not to be unreasonably withheld) enter into any proposed settlement of any Claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination or investigation that (A) will materially impair the Debtors’ ability to consummate the Restructuring or (B) that results in the allowance of (1) an Opioid Claim or Claim of holders of Opioid Claims or (2) other than with respect to trade creditors in the ordinary course of business, an administrative expense Claim against any of the Debtors in excess of $5,000,000 individually or $20,000,000 in the aggregate, provided that the

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Debtors may settle any claim for an amount in excess of the consent thresholds set forth herein in accordance with the Wind-Down Budget without such consent of the Required Consenting First Lien Creditors if (x) such settled claim is not payable prior to the Closing Date, and (y) to the extent such claim is otherwise contemplated to be payable from the Wind-Down Budget, the Debtors provide to Gibson Dunn written notice of their election to reduce the Wind-Down Budget by the amount payable pursuant to such settlement, in which case the Wind-Down Budget shall be reduced, upon payment of such settlement, in an amount equal to such settlement payment.

(c) Additional Provisions Regarding the Commitments of the Debtors. Notwithstanding anything to the contrary herein, nothing in this Agreement shall:

(i) affect the ability of any Debtor to consult with any party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee);

(ii) prevent any Debtor from enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any other Definitive Document (to the extent it has rights thereunder), or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents;

(iii) (a) prevent any Debtor from taking any action that is required by applicable Law or (b) require any Debtor to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal privilege; provided that, if any Debtor proposes to take any action that is inconsistent with this Agreement in order to comply with applicable Law, such Debtor shall provide at least five (5) Business Days’ advance notice to Gibson Dunn to the extent the provision of such notice is legally permissible; and

(iv) require any Foreign Debtor or any director or officer of a Foreign Debtor to take any action which in the reasonable opinion of the directors of that Foreign Debtor, or that director or officer, having taken legal advice, is not compliant with applicable local law, including fiduciary duties.

5. REPRESENTATIONS AND WARRANTIES.

(a) Each Party, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct and complete as of the date hereof (as of the date that such Party first becomes a Party):

(i) such Party is validly existing and, to the extent applicable, in good standing (or a normal status or its equivalent, to the extent applicable in the jurisdiction of incorporation of any Foreign Debtor) under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations hereunder. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part (other than, in the case of the Debtors, any required approvals or authorizations of the Bankruptcy Court);

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(ii) the execution, delivery, or performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule, or regulation applicable to it or its charter, constitution or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party (provided, however, that with respect to the Debtors, it is understood that commencing the Chapter 11 Cases may result in a breach of or constitute a default under such obligations); and

(iii) this Agreement is (subject to Legal Reservations) the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, examinership, receivership, liquidation, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, including the filing of the Chapter 11 Cases or the initiation of court proceedings in respect of the Canadian Process or any Other Ancillary Process.

(b) The Debtors represent and warrant to the Consenting First Lien Creditors that as of the date hereof:

(i) other than by the Bankruptcy Court, the execution and delivery by the Debtors of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body;

(ii) they have not entered into any material agreement, arrangement, or undertaking (including with any individual creditor, equity holder, stakeholder, or third party) that is materially inconsistent with the terms of this Agreement or constitutes an Alternative Proposal, in each case, that has not been disclosed to Gibson Dunn; and

(iii) to the best of their knowledge, no order has been made, petition presented, or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, examiner, or other similar officer in respect of them or any of their respective assets, and no analogous procedure has been commenced in any jurisdiction.

(c) Each Consenting First Lien Creditor severally (and not jointly) represents and warrants to the Debtors that as of the date hereof (or as of the date such Consenting First Lien Creditor becomes a party hereto):

(i) such Consenting First Lien Creditor (A) is or, after taking into account the settlement of any pending assignments or trades of Loans (pursuant to the Credit Documents), First Lien Notes, Second Lien Notes, and/or Unsecured Notes to which such Consenting First Lien Creditor is a party as of the date of this Agreement, will be the beneficial owner of (or investment manager, advisor, or subadvisor to one or more

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beneficial owners of) the aggregate outstanding principal amount of Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting First Lien Creditor that becomes a party hereto after the date hereof), as the case may be, or (B) has or, after taking into account the settlement of any pending assignments or trades of Loans (pursuant to the Credit Documents), First Lien Notes, Second Lien Notes, and/or Unsecured Notes to which such Consenting First Lien Creditor is a party as of the date of this Agreement, will have with respect to the beneficial owner(s) of such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes (as may be set forth on a schedule to such Consenting First Lien Creditor’s signature page hereto), (x) sole investment or voting discretion (including any such discretion delegated to its investment advisor) with respect to such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes, (y) full power and authority to vote on and consent to matters concerning such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes, and to exchange, assign, and transfer such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes, and (z) full power and authority to bind or act on the behalf of, such beneficial owner(s);

(ii) other than pursuant to this Agreement, such Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes are free and clear of any pledge, lien, security interest, charge, claim, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would prevent in any way such Consenting First Lien Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; provided that notwithstanding anything to the contrary herein, the Consenting First Lien Creditors that are entering into this Agreement by an undersigned investment manager and/or investment advisor shall not be deemed to have breached this Agreement as a result of any swap, borrowing, hypothecation or re-hypothecation of the First Lien Notes, Second Lien Notes, or Unsecured Notes (each, a “Lending Arrangement”); provided, further, that each of the undersigned investment managers and/or investment advisors shall use commercially best efforts to ensure the Consenting First Lien Creditors holding First Lien Notes, Second Lien Notes, or Unsecured Notes subject to a Lending Arrangement comply with the terms of this Agreement and shall promptly notify the Debtors in the event that they become aware that such Consenting First Lien Creditor has not complied with the terms of this Agreement;

(iii) such Consenting First Lien Creditor is not the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) any other Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes that are not set forth on its signature page hereto (or on the signature page of a Joinder Agreement for any Consenting First Lien Creditor that becomes a party hereto after the date hereof);

(iv) to the best of its knowledge, such Consenting First Lien Creditor does not hold any interest in any litigation claim (including an Opioid Claim) asserted against any Debtor (including any right to receive proceeds in connection with the prosecution of such litigation claim, whether by way of litigation financing or otherwise);

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(v) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements relating to the Debtors or any Claims against the Debtors that have not been disclosed to Skadden;

(vi) (x) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act), or (C) for a holder located outside of the U.S. (within the meaning of Regulation S under the Securities Act), a non-U.S. person under Regulation S under the Securities Act, and (y) any securities of the Debtors acquired by the Consenting First Lien Creditor in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act; and

(vii) it has (A) sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and the Restructuring and (B) it has made its own analysis and decision to enter into this Agreement.

6. DEFINITIVE DOCUMENTS; GOOD FAITH COOPERATION; FURTHER ASSURANCES.

(a) Subject to the terms and conditions hereof, during the Restructuring Support Period, each Party, severally and not jointly, hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, implementation and consummation of the Restructuring, as well as the negotiation, drafting, execution, and delivery of the Definitive Documents and such Definitive Documents shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent in all material respects with the terms of this Agreement and be in form and substance reasonably acceptable to the Debtors and the Required Consenting First Lien Creditors (except as set forth in definition of Definitive Documents with respect to those documents that shall be acceptable to the Required Consenting First Lien Creditors and the Debtors).

(b) Subject to the terms and conditions hereof, during the Restructuring Support Period, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement; provided that no Party shall be required to take any action (or refrain from taking any action, as the case may be) that is not compliant with applicable local law or fiduciary duties.

7. TERMINATION OF AGREEMENT.

This Agreement shall automatically terminate after delivery of written notice (i) to the Debtors (in accordance with Section 23) from the Required Consenting First Lien Creditors at any time after and during the continuance of any Consenting First Lien Creditor Termination Event or (ii) from Parent to the Consenting First Lien Creditors or Gibson Dunn (in accordance with Section 23) at any time after the occurrence and during the continuance of any Debtor Termination

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Event. Notwithstanding any provision to the contrary in this Section 7, no Party may exercise any of its respective termination rights as set forth herein if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions in breach of this Agreement), if such failure to perform causes, or results in, the occurrence of a Consenting First Lien Creditor Termination Event or Debtor Termination Event, as applicable. This Agreement shall terminate automatically on the Closing Date without any further required action or notice.

Notwithstanding the foregoing, any of the dates set forth in this Section 7 may be extended by written agreement among the Debtors and the Required Consenting First Lien Creditors.

(a) A “Consenting First Lien Creditor Termination Event” shall mean the occurrence of any of the following:

(i) The breach, in any material respect, by any Debtor of any of the undertakings or covenants of the Debtors set forth herein that, if capable of being cured, remains uncured for a period of seven (7) Business Days after the receipt of written notice from the Required Consenting First Lien Creditors to the Debtors detailing such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable).

(ii) Any representation or warranty in this Agreement made by any Debtor shall have been untrue in any material respect when made, and such breach remains uncured (to the extent curable) for a period of seven (7) Business Days after the receipt of written notice from the Required Consenting First Lien Creditors to the Debtors detailing such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable).

(iii) Entry of an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Debtors that would have a Material Adverse Effect on (x) the Debtors’ ability to operate its businesses in the ordinary course or (y) the ability of either party to the PSA to consummate the Sale Transaction.

(iv) Any Debtor files any motion, pleading, petition, or related document with the Bankruptcy Court or any other court of competent jurisdiction (including the Irish Court) that is materially inconsistent with this Agreement, the Restructuring Term Sheet, the Bidding Procedures, the Sale Process, the Cash Collateral Order, or the other Definitive Documents (or any amendment, modification or supplement to any of the foregoing, as applicable) and such motion, pleading, petition, or related document has not been withdrawn or amended to cure such inconsistency within seven (7) Business Days after the Debtors receive written notice from the Required Consenting First Lien Creditors (in accordance with Section 23) that such motion, petition, or pleading is materially inconsistent with this Agreement.

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(v) Any Definitive Document (or any amendment, modification or supplement thereto) filed by a Debtor or any related order entered by the Bankruptcy Court, in the Chapter 11 Cases, is inconsistent with the terms and conditions set forth in this Agreement or is otherwise not in accordance with this Agreement, in each case to the extent material, or, which remains uncured for seven (7) Business Days after the receipt by the Debtors of written notice from the Required Consenting First Lien Creditors pursuant to Section 23.

(vi) If (A) the Cash Collateral Order, the Bidding Procedures Order or the Sale Order is reversed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Required Consenting First Lien Creditors (with such consent not to be unreasonably withheld), or (B) a motion for reconsideration, reargument, or rehearing with respect to any such order has been filed and the Debtors have failed to object timely to such motion.

(vii) Except as permitted or the subject of a reservation of rights in this Agreement or in the Definitive Documents, any Debtor files or supports another party in filing (A) a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claims held by any Consenting First Lien Creditor against the Debtor or any liens or security interests securing such Claim, (B) any plan of reorganization, liquidation, dissolution, administration, moratorium, receivership, winding up, bankruptcy, or sale of all or substantially all of any Debtor’s assets other than as contemplated by the Sale Process, the PSA and this Agreement, (C) a motion, application, pleading or proceeding asserting (or seeking standing to assert) any purported Claims or causes of action against any of the Consenting First Lien Creditors, or (D) takes any corporate action for the purpose of authorizing any of the foregoing, which event remains uncured for a period of ten (10) Business Days following the Debtors’ (as applicable) receipt of notice from counsel to the Required Consenting First Lien Creditors pursuant to Section 23.

(viii) The Bankruptcy Court enters an order granting relief against any Consenting First Lien Creditor (or the First Lien Collateral Trustee, Administrative Agent, or First Lien Notes Indenture Trustee, each in its representative capacity on behalf of holders of Prepetition First Lien Indebtedness) with respect to (A) a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claims held by any Consenting First Lien Creditor against any Debtor or any liens or security interests securing such Claims or (B) a motion, application, pleading or proceeding asserting any purported Claims or causes of action against any of the Consenting First Lien Creditors (or the First Lien Collateral Trustee, Administrative Agent, or First Lien Notes Indenture Trustee, each in its representative capacity on behalf of the applicable holders of First Lien Indebtedness), in each case, which would (x) impede the Sale Transaction, (ii) require the Purchaser to expend more than a de minimis amount of cash in connection therewith as compared to its obligations under the Restructuring Term Sheet or the PSA (as applicable), or (iii) render the obligations of the Purchaser under the PSA incapable of performance.

(ix) Without the prior consent of the Required Consenting First Lien Creditors (not to be unreasonably withheld) or otherwise as consistent with this Agreement, the Debtors (A) voluntarily commence any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other

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relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any involuntary proceeding or petition described below, (C) file an answer admitting the material allegations of a petition filed against it in any proceeding, (D) apply for or consent to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, trustee or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (E) make a general assignment or arrangement for the benefit of creditors or (F) take any corporate action for the purpose of authorizing any of the foregoing.

(x) The Debtors shall have failed to achieve any of the following milestones (each, a “Milestone” and, collectively, the “Milestones”), as applicable, unless otherwise expressly and mutually agreed in writing (including by email) by the Required Consenting First Lien Creditors (or Gibson Dunn) unless such failure is the result of a breach of this Agreement by the Required Consenting First Lien Creditors:

(A)	not later than 11:59 p.m. prevailing Eastern Time on August 17, 2022, the Debtors shall commence the filing of the Chapter 11 Cases;

(B)

not later than 11:59 p.m. prevailing Eastern Time on the date that is five (5) Business Days after the Petition Date, the Bankruptcy Court shall have entered the Cash Collateral Order on an interim basis;

(C)

not later than 11:59 p.m. prevailing Eastern Time on the date that is forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Cash Collateral Order on a final basis;

(D)	not later than 11:59 p.m. prevailing Eastern Time on the date that is one-hundred (100) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Bidding Procedures Order;

(E)	not later than 11:59 p.m. prevailing Eastern Time on the date that is two-hundred forty-five (245) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Sale Order; and

(F)

not later than 11:59 p.m. prevailing Eastern Time on the date that is three-hundred five (305) calendar days after the Petition Date (the “Outside Date”), the Closing Date shall have occurred; provided that: (x) to the extent that a milestone in subsections (B), (C), (D) or (E) above are extended in accordance with the terms of this Agreement or

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by an Order of the Bankruptcy Court, or otherwise take longer to satisfy then is set forth in the applicable Milestone and the Consenting First Lien Creditors do not terminate this Agreement on account thereof, then the Outside Date shall in each instance automatically be extended by an equivalent number of days; (y) to the extent that the Purchaser is not the prevailing bidder at an auction, but the purchase agreement with respect to the prevailing bidder is terminated and the Debtors either seek to close the Sale Transaction with the Purchaser as a backup bidder or an alternative Sale with another backup bidder, the Outside Date shall be automatically extended to the date that is one-hundred eighty (180) calendar days from the date that the purchase agreement with the prevailing bidder is terminated; and (z) to the extent the Closing Date is not achieved by the Outside Date (after giving effect to any extensions) solely due to any regulatory or third-party approval or consent remaining outstanding, the Outside Date shall be extended by one-hundred twenty (120) additional calendar days;

provided that any failure to achieve a Milestone shall be deemed cured upon the achievement of such Milestone.

(xi) The occurrence of a Material Adverse Effect;

(xii) The occurrence of an Other Termination Event.

(xiii) The occurrence of a “Termination Event” under, and as defined in, the Cash Collateral Order (in the form attached to the Restructuring Term Sheet).

(xiv) The waiver, modification, amendment, or supplement to this Agreement in a manner that has a disproportionate adverse effect on the Prepetition First Lien Indebtedness held by, or rights or economic recoveries of, a Consenting First Lien Creditor or its treatment relative to the rights, economic recoveries or treatment of all other Consenting First Lien Creditors hereunder or as set forth in the Restructuring Term Sheet; provided that, notwithstanding anything else to the contrary herein, only such adversely affected Consenting First Lien Creditor shall have the right to terminate this Agreement on the basis of this Consenting First Lien Creditor Termination Event and such termination shall terminate this Agreement only with respect to such Consenting First Lien Creditor and this Agreement shall remain in effect as to other Consenting First Lien Creditors.

(xv) The (1)(i) entry by any Debtor into any settlement or other agreement or (ii) motion, proceeding, or other action that is commenced, supported, or encouraged by any Debtor seeking, or otherwise consenting to any settlement of, or other agreement, in each case, with respect to any claims, clauses of action, or other rights related to, or in connection with, (x) any Opioid Claims or holders of Opioid Claims or (y) other than with respect to trade creditors in the ordinary course of business, any administrative

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expense Claim in excess of $5,000,000 individually or $20,000,000 in the aggregate or (2) the entry of an order of the Bankruptcy Court allowing any of the claims described in the immediately preceding clauses (x) and (y), in each case of clauses (1) and (2), without the consent of the Required Consenting First Lien Creditors not to be unreasonably withheld, provided that it shall not constitute a Consenting First Lien Creditor Termination Event if the Debtors settle any claim for an amount in excess of the consent thresholds set forth herein in accordance with the Wind-Down Budget without such consent of the Required Consenting First Lien Creditors if (x) such settled claim is not payable prior to the Closing Date, and (y) to the extent such claim is otherwise contemplated to be payable from the Wind-Down Budget, the Debtors provide to Gibson Dunn written notice of their election to reduce the Wind-Down Budget by the amount payable pursuant to such settlement, in which case the Wind-Down Budget shall be reduced, upon payment of such settlement, in an amount equal to such settlement payment.

(xvi) Except as a result of any terms or conditions imposed by the Bankruptcy Court, the failure of the Debtors to pay all accrued and unpaid fees and out-of-pocket expenses in accordance with Section 27 and such fees and expenses remain outstanding following a period of five (5) Business Days after receipt by a Debtor of written notice from a Consenting First Lien Creditor or Gibson Dunn detailing such failure.

(xvii) The Debtors enter into any commitment or agreement to receive or obtain, or the Bankruptcy Court enters any order approving, debtor in possession financing, cash collateral usage, exit financing and/or other financing arrangements, other than as expressly contemplated in the Cash Collateral Order or the Debtors incur any liens, security interests or Claims that are made senior to, or pari passu with, the liens, security interests and Claims granted with respect to the Prepetition First Lien Indebtedness, other than any liens and security interests incurred in ordinary course of business and that (A) would not require the approval of the Bankruptcy Court to be effective and (B) would not constitute a Termination Event under the Cash Collateral Order.

(xviii) The Debtors (i) publicly announce their intention not to support the Sale Transaction or the Restructuring, (ii) provide notice to Gibson Dunn of the exercise of their Fiduciary Out, or (iii) publicly announce, or execute a definitive written agreement with respect to, an Alternative Proposal.

(xix) The Required Consenting First Lien Creditors reasonably determine that they are unable to direct the First Lien Collateral Trustee to implement the credit bid without granting any indemnity (other than an indemnity by the Purchaser) or incurring any material unreimbursed out-of-pocket costs or material liabilities similar to an indemnity (or any unreimbursed out-of-pocket costs or liabilities similar to an indemnity prohibited by a sufficient number of Consenting First Lien Creditors’ organizational or constitutional documents to prevent issuance of a direction) that are not acceptable to the Required Consenting First Lien Creditors; provided that this Required Consenting First Lien Creditor Termination Event may only be exercised until the date on which the Bidding Procedures Order has been entered by the Bankruptcy Court.

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(b) A “Debtor Termination Event” shall mean the occurrence of any of the following:

(i) The breach, in any material respect, by one or more of the Consenting First Lien Creditors of any of the undertakings or covenants of the Consenting First Lien Creditors set forth herein which, if capable of being cured, remains uncured for a period of seven (7) Business Days after the receipt of written notice of such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable) and, as a result, as of the date that is five (5) Business Days after the Consenting First Lien Creditors’ receipt of the aforementioned written notice from the Debtors, the non-breaching Consenting First Lien Creditors hold 50% or less of the aggregate principal amount of the Prepetition First Lien Indebtedness then outstanding; provided that the Debtors may, at their option, terminate this Agreement solely as to any Consenting First Lien Creditor that breaches, in any material respect, any of the undertakings or covenants set forth herein (to the extent breach remains uncured for a period of five (5) Business Days after the receipt of written notice of such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable)), whether or not such breach would entitle the Debtors to terminate this Agreement with respect to all Consenting First Lien Creditors.

(ii) Any representation or warranty in this Agreement made by any Consenting First Lien Creditors shall have been untrue in any material respect when made, and such breach remains uncured (to the extent curable) for a period of seven (7) Business Days after the receipt of written notice from the Debtors to the Required Consenting First Lien Creditors detailing such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable) and, as a result, as of the date that is ten (10) Business Days after the Consenting First Lien Creditors’ receipt of the aforementioned written notice from the Debtors, the non-breaching Consenting First Lien Creditors hold 50% or less of the aggregate principal amount of the Prepetition First Lien Indebtedness then outstanding; provided that the Debtors may, at their option, terminate this Agreement solely as to any Consenting First Lien Creditor that breaches, in any material respect, any of the representations or warranties set forth herein (to the extent breach remains uncured for a period of five (5) Business Days after the receipt of written notice of such breach pursuant to this Section 7 and in accordance with Section 23 (as applicable)), whether or not such breach would entitle the Debtors to terminate this Agreement with respect to all Consenting First Lien Creditors.

(iii) The board of directors or other governing body of any Debtor determines in good faith after consultation with counsel that continued performance under this Agreement, the PSA, or the Definitive Documents (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties under applicable law.

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(iv) The Cash Collateral Order, the Bidding Procedures Order or the Sale Order is reversed, stayed, dismissed, vacated, reconsidered or is modified or amended after entry in a manner that is not reasonably acceptable to the Debtors.

(v) The occurrence of the Outside Date if the Closing Date has not occurred; provided that either (i) the Sale Order has not yet been entered by the Bankruptcy Court, (ii) the Sale Order has been entered by the Bankruptcy Court and the Purchaser was designated as the Successful Bidder or Back-Up Bidder (each such term as defined in the Bidding Procedures), or (iii) the Sale Order has been entered by the Bankruptcy Court and the Debtors have used commercially reasonable efforts to engage in a Sale Transaction with the Purchaser in connection with termination of the applicable purchase agreement with the Successful Bidder and the Back-Up Bidder.

(vi) The occurrence of an Other Termination Event.

(vii) From and after the date that is five (5) Business Days prior to the hearing to approve the Bidding Procedures Order (the “Bidding Procedures Hearing”), the failure of the Required Consenting First Lien Creditors to reach agreement with the First Lien Collateral Trustee (or, if applicable, the Administrative Agent, the First Lien Indenture Trustees) on a form of Direction Letter or to deliver any necessary consent with respect to the Sale Transaction; provided that upon the Debtors’ delivery of written notice of their intent to exercise this termination right, (A) if the Bidding Procedures Hearing has not yet occurred, at Gibson Dunn’s request the Debtors shall adjourn the Bidding Procedures Hearing to a date that is at least fifteen (15) Business Days after the original scheduled date for the Bidding Procedures Hearing, during which fifteen (15) Business Day period the Required Consenting First Lien Creditors may cure this termination right; provided, further, that in the event the Bidding Procedures Hearing is adjourned to a later date as a result of the immediately preceding proviso, each of the Milestones shall be automatically extended by a number of days equal to the number of days between such original scheduled date for the Bidding Procedures Hearing and the adjourned date of the Bidding Procedures Hearing (inclusive of such adjourned date); and (B) if the Bidding Procedures Hearing has not occurred, the Required Consenting First Lien Creditors may cure this termination right during the fifteen (15) Business Day period after the delivery of such notice.

(viii) The Consenting First Lien Creditors hold 50% or less of the aggregate principal amount of the Prepetition First Lien Indebtedness then outstanding; provided that the Consenting First Lien Creditors shall have ten (10) Business Days from the date of the delivery by the Debtors of notice of this Termination Event pursuant to Section 23 to cure this Termination Event.

(c) Other Termination Events. An “Other Termination Event” shall mean the occurrence of any of the following:

(i) Any Governmental Authority, including any regulatory authority or court of competent jurisdiction, issues any ruling, judgment, or order enjoining the consummation of, or rendering illegal, a material portion of the Restructuring (including the Sale), which ruling, judgment, or order has not been not stayed, reversed, or vacated within fifteen (15) Business Days after such issuance.

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(ii) At 11:59 p.m. on the date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction either: (A) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (B) involuntarily dismissing any of the Chapter 11 Cases, (C) appointing of a trustee, liquidator or analogous officeholder or examiner with expanded powers (as such term is used in the Bankruptcy Code) in one or more of the Chapter 11 Cases, (D) winding up any Debtor and/or appointing a provisional or official liquidator to any Debtor pursuant to the Irish Companies Act, (E) appointing an examiner (including an interim examiner) to any Debtor pursuant to the Irish Companies Act, (F) enforcing any right to (1) appoint one or more receivers and/or receivers and managers over any of the shares and/or assets of any Debtor or (2) enforce security over any of the shares or assets of any Debtor, or (G) any other order that is analogous to any of the foregoing under the laws of any jurisdiction, the effect of which would render the Sale Transaction incapable of consummation on the material terms set forth in this Agreement; provided that no right to terminate will arise if such order is entered or any of steps (A) through (G) (subject to Bankruptcy Court approval) is taken for the purpose of completing the Sale Transaction; and provided further that if such termination is the result of any act or omission on the part of a Party or any representative thereof in violation of its obligations under this Agreement, then this Other Termination Event shall not be available to such Party as a basis for termination of this Agreement.

(iii) The PSA is not entered into by the date that is the later of (A) forty-five (45) calendar days after the Petition Date and (B) seven (7) calendar days before the deadline for the filing of objections (as extended, if applicable) to the Bidding Procedures Motion; provided that entry into the PSA shall be deemed a waiver of this Other Termination Event.

(iv) The PSA is terminated pursuant to the terms set forth therein other than with respect to the Debtors’ acceptance of a higher or better bid pursuant to the Bidding Procedures; provided that if such termination is the result of any act, omission or delay on the part of a Party or any representative thereof in violation of its obligations under this Agreement, then this Other Termination Event shall not be available to such Party as a basis for termination of this Agreement.

(d) Mutual Termination; Automatic Termination.

(i) This Agreement may be terminated as to all Parties by the mutual, written agreement of the Debtors and the Required Consenting First Lien Creditors.

(ii) This Agreement shall automatically terminate (i) as to any Consenting First Lien Creditor, upon its transfer of all (but not less than all) of its Claims in accordance with Section 8 (provided that this Agreement shall terminate only with respect to such Consenting First Lien Creditor on the date of such transfer and shall remain in effect as to other Consenting First Lien Creditors) or (ii) on the Closing Date.

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(e) Effect of Termination. Subject to the provisions contained in Section 14, upon the termination of this Agreement in accordance with this Section 7, this Agreement shall become void and of no further force or effect and each Party shall, except as otherwise provided in this Agreement, be immediately released from its respective liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits, or privileges hereunder, and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel by virtue of such Party’s compliance with the terms of this Agreement in respect of such rights or remedies during the Restructuring Support Period; provided in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before such termination or any obligations under this Agreement which by their terms expressly survive termination.

(f) Automatic Stay. The Debtors acknowledge that the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

8. TRANSFER OF CLAIMS.

(a) Each Consenting First Lien Creditor agrees that, during the Restructuring Support Period, it shall not sell, transfer, loan, issue, pledge, hypothecate,1 assign, or otherwise dispose of (each, a “Transfer”, provided that any pledge, lien, security interest, or other encumbrance in favor of a bank or broker dealer at which a Consenting First Lien Creditor maintains an account, where such bank or broker dealer holds a security interest in or other encumbrances over property in the account generally shall not be deemed a “Transfer” for any purposes hereunder) any of its Claims or any option thereon or any right or interest therein or any other Claims against or interests in the Debtors at any time acquired or managed by such Consenting First Lien Creditor (collectively, the “Subject Claims”) (including, other than as set forth herein, grant any proxies, deposit any Subject Claims into a voting trust or enter into a voting agreement with respect to any such Subject Claims), unless the transferee thereof either (i) is a Consenting First Lien Creditor, in which case within five (5) Business Days of such Transfer the transferee shall provide written notice of such Transfer to Skadden (or to Gibson Dunn to give such notice to Skadden), which notice shall disclose the principal amount of Subject Claims transferred and identity of the Consenting First Lien Creditor who has transferred the Subject Claims to the transferee, or (ii) before such Transfer, agrees in writing for the benefit of the Parties to become a Consenting First Lien Creditor and to be bound by all of the terms of this Agreement applicable to the Consenting First Lien Creditors (including with respect to any and all Subject Claims it already may hold against or in the Debtors before such Transfer) by executing a joinder agreement substantially in the form attached hereto as Exhibit B (a “Joinder Agreement”), and

[1]

Provided that the prohibition with respect to pledges and hypothecations set forth in this Section 8(a) shall not apply with respect to any pledges or hypothecations that are granted as part of a collateralized loan obligation structure by any Consenting First Lien Creditor that is a collateralized loan obligation issuer or manager.

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delivering an executed copy thereof within five (5) Business Days following such execution, to (A) Skadden and (B) Gibson Dunn (provided that if such transferee fails to timely deliver such notice of Transfer, the transferor may provide such notice, and any notice so delivered shall be deemed effective for purposes of this Section 8(a)), in which event (1) the transferee shall be deemed to be a Consenting First Lien Creditor hereunder to the extent of such transferred rights and obligations and all other Claims it may own or control, and (2) the transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer and any remedies with respect to such claim) under this Agreement to the extent of such transferred rights and obligations. Each Consenting First Lien Creditor agrees that any Transfer of any Subject Claims that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer, provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by any Consenting First Lien Creditor of any Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes, such Claims shall automatically be deemed to be subject to all the terms of this Agreement.

(b) Notwithstanding anything to the contrary herein, a Consenting First Lien Creditor may Transfer its Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker become a Party; provided, however, that (i) the transferee of such Claims from the Qualified Marketmaker is or shall become a Consenting First Lien Creditor hereunder and comply in all respects with the terms of this Agreement (including executing and delivering a Joinder Agreement) and (ii) notwithstanding anything to the contrary in this Agreement, to the extent that a Consenting First Lien Creditor, acting in its capacity as a Qualified Marketmaker, acquires any Claims from a holder of such Claims that is not a Consenting First Lien Creditor, such Qualified Marketmaker may Transfer such Claims without the requirement that the transferee be or become a Consenting First Lien Creditor.

(c) Additional Subject Claims. Each Consenting First Lien Creditor agrees that if a Consenting First Lien Creditor acquires or owns additional Subject Claims (other than in its capacity as a Qualified Marketmaker), then without any further action such Subject Claims shall be subject to this Agreement (including the obligations of the Consenting First Lien Creditors under this Section 8).

(d) Forbearance. During the Restructuring Support Period, each Consenting First Lien Creditor agrees to forbear from the exercise of its rights (including any right of set-off) or remedies it may have under any of the Indentures, each other Notes Document, the Credit Agreement, each other Credit Document and any agreement contemplated thereby or executed in connection therewith, as applicable, and under applicable U.S. or non-U.S. law or otherwise, in each case, with respect to any breaches, defaults, events of defaults or potential defaults by the Debtors. Each Consenting First Lien Creditor specifically agrees that this Agreement constitutes a direction to the First Lien Notes Indenture Trustee, the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the Unsecured Notes Indenture Trustee and the Administrative Agent, as applicable, to refrain from exercising any remedy available or power conferred to such Persons against the Debtors or any of its assets except as necessary to effectuate the terms of this Agreement, the Restructuring and/or the Sale. Further, the Debtors and each Consenting First Lien Creditor holding Loans (thereby comprising Required Lenders) agrees that this Agreement

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constitutes a request and notice under Section 2.08(e) of the Credit Agreement that as of the Agreement Effective Date (i) no outstanding Borrowing may be converted or continued as a Eurocurrency Borrowing or a Borrowing of CDOR Loans and (ii) (A) each Eurocurrency Borrowing shall be converted to an ABR Borrowing (and any such Eurocurrency Borrowing denominated in a Foreign Currency shall be redenominated in Dollars, based on the Dollar Amounts thereof, at the time of such conversion) at the end of the Interest Period applicable thereto and (B) each Borrowing of CDOR Loans shall be converted at the end of the Interest Period applicable thereto to a Canadian Prime Rate Borrowing (each capitalized term in this sentence not defined herein shall have the meaning therefor set forth in the Credit Agreement). For the avoidance of doubt, nothing in this paragraph (d) shall restrict or limit the Consenting First Lien Creditors, the First Lien Notes Indenture Trustee, the First Lien Collateral Trustee, the Second Lien Collateral Trustee, the Unsecured Notes Indenture Trustee or the Administrative Agent, as applicable, from taking any action permitted or required to be taken hereunder for the purposes of the Restructuring.

(e) For the avoidance of doubt, nothing in this Agreement shall impose any obligation on the Debtors to issue any “cleansing” letter or otherwise publicly disclose information for the purpose of enabling a Consenting First Lien Creditor to Transfer any Subject Claims.

9. DISCLOSURE; PUBLICITY. To the extent reasonably practicable, the Debtors shall submit drafts to Gibson Dunn of any press releases regarding the Restructuring or the Sale at least one (1) Business Day prior to making any such disclosure; provided that, the Debtors shall not include the name of any Consenting First Lien Creditor in a press release or any other public filing without the express written consent (email being sufficient) of such Consenting First Lien Creditor or as required by applicable law, rule, or regulation. Except as required by applicable law, rule, or regulation and notwithstanding any provision of any other agreement between the Debtors and such Consenting First Lien Creditor to the contrary, no Party or its advisors shall disclose to any Person (including, for the avoidance of doubt, any other Consenting First Lien Creditor), other than advisors to the Debtors and the Ad Hoc First Lien Group, the principal amount or percentage of any Claims against the Debtors held by any Consenting First Lien Creditor without such Consenting First Lien Creditor’s prior written consent; provided that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting First Lien Creditor a reasonable opportunity to review and comment before such disclosure and shall take commercially reasonable measures to limit such disclosure, (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate outstanding principal amount of Loans, First Lien Notes, Second Lien Notes, or Unsecured Notes held by all Consenting First Lien Creditors and (c) any Party may disclose information requested by a regulatory or self-regulatory authority with jurisdiction over its operations to such authority on a confidential basis without limitation or notice to any other Party. All signature pages executed by Consenting First Lien Creditors shall (a) to the extent delivered to other Consenting First Lien Creditors, be delivered in a redacted form that removes such Consenting First Lien Creditors’ beneficially owned outstanding principal amount of Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes, and (b) be delivered to the Debtors, Skadden, and the Debtors’ other advisors in an unredacted form, but which shall be held confidentially by such recipients to the maximum extent permitted by applicable law, including the Bankruptcy Code, unless otherwise agreed by the applicable Consenting First Lien Creditor.

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10. AMENDMENTS AND WAIVERS.

(a) Except as otherwise expressly set forth herein, this Agreement (including any exhibits or schedules hereto) may not be waived, modified, amended, or supplemented except in a writing signed by the Debtors and the Required Consenting First Lien Creditors (with an email from Skadden and Gibson Dunn being sufficient with respect to each such party).

(b) Notwithstanding Section 10(a):

(i) any waiver, modification, amendment, or supplement to Section 3(d)(vi), this Section 10 or the definitions of “Required Consenting First Lien Creditors” shall require the written consent of each Consenting First Lien Creditor and the Debtors; and

(ii) any waiver, modification, amendment, or supplement to this Agreement in a manner that has a material, disproportionate, and adverse effect on the Prepetition First Lien Indebtedness held by, or rights or economic recoveries of, a Consenting First Lien Creditor or its treatment relative to the rights or economic recoveries or treatment of all other Consenting First Lien Creditors hereunder or as set forth in the Restructuring Term Sheet shall require the prior written consent of such disproportionately and adversely affected Consenting First Lien Creditor to effectuate such modification, amendment, supplement, or waiver.

(c) Amendments to any Definitive Document that is in full force and effect shall be governed as set forth in such Definitive Document.

11. EFFECTIVENESS. This Agreement shall become effective and binding upon the occurrence of the Agreement Effective Date.

12. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof. The Parties irrevocably agree that any legal action, suit, or proceeding (each, a “Proceeding”) arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined exclusively in the Applicable Court, and the Parties hereby irrevocably and generally submit to the exclusive jurisdiction of the Applicable Court with respect to any Proceeding arising out of or relating to this Agreement or the Restructuring. The Parties agree not to commence any Proceeding relating hereto or thereto except in the Applicable Court. The Parties further agree that notice as provided in Section 23 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. The Parties hereby irrevocably and unconditionally waive and agree not to assert that a Proceeding in the Applicable Court is brought in an inconvenient forum, the venue of such Proceeding is improper, or that the Bankruptcy Court lacks authority to enter a final order pursuant to Article III of the United States Constitution.

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(B) THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

13. SPECIFIC PERFORMANCE/REMEDIES. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity. The Parties hereby waive any requirement for the security or posting of any bond in connection with such remedies. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover on the basis of anything in this Agreement, any punitive, special, indirect or consequential damages or damages for lost profits, in each case against any other Party to this Agreement.

14. SURVIVAL. Notwithstanding the termination of this Agreement pursuant to Section 7, Sections 1, 12 – 30 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

15. HEADINGS. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

16. NO WAIVER OF PARTICIPATION AND PRESERVATION OF RIGHTS. Nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses or any waiver of any rights such Party may have under any subordination or intercreditor agreement, and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses, except as expressly provided herein and subject to the transactions contemplated hereby.

17. SUCCESSORS AND ASSIGNS; SEVERABILITY. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided that nothing contained in this Section 17 shall be deemed to permit Transfers of any Claims other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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18. SEVERAL, NOT JOINT, OBLIGATIONS. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

19. ACCESSION. After the date hereof, additional holders of Loans and/or First Lien Notes (which holders may also hold Second Lien Notes, or Unsecured Notes) may become Consenting First Lien Creditors by executing a Joinder Agreement and delivering such Joinder Agreement in accordance with Section 23.

20. RELATIONSHIP AMONG PARTIES. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third-party beneficiary hereof. It is understood and agreed that no Consenting First Lien Creditor has any fiduciary duty, duty of trust or confidence in any kind or form with any other Consenting First Lien Creditor, the Debtors, or any other stakeholder of the Debtors and, except as expressly provided in this Agreement or any Definitive Document, there are no commitments among or between them. No Party shall have any responsibility for the transfer, sale, purchase, or other disposition of securities by any other entity (other than any beneficial owner with respect to which it has investment or voting discretion over such security) by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among the Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any securities of the Debtors and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

21. PRIOR NEGOTIATIONS; ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto (including the Restructuring Term Sheet), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations regarding the subject matters hereof and thereof, except that the Parties acknowledge that any confidentiality agreements executed between the Debtors and each Consenting First Lien Creditor before the execution of this Agreement and all intercreditor agreements shall continue in full force and effect.

22. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement delivered by PDF shall be deemed to be an original for the purposes of this paragraph.

23. NOTICES. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses or such other addresses of which notice is given pursuant hereto:

(a)	if to the Debtors, to:

Endo International plc

1400 Atwater Drive

Malvern, PA 19355

Attn: Chief Legal Officer

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with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:     Paul Leake, Lisa Laukitis and Shana Elberg

E-mail:         paul.leake@skadden.com, lisa.laukitis@skadden.com, shana.elberg@skadden.com

(b) if to a First Lien Creditor or a transferee thereof, to the addresses, facsimile numbers, or e-mail addresses set forth below such First Lien Creditor’s signature hereto (or as directed by any transferee thereof), as the case may be, with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Ave

New York, New York 10166

Attention: Scott Greenberg, Michael J. Cohen, and Joshua K. Brody

E-mail: SGreenberg@gibsondunn.com, MCohen@gibsondunn.com, JBrody@gibsondunn.com

Any notice given by mail, or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon transmission.

24. NO SOLICITATION; REPRESENTATION BY COUNSEL.

(a) This Agreement is not and shall not be deemed to be a solicitation for consents to any chapter 11 plan. The votes of the holders of Claims against the Debtors will not be solicited unless and until such holders that are entitled to vote on a chapter 11 plan have received such plan, the disclosure statement approved by the Bankruptcy Court with respect thereto, related ballots, and other required solicitation materials.

(b) Each Consenting First Lien Creditor acknowledges that it, or its advisors, has had an opportunity to receive information from the Debtors and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Consenting First Lien Creditor with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

25. NO ADMISSION. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable Law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as, or deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims and defenses which it has asserted or could assert.

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26. MAKE-WHOLE RESERVATION OF RIGHTS. Neither this Agreement nor the Restructuring Term Sheet provide for the treatment of the Make-Whole Claims, and all Parties’ rights related thereto are fully reserved. Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed that a Consenting First Lien Creditor may hold Loans, First Lien Notes, Second Lien Notes and/or Unsecured Notes and that the entry into this Agreement does not limit, waive, impair, or otherwise affect any Consenting First Lien Creditor’s right to negotiate for and seek allowance of, or to object to and seek disallowance of, any Make-Whole Claims in the Chapter 11 Cases or in connection with the Restructuring or the Sale. Nothing contained herein or in the Cash Collateral Order limits, waives, impairs, or otherwise affects the Debtors’ right to object to, or seek disallowance of, any Make-Whole Claims in the Chapter 11 Cases or in connection with the Restructuring or the Sale and any such actions taken in connection with defending or objecting to the Make-Whole Claims is not inconsistent with the Debtors’ obligations under this Agreement. Any settlement and/or compromise of any Make-Whole Claim shall be acceptable to the Debtors and the Required Consenting First Lien Creditors, and any documents evidencing such settlement and/or compromise shall be in form and substance acceptable to the Debtors and the Required Consenting First Lien Creditors.

27. FEES AND EXPENSES. The Debtors shall reimburse all reasonable and documented fees and out-of-pocket expenses (including success or completion fees) (regardless of whether such fees and expenses were incurred before or after the Petition Date and, in each case, in accordance with any applicable engagement letter or fee reimbursement letter with the Debtors, which agreements shall not be terminated by the Debtors before the termination of this Agreement) of the following professionals and advisors within eight (8) Business Days of the delivery to the Debtors of any invoice in respect thereto: (a) Gibson Dunn, (b) Evercore, and (c) FTI; provided that to the extent that the Debtors terminate this Agreement under Section 7(b), the Debtors’ reimbursement obligations under this Section 27 shall survive with respect to any and all such fees and expenses incurred on or prior to the Termination Date.

28. BUSINESS DAY CONVENTION. When a period of days under this agreement ends on a Saturday, Sunday, or any legal holiday as defined in Bankruptcy Rule 9006(a), then such period shall be extended to the specified hour of the next Business Day.

29. REPRESENTATION BY COUNSEL. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

30. FIDUCIARY DUTIES.

(a) Notwithstanding anything to the contrary herein, nothing herein shall require the Debtors or their subsidiaries or affiliates or any of their respective directors, managers, officers or members, as applicable (each in such person’s capacity as a director, manager, officer or member), to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with, or cause such party to breach, such party’s fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, except as required under applicable law, nothing in this Agreement shall create

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any additional fiduciary obligations on the part of the Debtors or the Consenting First Lien Creditors, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such Party or its affiliated entities, that such entities did not have prior to the execution of this Agreement. Nothing in this Agreement shall (i) impair or waive the rights of the Debtors or the Consenting First Lien Creditors to assert or raise any objection permitted under this Agreement in connection with the Restructuring or the Sale or (ii) prevent the Debtors or the Consenting First Lien Creditors from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, through the acceptance of a Successful Bid, the Debtors and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (i) consider, respond to, and facilitate Alternative Proposals; (ii) subject to the terms and conditions of this Agreement, provide access to non-public information concerning the Debtors to any entity or enter into confidentiality agreements or nondisclosure agreements with any entity; (iii) maintain or continue discussions or negotiations with respect to any Alternative Proposal; (iv) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of each Alternative Proposal; and (v) enter into or continue discussions or negotiations with holders of claims against or equity interests in a Debtor, any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other entity regarding each Alternative Proposal.

31. ACTION BY THE REQUIRED CONSENTING FIRST LIEN CREDITORS. Each Consenting First Lien Creditor agrees and acknowledges that any action, approval, direction, consent or waiver taken, provided or approved by the Required Consenting First Lien Creditors under this Agreement and all Exhibits hereto (including, for the avoidance of doubt, any orders entered by the Bankruptcy Court the forms of which are attached as Exhibits hereto) shall be deemed to constitute the action, approval, direction, consent or waiver of, or by, each Consenting First Lien Creditor, whether or not such Consenting First Lien Creditor has assented to such action, approval, direction, consent or waiver. In furtherance of the foregoing, subject to the consent rights set forth in Section 10, each Consenting First Lien Creditor agrees to take any action or inaction as may be reasonably requested in respect of the Restructuring by (i) the Debtors and consented to by the Required Consenting First Lien Creditors or (ii) the Required Consenting First Lien Creditors, in each case in order to effectuate any action, approval, direction, consent or waiver taken, provided or approved by the Required Consenting First Lien Creditors.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Endo International plc

By:
Name:
Title:

[Debtor]

By:
Name:
Title:

[CONSENTING FIRST LIEN CREDITOR]

By:
Name:
Title:

Principal Amount of Beneficially Owned Loans: $

Principal Amount of Beneficially Owned First Lien Notes: $

Principal Amount of Beneficially Owned Second Lien Notes: $

Principal Amount of Beneficially Owned Unsecured Notes: $

Notice Address:

Fax:
Attention:
E-mail:

Exhibit A

Restructuring Term Sheet

Exhibit A to Restructuring Support Agreement

Endo International plc, et al.

RESTRUCTURING TERM SHEET

THIS RESTRUCTURING TERM SHEET (THIS “TERM SHEET” AND THE RESTRUCTURING SUPPORT AGREEMENT TO WHICH THIS TERM SHEET IS ATTACHED, THE “RSA”) DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS OR DEEMED TO BE) AN OFFER WITH RESPECT TO ANY SECURITIES, IT BEING UNDERSTOOD THAT ANY SUCH OFFER (TO THE EXTENT MADE) WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE SATISFACTORY NEGOTIATION AND COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND OTHER TERMS AS MAY BE MUTUALLY AGREED. THE CLOSING OF ANY TRANSACTION WILL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

Capitalized terms used but not defined in this Term Sheet shall have the meanings ascribed to them in Exhibit A or the RSA.

Transaction Summary

Proposed Debtors / Sellers	Endo International plc and each subsidiary that is party to the RSA (collectively, the “Debtors” and together with their non-debtor affiliates, the “Company”).

Venue	United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

Case Financing	The Chapter 11 Cases will be financed by existing cash and use of cash collateral on terms and conditions reasonably agreed upon by the Debtors and the Required Holders,[1] the terms of which will be substantially in the form attached hereto as Exhibit B.

Structure	This Term Sheet sets forth the principal terms of a proposed transaction (the “Sale Transaction”) pursuant to which the Purchaser (as defined below) will (i) acquire from the Debtors, pursuant to a definitive purchase and sale agreement (the “PSA” and each a “Seller”), substantially all of the Debtors’ assets, including the equity of certain India subsidiaries of the Debtors, to the extent permitted by applicable law free and clear of all liens, encumbrances, claims, and other interests, other than certain permitted encumbrances, in accordance with section 363(f) of the Bankruptcy Code and (ii) assume certain liabilities of the Debtors (as described in more detail below, the “Assumed Liabilities”).

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“Required Holders” means those creditors holding in excess of 50% of the aggregate outstanding principal amount of Secured Debt (as defined in that certain Collateral Trust Agreement, dated as of April 27, 2017 (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Collateral Trust Agreement”), among Endo International PLC, Endo Luxembourg Finance Company I S.à.r.l., Endo LLC, Endo Designated Activity Company, Endo Finance LLC, Endo Finco Inc., the other grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement, and Wells Fargo Bank, National Association, as indenture trustee, and Wilmington Trust, National Association, as collateral trustee (in such capacity, the “First Lien Collateral Trustee”)), represented by Gibson, Dunn & Crutcher LLP and Evercore Group LLC.

Sale Process

The Debtors will commence the Chapter 11 Cases and implement a sale process in accordance with the Milestones and other terms set forth in the RSA.

The Debtors will commence a third-party marketing process for the Sale Transaction, the parameters of which will be on the timeline contemplated by the Milestones and as set forth in the Bidding Procedures (such process, the “Sale Process”).

At the conclusion of the Sale Process, the Debtors will sell to the Stalking Horse Bidder (as defined below) or one or more third-party purchaser(s) determined to have submitted the highest or otherwise best offer in accordance with the Bidding Procedures Order, all of the Debtors’ right, title, and interest in, to and under the Transferred Assets (as defined below) free and clear of all liens, encumbrances, claims, and other interests, other than certain permitted encumbrances, the terms and conditions of which sale will be consistent with this Term Sheet, the RSA, and the PSA (or such other asset purchase agreement as may be agreed to by the Debtors and any third-party purchaser(s)).

As part of the Sale Process, the Company will undertake a comprehensive noticing plan (similar to noticing plans used in In re Purdue Pharma and In re Mallinckrodt plc, with specifics to be agreed between the Debtors and the Required Holders) to ensure that notice is given as broadly as possible to all holders and potential holders of claims and interests in or against the Debtors or in respect of the Transferred Assets.

Key Terms of Stalking Horse Bid

Stalking Horse Bidder	One or more entities (or their designees, collectively, “Newco,” the “Stalking Horse Bidder,” or the “Purchaser”), formed in a manner acceptable to the Required Holders in their sole discretion, will serve as the stalking horse bidder in connection with the Sale Process.

Transferred Assets

The Purchaser will acquire at the closing of the Sale Transaction (the “Closing,” and upon the conditions to Closing being satisfied (or waived by the beneficiary thereof) under the PSA, the “Closing Date”), all right, title and interest of the Sellers in, to or under the properties and assets of Sellers of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible consisting of, relating to or developed or used in connection with the Business, but excluding the Excluded Assets (as defined below), as further described below (such assets, collectively, the “Transferred Assets”). The Transferred Assets will include, among other things, the following:

1.  all of the equity interests in subsidiaries of the Debtors located in India;

2.  the Product Intellectual Property and the Endo Marks;

3.  the Product Marketing Materials;

4.  the Product Regulatory Materials;

5.  transferred contracts;

6.  books and records;

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7.  goodwill;

8.  owned real property to be scheduled;

9.  leased real property to be scheduled, including any leasehold improvements and all permanent fixtures, improvements, and appurtenances thereto and including any security deposits or other deposits delivered in connection therewith;

10.  all machinery, equipment, furniture, furnishings, parts, spare parts, vehicles and other tangible personal property owned by the Sellers, including any tangible assets of Sellers located at any acquired leased or owned real or otherwise scheduled and any other tangible assets on order to be delivered to any Seller;

11.  all Inventory whether or not obsolete or carried on Sellers’ books of account, in each case, with any transferable warranty and service rights related thereto;

12.  all permits and Regulatory Approvals held by the Sellers, but only to the extent such permits and Regulatory Approvals may be transferred under applicable law;

13.  all interests in insurance policies, binders and related agreements, other than those scheduled, to the extent transferable;

14.  telephone, telex and telephonic facsimile numbers and other directory listings used by the Sellers;

15.  (A) rights, claims or causes of action to the extent related to the Transferred Assets, of the Sellers arising out of events occurring prior to the Closing, and (B) to the extent not covered in clause (A), all other rights, claims or causes of action of the Sellers except to the extent related to Excluded Assets;

16.  copies of all tax records related to the Transferred Assets and all tax records of the Sellers;

17.  all of the rights and claims of the Sellers in any claims or causes of action (to the extent capable of being transferred by applicable law) that are (i) available under the Bankruptcy Code, of whatever kind or nature, as set forth in sections 544 through 551, inclusive, 553, 558 and any other applicable provisions of the Bankruptcy Code, and any related claims and actions arising under such sections or under applicable state law or non-U.S. law by operation of law or otherwise (each, an “Avoidance Claim”), in each case, other than a Specified Avoidance Claim; and (ii) against any of the Sellers’ respective (w) directors or officers; (x) employees other than officers; (y) subsidiaries or affiliates; or (z) trade vendors, suppliers, customers, or other parties that the Sellers otherwise conduct business with in the ordinary course; including with respect to clauses (i) and (ii) any and all proceeds thereof; and provided further that such rights and claims referenced in clauses (i) and (ii)(w) will be released by the Purchaser on the Closing Date;

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18.  all confidentiality agreements with former or current employees and agents of Sellers relating to the Business, and all restrictive covenant and confidentiality agreements with transferred employees;

19.  any reversionary interest under the Participation Agreement, dated as of July 26, 2021, by and among Isosceles Insurance Ltd. acting in respect of Separate Account EN-01 and Endo Health Solutions Inc. (as may be amended, modified, or otherwise supplemented from time to time, the “Participation Agreement”);

20.  (i) all cash and cash equivalents, (ii) third-party accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables, and (iii) all deposits (including maintenance deposits, customer deposits, and security deposits for rent, electricity, telephone or otherwise) or prepaid or deferred charges and expenses, including all lease and rental payments that have been prepaid by any Seller (collectively, the “Transferred Cash”);

21.  all credits, prepaid expenses, security deposits, other deposits, refunds, prepaid assets or charges, rebates, setoffs, and loss carryforwards of the Sellers to the extent related to any Transferred Asset or any Assumed Liability;

22.  all tax refunds, rebates, credits or similar benefits of the Sellers (to the extent capable of being transferred by applicable law);

23.  all compensation and employee benefits plans (other than equity incentive plans), together with any funding arrangements relating thereto (including but not limited to all assets, trusts, insurance policies and administration service contracts related thereto) and all rights and obligations thereunder to the extent relating to transferred employees; and

24.  intercompany receivables of and intercompany loans owed to the Debtors (the “Intercompany Receivables”).

Purchaser may, at least five business days prior to Closing by notice to Sellers, designate any Transferred Assets as additional Excluded Assets, provided that there will be no modification to the Purchase Price, and provided further that in no event may items 17, 19, or 23 be designated an Excluded Asset without the consent of the Sellers.

Further, the Intercompany Receivables and the assets of any non-U.S. Debtor that the Sellers and the Purchaser mutually agree are not required to be transferred to the Purchaser may be considered Excluded Assets so long as such designation is made at least five days prior to Closing and provided that, for Intercompany Receivables, the corresponding Intercompany Liabilities (as defined below) is also designated as an Excluded Liability.

Excluded Assets

Transferred Assets will expressly exclude the following assets (collectively, the “Excluded Assets”):

1.  the Sellers’ documents prepared in connection with the PSA or the transactions contemplated hereby or relating to the Chapter 11 Cases, and any books and records that any Seller is required by law to retain; provided, however, that upon request of Purchaser prior to or subsequent to the Closing, the Sellers will provide Purchaser with copies or other appropriate access to the information in such documentation to the extent reasonably related to Purchaser’s operation and administration of the Business;

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2.  all rights, claims and causes of action to the extent relating to any Excluded Asset or any Excluded Liability;

3.  shares of capital stock or other equity interests of any Seller or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Seller;

4.  all rights of the Sellers under the PSA and the ancillary agreements; and

5.  all contracts that are not transferred contracts.

Assumed Liabilities

Purchaser will assume and pay or otherwise satisfy only the following liabilities, which in no event shall include any Excluded Liabilities (the “Assumed Liabilities”):

1.  all liabilities of the Sellers under the transferred contracts and the transferred business permits, in each case arising, to be performed or that become due on or after, or in respect of periods following, the Closing Date, including any cure costs;

2.  all liabilities arising under the Debtors’ existing employee incentive plans;

3.  (A) all liabilities that arise at or prior to the Closing under the terms of all employee benefit plans assumed by the Purchaser, (B) the Purchaser’s obligation to provide COBRA continuation coverage, and (C) all liabilities with respect to all employees hired by the Purchaser to the extent arising following the Closing;

4.  all liabilities (including, without limitation, under the applicable NDAs and INDs relating to the Products) arising out of, relating to or incurred in connection with the conduct or ownership of the Business or the Transferred Assets from and after the Closing;

5.  all (a) accrued trade and non-trade payables, (b) open purchase orders (except a purchase order entered into in connection with, or otherwise governed by, any excluded contract), (c) liabilities arising under drafts or checks outstanding at Closing, (d) accrued royalties, (e) accrued compensation, employee expenses and benefits in each case for transferred employees, but excluding workers’ compensation claims for injuries occurring prior to the Closing, and (f) all liabilities arising from rebates, returns, recalls, chargebacks, coupons, discounts, failure to supply claims and similar obligations, in each case, to the extent (and solely to the extent) (x) incurred in the ordinary course and otherwise in compliance with the terms and conditions of this Agreement and (y) not arising under or otherwise relating to any Excluded Asset, provided, for the avoidance of doubt, such liabilities in this paragraph 5 shall not include pre-petition liabilities unrelated to an Assumed Contract or an ongoing business relationship;

6.  all liabilities for Non-U.S. Sale Transaction Taxes (as defined below);

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7.  all liabilities arising under any compensation and employee benefits plans (including any deferred compensation plans but excluding any equity incentive plans), together with any funding arrangements relating thereto (including but not limited to all assets, trusts, insurance policies and administration service contracts related thereto) and all rights and obligations thereunder to the extent relating to transferred employees;

8.  all liabilities arising under any collective bargaining laws, agreements or arrangements;

9.  all indemnification obligations to the Sellers’ directors, officers, and employees who have served in such role on or after the Petition Date solely for any defense costs (but not to satisfy any judgment);

10.  any and all liabilities of any Seller resulting from the failure to comply with any applicable “bulk sales,” “bulk transfer” or similar law; and

11.  intercompany liabilities owed to Debtors (the “Intercompany Liabilities”), the assumption of which is beneficial to the Purchaser.

Notwithstanding the categories of Assumed Liabilities listed herein (other than with respect to Intercompany Liabilities), Purchaser may, prior to entry into a definitive PSA, designate any liabilities not incurred in the ordinary course of business, the existence of which were not disclosed in the data room prior to the date of entry into the Term Sheet, as additional Excluded Liabilities; provided such designation may only be made with the consent of the Company, such consent not to be unreasonably withheld

Further, the Purchaser may designate any Intercompany Liabilities as Excluded Liabilities 5 business days prior to Closing, provided that the corresponding Intercompany Receivable is also designated as an Excluded Asset.

Excluded Liabilities

Purchaser is not assuming any liability that is not an Assumed Liability, including the following (the “Excluded Liabilities”):

1.  any and all liabilities for taxes (i) related to the Transferred Assets that are incurred in, or relate to, any taxable period, or portion thereof, ending on or before the Closing Date (which shall not include any liabilities of the type described in clause 6 of Assumed Liabilities, which shall be assumed by the Purchaser), (ii) of or imposed on any of the Sellers or their affiliates (including, for the avoidance of doubt, any taxes ultimately paid as a result of any ongoing or future audits of Sellers or their affiliates and which shall not include any liabilities of the type described in clause 6 of Assumed Liabilities, which shall be assumed by the Purchaser), or (iii) in respect of any Excluded Assets, in each case, including taxes payable by reason of contract, assumption, transferee or successor liability, operation of law, or pursuant to Treasury Regulation section 1.1502-6 (or any similar provision of any state, local or non-U.S. law);

2.  any and all liabilities of the Sellers under any contract of the Sellers that is not a transferred contract whether accruing prior to, at, or after the Closing Date;

3.  any and all liabilities relating to or arising from the Retained Litigation;

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4.  any and all liabilities arising in respect of or relating to any transferred employee to the extent arising at or prior to the Closing, except for liabilities otherwise expressly assumed under the PSA;

5.  any indebtedness of the Sellers (which shall not include any liabilities of the type described in clause 5 Assumed Liabilities, which shall be assumed by Purchaser);

6.  any liability to distribute to any Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

7.  any and all liabilities arising under any environmental law or any other liability in connection with any environmental, health, or safety matters arising from or related to (i) the ownership or operation of the Transferred Assets before the Closing Date, (ii) any action or inaction of the Sellers or of any third party relating to the Transferred Assets before the Closing Date, (iii) any formerly owned, leased or operated properties of the Sellers, or (iv) any condition first occurring or arising before the Closing Date with respect to the Transferred Assets;

8.  any and all liability for: (i) costs and expenses incurred by the Sellers or owed in connection with the administration of the Chapter 11 Cases (including the U.S. trustee fees, the fees and expenses of attorneys, accountants, financial advisors, consultants and other professionals retained by Sellers, and any official or unofficial creditors’ or equity holders’ committee and the fees and expenses of the post-petition creditors or the pre-petition creditors incurred or owed in connection with the administration of the Chapter 11 Cases); (ii) all costs and expenses of the Sellers incurred in connection with the negotiation, execution and consummation of the transactions contemplated under this Agreement; and (iii) third party claims against the Sellers, pending or threatened, including any warranty or product claims and any third party claims, pending or threatened, actual or potential, or known or unknown, relating to the businesses conducted by the Sellers prior to Closing;

9.  any liability of the Sellers under the PSA or the ancillary agreements; and

10.  any liability to the extent relating to an Excluded Asset.

Purchase Price

The aggregate consideration for the sale of the Transferred Assets will consist of (collectively, the “Purchase Price”):

(a)   a credit bid, pursuant to section 363(k) of the Bankruptcy Code, in full satisfaction of the Prepetition First Lien Indebtedness;[2]

(b)   $5 million in cash on account of certain unencumbered Transferred Assets;

[2]

The credit bid amount is not inclusive of entitlements to any make-wholes, prepayment premiums, or similar amounts under the 1L debt documents and all rights with respect to such entitlements, including the right to seek allowance of claims for make-wholes, prepayment premiums, or similar amounts, are fully reserved and preserved in all respects.

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(c)   the Wind-Down Amount;

(d)   the Pre-Closing Professional Fee Reserve Amounts; and

(e)   assumption of the Assumed Liabilities, including for the avoidance of doubt, the Non-U.S. Sale Transaction Taxes.

For the avoidance of doubt, any cash amounts required to be paid by the Purchaser may be funded and paid from the Transferred Cash.

Other Material Terms of Stalking Horse Bid	The terms of the representations and warranties, interim operating covenants, antitrust efforts covenant, other covenants, closing conditions, and termination rights contained in the PSA will be substantially in the form attached hereto as Exhibit F.

Sale Procedures

Bidding Procedures

The Bidding Procedures will be in form and substance reasonably acceptable to the Required Holders, the terms of which will be substantially in the form attached hereto as Exhibit C.

As set forth in the Bidding Procedures, the following timeframes shall apply to a sale process unless otherwise agreed by the Debtors and the Required Holders:

•  The hearing for consideration of the Bidding Procedures Order shall be scheduled for the date that is 70 calendar days after the Petition Date;

•  The deadline to submit a non-binding indication of interest shall be scheduled for the date that is 120 calendar days after the Petition Date;

•  The bid deadline shall be scheduled for the date that is 195 calendar days after the Petition Date;

•  The auction, if necessary, shall be scheduled for the date that is 200 calendar days after the Petition Date; and

•  The hearing for consideration of the Sale Order shall be scheduled for the date that is 205 calendar days after the Petition Date, subject to potential acceleration as set forth in the Bidding Procedures.

The PSA will be filed with the Court no later than seven days before the objection deadline on the Bidding Procedures.

The Bidding Procedures will, among other things, provide that a Qualified Bid (as defined in the Bidding Procedures) must exceed the Stalking Horse Bid and, taking into account both the Bidder Cash Purchase Price (as defined in the Bidding Procedures) and any cash to be retained by the Debtors, must (i) provide for the indefeasible payment in cash in an amount that exceeds the sum, without duplication, of the following amounts: (1) the amount of the Prepetition First Lien Indebtedness, plus (2) $5 million in cash on account of certain unencumbered Transferred Assets, plus (3) the Wind-Down Amount, plus (4) the Stalking Horse Expense Reimbursement (collectively, the “Minimum Bid Amount”), and (ii) provide for the funding of (x) the Pre-Closing Professional Fee Reserve Amounts, plus (y) all outstanding fees and expenses due under the Cash Collateral Order, plus (z) Non-U.S. Sale Transaction Taxes. In connection with seeking

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approval of the Bidding Procedures, the Debtors will seek, and the Bidding Procedures Order shall provide, authorization of the Bankruptcy Court for the Debtors’ implementation of the steps necessary (including any necessary steps prior to the Closing) to implement and consummate a tax-efficient transaction under Irish law, the specific steps to be mutually agreed by the Required Holders and the Company (such agreed steps, the “Transaction Steps”), and that preserve the ability of the First Lien Collateral Trustee to credit bid in respect of the assets subject to such Transaction Steps in a manner consistent with such Transaction Steps.

Bidding Protections

The Stalking Horse Bidder will not be entitled to a break-up fee.

The Bidding Procedures Order will provide that in the event that the Debtors consummate a sale or restructuring transaction with respect to all or substantially all of the assets or equity interests to be acquired pursuant to the Sale Transaction, other than the Sale Transaction (an “Alternative Transaction”) or the RSA is terminated by the Debtors pursuant to the Fiduciary Out or either the RSA or PSA is terminated as a result of Debtors’ breach of the RSA or PSA, as applicable, the Debtors will pay all reasonable and documented fees and expenses of the Required Holders’ advisors in an aggregate amount not to exceed $7 million in connection with the formulation, proposal, negotiation, finalization, filing, effectuation, and defense of the Sale Transaction (such payment and reimbursement obligations, the “Stalking Horse Expense Reimbursement”). For the avoidance of doubt, the Stalking Horse Expense Reimbursement shall be in addition to the Debtors’ obligations to pay reasonable and documented fees and expenses of the Required Holders’ advisors pursuant to the Cash Collateral Orders, provided, however, that this provision does not provide an entitlement to recover on account of the same fees and expenses twice.

Back-Up Bid	In the event that the Stalking Horse Bid is not selected as the successful bid but is otherwise the next highest or best alternative bid, the Stalking Horse Bidder will serve as the “back-up bid” for the Transferred Assets and will be binding and irrevocable until the date on which an Alternative Transaction is consummated.

Assumption of Contracts: Cure Costs

On the Closing Date, except as otherwise determined by Newco in consultation with the Company, those executory contracts and unexpired leases listed on a schedule to the PSA will be assumed and assigned to Newco in accordance with section 365 of the Bankruptcy Code (such schedule subject to revision by Newco prior to the Closing). All cure costs will be paid by Newco in connection with the Closing or as a deduction from Transferred Cash.

The Participation Agreement and all employment contracts, including for the avoidance of doubt any agreements related to target short and long term incentive opportunities, with respect to any employee employed by the Sellers as of the Closing Date will be deemed a transferred contract.

Sale Order	The Bankruptcy Court will enter the Sale Order, which will, among other things, (a) provide that the Transferred Assets are sold free and clear of any and all liens, encumbrances, claims, and other interests (other than liabilities specifically designated as assumed liabilities under the PSA), (b) contain findings of fact and conclusions of law that Newco is a good faith purchaser entitled to and granted the

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protections of section 363(m) of the Bankruptcy Code, and (c) in the event that the Stalking Horse Bid is not selected as the successful bid, provide that the proceeds of the sale to the “successful bidder” under the Bidding Procedures and/or any excluded cash to be retained by the Debtors will be used to pay the sum, without duplication, of (i) the Minimum Bid Amount, plus (ii) the Pre-Closing Professional Fee Reserve Amounts, plus (ii) all outstanding fees and expenses due under the Cash Collateral Order, plus (iv) Non-U.S. Sale Transaction Taxes.

The Sale Order will contain full mutual general releases (the “Sale Releases”), effective on the Closing Date, by and among the Debtors, Newco, the Prepetition First Lien Secured Parties, and such entities’ respective current and former affiliates, and such entities’ and their current and former affiliates’ current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their current and former officers, managers, directors, equity holders, principals, members, employees, agents, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, for any claims up to the Closing Date, except as preserved in the PSA and related documentation implementing the Sale Transaction.

The terms of the Sale Order, including the Sale Releases, will be acceptable to the Required Holders in their sole discretion and to the Debtors in their reasonable discretion.

Newco

Newco Capitalization

Immediately prior to Closing, the Required Holders will direct the First Lien Collateral Trustee to assign its rights to credit bid, on behalf of the Secured Parties (as defined in the Collateral Trust Agreement), to the Stalking Horse Bidder, so as to enable the Stalking Horse Bidder to credit bid up to the entire amount of the Prepetition First Lien Indebtedness.

At Closing, in the event the Stalking Horse Bidder is determined to be the “successful bidder” of the Transferred Assets, Newco will issue to the First Lien Creditors, pro rata based on their respective amounts of the Prepetition First Lien Indebtedness, (i) 100% of the outstanding common stock of Newco (subject to dilution by any issuances under the MIP (as defined below) to be approved by the board of directors of Newco (the “Newco Board”) and the Rights Offering (as defined below)) and (ii) a takeback tranche of new first lien debt as described below (the “Newco 1L Debt”).

Such common stock will be subject to the Newco governance documents.

The Newco 1L Debt is intended to be in an amount no greater than 4.0x net funded leverage at Closing, subject to revision based on market conditions at Closing (including the results of a potential marketing process for a portion of the Newco 1L Debt) but, under any and all circumstances, no greater than 4.5x net funded leverage at Closing (the “Leverage Cap”).

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In addition, Newco may raise exit capital at Closing, as determined by the Required Holders in their sole discretion, in the form of (i) a new money rights offering (the “Rights Offering”), (ii) a first out new money tranche of the Newco 1L Debt, or (iii) a combination thereof, which, in each case, will be offered on a pro rata basis to the Consenting First Lien Creditors party to the RSA on the original execution date thereof and shall be based on terms acceptable in all respects to the Required Holders in their sole discretion; provided, however, that such terms do not otherwise conflict with the Leverage Cap.

Newco Governance

Newco governance documents to be determined by Required Holders in their sole discretion.

Newco Board members to be determined by Required Holders in their sole discretion but in all cases will include the Chief Executive Officer of Newco.

Management Incentive Plan	On the Closing Date, Newco will adopt a management incentive plan (the “MIP”), which will provide for 5% of Newco’s fully diluted equity to be issued to management and other key employees of Newco in the form of equity-based awards. No later than ninety (90) days after the Closing Date, Newco will allocate 3% of the equity under the MIP subject to terms (including, without limitation, performance metrics and vesting schedules) to be determined by the Newco Board.

Employee Matters	Newco will offer employment to all of the Company’s active employees. These employment offers will be for positions, responsibilities, base salaries, short and long term incentive opportunities and employee benefits no less favorable than those of such employees’ current positions, responsibilities, base salaries, short and long term incentive opportunities and employee benefits.

Tax Structure and Indemnity

To the extent the Stalking Horse Bidder is the “successful bidder,” the Stalking Horse Bidder has the right to consummate the Sale Transaction in a manner to be determined in the Stalking Horse Bidder’s reasonable discretion so long as such tax structuring is not materially adverse to the Company. The Company will cooperate in good faith with the Stalking Horse Bidder and will use reasonable best efforts to provide any information and analyses necessary to enable the Stalking Horse Bidder to make tax-related determinations, including by providing reasonable access to the Company’s employees and outside advisors (e.g., tax accountants, lawyers, and other consultants), subject to the information and access covenant to be agreed in the definitive PSA; provided, however, it being understood that, with respect to any tax-related issues involving the Debtors other than the Sale Transaction, the Debtors and their advisors will not provide information and analyses that would conflict with any applicable requirements of law or any binding agreement, or that would waive any attorney-client or similar privilege or work product doctrine; provided, however, that through the completion of the Wind-Down Period, the Stalking Horse Bidder will not take any position in reporting the consequences of the Sale Transaction to applicable taxing authorities that is inconsistent with the allocation of value (i) among the Debtors as set forth in the cleansing materials related to this potential Sale Transaction included as Exhibit 99.1 to the Form 8-K filed on August 16, 2022 as further allocated among the assets of the Debtors by the Debtors acting in good faith and in consultation with the Stalking Horse Bidder or (ii) as otherwise agreed between the Debtors and the Stalking Horse Bidder. The Company will take any steps reasonably requested by the Stalking Horse Bidder (including, without limitation, seeking any necessary

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approvals from the Bankruptcy Court) as are necessary to implement and effect the Sale Transaction in a tax-efficient manner as mutually agreed by the Debtors and the Stalking Horse Bidder, including such steps as may be necessary prior to the execution of the PSA and/or approval of the Bidding Procedures.

Solely to the extent that a Sale Transaction with the Stalking Horse Bidder is consummated in a manner reasonably agreed between the Stalking Horse Bidder and the Company, the Company will be indemnified by the Purchaser (the “Sale Transaction Tax Indemnity”) for any and all non-U.S. taxes (including transfer taxes) arising by reason of the Sale Transaction, including for the avoidance of doubt, any such taxes triggered on any steps taken by the Debtors after the commencement of the Chapter 11 Cases but prior to the Closing of the Sale Transaction that may be agreed by the Stalking Horse Bidder and the Company (collectively, the “Non-U.S. Sale Transaction Taxes”). For the avoidance of doubt, the Company will not be indemnified by the Stalking Horse Bidder for any liability for any taxes that were in existence or assertable against the applicable Seller by a taxing authority prior to the Closing Date (other than to the extent that any such liability for taxes is triggered solely by the Sale Transaction, or any steps necessary to effect the Sale Transaction by the Stalking Horse Bidder that are agreed to by the Stalking Horse Bidder and taken by the Company prior to the Closing of the Sale Transaction).

Voluntary Opioid Claimants Settlement Trust

Purchaser will provide for the establishment of separate trusts (the “Voluntary Opioid Trusts”) for the benefit of public, tribal, and private opioid claimants, respectively, that affirmatively agree to, among other things, (x) release any and all Opioid Claims against the Released Parties (each term as defined in the Voluntary Opioid Trust Term Sheet) (the “Opioid Release”) and (y) only assert such claims and causes of action against the applicable Voluntary Opioid Trust.

The Voluntary Opioid Trusts will be formed, funded, and administered as set forth in the “Voluntary Opioid Trust Term Sheet” attached hereto as Exhibit E. The Opioid Release will be substantially in the form attached to the Voluntary Opioid Trust Term Sheet as Exhibit 1.

Voluntary Operating Injunction	The Required Holders and the Debtors have reached a consensual resolution with respect to injunctive terms with the State Attorney General Endo Executive Committee and other relevant parties.

Miscellaneous

Wind-Down Amount

Purchaser shall provide $122 million of cash, which may be funded from Transferred Cash, (the “Wind-Down Amount”) to fund an orderly wind down process during the Wind-Down Period, subject to a budget (the “Wind-Down Budget”) attached hereto as Exhibit D, that will be in form and substance reasonably acceptable to the Required Holders. The Purchaser and the Debtors agree to negotiate in good faith the specific mechanics of the funding of the Wind-Down Amount from the Purchaser.

Unless otherwise agreed by the Purchaser, (i) on or immediately after the Closing Date, to the extent any cash is available to the Debtors to fund the Wind-Down in excess of the Wind-Down Amount (the “Excess Cash”), the Wind-Down Amount shall be reduced on a dollar-for-dollar basis to account for such Excess Cash and (ii) if, at any time after the Wind-Down Amount has been funded, the Debtors receive any Excess Cash or there is otherwise Excess Cash made available to the Debtors, the Debtors shall remit such Excess Cash to the Purchaser within five (5) business days. Except as set forth herein, any subsequent adjustments to the Wind-Down Amount and the Wind-Down Budget will require the consent of the Required Holders, which consent shall not be unreasonably withheld.

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In addition, with respect to (i) the unsecured creditors committee, (ii) the official opioid committee (if appointed), and (iii) a future claims representative (if appointed) ((i)-(iii), the “Committees/FCR”), the Purchaser agrees to provide cash that will be in excess of the Wind-Down Amount to fund a budget that will be in form and substance reasonably acceptable to the Required Holders for purposes of such entities and their advisors; provided further that if the Debtors and the Required Holders cannot reach agreement as to a budget for such entities, the Debtors will be entitled to seek an order from the U.S. Bankruptcy Court to resolve the issue.

Further, if the Debtors reasonably determine that there is expected to be a recovery available for general unsecured creditors (taking into account the cost of the Claims Processes (as defined below)), the Purchaser agrees to provide cash that will be in excess of the Wind-Down Amount to fund a noticing and bar date process and proof of claims process (the “Claims Processes”), in an amount reasonably acceptable to the Required Holders; provided further that if the Debtors and the Required Holders cannot reach agreement as to a budget for such entities, the Debtors will be entitled to seek an order from the U.S. Bankruptcy Court to resolve the issue. For the avoidance of doubt, any amounts will take into account the likelihood of success in confirming a plan and the expected recovery to general unsecured creditors.

The Purchaser will agree to provide finance, IT and legal personnel via a transition services agreement with the Debtors to assist the Debtors with wind-down workstreams at no cost to the Debtors through completion of the Wind-Down Period.

To the extent any of the Wind-Down Amount remains after satisfaction of the items set forth in the Wind-Down Budget at the completion of the Wind-Down Period or any Excess Cash becomes available, any such remainder or Excess Cash shall be remitted to Newco.

Professional Fee Escrow Accounts	No later than ten (10) business days before the anticipated Closing Date, the Debtors shall deposit the Pre-Closing Professional Fee Reserve Amounts in segregated professional fee escrow accounts for each professional the Debtors’ estates are obligated to pay (the “Professional Fee Escrow Accounts”), including, without limitation, all of the professionals retained under Bankruptcy Code sections 326 through 331 and ordinary course professionals. For the avoidance of doubt, the Wind-Down Amount shall be in addition to the funds used to fund the Professional Fee Escrow Accounts.

Document Repository	In the event the Debtors reach a global resolution with the Multi-State Executive Committee (the “Endo EC”) and the Plaintiffs Executive Committee in In re National Prescription Opiate Litigation, MDL No. 1:17-MD-2804 (N.D. Ohio), the Debtors may create a public document repository (the “Document Repository”) on terms to be agreed. The Document Repository may include documents about the Debtors and the opioid crisis, including documents that the Debtors produced in investigations and litigation.

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Exhibit A

Selected Defined Terms

“Branded Pharmaceuticals” means the segment of the Seller’s business that includes the Seller’s specialty and established pharmaceutical product portfolios that are sold under their brand name.

“Business” means the Branded Pharmaceuticals, Sterile Injectables, Generic Pharmaceuticals and International Pharmaceuticals business segments together as operated by Sellers as of the date hereof and through the Closing Date.

“Endo Marks” means all trademarks owned by Sellers that contain “Endo,” including the trademarks to be scheduled.

“Generic Pharmaceuticals” means the segment of the Seller’s business that includes a product portfolio of approximately 125 generic product families that treat and manage a wide variety of medical conditions.

“International Pharmaceuticals” means the segment of the Seller’s business that includes a variety of specialty pharmaceutical products sold outside the U.S., serving various therapeutic areas.

“Inventory” means all raw materials, works in progress, finished goods, supplies, packaging materials and other inventories owned by the Sellers.

“Material Adverse Effect” means any event, change, condition, occurrence or effect that has individually or in the aggregate (a) resulted in, or would be reasonably likely to result in, a material adverse effect on the business, properties, financial condition or results of operations of the Business, taken as a whole, or (b) prevented, materially delayed or materially impeded the performance by the Sellers of their obligations under this Agreement or the consummation of the transactions contemplated hereby, other than, in the case of clause (a), any event, change, condition, occurrence or effect to the extent arising out of, attributable to or resulting from, alone or in combination, any of the following (none of which, to the applicable extent, will constitute or be considered in determining whether there has been, a Material Adverse Effect): (i) general changes or developments in the industries in which the Business operates, (ii) changes in general economic, financial market or geopolitical conditions or political conditions, (iii) natural or man-made disasters, calamities, major hostilities, outbreak or escalation of war or any act of terrorism or sabotage, (iv) any global or national health concern, epidemic, disease outbreak, pandemic (whether or not declared as such by any governmental body, and including the “Coronavirus” or “COVID-19”) or any law issued by a governmental body requiring business closures, quarantine or “sheltering-in-place” or similar restrictions that arise out of such health concern, epidemic, disease outbreak or pandemic (including the “Coronavirus” or “COVID-19”) or any change in such law, (v) the Excluded Liabilities, including the Retained Litigation, (vi) following the date of the RSA, changes in any applicable laws or GAAP or in the administrative or judicial enforcement or interpretation thereof, (vii) the announcement or other publicity or pendency of the transactions contemplated by the RSA (it being understood that the exception in this clause (viii) will not apply with respect to the representations and warranties in Section [•] intended to address the consequences of the execution or delivery of the RSA or the consummation of the transactions contemplated by the RSA), (ix) the filing or continuation of the Chapter 11 Cases and any orders of, or action or omission approved by, the Bankruptcy Court (or any other Governmental Authority of competent jurisdiction in connection with any such action), (x) customary occurrences as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code, (xi) a decline in the trading price or trading volume of any securities issued by the Sellers or any change in the ratings or ratings outlook for the Sellers (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect), or (xii) the failure to meet any projections, guidance, budgets, forecasts or estimates with respect to the Sellers (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect); provided, however, that any event, change, condition, occurrence or effect set forth in clauses (i), (ii), (iii), (iv) or (vi) may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent any such event, change, condition, occurrence or effect has a material and disproportionate adverse impact on the Business, taken as a whole, relative to the other participants in the industries and markets in which the Business operates. For purposes of this definition, the term “Business” shall refer to the Business as of the date of the PSA.

“Pre-Closing Professional Fee Reserve Amounts” means the amounts equal to the good faith estimates provided by each professional the Debtors’ estates are obligated to pay of all accrued and unpaid professional fees and expenses owing by any of the Debtors as of the Closing Date (excluding, for the avoidance of doubt, any accrued professional fees and expenses paid in cash on the Closing Date).

“Product” means each product to be set forth on a schedule.

“Product Approvals” means the Regulatory Approvals for each Product, together with all supporting documents, submissions, correspondence, reports and clinical studies relating to such Regulatory Approvals (including, without limitation, documentation of pharmacovigilance, good clinical practice, good laboratory practice and good manufacturing practice).

“Product Intellectual Property” means all intellectual property owned, licensed, used or held for use by or on behalf of a Seller with respect to the Products, including all intellectual property to be scheduled.

“Product Marketing Materials” means to the extent related to the Business, all advertising, promotional, selling and marketing materials in written or electronic form existing as of the Closing and owned or controlled by a Seller.

“Product Regulatory Materials” means (a) all adverse event reports and other data, information and materials relating to adverse experiences with respect to each Product; (b) all written notices, filings, communications or other correspondence between any Seller, on the one hand, and any Governmental Authority, on the other hand, relating to each Product, including any safety reports or updates, complaint files and product quality reviews, and clinical or pre-clinical data derived from clinical studies conducted or sponsored by a Seller, which data relates to each Product; (c) all other information regarding activities pertaining to each Product’s compliance with any law or regulation of any jurisdiction, including audit reports, corrective and preventive action documentation and reports, and relevant data and correspondence, maintained by or otherwise in the possession of any Seller as of the Closing Date; and (d) all Product Approvals.

“Purchaser Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Purchaser of its obligations under the PSA or the ancillary agreements or the timely consummation of the transactions contemplated hereby or thereby.

“Regulatory Approvals” means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Governmental Authority, in each case, necessary for the research, development, testing, manufacture, marketing, distribution, sale, import or export of a Product, including NDAs and INDs.

“Retained Litigation” means all litigation, claims, and potential claims arising against any Seller from or related to events prior to the Closing, including lawsuits, pre-litigation claims, settled litigation claims, investigations and proceedings related to the manufacture or sale of opioid products or otherwise.

“Specified Avoidance Claim” means any Avoidance Claim (i) asserted against a Governmental Unit (as defined in section 101 of the Bankruptcy Code) in connection with a settlement of an Opioid Claim; or (ii) relating to the payment of interest in respect of any unsecured indebtedness for borrowed money.

“Sterile Injectables” means the segment of the Seller’s business that includes a product portfolio of approximately 35 product families, including branded sterile injectable products and generic injectable products.

“Wind-Down Period” means the period commencing at the Closing Date and ending on the date on which the final Debtor ceases to exist under applicable laws in the jurisdiction in which it is incorporated, including but not limited to dissolution and winding-up processes under applicable laws.

Exhibit B

Interim Cash Collateral Order

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK

In re	Chapter 11

ENDO INTERNATIONAL plc, et al.,	Case No. 22-22549 (___)

Debtors.[1]	(Joint Administration Pending)

INTERIM ORDER (I) AUTHORIZING DEBTORS TO

USE CASH COLLATERAL; (II) GRANTING ADEQUATE

PROTECTION TO PREPETITION SECURED PARTIES;

(III) MODIFYING AUTOMATIC STAY; AND (IV) GRANTING RELATED RELIEF

Upon the motion (the “Motion”) of the above-referenced debtors, as debtors in possession (collectively, the “Debtors”) in the above-captioned cases (the “Cases”), pursuant to sections 105, 361, 362, 363, 503 and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rules 4001-2 and 9013-1 of the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”), seeking, among other things:

(a)

authorization for the Debtors, pursuant to sections 105, 361, 362, 363, 503 and 507 of the Bankruptcy Code to (i) use cash collateral, as such term is defined in section 363(a) of the Bankruptcy Code, and all other Prepetition Collateral (as defined below), solely in accordance with the terms of this interim order (together with all annexes and exhibits hereto, the “Interim Order”), and (ii) grant adequate protection to the Prepetition Secured Parties (as defined below) as set forth herein;

(b)	modification of the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of this Interim Order;

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The last four digits of Debtor Endo International plc’s tax identification number are 3755. Due to the large number of debtors in these chapter 11 cases, a complete list of the debtor entities and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://restructuring.ra.kroll.com/Endo. The location of the Debtors’ service address for purposes of these chapter 11 cases is: 1400 Atwater Drive, Malvern, PA 19355.

(c)

except to the extent of the Carve Out (as defined herein), and subject to entry of the Final Order, the waiver of all rights to surcharge any Prepetition Collateral or Collateral (as defined herein) under section 506(c);

(d)

to the extent set forth herein, and subject to entry of the Final Order, for the “equities of the case” exception under Bankruptcy Code section 552(b) to not apply to any of the Prepetition Secured Parties with respect to the proceeds, products, offspring, or profits of any of the Prepetition Collateral or Collateral under section 552(b) of the Bankruptcy Code or any other applicable principle of equity or law;

(e)	that this Court schedule a final hearing (the “Final Hearing”) to consider entry of a final order granting the relief requested in the Motion on a final basis (the “Final Order”);

(f)	waiver of any applicable stay with respect to the effectiveness and enforceability of this Interim Order (including a waiver pursuant to Bankruptcy Rule 6004(h)); and

(g)	granting related relief;

and the interim hearing having been held by the Court on [                    ], 2022 (the “Interim Hearing”); pursuant to Bankruptcy Rule 4001 and Local Rules 4001-2 and 9013-1, notice of the Motion and the relief sought therein having been given by the Debtors as set forth in this Interim Order; and the Court having considered the Declaration of Mark Bradley in Support of Chapter 11 Petitions and First Day Papers (the “Declaration”) and Declaration of Ray Dombrowski in Support of Debtors’ Motion for Interim and Final Orders pursuant to 11 U.S.C. §§ 105, 361, 362, 363, and 364 (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Scheduling a Final Hearing and (IV) Granting Related Relief, the Approved Budget (as defined herein), offers of proof, evidence adduced, and the statements of counsel at the Interim Hearing; and the Court having considered the interim relief requested in the Motion, and it appearing to the Court that granting the relief sought in the Motion on the terms and conditions herein contained is necessary and essential to enable the Debtors to preserve the value of the Debtors’ businesses and assets and that such relief is fair and reasonable and that entry of this Interim Order is in the best interest of the Debtors and their respective estates and creditors; and due deliberation and good cause having been shown to grant the relief sought in the Motion;

IT IS HEREBY FOUND AND DETERMINED THAT:2

A. Petition Date. On August 16, 2022 (the “Petition Date”), each of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Court”).

B. Debtors in Possession. Each Debtor has continued with the management and operation of its respective businesses and properties as a debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the chapter 11 cases.

C. Jurisdiction and Venue. The Court has jurisdiction over the Motion, these Cases, and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157 and 1334 and Amended Standing Order of Reference M-431, dated January 31, 2012 (Preska, C.J.). Venue for these Cases is proper pursuant to 28 U.S.C. §§ 1408 and 1409. This Court may enter a final order consistent with Article III of the United States Constitution. This is a core proceeding pursuant to 28 U.S.C. § 157(b).

D. Committee. As of the date hereof, no committee has been appointed in these Cases pursuant to section 1102 of the Bankruptcy Code (any committee appointed under Bankruptcy Code section 1102, a “Committee”).

E. Debtors’ Stipulations . Subject only to the rights of parties in interest specifically set forth in paragraph 19 of this Interim Order (and subject to the limitations thereon contained in such paragraph), the Debtors admit, stipulate and agree that (collectively, paragraphs E.1 through E.5 below are referred to herein as the “Debtors’ Stipulations”):

[2]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Bankruptcy Rule 7052.

1. First Lien Facilities.

(a) First Lien Loans.

i. Under that certain Credit Agreement, dated as of April 27 , 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including, without limitation, by that certain Amendment and Restatement Agreement, dated as of March 25, 2021, the “Credit Agreement” and, together with all other documentation executed in connection therewith, including without limitation, the Collateral Documents and each other Loan Document (each as defined in the Credit Agreement) executed in connection therewith, the “Credit Documents”), among Endo International PLC (“Parent”), Endo Luxembourg Finance Company I S.à r.l. (“Lux Borrower”), Endo LLC (“Co-Borrower” and, together with Lux Borrower, the “Borrowers”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity as the “Administrative Agent”), issuing bank (in such capacity, the “Issuing Bank”) and swingline lender and the lenders from time to time party thereto (such lenders immediately prior to the date hereof, the “Prepetition First Lien Lenders” and, together with the Administrative Agent, Issuing Bank, First Lien Collateral Trustee (as defined below), and each of the other Secured Parties (as defined in the Credit Agreement), the “Prepetition First Lien Loan Secured Parties”), certain of the Prepetition Loan Parties (as defined below) borrowed loans thereunder (the “Prepetition First Lien Loans”) in the total aggregate principal amount outstanding of $5,869,913,457.85. As used herein, the “Prepetition Loan Parties” shall mean, collectively, Parent, Lux Borrower, Co-Borrower, and other Loan Parties (as defined in the Credit Agreement).

ii. As of the Petition Date, the Prepetition Loan Parties were jointly and severally indebted to the Prepetition First Lien Loan Secured Parties pursuant to the Credit Documents, without objection, defense, counterclaim, or offset of any kind, (w) in the aggregate principal amount of not less than $277,200,000 on account of outstanding Revolving Loans (as defined in the Credit Agreement), (x) in the aggregate principal amount of not less than $1,975,000,000 on account of Term Loans (as defined in the Credit Agreement), (y) in the aggregate principal amount of not less than $7,234,457.85 on account of outstanding LC Exposure (as defined in the Credit Agreement) plus (z) in the case of each of the preceding clauses (w), (x), and (y), accrued and unpaid interest with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accounts’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case pursuant to the terms of the Credit Agreement and all other Obligations (as defined in the Credit Agreement) owing under or in connection with the Credit Documents (clauses (w), (x), (y), and (z), collectively, the “Prepetition First Lien Secured Loan Indebtedness”).

(b) First Lien Notes.

i. Under that certain Indenture, dated as of April 27, 2017 (the “5.875% Notes Indenture” and, together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time, the “5.875% Notes Documents”), for the 5.875% Senior Secured Notes due 2024 (the “5.875% Notes”), by and among Endo Designated Activity Company (“Endo DAC”) Endo Finance LLC (“Endo Finance”) and Endo Finco Inc. (“Endo FinCo”), as issuers (collectively, the “5.875% Notes Issuers”), each of the guarantors party thereto (the “5.875% Notes Guarantors”), and Computershare Trust Company, National Association, as trustee (in such capacity and including any predecessors and successors thereto, the “5.875% Notes Indenture Trustee” and, together with the holders of 5.875% Notes and the First Lien Collateral Trustee, the “5.875% Notes Secured Parties”), certain of the Prepetition 5.875% Note Parties (as defined herein) issued notes in the total aggregate principal amount outstanding of $300,000,000. As used herein, the “Prepetition 5.875% Note Parties” shall mean, collectively, Endo DAC, Endo Finance, Endo FinCo, and the 5.875% Notes Guarantors.

ii. Under that certain Indenture, dated as of March 28, 2019 (the “7.500% Notes Indenture” and, together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time, the “7.500% Notes Documents”), for the 7.500% Senior Secured Notes due 2027 (the “7.500% Notes”), by and among Par Pharmaceuticals, Inc., (“Par Pharma”) as issuer (the “7.500% Notes Issuer”), each of the guarantors party thereto (the “7.500% Notes Guarantors”), and Computershare Trust Company, National Association, as trustee (in such capacity and including any predecessors and successors thereto, the “7.500% Notes Indenture Trustee” and, together with the holders of 7.500% Notes and the First Lien Collateral Trustee, the “7.500% Notes Secured Parties”), certain of the Prepetition 7.500% Note Parties (as defined herein) issued notes in the total aggregate principal amount outstanding of $2,015,479,000. As used herein, the “Prepetition 7.500% Note Parties” shall mean, collectively, Par Pharma and the 7.500% Notes Guarantors.

iii. Under that certain Indenture, dated as of March 25, 2021 (the “6.125% Notes Indenture” and, together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time, the “6.125% Notes Documents”; the 5.875% Notes Indenture, the 7.500% Notes Indenture, and the 6.125% Notes Indenture, collectively, the “First Lien Indentures”; and the 5.875% Notes Documents, the 7.500% Notes Documents, and the 6.125% Notes Documents, collectively, the “First Lien Notes Documents”), for the 6.125% Senior Secured Notes due 2029 (the “6.125% Notes” and together with the 5.875% Notes and the 7.500% Notes, the “First Lien Notes”), by and among Lux Borrower and Endo U.S. Inc. (“Endo US”), as issuers (collectively, in such capacities, the “6.125% Notes Issuers” and, together with the 5.875% Notes Issuers and the 7.500% Notes Issuer, the “First Lien Notes Issuers”), the guarantors party thereto (the “6.125% Notes Guarantors” and, together with the 5.875% Notes Guarantors and the 7.500% Notes Guarantors, the “First Lien Notes Guarantors”; the First Lien Notes Issuers and the First Lien Notes Guarantors, collectively, the “Prepetition First Lien Notes Parties”), and Computershare Trust Company, National Association, as trustee (in such capacity and including any predecessors and successors thereto, the “6.125% Notes Indenture Trustee” and in its capacities as the 5.875% Notes Indenture Trustee, the 7.500% Notes Indenture Trustee, and the 6.125% Notes Indenture Trustee, collectively, the “First Lien Indenture Trustee”; the 6.125% Notes Indenture Trustee and the holders of 6.125% Notes and the First Lien Collateral Trustee, collectively, the “6.125% Notes Secured Parties”; and the 5.875% Notes Secured Parties, the 7.500% Notes Secured Parties, and the 6.125% Notes Secured Parties, collectively, the “Prepetition First Lien Notes Secured Parties”), certain of the Prepetition 6.125% Note Parties (as defined herein) issued notes in the total aggregate principal amount outstanding of $1,295,000,000. As used herein, the “Prepetition 6.125% Note Parties” shall mean, collectively, Lux Borrower, Endo US, and the 6.125% Notes Guarantors.

iv. As used herein, (a) the “Prepetition First Lien Agents” shall mean, collectively, the Administrative Agent and the First Lien Indenture Trustee; (b) the “Prepetition Documents” shall mean, collectively, the Credit Documents, the First Lien Notes Documents, and the Second Lien Notes Documents (as defined below); and (c) the “Prepetition First Lien Secured Parties” shall mean, collectively, the Prepetition First Lien Loan Secured Parties and the Prepetition First Lien Notes Secured Parties.

v. As of the Petition Date, the Prepetition First Lien Notes Parties were jointly and severally indebted to the Prepetition First Lien Notes Secured Parties pursuant to the First Lien Notes Documents, without objection, defense, counterclaim, or offset of any kind, (w) in the aggregate principal amount of not less than $300,000,000 on account of the 5.875% Notes, (x) in the aggregate principal amount of not less than $ 2,015,479,000 on account of the 7.500% Notes, (y) in the aggregate principal amount of not less than $1,295,000,000 on account of the 6.125% Notes, plus (z) in the case of each of the preceding clauses (w), (x), and (y), accrued and unpaid interest with respect thereto and any additional fees, premiums, costs, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other Secured Obligations (as defined in each of the First Lien Indentures) owing, in each case pursuant to the terms of the First Lien Notes Documents (collectively, the “Prepetition First Lien Notes Indebtedness” and, together with the Prepetition First Lien Secured Loan Indebtedness, the “Prepetition First Lien Indebtedness”).

(c) First Lien Collateral. As consideration for the loans and other financial accommodations made in the Credit Agreement and the First Lien Indentures, certain of the Debtors entered into certain of the Collateral Documents and the Security Documents (as defined in the First Lien Indentures). Pursuant to and in accordance with the Collateral Documents, Security Documents, and other Prepetition Documents, the Prepetition First Lien Indebtedness is secured by valid, binding, properly perfected, enforceable, and non-avoidable first-priority (other than liens permitted under the Credit Agreement and the First Lien Indentures) security interests in and liens (such security interests and liens, the “Prepetition First Liens”) on the “Collateral” (as defined in the applicable Collateral Document and Security Document, and together with any other property of any of Debtors granted or pledged pursuant to any of the Collateral Documents or Security Documents to secure the Prepetition First Lien Indebtedness, the “Prepetition Collateral”) consisting of substantially all of each Prepetition Loan Party’s assets.

(d) Validity, Perfection, and Priority of Prepetition First Liens and Prepetition First Lien Indebtedness. Each of the Debtors acknowledges and agrees that, in each case as of the Petition Date, and pursuant to and in accordance with the Collateral Documents, Security Documents, and other Prepetition Documents: (i) the Prepetition First Liens encumber all of the Prepetition Collateral, as the same existed on the Petition Date; (ii) the Prepetition First Liens are valid, binding, properly perfected, enforceable, non-avoidable liens on and security interests in the Prepetition Collateral in favor of the First Lien Collateral Trustee and are senior to the security interests in and liens on the Prepetition Collateral granted to or for the benefit of the Prepetition Second Lien Notes Secured Parties (as defined below); (iii) the Prepetition First Liens are subject and subordinate only to valid, perfected, enforceable, and nonavoidable prepetition liens (if any) that are senior to the liens or security interests of the First Lien Collateral Trustee as of the Petition Date by operation of law or permitted by the Prepetition Documents (such liens, the “Permitted Prior Liens”); (iv) the Prepetition First Liens were granted to the First Lien Collateral Trustee for the benefit of the Prepetition First Lien Secured Parties for fair consideration and reasonably equivalent value and were granted contemporaneously with, or covenanted to be provided as an inducement for, the making of the Prepetition First Lien Indebtedness; (v) the Prepetition First Lien Indebtedness constitutes legal, valid, binding, and non-avoidable obligations of the Debtors; (vi) no offsets, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition First Liens or Prepetition First Lien Indebtedness exist, and no portion of the Prepetition First Liens or Prepetition First Lien Indebtedness is subject to any challenge, cause of action, or defense, including impairment, set-off, right of recoupment, avoidance, attachment, disallowance, disgorgement, reduction, recharacterization, recovery, subordination (whether equitable or otherwise), attack, offset, contest, defense, counterclaims, cross-claims, or “claim” (as defined in the Bankruptcy Code), pursuant to the Bankruptcy Code or applicable nonbankruptcy law; and (vii) the Debtors and their estates have no claims, objections, challenges, causes of actions, recoupments, counterclaims, cross-claims, setoff rights, and/or choses in action, including “lender liability” causes of action or avoidance claims under chapter 5 of the Bankruptcy Code, whether arising under applicable state law or federal law (including any recharacterization, subordination, avoidance, disgorgement, recovery, or other claims arising under or pursuant to sections 105, 510, or 542 through 553 of the Bankruptcy Code), against the Prepetition First Lien Secured Parties or any of their respective affiliates, agents, representatives, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon, or related to their obligations under the Credit Documents, the First Lien Notes Documents, the Prepetition First Lien Indebtedness or the Prepetition First Liens.

2. Second Lien Notes.

(a) Under that certain Indenture, dated as of June 16, 2020 (the “Second Lien Indenture” and, together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time, the “Second Lien Notes Documents”), for the 9.500% Senior Secured Second Lien Notes due 2027 (the “Second Lien Notes”), by and among Endo DAC, Endo Finance, and Endo FinCo, as issuers (collectively, in such capacities, the “Second Lien Notes Issuers”), the guarantors party thereto (the “Second Lien Notes Guarantors” and, together with the Second Lien Notes Issuers, the “Prepetition Second Lien Notes Parties”), and Wilmington Savings Fund Society, FSB, as trustee (in such capacity and including any predecessors and successors thereto, the “Second Lien Indenture Trustee” and, together with the holders of Second Lien Notes and the Second Lien Collateral Trustee (as defined below), the “Prepetition Second Lien Notes Secured Parties,” and together with the Prepetition First Lien Secured Parties, the “Prepetition Secured Parties”). In connection with the Second Lien Indenture, certain of the Debtors entered into the Security Documents (as defined in the Second Lien Indenture).

(b) As of the Petition Date, the Prepetition Second Lien Notes Parties were jointly and severally indebted to the Prepetition Second Lien Notes Secured Parties pursuant to the Second Lien Notes Documents, without objection, defense, counterclaim, or offset of any kind, in the aggregate principal amount of not less than $940,590,000 plus accrued and unpaid interest with respect thereto and any additional fees, premiums, costs, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case pursuant to the terms of the Second Lien Notes Documents and all other Obligations (as defined in the Second Lien Indenture) owing under or in connection with the Second Lien Notes Documents (collectively, the “Prepetition Second Lien Notes Indebtedness” and, together with the Prepetition First Lien Secured Loan Indebtedness and the Prepetition First Lien Notes Indebtedness, the “Prepetition Secured Indebtedness”).

(c) Second Lien Collateral. As consideration for the financial accommodations made in connection with the Second Lien Indenture, certain of the Debtors entered into the Security Documents (as defined in the Second Lien Indenture and referred to herein as the “Second Lien Collateral Documents”). Pursuant to and in accordance with the Second Lien Collateral Documents and the other Second Lien Notes Documents, the Prepetition Second Lien Notes Indebtedness is secured by valid, binding, properly perfected, enforceable, and non-avoidable second-priority security interests in and liens (other than liens permitted under the Second Lien Indenture) on the Prepetition Collateral consisting of substantially all of each Prepetition Loan Party’s assets in favor of the Second Lien Collateral Trustee pursuant to the Second Lien Collateral Documents (the “Prepetition Second Lien Notes Liens” and together with the Prepetition First Liens, the “Prepetition Liens”).

(d) Validity, Perfection, and Priority of Prepetition Second Lien Notes Liens and Prepetition Second Lien Notes Indebtedness. Each of the Debtors acknowledges and agrees that, in each case as of the Petition Date, and pursuant to and in accordance with the Second Lien Collateral Documents and other Second Lien Notes Documents: (i) the Prepetition Second Lien Notes Liens encumber all of the Prepetition Collateral, as the same existed on the Petition Date; (ii) the Prepetition Second Lien Notes Liens are valid, binding, properly-perfected, enforceable, and non-avoidable liens on and security interests in the Prepetition Collateral in favor of the Second Lien Collateral Trustee; (iii) the Prepetition Second Lien Notes Liens are subject and subordinate only to the Permitted Prior Liens and the Prepetition First Liens; (iv) the

Prepetition Second Lien Notes Liens were granted to the Second Lien Collateral Trustee for the benefit of the Prepetition Second Lien Notes Secured Parties for fair consideration and reasonably equivalent value and were granted contemporaneously with, or covenanted to be provided as an inducement for, the making of the Second Lien Notes Indebtedness; (v) the Prepetition Second Lien Notes Indebtedness constitutes legal, valid, binding, and non-avoidable obligations of the Debtors; (vi) no offsets, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition Second Lien Notes Liens or Prepetition Second Lien Notes Indebtedness exist, and no portion of the Prepetition Second Lien Notes Liens or Prepetition Second Lien Notes Indebtedness is subject to any challenge, cause of action, or defense including impairment, set-off, right of recoupment, avoidance, attachment, disallowance, disgorgement, reduction, recharacterization, recovery, subordination (whether equitable or otherwise), attack, offset, contest, defense, counterclaims, cross-claims, or “claim” (as defined in the Bankruptcy Code), pursuant to the Bankruptcy Code or applicable nonbankruptcy law; and (vii) the Debtors and their estates have no claims, objections, challenges, causes of actions, recoupments, counterclaims, cross-claims, setoff rights, and/or choses in action, including “lender liability” causes of action or avoidance claims under chapter 5 of the Bankruptcy Code, whether arising under applicable state law or federal law (including any recharacterization, subordination, avoidance, disgorgement, recovery, or other claims arising under or pursuant to sections 105, 510, or 542 through 553 of the Bankruptcy Code), against the Prepetition Second Lien Notes Secured Parties or any of their respective affiliates, agents, representatives, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon, or related to their loans under the Second Lien Notes Documents, the Prepetition Second Lien Notes Indebtedness, or the Prepetition Second Lien Notes Liens.

3. Cash Collateral. All of the Debtors’ cash, including, without limitation, all of the (a) cash proceeds of accounts receivable, (b) cash proceeds of the Prepetition Collateral, (c) cash proceeds of Excluded Assets (as defined in the Credit Agreement) (to the extent such cash proceeds would not otherwise constitute Excluded Assets), and (d) cash (i) in the Debtors’ Deposit Accounts (as defined in the Credit Agreement) pledged pursuant to any Collateral Document as of the Petition Date or (ii) pursuant to Bankruptcy Code section 552(b), deposited into the Debtors’ Deposit Accounts after the Petition Date, constitutes cash collateral of the Prepetition Secured Parties within the meaning of Bankruptcy Code section 363(a) (the “Cash Collateral”); provided that, notwithstanding anything to the contrary in this paragraph 3, (x) cash or Deposit Accounts comprising Excluded Assets and (y) the Deposit Accounts owned by Debtors formed or incorporated in Luxembourg shall constitute Cash Collateral only to the extent that, in each case of clauses (x) and (y), the Prepetition Secured Parties have an interest in such cash or Deposit Accounts within the meaning of Bankruptcy Code section 363(a) or 552(b) of the Bankruptcy Code and/or applicable law.

4. Bank Accounts. The Debtors acknowledge and agree that, as of the Petition Date, none of the Debtors has either opened or maintains any bank accounts other than the accounts listed in the exhibit attached to any order authorizing the Debtors to continue to use the Debtors’ existing cash management system.

5. Intercreditor Agreements.

(a) First Lien Collateral Trust Agreement. The Prepetition Loan Parties, the Prepetition First Lien Notes Parties, the Administrative Agent, the First Lien Indenture Trustee, and Wilmington Trust, National Association, as collateral trustee (in such capacity and including any successors thereto, the “First Lien Collateral Trustee”) are parties to that certain Collateral Trust Agreement, dated as of April 27, 2017 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “First Lien Collateral Trust Agreement”). The First Lien Collateral Trust Agreement governs, among other things, the respective rights, interests and obligations of the Prepetition First Lien Secured Parties with respect to the Prepetition Collateral.

(b) Second Lien Collateral Trust Agreement. The Prepetition Second Lien Notes Parties, the Second Lien Indenture Trustee, and Wilmington Trust, National Association, as collateral trustee (in such capacity and including any successors thereto, the “Second Lien Collateral Trustee”) are parties to that certain Second Lien Collateral Trust Agreement, dated as of June 16, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Collateral Trust Agreement” and, together with the First Lien Collateral Trust Agreement, the “Collateral Trust Agreements”).

(c) 1L-2L Intercreditor Agreement. The First Lien Collateral Trustee, the Second Lien Collateral Trustee, the Prepetition Loan Parties, the Prepetition First Lien Notes Parties, and the Prepetition Second Lien Notes Parties are parties to that certain Intercreditor Agreement, dated as of June 16, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “1L-2L Intercreditor Agreement” and together with the Collateral Trust Agreements, the “Intercreditor Agreements”), which governs, among other things, the relative rights, interests, obligations, priority and positions of the Prepetition First Lien Secured Parties on the one hand, and the Prepetition Second Lien Notes Secured Parties on the other hand.

(d) Each of the Prepetition Loan Parties, the Prepetition First Lien Notes Parties, and the Prepetition Second Lien Notes Parties acknowledged and agreed to, and are bound by, the Intercreditor Agreements. Pursuant to section 510 of the Bankruptcy Code, the Intercreditor Agreements, and any other applicable intercreditor or subordination provisions contained in any of the Prepetition Documents or any other Secured Debt Documents (as defined in each Collateral Trust Agreement) shall (i) remain in full force and effect, (ii) continue to govern the relative obligations, priorities, rights and remedies, as applicable, of (x) the Prepetition First Lien Secured Parties in the case of the First Lien Collateral Trust Agreement, (y) the Prepetition Second Lien Notes Secured Parties in the case of the Second Lien Collateral Trust Agreement, and (z) the Prepetition First Lien Secured Parties and the Prepetition Second Lien Notes Secured Parties in the case of the 1L-2L Intercreditor Agreement and (iii) not be deemed to be amended, altered or modified by the terms of this Interim Order.

F. Adequate Protection. Pursuant to sections 105, 361, 362 and 363(e) of the Bankruptcy Code, the Prepetition Secured Parties are entitled to adequate protection of their respective interests in the Prepetition Collateral, including the Cash Collateral, to the extent of any postpetition diminution in value of their respective interests in the Prepetition Collateral as of the Petition Date resulting from the use of Cash Collateral, the use, sale or lease of any of the Prepetition Collateral, and/or the imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code (“Diminution in Value”). The foregoing shall not, nor shall any other provision of this Interim Order be construed as, a determination or finding that there has been or will be any Diminution in Value of the Prepetition Collateral (including Cash Collateral) and the rights of all parties as to such issues are hereby preserved.

G. Need to Use Cash Collateral. The Debtors have requested entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2) and Local Rule 4001-2 and have an immediate need to obtain use of the Prepetition Collateral, including the Cash Collateral (subject to and in compliance with the Approved Budget (as defined below)) in order to, among other things, (A) permit the orderly continuation of their businesses, (B) pay certain First Lien Adequate Protection Payments (as defined below), and (C) pay the costs of administration of their estates and satisfy other working capital and general corporate purposes of the Debtors. An immediate and critical need exists for the Debtors to use the Cash Collateral, consistent with the Approved Budget, for working capital purposes, other general corporate purposes of the Debtors, and the satisfaction of costs and expenses of administering the Cases. The ability of the Debtors to obtain liquidity through the use of the Cash Collateral is vital to the Debtors and their efforts to maximize the value of their estates. Absent entry of this Interim Order, the Debtors’ estates and reorganization efforts will be immediately and irreparably harmed.

H. Notice. In accordance with Bankruptcy Rules 2002, 4001(b) and (c), and 9014, and the Local Rules, notice of the Interim Hearing and the emergency relief requested in the Motion has been provided by the Debtors. Under the circumstances, the notice given by the Debtors of the Motion, the relief requested herein, and of the Interim Hearing complies with Bankruptcy Rules 2002, 4001(b) and (c), and 9014 and Local Rules 4001-2 and 9013-1.

I. Consent by Prepetition Secured Parties. The Prepetition First Lien Secured Parties have consented and the Prepetition Second Lien Notes Secured Parties have consented under the applicable Intercreditor Agreements to the Debtors’ use of Cash Collateral, in accordance with and subject to the terms and conditions provided for in this Interim Order.

J. Relief Essential; Best Interest. The Debtors have requested entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2) and Local Rule 4001-2. The relief requested in the Motion (and as provided in this Interim Order) is necessary, essential and appropriate for the continued operation of the Debtors’ businesses and the management and preservation of the Debtors’ assets and the property of their estates. It is in the best interest of the Debtors’ estates that the Debtors be allowed to use the Cash Collateral under the terms hereof. The Debtors have demonstrated good and sufficient cause for the relief granted herein.

K. Arm’s Length, Good Faith Negotiations. The terms of this Interim Order were negotiated in good faith and at arm’s length between the Debtors and the Prepetition Secured Parties. The Prepetition Secured Parties have acted without negligence or violation of public policy or law in respect of all actions taken by them in connection with or related in any way to negotiating, implementing, documenting, or obtaining requisite approvals of the use of Cash Collateral, including in respect of the granting of the Adequate Protection Liens (as defined below) and all documents related to and all transactions contemplated by the foregoing.

Now, therefore, upon the record of the proceedings heretofore held before this Court with respect to the Motion, the evidence adduced at the Interim Hearing, and the statements of counsel thereat, and based upon the foregoing findings and conclusions,

IT IS HEREBY ORDERED THAT:

1. Motion Granted. The Motion is granted on an interim basis as set forth herein, and the use of Cash Collateral on an interim basis is authorized, subject to the terms of this Interim Order.

2. Objections Overruled. Any objections to the Motion with respect to the entry of this Interim Order that have not been withdrawn, waived or settled and all reservations of rights included therein, are hereby denied and overruled with prejudice.

3. Authorization to Use Cash Collateral; Budget.

(a) Authorization. Subject to the terms and conditions of this Interim Order, the Court hereby authorizes the Debtors’ use of Cash Collateral during the period beginning with the Petition Date and ending on a Termination Date (as defined below), in each case, solely and exclusively in a manner consistent with this Interim Order and the Approved Budget (as defined below), and for no other purposes.

(b) Approved Budget; Budget Period. As used in this Interim Order: (i) “Approved Budget” means the last budget delivered to the Administrative Agent, the First Lien Indenture Trustee and the First Lien Collateral Trustee, and delivered and agreed with the Ad Hoc First Lien Group (as defined below) prior to the Petition Date, including for the 13-week period reflected on the budget attached as Exhibit 1 hereto, as such Approved Budget may be modified from time to time by the Debtors with the prior written consent of the Ad Hoc First Lien Group, which consent shall not be unreasonably withheld, conditioned, or delayed, and to the extent modified, reasonable notice to the Administrative Agent and the Ad Hoc Cross-Holder Group; and (ii) “Budget Period” means the cumulative period from the first day of the Approved Budget through the Testing Date (as defined below).

(c) Budget Testing. The Debtors may use Cash Collateral strictly in accordance with the Approved Budget, subject to Permitted Variances (as defined below). Beginning with the period ending on the second (2nd) Friday following the Petition Date, Permitted Variances shall be tested every other Friday for the Budget Period ended on the preceding Friday (each such date, a “Testing Date”). On or before 5:00 p.m. (prevailing Eastern time) on each Testing Date, the Debtors shall prepare and deliver to the Prepetition First Lien Agents, the Administrative Agent’s Advisors,3 the First Lien Indenture Trustee’s Advisors (defined below), the First Lien Collateral

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The “Administrative Agent’s Advisors” shall mean (a) Simpson Thacher & Bartlett LLP and (b) a financial advisor to represent the interests of the Administrative Agent and assist the Administrative Agent and Simpson Thacher & Bartlett LLP in connection with the Cases, subject in all respects to the Administrative Agent’s and Debtors’ reservations of rights regarding such retention and the reimbursement of reasonable fees and expenses as set forth in paragraph 4(g); provided, however, notwithstanding anything to the contrary herein, information shall only be shared under this Interim Order to the financial advisor of the Administrative Agent (if any) to the extent such party is bound by obligations of confidentiality pursuant to a confidentiality agreement with the Debtors.

Trustee’s Advisors (defined below), the Ad Hoc First Lien Group, the Ad Hoc First Lien Advisors (as defined below), and the Ad Hoc Cross-Holder Advisors (as defined below) in form and substance reasonably satisfactory to the Ad Hoc First Lien Group, a variance report (the “Variance Report”) setting forth: (i) the Debtors’ actual disbursements (the “Actual Disbursements”), on a line-by-line and aggregate basis during the applicable Budget Period (including, for the avoidance of doubt, actual disbursements to any non-Debtor entity, subject to, and in accordance with, paragraph 3(f) of this Interim Order); (ii) the Debtors’ actual cash receipts (the “Actual Cash Receipts”) on a line-by-line and aggregate basis during the applicable Budget Period; (iii) a comparison (whether positive or negative, in dollars and expressed as a percentage) for the applicable Budget Period of the Actual Cash Receipts (and each line item thereof) and the Actual Disbursements (and each line item thereof) to the amount of the Debtors’ projected cash receipts (and each line item thereof) set forth in the Approved Budget for such applicable Budget Period and the Debtors’ projected disbursements (and each line item thereof), respectively, set forth in the Approved Budget for such applicable Budget Period; (iv) a cumulative comparison (whether positive or negative, in dollars and expressed as a percentage) covering the Budget Period as of the applicable Testing Date setting forth the Actual Cash Receipts (and each line item thereof) and the Actual Disbursements (and each line item thereof) for the applicable portion of such Budget Period and a comparison thereof to the amount of the Debtors’ projected cash receipts (and each line item thereof) set forth in the Approved Budget for the applicable portion of such Budget Period and the Debtors’ projected disbursements (and each line item thereof), respectively, set forth in the Approved Budget for the applicable portion of such Budget Period; and (v) as to each variance contained in the Variance Report, use reasonable efforts to indicate whether such variance is temporary or permanent and an analysis and explanation in reasonable detail for any variance in excess of 5% and $1 million. Notwithstanding anything to the contrary herein, the Variance Report shall only be shared with the Prepetition First Lien Agents and the Ad Hoc First Lien Group to the extent such parties are bound by obligations of confidentiality pursuant to (x) the Credit Agreement with respect to the Administrative Agent and Private Side Lenders (as defined below) or (y) a confidentiality agreement with the Debtors; provided the Variance Report shall be shared with the Administrative Agent’s Advisors, the First Lien Indenture Trustee’s Advisors, the First Lien Collateral Trustee’s Advisors, the Ad Hoc First Lien Advisors, and the Ad Hoc Cross-Holder Advisors, and, pursuant to the confidentiality provisions of the Credit Agreement, with the Private Side Lenders.

(d) Permitted Variances and Minimum Liquidity Amount. The Debtors shall not permit (i) aggregate Actual Disbursements to be more than 120% of the projected disbursements set forth in the Approved Budget, in each case, for the relevant Budget Period (such deviation up to 120% in the aggregate for a Budget Period, the “Permitted Variances”); provided that the cash disbursements considered for determining compliance with this covenant shall exclude the Debtors’ disbursements in respect of (x) the restructuring professional fees (including, without limitation, fees and expenses of the advisors to the Debtors, any committees appointed under Bankruptcy Code section 1102, the future claims representative (“FCR”) (including, for the avoidance of doubt, the representative itself), the Prepetition Secured Parties on account of professional fees under paragraphs 4(g) and 5(e) of this Interim Order, and professional fee payments to other creditors or creditor groups), (y) cash outflows for customer chargebacks, rebates and fees, prompt pay discounts, product returns, co-pay reduction rebates and other customer programs, and (z) U.S. Trustee’s fees; and (ii) the Debtors’ unrestricted cash and cash equivalents (“Liquidity”) to be less than $600,000,000 at the end of any week (such amount, the “Minimum Liquidity Amount”); provided, however, the $85 million in the Company’s Bank of America account ending in *2027 shall be included in the calculation of the Minimum Liquidity Amount.

(e) Proposed Budget Reporting. By no later than 5:00 p.m. (prevailing Eastern Time) on the Friday of each fourth calendar week following entry of this Interim Order, the Debtors shall deliver to the Administrative Agent, the Administrative Agent’s Advisors, the First Lien Indenture Trustee, the First Lien Indenture Trustee’s Advisors, the Ad Hoc First Lien Group, the Ad Hoc First Lien Advisors, the Ad Hoc Cross-Holder Group, and the Ad Hoc Cross-Holder Advisors a rolling 13-week cash flow forecast of the Debtors in a form consistent with the initial Approved Budget or otherwise agreed to by the Ad Hoc First Lien Group (each, a “Proposed Budget”), which Proposed Budget (including any subsequent revisions to any such Proposed Budget), solely upon written approval by the Ad Hoc First Lien Group, which approval shall not be unreasonably withheld, conditioned, or delayed, shall become the Approved Budget. In the event the conditions for the most recently delivered Proposed Budget to constitute the Approved Budget are not met as set forth herein, the prior Approved Budget shall remain in full force and effect; provided, however, in the event the Ad Hoc First Lien Group does not approve of a Proposed Budget within ten (10) business days of its delivery, upon five (5) business days’ written notice to the Ad Hoc First Lien Advisors, the Administrative Agent, and the Ad Hoc Cross-Holder Advisors, the Debtors may request an immediate hearing with the Court to seek Court approval of the Proposed Budget to be deemed an Approved Budget for purposes of this Interim Order.

Notwithstanding anything to the contrary herein, the Proposed Budget shall only be shared with those members of the Ad Hoc First Lien Group and the Ad Hoc Cross-Holder Group that are bound by obligations of confidentiality pursuant to a confidentiality agreement with the Debtors; provided the Proposed Budget shall be shared with the Ad Hoc First Lien Advisors and the Ad Hoc Cross-Holder Advisors that are bound by confidentiality obligations to the Debtors and with the Administrative Agent, the Administrative Agent’s Advisors, First Lien Indenture Trustee, First Lien Indenture Trustee’s Advisors, First Lien Collateral Trustee, First Lien Collateral Trustee’s Advisors and, pursuant to the confidentiality provisions of the Credit Agreement, with the Private Side Lenders.

(f) Miscellaneous. For the avoidance of doubt, except as otherwise set forth in the Approved Budget, Cash Collateral may not be used (i) directly by any non-Debtor entity, or (ii) to pay any fees, costs, or expenses on behalf of any non-Debtor entity, in each case, except as necessary to fund the non-Debtors’ manufacturing, research and development, general operations, and capital expenditures on a monthly basis in the ordinary course of the Debtors’ and non-Debtors’ business and consistent with the historical practices of such entities and solely in accordance with the Approved Budget.

4. Adequate Protection for the Prepetition First Lien Secured Parties.

(a) Subject only to the Carve Out (as defined below) and the terms of this Interim Order, pursuant to sections 361, 362, and 363(e) of the Bankruptcy Code, and in consideration of the stipulations and consents set forth herein, as adequate protection of the interests of the Prepetition First Lien Secured Parties in the Prepetition Collateral (including Cash Collateral), in each case, to the extent of any Diminution in Value of such interests, resulting from, among other things, the Carve Out, the Debtors’ sale, lease, or use of the Prepetition Collateral

(including Cash Collateral), the imposition of the automatic stay, and/or for any other reason for which adequate protection may be granted under the Bankruptcy Code, each of the Administrative Agent, for the benefit of itself and the other Prepetition First Lien Loan Secured Parties, the First Lien Indenture Trustee, for the benefit of itself and the other Prepetition First Lien Notes Secured Parties, and the First Lien Collateral Trustee, for the benefit of itself and the other Prepetition First Lien Secured Parties, is hereby granted the following:

(b) First Lien Adequate Protection Liens. Pursuant to Bankruptcy Code sections 361(2) and 363(c)(2), to the extent of any Diminution in Value of the Prepetition First Lien Secured Parties’ interests in the Prepetition Collateral and subject in all cases to the Carve Out, effective as of the Petition Date and in each case perfected without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control, the Debtors are authorized to grant, and hereby deemed to have granted, to the Administrative Agent, for the benefit of itself and the other Prepetition First Lien Loan Secured Parties, to the First Lien Indenture Trustee, for the benefit of the Prepetition First Lien Note Secured Parties, and to the First Lien Collateral Trustee, for the benefit of itself and the other Prepetition First Lien Secured Parties, valid, binding, continuing, enforceable, fully-perfected, nonavoidable, first-priority senior (except as otherwise provided in this paragraph below with respect to the Permitted Prior Liens), additional and replacement security interests in and liens on (all such liens and security interests, the “First Lien Adequate Protection Liens”) (i) the Prepetition Collateral and (ii) all of the Debtors’ other now-owned and hereafter-acquired real and personal property, assets and rights of any kind or nature, wherever located, whether encumbered or unencumbered, including, without limitation, to the maximum extent permitted under applicable law, a 100% equity pledge of any first-tier foreign subsidiaries and unencumbered assets of the Debtors, if any, and all prepetition property and post-petition property of the Debtors’ estates, and the proceeds, products, rents and profits thereof, whether arising from section 552(b) of the Bankruptcy Code (subject to paragraph 24 of this Interim Order) or otherwise, including, without limitation, all equipment, all goods, all accounts, cash, payment intangibles, bank accounts and other deposit or securities accounts of the Debtors (including any accounts opened prior to, on, or after the Petition Date), insurance policies and proceeds thereof, equity interests, instruments, intercompany claims, accounts receivable, other rights to payment, all general intangibles, all contracts and contract rights, securities, investment property, letters of credit and letter of credit rights, chattel paper, all interest rate hedging agreements, all owned real estate, real property leaseholds, fixtures, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, all commercial tort claims, and all claims and causes of action (including, only upon entry of a Final Order, causes of action arising under section 549 of the Bankruptcy Code, claims arising on account of transfers of value from a Debtor to (x) another Debtor and (y) a non-Debtor affiliate incurred on or following the Petition Date), and any and all proceeds, products, rents, and profits of the foregoing (all property identified in this paragraph being collectively referred to as the “Collateral”), subject only to the Permitted Prior Liens, in which case the First Lien Adequate Protection Liens shall be immediately junior in priority to such Permitted Prior Liens and to the Carve Out; notwithstanding the foregoing, the Collateral shall exclude all claims and causes of action arising under any section of chapter 5 of the Bankruptcy Code other than claims and causes of action arising under section 549 of the Bankruptcy Code as set forth in this paragraph (the “Avoidance Actions”), and upon entry of a Final Order, the Collateral shall include any and all proceeds of and other property that is recovered or becomes unencumbered as a result of (whether by judgment, settlement, or otherwise) any Avoidance Action.

(c) First Lien Adequate Protection Superpriority Claims. As further adequate protection, and to the extent provided by sections 503(b) and 507(b) of the Bankruptcy Code, the Debtors are authorized to grant, and hereby deemed to have granted effective as of the Petition Date, to the Administrative Agent, for the benefit of itself and the other Prepetition First Lien Loan Secured Parties, to the First Lien Indenture Trustee, for the benefit of the Prepetition First Lien Note Secured Parties, and to the First Lien Collateral Trustee, for the benefit of itself and the other Prepetition First Lien Secured Parties, allowed superpriority administrative expense claims in each of the Cases ahead of and senior to any and all other administrative expense claims in such Cases to the extent of any Diminution in Value (the “First Lien Adequate Protection Superpriority Claims”), junior only to the Carve Out. Subject to the Carve Out, the First Lien Adequate Protection Superpriority Claims shall not be junior or pari passu to any claims and shall have priority over all administrative expense claims and other claims against each of the Debtors, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expense claims of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code.

(d) First Lien Adequate Protection Payments. As further adequate protection, the Debtors are authorized and directed to pay to the Administrative Agent for the ratable benefit of the Prepetition First Lien Loan Secured Parties and to the First Lien Indenture Trustee for the ratable benefit of the Prepetition First Lien Note Secured Parties, adequate protection payments in cash as follows: (i) no later than eight (8) business days after the date of this Interim Order, the first such adequate protection payment shall be paid in an amount in cash equal to the amount comprising all accrued and unpaid interest under (A) the Credit Agreement from the date of the last interest payment made by the Borrowers under the Credit Agreement through and including the date of this Interim Order and (B) each of the First Lien Indentures from the date of the last interest payment made by the First Lien Notes Issuers under the applicable First Lien Indenture through and including the date of this Interim Order, calculated based on a rate of (x) for the Credit Agreement, (1) if denominated in Dollars, ABR plus the Applicable Rate (each as defined in the Credit Agreement) or (2) if denominated in Canadian Dollars, the Canadian Prime Rate plus the Applicable Rate (each as defined in the Credit Agreement), and (y) for each First Lien Indenture, the applicable rate of interest set forth on the face of the Note (as defined in each of the First Lien Indentures); provided that for purposes of the First Lien Adequate Protection Payments (defined below) payable under the First Lien Indentures, and notwithstanding anything to the contrary in the First Lien Indentures, the record date to establish the holders of First Lien Notes receiving such payment shall be August 15, 2022; and (ii) on the last business day of each calendar month following entry of this Interim Order, each such adequate protection payment shall be paid in cash in an amount comprising all accrued and unpaid interest, calculated based on a rate of (A) for the Credit Agreement, (x) if denominated in Dollars, ABR plus the Applicable Rate plus 200 basis points or (y) if denominated in Canadian Dollars, the Canadian Prime Rate plus the Applicable Rate plus 200 basis points, and (B) for each First Lien Indenture, the applicable rate of interest set forth on the face of the Note (as defined in each of the First Lien Indentures) plus 100 basis points (all payments referenced in this sentence, collectively, the “First Lien Adequate Protection Payments”); provided that for purposes of the First Lien Adequate Protection Payments payable under the First Lien Indentures, and notwithstanding anything to the contrary in the First Lien

Indentures, the record date to establish the holders of First Lien Notes receiving such payments shall be, with respect to each payment date, the 25th day of the calendar month in which such payment is due. With respect to payments under the First Lien Indentures, any calculation of interest payable pursuant to this Paragraph 4(d) shall be computed on the basis of a 360-day calendar year of 12 30-day months. Upon receipt of the Adequate Protection Payments set forth in this paragraph, the Administrative Agent and the First Lien Indenture Trustee are authorized and directed, without further order of the Court, to distribute such payments to the Prepetition First Lien Loan Secured Parties and the Prepetition First Lien Notes Secured Parties, respectively in accordance with this Order. For the avoidance of doubt, the payment of adequate protection payments pursuant to this paragraph shall be without prejudice to (x) the rights of any of the Prepetition First Lien Secured Parties to assert claims for payment of make-whole, prepayment premium, or similar amount set forth in the Credit Agreement or the First Lien Indentures, as applicable and the rights of the Debtors or any other party in interest to object to or otherwise contest such claims, and (y) whether any such payments should be recharacterized or reallocated pursuant to the Bankruptcy Code as payments of principal, interest or otherwise. All First Lien Adequate Protection Payments made to or for the benefit of the Prepetition First Lien Secured Parties shall be subject in all respects to the terms of the 1L-2L Intercreditor Agreement.

(e) Right to Seek Additional Adequate Protection. This Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of any of the Prepetition First Lien Secured Parties to request further or alternative forms of adequate protection at any time or the rights of the Debtors or any other party to contest such request. Subject to the Carve Out, nothing herein shall impair or modify the application of section 507(b) of the Bankruptcy Code in the event that the adequate protection provided to the Prepetition First

Lien Secured Parties is insufficient to compensate for any Diminution in Value of their interests in the Prepetition Collateral during the Cases. Nothing contained herein shall be deemed a finding by the Court, or an acknowledgment by any of the Prepetition First Lien Secured Parties that the adequate protection granted herein does in fact adequately protect any of the Prepetition First Lien Secured Parties against any Diminution in Value of their respective interests in the Prepetition Collateral (including the Cash Collateral).

(f) Other Covenants. The Debtors shall maintain their cash management arrangements in a manner consistent with this Court’s order(s) granting the Debtors’ cash management motion. The Debtors shall comply with the covenants contained in Sections 5.03 and 5.05 of the Credit Agreement regarding conduct of business, including, without limitation, preservation of rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business and the maintenance of properties and insurance.

(g) Fees and Expenses. As additional adequate protection, the Debtors shall, and are authorized and directed to pay in full in cash and in immediately available funds: (i) within eight (8) business days after the Debtors’ receipt of invoices thereof, the reasonable and documented professional fees and expenses, arising before the Petition Date, of (A) (x) one (1) legal counsel and (y) other third-party consultants and financial advisors solely to the extent required by the terms of an executed engagement letter with the Debtors for each of (i) the Administrative Agent (including the Administrative Agent’s Advisors; provided, that the Administrative Agent reserves all rights with respect to the retention of a financial advisor in connection with the cases; and provided further that the Debtors have not agreed to reimburse the fees and expenses of any Administrative Agent Advisors other than Simpson Thacher & Bartlett

LLP and the Debtors reserve their rights with respect to the reimbursement of fees and expenses of any Administrative Agent Advisor other than Simpson Thacher & Bartlett LLP), (ii) the First Lien Indenture Trustee (including reasonable and documented fees and expense of ArentFox Schiff LLP), and (iii) the First Lien Collateral Trustee (including reasonable and documented fees and expenses of Alston & Bird LLP, solely in its capacity as counsel to the First Lien Collateral Trustee), respectively, and (B) the ad hoc group of Prepetition First Lien Lenders and holders of First Lien Notes, acting as an ad hoc group (the “Ad Hoc First Lien Group”) (including, without limitation, the reasonable and documented fees and expenses incurred by Evercore Group, LLC, Gibson, Dunn & Crutcher LLP, FTI Consulting, Inc., Arthur Cox LLP, any conflicts counsel or co-counsel, and, from and after the Petition Date, one local legal counsel in each non-U.S. based jurisdiction the Debtors are incorporated and/or domiciled to the extent such professionals are reasonably necessary to represent the interests of the Ad Hoc First Lien Group in connection with the Cases) (collectively, the “Ad Hoc First Lien Advisors”) which, solely as to any financial advisor or investment banker, are subject to the terms of any engagement letter or reimbursement agreement previously agreed to by the Debtors in writing (provided, that, for the avoidance of doubt, the Debtors cannot revoke or modify their consent after entry of this Interim Order so long as this Interim Order is in effect) or Prepetition Document, provided, however, individual Prepetition First Lien Lenders and the individual holders of the First Lien Notes shall not be entitled to reimbursement for fees and expenses of their own advisors pursuant to this Interim Order; and (ii) subject to paragraph 26 and the limitations set forth in this paragraph 4(g)(i), on a monthly basis, within eight (8) business days of the Debtors’ receipt of invoices thereof, the reasonable and documented fees and expenses, arising subsequent to the Petition Date, incurred by the Administrative Agent (including the reasonable and documented fees and expenses of

Simpson Thacher & Bartlett LLP), the First Lien Indenture Trustee (including the reasonable and documented fees and expenses of ArentFox Schiff LLP (the “First Lien Indenture Trustee’s Advisors”)), the First Lien Collateral Trustee (including reasonable and documented fees and expenses of Alston & Bird LLP (the “First Lien Collateral Trustee’s Advisors”), solely in its capacity as counsel to the First Lien Collateral Trustee), and the Ad Hoc First Lien Group, acting as an ad hoc group ((including, but not limited to, the reasonable and documented fees and expenses of the Ad Hoc First Lien Advisors) which, solely as to any financial advisor or investment banker, are subject to the terms of any engagement letter or reimbursement agreement previously agreed to by the Debtors in writing (provided, that, for the avoidance of doubt, the Debtors cannot revoke or modify their consent after entry of this Interim Order so long as this Interim Order is in effect) or Prepetition Document, provided, however, individual Prepetition First Lien Lenders and the individual holders of the First Lien Notes shall not be entitled to reimbursement for fees and expenses of their own advisors pursuant to this Interim Order). None of the foregoing fees and expenses shall be subject to separate approval by this Court or require compliance with the U.S. Trustee Guidelines for Reviewing Applications for Compensation and Reimbursement of Expenses Filed under 11 U.S.C. § 330 by Attorneys in Larger Chapter 11 Cases, effective November 1, 2013 (the “U.S. Trustee Guidelines”), and no recipient of any such payment shall be required to file any interim or final fee application with respect thereto or otherwise seek the Court’s approval of any such payments.

(h) Reporting Requirements. As additional adequate protection, the Debtors shall (x) for so long as Parent is required to file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act, promptly provide the Administrative Agent’s Advisors, the First Lien Indenture Trustee’s Advisors and the Ad Hoc First Lien Advisors with a copy of any such report that Parent files with the SEC (it being understood that the filing of such report with the SEC on EDGAR or any successor platform being sufficient), (y) for so long as Parent is not required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (as defined in the First Lien Indentures), comply with the reporting requirements in sections 5.01(a) and (b) of the Credit Agreement and section 4.03(c) of each of the First Lien Indentures, provided, however, in no event shall such reporting provided under clauses (x) or (y) be required to (i) contain any consolidating and other financial statements and data that would be required by Sections 3-10, 3-16, 13-01 and 13-02 of Regulation S-X under the Securities Act (as defined in the First Lien Indentures), (ii) include any certifications that would be required under the Sarbanes Oxley Act of 2002, (iii) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein, (iv) contain any information and data required by Item 402(b) of Regulation S-K under the Securities Act and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A), and (v) include any unqualified auditor opinion in respect of any financial statements contained therein; and (z) provide, subject to any applicable limitations set forth below, to the Administrative Agent’s Advisors, the First Lien Indenture Trustee’s Advisors, the First Lien Collateral Trustee’s Advisors, and the Ad Hoc First Lien Advisors (provided, that any reporting provided to the Ad Hoc First Lien Advisors under this paragraph 4(h) shall only be shared with those members of the Ad Hoc First Lien Group that are bound by obligations of confidentiality pursuant to a confidentiality agreement with the Debtors; provided further, that any reporting provided to the Administrative Agent’s Advisors under this paragraph 4(h) may be shared only with the Administrative Agent and other Prepetition First Lien Lenders that have identified themselves as “private side” lenders and not Public Lenders (under and as defined in the Credit Agreement) (the “Private Side Lenders”) and are bound by obligations of confidentiality pursuant to the Credit Agreement):

i. bi-weekly (i.e., every other week) (or more frequently as may be agreed to between the Debtors’ advisors and the Ad Hoc First Lien Group) calls with the Ad Hoc First Lien Advisors, the Administrative Agent’s Advisors, the First Lien Indenture Trustee’s Advisors, the First Lien Collateral Trustee’s Advisors, and the Debtors’ advisors, which shall be in form and scope reasonably agreed to by the Debtors and the Ad Hoc First Lien Advisors;

ii. at the times specified in paragraph 3(c) hereof, the Variance Report required by paragraph 3(c) hereof;

iii. a copy of each update to the Debtors’ business plan as soon as reasonably practicable after it is presented to the board of directors of the Parent;

iv. in-person or teleconference meetings between (a) the Debtors and, to the extent appropriate, their advisors, including any consultant, turnaround management, broker or financial advisory firm retained by any Debtor in any of the Cases, (b) the Administrative Agent’s Advisors, (c) the First Lien Indenture Trustee’s Advisors, (d) the First Lien Collateral Trustee’s Advisors, and (e) the Ad Hoc First Lien Advisors, at such time as the Ad Hoc First Lien Advisors may reasonably request, but in the case of any meetings involving the Debtors’ management, to be limited to one such in-person or teleconference meeting per month (or more frequently as the Debtors may agree in their reasonable discretion), and at places reasonably acceptable to the Debtors (to the extent such presentations are in-person);

v. timely delivery of each Proposed Budget as set forth in this Interim Order;

vi. notice of the occurrence of the Debtors’ Liquidity falling below the Minimum Liquidity Amount at the end of any week and the amount of such Liquidity as of such time;

vii. within 45 days after each month end, beginning with the quarter ended September 30, 2022, on a consolidated basis for Debtors and non-Debtors combined, a quarterly and year-to-date income statement and balance sheet;

viii. the Debtors will grant access to any data room established in connection with third-party diligence commenced in connection with any restructuring of one or more of the Debtors on a professional eyes’ only basis to the Administrative Agent’s Advisors, the First Lien Indenture Trustee’s Advisors, the First Lien Collateral Trustee’s Advisors, and the Ad Hoc First Lien Advisors; and

ix. as soon as reasonably practicable after written request from the Ad Hoc First Lien Advisors, the Debtors will, to the extent appropriate and acting reasonably, provide the Ad Hoc First Lien Advisors with reasonable access to any consultant, turnaround management, broker or financial advisory firm retained by any Debtor in any of the Cases;

provided that nothing in this paragraph 4(h) shall require the Debtors (or any of their advisors) to take any action that would conflict with any applicable requirements of law or any binding agreement, or that would waive any attorney-client or similar privilege (it being understood and agreed that (i) the Debtors shall use commercially reasonable efforts to take any such action required under this paragraph 4(h) in a way that would not conflict with any applicable requirements of law or any binding agreement, or that would waive any attorney-client or similar privilege and (ii) if any such Debtor (or any such advisor), in reliance on this proviso, elects to withhold any information that would otherwise be required to be provided pursuant to this paragraph 4(h), the Debtors shall provide written notice to the Ad Hoc First Lien Advisors of such election and specify in such notice the basis for the Debtors’ (or the applicable advisor’s) election to withhold such information and identify in such notice the type of information it has elected to withhold to the extent not prohibited by applicable law).

(i) Miscellaneous. Except for (i) the Carve Out and (ii) as otherwise provided in paragraph 4, the First Lien Adequate Protection Liens and First Lien Adequate Protection Superpriority Claims granted to the Prepetition First Lien Secured Parties pursuant to paragraph 4 of this Interim Order shall not be subject, junior, or pari passu to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under the Bankruptcy Code, including, without limitation, pursuant to section 551 or otherwise, and shall not be subordinated to or made pari passu with any lien, security interest or administrative claim under the Bankruptcy Code, including, without limitation, pursuant to section 364 or otherwise.

5.	Adequate Protection for the Prepetition Second Lien Notes Secured Parties.

(a) Subject only to the Carve Out and the terms of this Interim Order, pursuant to sections 361, 362, and 363(e) of the Bankruptcy Code, and in consideration of the stipulations and consents set forth herein, as adequate protection of the interests of the Prepetition Second Lien Notes Secured Parties in the Prepetition Collateral (including Cash Collateral), in each case, to the extent of any Diminution in Value of such interests, resulting from, among other things, the Carve Out, the Debtors’ sale, lease, or use of the Prepetition Collateral (including Cash Collateral) and/or the imposition of the automatic stay, and/or for any other reason for which adequate protection may be granted under the Bankruptcy Code, the Second Lien Indenture Trustee, for the benefit of the Prepetition Second Lien Notes Secured Parties and the Second Lien Collateral Trustee, for the benefit of itself and the other Prepetition Second Lien Notes Secured Parties, is hereby granted the following:

(b) Second Lien Adequate Protection Liens. Pursuant to Bankruptcy Code sections 361(2) and 363(c)(2), to the extent of any Diminution in Value of the Prepetition Second Lien Notes Secured Parties’ interests in the Prepetition Collateral and subject in all cases to the Carve Out, effective as of the Petition Date and in each case perfected without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control, the Debtors are authorized to grant, and hereby deemed to have granted, to the Second Lien Indenture Trustee, for the benefit of the Prepetition Second Lien Notes Secured Parties, and to the Second Lien Collateral Trustee, for the benefit of itself and the other Prepetition Second Lien Notes Secured Parties, valid, binding, continuing, enforceable, fully-perfected, nonavoidable, senior (except as otherwise provided in this paragraph), additional and replacement security interests in and liens on (all such liens and security interests, the “Second Lien Adequate Protection Liens” and, together with the First Lien Adequate Protection Liens, the “Adequate Protection Liens”) (i) the Prepetition Collateral and (ii) the Collateral, which Second Lien Adequate Protection Liens shall be junior only to the Permitted Prior Liens, the Carve Out, the First Lien Adequate Protection Liens, and the Prepetition First Liens. For the avoidance of doubt, the Second Lien Adequate Protection Liens shall be junior in priority, first, to the Permitted Prior Liens; second, to the Carve Out; third, to the First Lien Adequate Protection Liens; and, fourth, to the Prepetition First Liens.

(c) Second Lien Adequate Protection Superpriority Claims. As further adequate protection, and to the extent provided by sections 503(b) and 507(b) of the Bankruptcy Code, the Debtors are authorized to grant, and hereby deemed to have granted, effective as of the Petition Date, to the Second Lien Indenture Trustee, for the benefit of the Prepetition Second Lien Notes Secured Parties, and to the Second Lien Collateral Trustee, for the benefit of itself and the other Prepetition Second Lien Notes Secured Parties, allowed superpriority administrative expense claims in each of the Cases ahead of and senior to any and all other administrative expense claims in such Cases to the extent of any Diminution in Value (the “Second Lien Adequate Protection Superpriority Claims” and together with the First Lien Adequate Protection Superpriority Claims, the “Adequate Protection Superpriority Claims”), but junior to the Carve Out and the First Lien Adequate Protection Superpriority Claims. Subject to the Carve Out and the First Lien Adequate Protection Superpriority Claims, the Second Lien Adequate Protection Superpriority Claims will not be junior to any claims and shall have priority over all administrative expense claims and other claims against each of the Debtors, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expense claims of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code. The Second Lien Adequate Protection Superpriority Claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.

(d) Right to Seek Additional Adequate Protection. This Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of any of the Prepetition Second Lien Notes Secured Parties to request further or alternative forms of adequate protection at any time or the rights of the Debtors or any other party to contest such request which rights shall, in all cases, be subject to the Second Lien Collateral Trust Agreement and the 1L-2L Intercreditor Agreement. Subject to the Carve Out, nothing herein shall impair or modify the application of section 507(b) of the Bankruptcy Code in the event that the adequate protection provided to the Prepetition Second Lien Notes Secured Parties is insufficient to compensate for any Diminution in Value of their interests in the Prepetition Collateral during the Cases. Nothing contained herein shall be deemed a finding by the Court, or an acknowledgment by any of the Prepetition Second Lien Notes Secured Parties that the adequate protection granted herein does in fact adequately protect any of the Prepetition Second Lien Notes Secured Parties against any Diminution in Value of their respective interests in the Prepetition Collateral (including the Cash Collateral).

(e) Fees and Expenses. As additional adequate protection, the Debtors shall, and are authorized and directed, subject in all respects to the conditions and limitations set forth in this paragraph, to pay in full in cash and in immediately available funds: (i) within eight (8) business days after the Debtors’ receipt of invoices thereof, the reasonable and documented professional fees and expenses, arising before the Petition Date, of (A) one (1) legal counsel and (B) other third-party consultants and financial advisors solely to the extent required by the terms of an executed engagement letter with the Debtors for each of (x) the Second Lien Indenture Trustee (including the reasonable and documented fees and expenses incurred by Wilmer Cutler Pickering Hale and Dorr LLP, solely in its capacity as counsel to the Second Lien Indenture Trustee (“WilmerHale”), (y) the Second Lien Collateral Trustee (including the reasonable and documented fees of Alston & Bird, LLP, solely in its capacity as counsel to the Second Lien Collateral Trustee), and (z) the ad hoc group of holders of Prepetition First Lien Indebtedness, Second Lien Notes and Unsecured Notes (as defined in the Motion), acting as an ad hoc group and, for purposes of this Order, acting in its capacity as a secured creditor (the “Ad Hoc Cross-

Holder Group”), (including, without limitation, the reasonable and documented fees and expenses incurred by Paul, Weiss, Rifkind, Wharton & Garrison LLP, AlixPartners LLP, Perella Weinberg Partners L.P., Matheson LLP, IQVIA, Inc., and, from and after the Petition Date, one local legal counsel in each non-U.S. based jurisdiction the Debtors are incorporated and/or domiciled to the extent such professionals are reasonably necessary to represent the interests of the Ad Hoc Cross-Holder Group in connection with the Cases, in each case, solely in their capacity as advisors to the Ad Hoc Cross-Holder Group, with each member acting in its capacity as a secured creditor (collectively, the “Ad Hoc Cross-Holder Advisors”)) which, solely as to any financial advisor or investment banker, are subject to the terms of any engagement letter or reimbursement agreement previously agreed to by the Debtors in writing (provided, that, for the avoidance of doubt, the Debtors cannot revoke or modify their consent after entry of this Interim Order so long as this Interim Order is in effect) or Prepetition Document, provided, however, the individual holders of the Second Lien Notes shall not be entitled to reimbursement for fees and expenses of their own advisors pursuant to this Interim Order; and (ii) subject to paragraph 26 and the limitations set forth in this paragraph 5(e)(i), on a monthly basis, within eight (8) business days of the Debtors’ receipt of invoices thereof, the reasonable and documented fees and expenses, arising subsequent to the Petition Date, incurred by the Second Lien Indenture Trustee (including the reasonable and documented fees and expenses of WilmerHale), the Second Lien Collateral Trustee (including the reasonable and documented fees and expenses of Alston & Bird LLP, solely in its capacity as counsel to the Second Lien Collateral Trustee), and the Ad Hoc Cross-Holder Group, acting as an ad hoc group ((including, but not limited to, the reasonable and documented fees and expenses of the Ad Hoc Cross-Holder Advisors) which, solely as to any financial advisor or investment banker, are subject to the terms of any engagement letter or reimbursement agreement previously agreed to by the Debtors in writing (provided, that, for the avoidance of doubt, the Debtors cannot revoke or modify their consent after entry of this Interim Order so long as this Interim Order is in effect) or Prepetition Document, provided, however, the individual holders of the Second Lien Notes shall not be entitled to reimbursement for fees and expenses of their own advisors) solely for so long as, and only to the extent that, the Ad Hoc Cross-Holder Advisors and the Ad Hoc Cross-Holder Group, or any member thereof (as to the Ad Hoc Cross-Holder Advisors’ fees and expenses), the Second Lien Indenture Trustee or the Second Lien Indenture Trustee acting on behalf of any other party (as to WilmerHale’s fees and expenses), and the Second Lien Collateral Trustee or the Second Lien Collateral Trustee acting on behalf of any other party (as to Alston & Bird, LLP’s fees and expenses), (1) does not take any action in violation of the 1L-2L Intercreditor Agreement, (2) does not encourage, solicit, or support any third party to take any action that would violate the 1L-2L Intercreditor Agreement if such action were taken by the Ad Hoc Cross-Holder Group or any member thereof, the Second Lien Indenture Trustee, the Second Lien Collateral Trustee, or any other Prepetition Second Lien Notes Party including, without limitation, in each case of (1) and (2), any direct or indirect challenge of the Prepetition First Lien Secured Parties’ right to credit bid or pursue a transaction pursuant to which the First Lien Collateral Trustee credit bids up to the full amount of the Prepetition First Lien Secured Parties’ respective claims, (3) does not object, or encourage, solicit, or support any third party to object, to any bidding procedures order (as long as such bidding procedures order (i) has a timeline that is not materially shorter than the timeline set forth in the bidding procedures previously provided to the Ad Hoc Cross-Holder Advisors, (ii) does not provide for the payment of any break-up fee or similar fee (other than any expense reimbursement) that other bidders are required to overbid, (iii) does not require cash payments from the Prepetition Second Lien Notes Secured Parties to the Prepetition First Lien Secured

Parties in an amount in excess of the First Priority Obligations (as defined in the 1L-2L Intercreditor Agreement), and (iv) does not impose unduly burdensome requirements on the Prepetition Second Lien Notes Secured Parties’ or their designee’s ability to participate in the sale process as a potential purchaser of the Debtors’ assets as compared to other bidders (other than the Stalking Horse Bidder), or any sale order, in each case, supported by the Debtors and the Ad Hoc First Lien Group or the entry of this Interim Order or the Final Order, (4) does not take any position in or out of court in furtherance of, or to advance the interests of, any holder of Unsecured Notes or unsecured claims (including, without limitation, any Ad Hoc Cross-Holder Group member in its capacity as a holder of Unsecured Notes or unsecured claims) that would be prohibited by the 1L-2L Intercreditor Agreement if such position were taken by a holder of Second Lien Notes, and (5) does not file, or encourage, solicit, or support any third party to file, any Challenge (as defined below). None of the foregoing fees and expenses shall be subject to separate approval by this Court or require compliance with the U.S. Trustee Guidelines, and no recipient of any such payment shall be required to file any interim or final fee application with respect thereto or otherwise seek the Court’s approval of any such payments. Any payments made pursuant to this paragraph shall be without prejudice to whether any such payments should be recharacterized or reallocated pursuant to section 506(b) of the Bankruptcy Code as payments of principal, interest or otherwise.

(f) Reporting Requirements. As additional adequate protection, the Debtors shall (x) for so long as Parent is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, promptly provide the Ad Hoc Cross-Holder Advisors with a copy of any such report that Parent files with the SEC (it being understood that the filing of such report with the SEC on EDGAR or any successor platform being sufficient), (y) for so long as Parent is not required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (as defined in the First Lien Indentures), comply with the reporting requirements in section 4.03(c) of the Second Lien Indenture, provided, however, in no event shall such reporting provided under clauses (x) or (y) be required to (i) contain any consolidating and other financial statements and data that would be required by Sections 3-10, 3-16, 13-01, and 13-02 of Regulation S-X under the Securities Act (as defined in the First Lien Indentures), (ii) include any certifications that would be required under the Sarbanes Oxley Act of 2002, (iii) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein, (iv) contain any information and data required by Item 402(b) of Regulation S-K under the Securities Act and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A, and IC-27444A, and (v) include any unqualified auditor opinion in respect of any financial statements contained therein; and (z) provide, subject to any applicable limitations set forth below, the following additional reporting to the Second Lien Indenture Trustee, the Second Lien Collateral Trustee, and the Ad Hoc Cross-Holder Advisors (provided, that any reporting provided to WilmerHale, and the Ad Hoc Cross-Holder Advisors under this paragraph 5(f) shall only be shared with those advisors that are bound by obligations of confidentiality pursuant to a confidentiality agreement entered into with the Debtors):

i. at the times specified in paragraph 3(c) hereof, the Variance Report required by paragraph 3(c) hereof;

ii. timely delivery of each Proposed Budget as set forth in this Interim Order;

iii. notice of the occurrence of the Debtors’ Liquidity falling below the Minimum Liquidity Amount at the end of any week and the amount of such Liquidity as of such time;

iv. within 45 days after each month end, beginning with the quarter ended September 30, 2022, on a consolidated basis for Debtors and non-Debtors combined, a quarterly and year-to-date income statement and balance sheet; and

provided that nothing in this paragraph 5(f) shall require the Debtors (or any of their advisors) to take any action that would conflict with any applicable requirements of law or any binding agreement, or that would waive any attorney-client or similar privilege (it being understood and agreed that (i) the Debtors shall use commercially reasonable efforts to take any such action required under this paragraph 5(f) in a way that would not conflict with any applicable requirements of law or any binding agreement, or that would waive any attorney-client or similar privilege and (ii) if any such Debtor (or any such advisor), in reliance on this proviso, elects to withhold any information that would otherwise be required to be provided pursuant to this paragraph 5(f), the Debtors shall provide written notice to the Ad Hoc Cross-Holder Advisors of such election and specify in such notice the basis for the Debtors’ (or the applicable advisor’s) election to withhold such information and identify in such notice the type of information it has elected to withhold to the extent not prohibited by applicable law).

(g) Miscellaneous. Except for (i) the Carve Out, (ii) the First Lien Adequate Protection Liens, (iii) First Lien Adequate Protection Superpriority Claims, and (iv) as otherwise provided in paragraph 5, and subject to the Intercreditor Agreements, the Second Lien Adequate Protection Liens, and Second Lien Adequate Protection Superpriority Claims granted to the Prepetition Second Lien Notes Secured Parties pursuant to paragraph 5 of this Interim Order shall not be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under the Bankruptcy Code, including, without limitation, pursuant to section 551 or otherwise, and shall not be subordinated to any lien, security interest or administrative claim under the Bankruptcy Code, including, without limitation, pursuant to section 364 or otherwise.

6. Carve Out

(a) Priority of Carve Out. Each of the Prepetition Liens, Adequate Protection Liens, and Adequate Protection Superpriority Claims shall be subject and subordinate to payment of the Carve Out (as defined below).

(b) Definition of Carve Out. As used in this Interim Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee (the “U.S. Trustee”) under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $250,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (collectively, the “Debtor Professionals”) and any Committee pursuant to section 328 or 1103 of the Bankruptcy Code (collectively, the “Committee Professionals”) and the FCR (if any) and persons or firms retained by the FCR pursuant to an order of the Court (collectively, the “FCR Professionals” and, together with the Debtor Professionals and the Committee Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the Ad Hoc First Lien Group of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice, (the amounts set forth in clauses (i) through (iii), the “Pre-Carve Out Trigger Notice Cap”); (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $25 million incurred after the first business day following delivery by the Ad Hoc First Lien Group of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise; and (v) all amounts required to be paid to (x) PJT Partners LP on account of any transaction fees earned under that certain engagement letter between PJT Partners LP and the Debtors, dated as of September 21, 2021, and (y) transaction fees (if any) earned by the Committee Professionals or the FCR Professionals, payable under sections 328, 330, and/or 331 of the Bankruptcy Code, to the extent not yet paid or due as of the delivery of a Carve Out Trigger Notice and allowed by a separate order of this Court at any time (the amounts set forth in clause (iv) above and this clause (v) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Ad Hoc First Lien Group to the Debtors, their lead restructuring counsel (Skadden, Arps, Slate, Meagher & Flom LLP), the U.S. Trustee, and counsel to any Committee (if any), which notice may be delivered following the occurrence and during the continuation of a Termination Event (as defined below) stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(c) Carve Out Reserves. Notwithstanding the occurrence of a Termination Event (as defined below), on the day on which a Carve Out Trigger Notice is given by the Ad Hoc First Lien Group (the “Termination Declaration Date”), the Carve Out Trigger Notice shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees plus reasonably estimated fees and expenses not yet allowed for the period through and including the Termination Declaration Date (the “Allowed and Estimated Professional Fees”). The Debtors shall deposit and hold such amounts in a segregated account in trust to pay the Allowed and Estimated Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the Termination Declaration Date, the Carve Out Trigger Notice shall also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in a segregated account in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims. All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in the Pre-Carve Out Trigger Notice Cap (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, any such excess shall be paid to the Prepetition First Lien Secured Parties in accordance with their respective rights and priorities as of the Petition Date. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay all the amounts set forth in the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, any such excess shall be used first to pay any unpaid Pre-Carve Out Amounts until paid in full, and then paid to the Prepetition First Lien Secured Parties in accordance with their respective rights and priorities as of the Petition Date. Notwithstanding anything to the contrary in the Prepetition Documents or this Interim Order: (i) following delivery of a Carve Out Trigger Notice, the First Lien Collateral Trustee shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the First Lien Collateral Trustee for application in accordance with the Prepetition Documents and Intercreditor Agreements; (ii)(A) disbursements by the Debtors from the Carve Out Reserves shall not increase or reduce the Prepetition Secured Indebtedness, (B) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (C) in no way shall the Approved Budget, Proposed Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors; and (iii) the Carve Out shall be senior to all liens and claims securing the Prepetition Secured Indebtedness, the Adequate Protection Liens, the Adequate Protection Superpriority Claims, any claims arising under section 507(b) of the Bankruptcy Code, and any and all other forms of adequate protection, liens, or claims securing the Prepetition Secured Indebtedness. Notwithstanding anything to the contrary herein, if either of the Carve Out Reserves is not funded in full in the amounts set forth herein, then any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth herein, prior to making any payments to the Prepetition Secured Parties. Unless otherwise ordered by the Court, the automatic stay provisions of Bankruptcy Code section 362 are hereby modified to permit the Prepetition First Lien Secured Parties to retain and apply all collections or remittances from any Carve Out Reserve subject to and in accordance with this Interim Order, the Credit Documents, the First Lien Notes Documents, and the Intercreditor Agreements to the extent the Prepetition First Lien Secured Parties are entitled to any excess from the Carve Out Reserves.

(d) Professional Fee Reserve Account. Upon entry of this Interim Order, the Debtors shall establish a separate segregated account not subject to the control or liens of any party, which shall be for the sole purpose of paying unpaid Allowed Professional Fees (the “Professional Fee Reserve Account”). Within ten (10) business days of a Professional Person submitting an invoice to the Debtors for professional fees, the Debtors shall fund the Professional Fee Reserve Account in an amount equal to 20% of the professional fees set forth in such invoice, including, without limitation, any additional amounts required to be held back pursuant to an order of the Court (such professional fees, expenses, and additional amounts, the “Reserve Amounts”). Upon release of any Reserve Amounts from the Professional Fee Reserve Account and payment thereof to the applicable Professional Person, the Professional Fee Reserve Account shall be decreased on a dollar-for-dollar basis for the amount paid to such Professional Person. Upon the delivery of a Carve Out Trigger Notice, all funds in the Professional Fee Reserve Account shall be used first to pay the Pre-Carve Out Amounts. If, after payment in full of all amounts included in the Pre-Carve Out Trigger Notice Cap and Post-Carve Out Trigger Notice Cap, the Professional Fee Reserve Account has not been reduced to zero, all remaining funds shall be returned to the Prepetition Secured Parties. For the avoidance of doubt, the Debtors’ obligations to pay Allowed Professional Fees shall not be limited or deemed limited to funds held in the Professional Fee Reserve Account.

(e) No Direct Obligation To Pay Allowed Professional Fees. Subject to the terms of the restructuring support agreement, dated August 16, 2022, by and between the Debtors and certain of the Prepetition First Lien Secured Parties (the “RSA”), the Prepetition Secured Parties reserve the right to object to the allowance of any fees and expenses, whether or not such fees and expenses were incurred in accordance with the Approved Budget. Except for permitting the funding of the Carve Out Reserves as provided herein, none of the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person or any fees or expenses of the U.S. Trustee or Clerk of the Court incurred in connection with the Cases or any successor cases under any chapter of the Bankruptcy Code (“Successor Cases”). Nothing in this Interim Order or otherwise shall be construed to obligate the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(f) Payment of Carve Out After the Termination Declaration Date. Any payment or reimbursement made after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar for-dollar basis; provided, however, if the Debtor Professionals use their retainers to pay such Allowed Professional Fees, such payments shall not reduce the Carve Out.

7. Access and Information. Subject to the Prepetition Documents, upon reasonable prior written notice (as applicable, including via acknowledged electronic mail) during normal business hours, the Debtors shall permit the Ad Hoc First Lien Advisors, to (a) have reasonable access to information regarding the operations, business affairs, and financial condition of the Debtors, (b) have reasonable access to and inspect the Debtors’ properties, and (c) discuss the Debtors’ affairs, finances, and condition with the Debtors’ advisors; it being understood that nothing in this paragraph shall require the Debtors (or any of their advisors) to take any action that would conflict with any applicable requirements of law or any binding agreement, or that would waive any attorney-client or similar privilege.

8. Termination. Subject to the Remedies Notice Period (as defined below) and paragraph 6, the Debtors’ right to use the Cash Collateral pursuant to this Interim Order shall automatically cease without further court proceedings on the Termination Date (as defined herein). As used herein, “Termination Events” means any of the events set forth in paragraphs 8(a) through (q) of this Interim Order (each such events a “Termination Event”):

(a) A Final Order acceptable to the Debtors and the Ad Hoc First Lien Group is not entered by the Court by 11:59 p.m. on September 30, 2022;

(b) The violation of any material term of this Interim Order or the material violation of this Interim Order by the Debtors that is not cured within five (5) business days of receipt by the Debtors of notice from the Ad Hoc First Lien Group of such default, violation or breach (which may be provided to the Debtors by e-mail);

(c) Entry of any order modifying, reversing, revoking, staying for a period in excess of four (4) business days, rescinding, vacating, or amending this Interim Order in a manner materially adverse to the rights, interests, priorities, or entitlements of the Prepetition First Lien Secured Parties or that materially modifies any of the Debtors’ obligations to the Prepetition First Lien Secured Parties, in each case, without the express written consent of the Ad Hoc First Lien Group;

(d) Any of the Cases is dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or without the express written consent of the Ad Hoc First Lien Group, a trustee under chapter 11 of the Bankruptcy Code, an examiner with expanded powers is appointed in any of the Cases, or the Cases are transferred or there is a change of venue outside of the Second Circuit or Third Circuit, or any Debtor files any motion, pleading, or proceeding (or solicits, supports, or encourages any other party to file any motion, pleading, or proceeding) seeking or consenting to the granting of, or an order is entered granting, any of the foregoing, except where a dismissal or conversion is for a Debtor that, at the time of such dismissal, has dormant business activities and a fair market value of less than $250,000;

(e) Any Debtor files any motion, pleading, or proceeding seeking or consenting to the granting of, or an order is entered granting, any claim, lien (except for the Permitted Prior Liens) or other interest that is pari passu with or senior to any of the Prepetition First Liens, First Lien Adequate Protection Liens or First Lien Adequate Protection Superpriority Claims;

(f) Any Debtor files any motion, pleading, or proceeding (or solicits, supports, or encourages any other party to file any motion, pleading, or proceeding) seeking or consenting to the granting of, or an order is entered granting, (i) the invalidation, subordination, or other challenge to the Prepetition Secured Indebtedness, the Prepetition Liens, Adequate Protection Liens, the Adequate Protection Superpriority Claims or (ii) any relief under sections 506(c) or 552 of the Bankruptcy Code with respect to any Prepetition Collateral or any Collateral, including the Cash Collateral, or against any of the Prepetition Secured Parties, provided that if the Debtors provide any response to any discovery request or make a witness available for deposition in connection with the foregoing, such action shall not be a violation of this clause;

(g) Any Debtor files any motion, pleading, or proceeding that would, if the relief sought therein were granted, result in a Termination Event (other than a Termination Event under this paragraph 8(g)), and such motion, pleading, or proceeding is not dismissed or withdrawn (as applicable) within three (3) business days after receipt by the Debtors of notice (which may be by e-mail) that the Ad Hoc First Lien Group has determined that such motion, pleading, or proceeding, if the relief sought therein were granted, would give rise to such a Termination Event;

(h) The entry by this Court of an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code to any entities other than the Prepetition Secured Parties with respect to any material portion of the Collateral (except for the Permitted Prior Liens), provided, however, this clause shall only be triggered if at least three (3) business days before the hearing to approve such order, the Ad Hoc First Lien Group provides written notice to the Debtors (which may be provided to the Debtors by e-mail) that the Ad Hoc First Lien Group objects to such relief under the circumstances described in this paragraph 8(h);

(i) The entry of a subsequent order of the Court authorizing the use of Cash Collateral by any Debtor that is not a Prepetition Loan Party in violation of this Interim Order without the written consent of the Ad Hoc First Lien Group;

(j) The failure by the Debtors to make any payment required pursuant to this Interim Order when due; provided that such failure remains uncured for at least three (3) business days following a written notice (which may be provided to the Debtors by e-mail) from the Ad Hoc First Lien Group;

(k) The failure by the Debtors to deliver to the First Lien Indenture Trustee, First Lien Collateral Trustee, Ad Hoc First Lien Group, or the Ad Hoc First Lien Advisors any of the documents or other information reasonably required to be delivered to such applicable party pursuant to this Interim Order within five (5) business days following a request thereof from the First Lien Indenture Trustee, First Lien Collateral Trustee, Ad Hoc First Lien Group, or the Ad Hoc First Lien Advisors pursuant to the terms of this Interim Order;

(l) The Debtors’ failure to (i) comply with an Approved Budget as set forth in this Interim Order except with respect to Permitted Variances or (ii) at the end of any week, maintain Liquidity in an amount equal to or greater than the Minimum Liquidity Amount;

(m) The entry of an order of this Court approving the terms of any debtor in possession financing for any of the Debtors that is entered into without the written consent of the Ad Hoc First Lien Group;

(n) The Debtors shall file a chapter 11 plan that is not acceptable to the Ad Hoc First Lien Group or shall seek to modify, amend or waive any provision of a chapter 11 plan previously deemed acceptable by the Ad Hoc First Lien Group without the written consent of the Ad Hoc First Lien Group;

(o) Any Debtor files any motion, pleading, or proceeding (or solicits, supports, or encourages any other party to file any motion, pleading, or proceeding) seeking or consenting to the granting of, or an order is entered granting, any termination and/or shortening, reduction of the Debtors’ exclusive periods to file and/or solicit a chapter 11 plan pursuant to the Bankruptcy Code (collectively, the “Exclusive Periods”) or the Debtors otherwise do not seek to extend the Exclusive Periods if and when applicable, in each case, unless otherwise agreed in writing by the Ad Hoc First Lien Group;

(p) Termination of the RSA in accordance with its terms; and

(q) The failure of the Debtors to meet any of the deadlines (or such later dates as may be approved in writing by the Ad Hoc First Lien Group) set forth on Exhibit 2 (collectively, the “Milestones”) provided that a termination right relating to the failure to meet any of the Milestones shall be subject to the same conditions and waivers set forth in the RSA.

9. Remedies after a Termination Date.

(a) Notwithstanding anything contained herein, the Debtors’ authorization to use Cash Collateral hereunder shall automatically terminate (except for purposes of funding the Carve Out, as provided in paragraph 6) on the date (such date, the “Termination Date”) that is the earlier of (i) the effective date of any chapter 11 plan with respect to the Debtors confirmed by the Court; (ii) the date on which all or substantially all of the assets of the Debtors are sold in a sale under any chapter 11 plan or pursuant to section 363 of the Bankruptcy Code; or (iii) five (5) business days from the date (the “Termination Declaration Date”) on which written notice of the occurrence of any Termination Event is given by the Ad Hoc First Lien Group (which notice may be given by electronic mail (or other electronic means)) to Debtors’ counsel, each Committee counsel (if appointed), and the U.S. Trustee (the “Termination Declaration,” and such period commencing on the Termination Declaration Date and ending five (5) business days later, the “Remedies Notice Period”); provided that, until expiration of the Remedies Notice Period, the Debtors may (a) continue to use Cash Collateral to make payments in respect of expenses reasonably necessary to keep the business of the Debtors operating, solely in accordance with the Approved Budget and this Interim Order, (b) contest or cure any alleged Termination Date, and (c) seek other relief as provided for in this paragraph; and provided, further, that the Debtors may continue to use Cash Collateral during or after expiration of the Remedies Notice Period solely to the extent necessary to fund the Carve Out Reserves subject to paragraph 6 hereof. The automatic stay in the Cases otherwise applicable to the Prepetition Secured Parties is hereby modified such that, upon the expiration of the Remedies Notice Period, the First Lien Collateral Trustee (with the prior written approval of the Ad Hoc First Lien Group) and the other Prepetition First Lien Secured Parties shall be entitled to exercise all rights and remedies in accordance with the Prepetition Documents, Intercreditor Agreements, and this Interim Order with respect to the Debtors’ use of Cash Collateral.

(b) During the Remedies Notice Period, if applicable, the Debtors, the Committees (if appointed), and/or any party in interest shall be entitled to seek an emergency hearing with the Court to (i) contest the existence of a Termination Event, (ii) seek nonconsensual use of Cash Collateral, and/or (iii) continue the automatic stay; provided that if a hearing to consider the foregoing is requested to be heard before the end of the Remedies Notice Period but is scheduled for a later date by the Court, the Remedies Notice Period shall be automatically extended to the date of such hearing. Upon expiration of the Remedies Notice Period, if applicable, the First Lien Collateral Trustee (with the prior written approval of the Ad Hoc First Lien Group), and the other Prepetition First Lien Secured Parties shall be permitted to exercise all rights and remedies in accordance with the Prepetition Documents, Intercreditor Agreements, and this Interim Order, and as otherwise available at law or in equity without further order of or application or motion to this Court consistent with this Interim Order.

(c) Nothing herein shall alter the burden of proof set forth in the applicable provisions of the Bankruptcy Code at any hearing on any request by the Debtors or other party in interest to re-impose or continue the automatic stay under Bankruptcy Code section 362(a), use Cash Collateral, or to obtain any other injunctive relief. Any delay or failure of the First Lien Collateral Trustee and/or the other Prepetition First Lien Secured Parties to exercise rights under the Prepetition Documents, the Intercreditor Agreements, or this Interim Order shall not constitute a waiver of its respective rights hereunder, thereunder or otherwise. The occurrence of the Termination Date or a Termination Event shall not affect the validity, priority, or enforceability of any and all rights, remedies, benefits, and protections provided to any of the Prepetition Secured Parties under this Interim Order, which rights, remedies, benefits, and protections shall survive the Termination Date or the delivery of a Termination Declaration.

10. Payments Free and Clear. Any and all payments or proceeds remitted to the Prepetition First Lien Secured Parties and the Prepetition Second Lien Notes Secured Parties pursuant to the provisions of this Interim Order or any subsequent order of this Court shall be irrevocable (subject to paragraphs 4(d), 4(g), 5(e), and 19 of this Interim Order), received free and clear of any claim, charge, assessment or other liability, including without limitation, subject to entry of the Final Order, any such claim or charge arising out of or based on, directly or indirectly, Bankruptcy Code sections 506(c) (whether asserted or assessed by, through or on behalf of the Debtor) or 552(b).

11. Limitation on Charging Expenses Against Collateral. Subject to entry of the Final Order, all rights to surcharge the interests of the Prepetition Secured Parties in any Prepetition Collateral or any Collateral under section 506(c) of the Bankruptcy Code or any other applicable principle or equity or law shall be and are hereby finally and irrevocably waived, and such waiver shall be binding upon the Debtors and all parties in interest in the Cases.

12. Reservation of Rights of the Prepetition Secured Parties. Except as expressly set forth in this Interim Order, the entry of this Interim Order is without prejudice to, and does not constitute or operate as a waiver of, expressly or implicitly, or otherwise impair any rights or remedies of any of the Prepetition First Lien Secured Parties or the Prepetition Second Lien Notes Secured Parties arising under or related to any of the Credit Documents, the First Lien Notes Documents, and/or the Second Lien Notes Documents, applicable law, these Cases (and any issue or dispute arising therein), or otherwise. This Interim Order and the transactions contemplated hereby shall be without prejudice to (a) the rights of any of the Prepetition Secured Parties to, subject to the Intercreditor Agreements, seek additional or different adequate protection, move to vacate the automatic stay, move for the appointment of a trustee or examiner, move to dismiss or convert the Cases, or to take any other action in the Cases and to appear and be heard in any matter raised in the Cases, or any party in interest from contesting any of the foregoing and (b) any and all rights, remedies, claims and causes of action which the Prepetition Secured Parties may have against any non-Debtor party. For all adequate protection purposes throughout the Cases, each of the Prepetition Secured Parties shall be deemed to have requested relief from the automatic stay and adequate protection for any Diminution in Value from and after the Petition Date and, for the avoidance of doubt, such request will survive termination of this Interim Order. Without limiting the foregoing, any delay in, or failure of, the Administrative Agent, any of the Prepetition First Lien Loan Secured Parties, the First Lien Indenture Trustee, the First Lien Collateral Trustee, and/or any of the Prepetition First Lien Notes Secured Parties, or the Second Lien Indenture Trustee, the Second Lien Collateral Trustee, and/or any of the Prepetition Second Lien Notes Secured Parties to seek relief or otherwise assert or exercise any of their rights or remedies shall not constitute a waiver of any right or remedy and all such rights and remedies are reserved and preserved in all respects.

13. Modification of Automatic Stay. The Debtors are authorized to perform all acts and to make, execute, and deliver any and all instruments as may be reasonably necessary to implement the terms and conditions of this Interim Order and the transactions contemplated hereby. The stay of section 362 of the Bankruptcy Code is hereby modified to permit the parties to accomplish the transactions contemplated by this Interim Order.

14. Survival of Interim Order. The provisions of this Interim Order shall be binding upon any trustee appointed during the Cases or upon a conversion to cases under chapter 7 of the Bankruptcy Code, and any actions taken pursuant hereto shall survive entry of any order which may be entered converting the Cases to chapter 7 cases, dismissing the Cases under section 1112 of the Bankruptcy Code or otherwise, confirming or consummating any plan(s) of reorganization or liquidation or otherwise, or approving or consummating any sale of any Prepetition Collateral or Collateral, whether pursuant to section 363 of the Bankruptcy Code or included as part of any plan. The terms and provisions of this Interim Order, as well as the priorities in payments, liens, and security interests granted pursuant to this Interim Order shall continue notwithstanding any conversion of the Cases to chapter 7 cases under the Bankruptcy Code, dismissal of the Cases, confirmation or consummation of any plan(s) of reorganization or liquidation, approval or consummation of any sale, or otherwise. Subject to the limitations described in paragraphs 4(d), 4(g), 5(e), and 19 of this Interim Order, the adequate protection payments made pursuant to this Interim Order shall not be subject to counterclaim, setoff, subordination, recharacterization, defense or avoidance in the Cases or any subsequent chapter 7 cases or other proceeding (other than a defense that the payment has actually been made).

15. No Third-Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder, or any direct, indirect, or incidental beneficiary.

16. Release. Subject to the rights and limitations set forth in paragraph 19 of this Interim Order, effective upon entry of the Interim Order, each of the Debtors and the Debtors’ estates, on its own behalf and on behalf of each of their predecessors, their successors, and assigns, shall, to the maximum extent permitted by applicable law, unconditionally, irrevocably, and fully forever release, remise, acquit, relinquish, irrevocably waive, and discharge each of the Prepetition Secured Parties (each in their respective roles as such), and each of their respective affiliates, former, current, or future officers, employees, directors, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, assigns, agents, and predecessors in interest, each in their capacity as such, of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened, including, without limitation, all legal and equitable theories of recovery, arising under common law, statute, or regulation or by contract, of every nature and description that exist on the date hereof with respect to or relating to the Prepetition First Lien Loans, the First Lien Notes, the Prepetition Second Lien Notes, the Prepetition Liens, the Prepetition Secured Indebtedness, the Prepetition Documents, the Intercreditor Agreements, or this Interim Order, as applicable, and/or the transactions contemplated hereunder or thereunder including, without limitation, (i) any so-called “lender liability” or equitable subordination claims or defenses, (ii) any and all claims and causes of action arising under the Bankruptcy Code, and (iii) any and all claims and causes of action regarding the validity, priority, extent, enforceability, perfection, or avoidability of the liens or claims of the Prepetition Secured Parties; provided, however, no such parties will be released to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from such parties’ gross negligence, fraud, or willful misconduct.

17. Binding Effect. The terms of this Interim Order shall be valid and binding upon the Debtors, all creditors of the Debtors and all other parties in interest from and after the entry of this Interim Order by this Court. Notwithstanding anything in this Interim Order or any other agreement or document to the contrary, upon entry of this Interim Order, the Ad Hoc First Lien Advisors shall provide written confirmation (the “Requisite Group Notice”) to the Debtors, the First Lien Indenture Trustee, and the First Lien Collateral Trustee that (a) the Ad Hoc First Lien Group represents the holders of more than 50% of the sum of the aggregate outstanding principal amount of Secured Debt (as defined in the First Lien Collateral Trust Agreement) (including the face amount of outstanding letters of credit whether or not available or drawn) (the “Required Holders”) and (b) each member of the Ad Hoc First Lien Group consents to the delivery by the Ad Hoc First Lien Advisors of any consents and waivers as a block on behalf of each member of the Ad Hoc First Lien Group pursuant to this Interim Order. The Debtors, the Administrative Agent, the First Lien Indenture Trustee and the First Lien Collateral Trustee shall be permitted to rely upon the Requisite Group Notice. The Ad Hoc First Lien Advisors shall promptly provide written notice to the Debtors, the Administrative Agent, the First Lien Indenture Trustee, and the First Lien Collateral Trustee if, at any time, the Ad Hoc First Lien Group no longer constitutes Required Holders (a “Subsequent Group Notice”). In the event the Ad Hoc First Lien Advisors provide a Subsequent Group Notice, consent and waiver rights under this Interim Order in favor of the Ad Hoc First Lien Group shall be deemed to be in favor of the Required Holders (which consent or waiver may be provided by the First Lien Collateral Trustee, acting pursuant to an Act of Required Secured Parties (as defined in the First Lien Collateral Trust Agreement)), unless and until the Ad Hoc First Lien Advisors provide a Requisite Group Notice providing written confirmation that the Ad Hoc First Lien Group constitutes holders representing Required Holders. Notwithstanding anything to the contrary in this Interim Order, nothing in this Interim Order prejudices the Prepetition First Lien Secured Parties’ respective rights under the First Lien Collateral Trust Agreement.

18. Reversal, Stay, Modification or Vacatur. In the event the provisions of this Interim Order are reversed, stayed, modified or vacated by court order following notice and any further hearing, such reversals, modifications, stays or vacatur shall not affect the rights and priorities of the Prepetition Secured Parties granted pursuant to this Interim Order. Notwithstanding any such reversal, stay, modification or vacatur by court order, any indebtedness, obligation or liability incurred by the Debtors pursuant to this Interim Order arising prior to the First Lien Collateral Trustee’s or Second Lien Collateral Trustee’s receipt of notice of the effective date of such reversal, stay, modification or vacatur shall be governed in all respects by the original provisions of this Interim Order, and the Prepetition Secured Parties shall continue to be entitled to all of the rights, remedies, privileges and benefits, including any payments authorized herein and the security interests and liens granted herein, with respect to all such indebtedness, obligation or liability, and the validity of any payments made or obligations owed or credit extended or lien or security interest granted pursuant to this Interim Order is and shall remain subject to the protection afforded under the Bankruptcy Code.

19. Reservation of Certain Third-Party Rights and Bar of Challenge and Claims.

(a) Subject to the Challenge Period (as defined herein), the stipulations, admissions, waivers, and releases contained in this Interim Order, including the Debtors’ Stipulations, shall be binding upon the Debtors, their estates, and any of their respective successors in all circumstances and for all purposes, and the Debtors are deemed to have irrevocably waived and relinquished all Challenges (as defined below) as of the Petition Date. The stipulations, admissions, and waivers contained in this Interim Order, including, the Debtors’ Stipulations, shall be binding upon all other parties in interest, including any Committee and any other person acting on behalf of the Debtors’ estates, unless and to the extent that a party in interest with proper standing granted by order of the Court (or other court of competent jurisdiction) has timely and properly filed an adversary proceeding or contested matter under the Bankruptcy Rules (i) before the earlier of (A) except as to any Committee, seventy-five (75) calendar days after entry of the Final Order, and (B) in the case of any such adversary proceeding or contested matter filed by any Committee, sixty (60) calendar days after the entry of the Final Order, subject to further extension by written agreement of the Debtors and the Ad Hoc First Lien Group or further extension by the Court for cause shown upon a motion filed and served within the applicable period (in each case, a “Challenge Period” and, the date of expiration of each Challenge Period, a “Challenge Period Termination Date”); provided, however, that if, prior to the end of the Challenge Period, (x) the cases convert to chapter 7, or (y) a chapter 11 trustee is appointed, then, in each such case, the Challenge Period shall be extended by the later of (I) the time remaining under the Challenge Period plus ten (10) days or (II) such other time as ordered by the Court solely with respect to any such trustee, commencing on the occurrence of either of the events discussed in the foregoing clauses (x) and (y); (ii) seeking to avoid, object to, or otherwise challenge the findings or Debtors’ Stipulations regarding: (A) the validity, enforceability, extent, priority, or perfection of the mortgages, security interests, and liens of the Prepetition Secured Parties; or (B) the validity, enforceability, allowability, priority, secured status, or amount of the Prepetition Secured Indebtedness (any such claim, a “Challenge”); and (iii) in which the Court enters a final order in favor of the plaintiff sustaining any such Challenge in any such timely filed adversary proceeding or contested matter.

(b) Upon the expiration of the Challenge Period without the filing of a Challenge (or if any such Challenge is filed and overruled): (i) any and all such Challenges by any party (including, without limitation, any Committee, the FCR, any chapter 11 trustee, and/or any examiner or other estate representative appointed or elected in these Cases, and any chapter 7 trustee and/or examiner or other estate representative appointed or elected in any Successor Case) shall be deemed to be forever barred; (ii) the Prepetition Secured Indebtedness shall constitute allowed claims, not subject to counterclaim, setoff, recoupment, reduction, subordination, recharacterization, defense, or avoidance for all purposes in the Debtors’ Cases and any Successor Cases; (iii) the Prepetition Liens shall be deemed to have been, as of the Petition Date, legal, valid, binding, and perfected secured claims, not subject to recharacterization, subordination, or avoidance; and (iv) all of the Debtors’ stipulations and admissions contained in this Interim Order, including the Debtors’ Stipulations, and all other waivers, releases, affirmations, and other stipulations as to the priority, extent, and validity as to the Prepetition Secured Parties’ claims, liens, and interests contained in this Interim Order shall be in full force and effect and forever binding upon the Debtors, the Debtors’ estates, and all creditors, interest holders, and other parties in interest in these Cases and any Successor Cases.

(c) If any such adversary proceeding or contested matter is timely and properly filed under the Bankruptcy Rules, the stipulations and admissions contained in this Interim Order, including the Debtors’ Stipulations, shall nonetheless remain binding and preclusive on any Committee and any other person or entity except to the extent that such stipulations and admissions were expressly challenged in such adversary proceeding or contested matter prior to the Challenge Period Termination Date. Nothing in this Interim Order vests or confers on any person (as defined in the Bankruptcy Code), including, without limitation, any Committee appointed in the Cases, standing or authority to pursue any cause of action belonging to the Debtors or their estates, including, without limitation, any challenges (including a Challenge) with respect to the Prepetition Documents, the Intercreditor Agreements, the Prepetition Liens, the Prepetition Secured Indebtedness, and a separate order of the Court conferring such standing on any Committee or other party-in-interest shall be a prerequisite for the prosecution of a Challenge by such Committee or such other party-in-interest.

20. Limitation on Use of Collateral and Cash Collateral. Notwithstanding anything to the contrary set forth in this Interim Order, except as expressly permitted by this Interim Order, or any other document, none of the Collateral, the Prepetition Collateral, including Cash Collateral, or the Carve Out or proceeds of any of the foregoing may be used: (a) to investigate (including by way of examinations or discovery proceedings), initiate, assert, prosecute, join, commence, support, or finance the initiation or prosecution of any claim, counterclaim, action, suit, arbitration, proceeding, application, motion, objection, defense, adversary proceeding, or other litigation of any type (i) against any of the Prepetition Secured Parties (in their capacities as such), and each of their respective affiliates, officers, directors, employees, agents, representatives, attorneys, consultants, financial advisors, affiliates, assigns, or successors, with respect to any transaction, occurrence, omission, action, or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, any so-called “lender liability” claims and causes of action, or seeking relief that would impair the rights and remedies of the Prepetition Secured Parties under the Prepetition Documents, Intercreditor Agreements, this Interim Order, or any other applicable document or agreement, including, without limitation, for the payment of any services rendered by the professionals retained by the Debtors or any Committee appointed (if any) in these Cases in connection with the assertion of or joinder in any claim, counterclaim, action, suit, arbitration, proceeding, application, motion, objection, defense, adversary proceeding, or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment, determination, declaration, or similar relief that would impair the ability of any of the Prepetition Secured Parties to recover on the Prepetition Collateral or the Collateral or seeking affirmative relief against any of the Prepetition Secured Parties related to the Prepetition Secured Indebtedness; (ii) invalidating, setting aside, avoiding, or subordinating, in whole or in part, the Prepetition Secured Indebtedness or the Prepetition Secured Parties’ respective Prepetition Liens or security interests in the Prepetition Collateral or the Collateral, as applicable; or (iii) for monetary, injunctive, or other affirmative relief against any of the Prepetition Secured Parties or the Prepetition Secured Parties’ respective liens on or security interests in the Prepetition Collateral or the Collateral that would impair the ability of any of the Prepetition Secured Parties to assert or enforce any lien, claim, right, or security interest or to realize or recover on the Prepetition Secured Indebtedness, to the extent applicable; (b) for objecting to or challenging in any way the legality, validity, priority, perfection, or enforceability of the claims, liens, or interests (including, without limitation, the Prepetition Liens) held by or on behalf of each of the Prepetition Secured Parties related to the Prepetition Secured Indebtedness; (c) for asserting, commencing, or prosecuting any claims or causes of action whatsoever, including, without limitation, any Avoidance Actions related to or in connection with the Prepetition Secured Indebtedness or the Prepetition Liens; or (d) for prosecuting an objection to, contesting in any manner, or raising any defenses to, the validity, extent, amount, perfection, priority, or enforceability of: (i) any of the Prepetition Liens or any other rights or interests of any of the Prepetition Secured Parties related to the Prepetition Secured Indebtedness or the Prepetition Liens, provided that no more than $50,000 of the proceeds of the Collateral, or the Prepetition Collateral, including the Cash Collateral, in the aggregate, may be used solely by any Committee appointed (if any) in these Cases, if any, solely to investigate, within the Challenge Period, the claims, causes of action, adversary proceedings, or other litigation against the Prepetition Secured Parties solely concerning the legality, validity, priority, perfection, enforceability or extent of the claims, liens, or interests (including, without limitation, the Prepetition Liens) held by or on behalf of each of the Prepetition Secured Parties related to the Prepetition Secured Indebtedness; provided, further, that any such Committee shall not assert an administrative expense claim against the Debtor for any fees and expenses incurred in excess of $50,000; and provider, further, that nothing in this paragraph shall prohibit the Debtors from exercising rights conferred to them in this Interim Order.

21. Enforceability; Waiver of Any Applicable Stay. This Interim Order shall constitute findings of fact and conclusions of law and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof. Notwithstanding Bankruptcy Rule 6004(h), 6006(d), 7062 or 9014 or any other Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order.

22. Proofs of Claim. Notwithstanding anything to the contrary contained in any prior or subsequent order of the Court, including, without limitation, any order establishing a deadline for the filing of proofs of claim or requests for payment of administrative expenses under section 503(b) of the Bankruptcy Code, (i) the Prepetition Secured Parties shall not be required to file any proof of claim or request for payment of administrative expenses with respect to any of the Prepetition Secured Indebtedness, the Adequate Protection Liens, or the Adequate Protection Superpriority Claims; and the failure to file any such proof of claim or request for payment of administrative expenses shall not affect the validity, priority, or enforceability of any of the Prepetition Documents or of any other indebtedness, liabilities, or obligations arising at any time thereunder or under this Interim Order or prejudice or otherwise adversely affect the Prepetition Secured Parties’ rights, remedies, powers, or privileges under any of the Prepetition Documents, this Interim Order, or applicable law, (ii) the First Lien Collateral Trustee and the Prepetition First Lien Agents (on behalf of themselves and the other Prepetition First Lien Secured Parties) are hereby authorized and entitled, in their sole discretion, but not required, to file (and amend and/or supplement, as they see fit) in the applicable Debtor’s Case, a single master proof of claim in the Cases for any and all claims of the Prepetition First Lien Secured Parties arising from the applicable Credit Documents and/or First Lien Notes Documents, and (iii) the Second Lien Collateral Trustee and Second Lien Indenture Trustee (on behalf of themselves and the other Prepetition Second Lien Notes Secured Parties) are hereby authorized and entitled, in their sole discretion, but not required, to file (and amend and/or supplement, as they see fit) in the applicable Debtor’s Case, a single master proof of claim in the Cases for any and all claims of the Prepetition Second Lien Notes Secured Parties arising from the applicable Second Lien Notes Documents; provided, that nothing herein shall waive the right of any Prepetition Secured Party to file its own proofs of claim against any of the Debtors. The provisions set forth in this paragraph are intended solely for the purpose of administrative convenience and shall not affect the substantive rights of any party-in-interest or their respective successors-in-interest.

23. Intercreditor Agreements. Pursuant to section 510 of the Bankruptcy Code, the Intercreditor Agreements and any other applicable intercreditor, subordination and/or turnover provisions contained in any of the Prepetition Documents or any of the Secured Debt Documents (as defined in each Collateral Trust Agreement), shall (a) remain in full force and effect, (b) continue to govern the relative obligations, priorities, rights and remedies of (i) the Prepetition First Lien Secured Parties in the case of the First Lien Collateral Trust Agreement, (ii) the Prepetition Second Lien Notes Secured Parties in the case of the Second Lien Collateral Trust Agreement, and (iii) the Prepetition First Lien Secured Parties and the Prepetition Second Lien Notes Secured Parties in the case of the 1L-2L Intercreditor Agreement, and (c) not be deemed to be amended, altered or modified by the terms of this Interim Order.

24. Section 552(b) of the Bankruptcy Code. Subject to entry of the Final Order, the (i) Prepetition Secured Parties shall each be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code and (ii) the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to any of the Prepetition Secured Parties with respect to proceeds, products, offspring or profits of any of the Prepetition Collateral or the Collateral.

25. No Marshaling. Subject to entry of the Final Order, the Prepetition Secured Parties shall not be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the Prepetition Collateral or the Collateral.

26. Expense Invoices; Disputes; Indemnification.

(a) Any of the Debtors’ obligations to pay, in accordance with this Interim Order, the principal, interest, fees, payments, expenses, or any other amounts described in the Prepetition Documents or this Interim Order as such amounts become due, shall not require the Debtors or any party to obtain further Court approval. For the avoidance of doubt, such payments include, without limitation, subject to the conditions and limitations set forth in this Interim Order, the Administrative Agent’s fees, including the fees of Simpson Thacher & Bartlett LLP, each First Lien Indenture Trustee’s fees, the First Lien Collateral Trustee’s fees, the Ad Hoc First Lien Group’s fees, including the Ad Hoc First Lien Advisor fees, the Second Lien Indenture Trustee’s fees, the Second Lien Collateral Trustee’s fees, the Ad Hoc Cross-Holder Group’s fees, including the Ad Hoc Cross-Holder Advisor fees, and the reasonable and documented fees and expenses of counsel and other professionals and any other principal, interest, fees, payments, expenses as set forth in paragraphs 4 and 5 of this Interim Order, whether or not such fees arose before or after the Petition Date, all to the extent provided in this Interim Order.

(b) The Prepetition Loan Parties shall be jointly and severally obligated to pay all reasonable and documented fees and expenses described above, which obligations shall constitute Prepetition Secured Indebtedness. The Debtors shall pay the reasonable and documented professional fees and expenses of professionals to the extent provided for in paragraphs 4 and 5 of this Interim Order without the necessity of filing formal fee applications or complying with the U.S. Trustee Guidelines, including such amounts arising before the Petition Date; provided, that copies of invoices for such professional fees, expenses and disbursements (the “Invoiced Fees”) shall be served by email on the Debtors, the U.S. Trustee, and counsel to any Committee, who shall have five (5) business days (the “Review Period”) to review and assert any objections thereto. Invoiced Fees shall be in the form of an invoice summary for professional fees and categorized expenses incurred during the pendency of the Cases, and such invoice summary shall not be required to contain time entries, but shall include a list of professionals providing services, with rates and hours worked, and a general, brief description of the nature of the matters for which services were performed, and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any work product doctrine, privilege or protection, common interest doctrine privilege or protection, any other evidentiary privilege or protection recognized under applicable law, or any other confidential information, and the provision of such invoices shall not constitute any waiver of the attorney-client privilege, work product doctrine, privilege or protection, common interest doctrine privilege or protection, or any other evidentiary privilege or protection recognized under applicable law. The Debtors, any Committee, or the U.S. Trustee may dispute the payment of any portion of the Invoiced Fees (the

“Disputed Invoiced Fees”) if, within the Review Period, a Debtor, any Committee that may be appointed in these Cases, or the U.S. Trustee notifies the submitting party in writing setting forth the specific objections to the Disputed Invoiced Fees (to be followed by the filing with the Court, if necessary, of a motion or other pleading, with at least ten (10) business days’ prior written notice to the submitting party of any hearing on such motion or other pleading). For avoidance of doubt, the Debtors shall promptly pay in full all Invoiced Fees other than the Disputed Invoiced Fees.

(c) Subject to any restrictions imposed by applicable law, nothing in this Interim Order shall abrogate the indemnification provisions set forth in any of the Credit Documents or any of the First Lien Notes Documents.

27. Letters of Credit under the Credit Agreement. Following entry of this Interim Order, the Debtors shall be authorized, but not directed, to request that the Issuing Banks (as defined in the Credit Agreement) extend, renew, or otherwise amend letters of credit issued under the Credit Agreement (“Letters of Credit”), in accordance with the practices and procedures in the Credit Agreement, and to take all actions reasonably appropriate with respect thereto (including seeking that the applicable beneficiaries of such letters of credit approve the same), and the Issuing Banks in their discretion are each authorized to extend, renew, or otherwise amend the Letters of Credit in accordance with the terms of the Credit Agreement, provided that no Issuing Bank or any other Prepetition First Lien Loan Secured Party shall have any obligation to extend, renew, or otherwise amend the Letters of Credit and the obligations of the parties with respect to the Letters of Credit shall not be modified by this Interim Order.

28. Credit Bidding and Sale Provisions. Subject to paragraph 19 of this Interim Order, pursuant to section 363(k) of the Bankruptcy Code, (i) the First Lien Collateral Trustee shall have the right to credit bid (either directly or through one or more acquisition vehicles), up to the full amount of the Prepetition First Lien Secured Parties’ respective claims, including, for the avoidance of doubt, any secured claims arising under this Interim Order in favor of the Prepetition First Lien Secured Parties (including, without limitation, any claim secured by any Adequate Protection Lien), and (ii) subject to the terms of the 1L-2L Intercreditor Agreement, the Second Lien Collateral Trustee shall have the right to credit bid (either directly or through one or more acquisition vehicles), up to the full amount of the Prepetition Second Lien Notes Secured Parties’ respective claims, including, for the avoidance of doubt, any secured claims arising under this Interim Order in favor of the Prepetition Second Lien Notes Secured Parties (including, without limitation, any claim secured by any Adequate Protection Lien), in each case, in any sale of all or any portion of the Prepetition Collateral or the Collateral, including, without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any chapter 11 plan; provided, however, that any credit bid by the Second Lien Collateral Trustee or its designee shall comply in all respects with the 1L-2L Intercreditor Agreement and the terms set forth in any bidding procedures and bidding procedures order entered by the Court. No Debtor shall object to, or solicit, support, or encourage any objection to, any rights set forth in this paragraph and all relevant provisions of any Intercreditor Agreement shall apply and be binding with respect to any and all rights set forth in this paragraph.

29. Information Sharing. Notwithstanding anything to the contrary herein, to the extent that information is required to or requested to be shared pursuant to this Interim Order to parties that are subject to a confidentiality agreement with the Debtors (including, without limitation, pursuant to paragraphs 3(c), 3(e), 4(h), and 5(f)), such information is not required to be shared until the Debtors and the relevant recipients have, acting in good faith, agreed as to the application or non-application of any cleansing or blowout provision, if any, in any such confidentiality agreement, and until any such agreement has been reached, the Debtors reserve the right not to disclose any such information; provided that the foregoing restrictions do not apply to the Administrative Agent and Private Side Lenders to the extent they receive confidential information hereunder pursuant to the confidentiality provisions of the Credit Agreement.

30. Headings. The headings in this Interim Order are for purposes of reference only and shall not limit or otherwise affect the meaning of this Interim Order.

31. Retention of Jurisdiction. The Court has and will retain jurisdiction to enforce this Interim Order and with respect to all matters arising from or related to the implementation of this Interim Order.

32. Final Hearing. A final hearing on the relief requested in the Motion shall be held on [________], 2022, at __:__ _.m. (prevailing Eastern time). Any party in interest objecting to the relief sought at the Final Hearing shall file written objections no later than [___________], 2022 at [ ]:[ ] p.m.

Dated: _______________, 2022

UNITED STATES BANKRUPTCY JUDGE

Exhibit 1

Approved Budget

Project Zed

Approved Budget

Weekly Cash Flow – Debtor Monthly View1

(USD in $ millions, unless otherwise indicated)

Debtor

Month	8/15 - 8/31 Aug-22	Sep-22	Oct-22	Nov-22	Dec-22	Jan-23	Feb-23	Mar-23	Apr-23	May-23	Jun-23	Jul-23	Total
Operating Receipts
Product Sales Receipts	$54	$368	$260	$201	$247	$223	$204	$222	$184	$188	$208	$197	$2,555
Other Receipts	—	18	0	0	0	0	0	0	0	0	0	0	23

Total Operating Receipts	$54	$386	$260	$201	$247	$224	$205	$222	$184	$189	$209	$197	$2,578
Operating Disbursements
Payroll & Payroll Related	($13)	($33)	($26)	($18)	($18)	($18)	($18)	($59)	($23)	($18)	($18)	($18)	($284)
Materials & Freight	(16)	(63)	(32)	(22)	(22)	(22)	(22)	(22)	(22)	(22)	(22)	(22)	(309)
R&D, Marketing & Royalties	(4)	(31)	(68)	(24)	(25)	(22)	(48)	(26)	(48)	(26)	(22)	(48)	(390)
Rebates	(16)	(85)	(68)	(33)	(80)	(38)	(22)	(67)	(29)	(34)	(37)	(26)	(533)
G&A and Other	(6)	(67)	(59)	(23)	(23)	(23)	(23)	(23)	(23)	(23)	(23)	(23)	(343)

Total Operating Disbursements	($55)	($279)	($252)	($120)	($169)	($124)	($134)	($197)	($145)	($124)	($123)	($137)	($1,859)

Net Cash Flow From Operations	($2)	$107	$8	$81	$78	$100	$71	$25	$39	$65	$86	$60	$719

Intercompany to Non-Debtors – From / (To)	—	—	—	—	($17)	($15)	($15)	($15)	($15)	($15)	($15)	($15)	($122)
Non-Operating
Debt Service[2]	($135)	($45)	($47)	($45)	($45)	($48)	($43)	($48)	($43)	($51)	($46)	($48)	($645)
Other Non-Operating	(0)	(25)	—	—	—	—	—	—	—	—	—	—	(26)

Total Non-Operating	($135)	($70)	($47)	($45)	($45)	($48)	($43)	($48)	($43)	($51)	($46)	($48)	($671)
Restructuring Costs
Professional Fees	($8)	($14)	($18)	($47)	($25)	($25)	($25)	($25)	($25)	($25)	($25)	($25)	($288)
Utility Deposit	(0)	—	—	—	—	—	—	—	—	—	—	—	(0)

Total Restructuring Costs	($9)	($14)	($18)	($47)	($25)	($25)	($25)	($25)	($25)	($25)	($25)	($25)	($288)

Net Cash Flow	($146)	$23	($57)	($12)	($9)	$12	($12)	($63)	($45)	($26)	($0)	($28)	($361)

Cash Balance[3]
Beginning Cash Balance - Book	$1,032	$886	$910	$853	$841	$832	$844	$832	$769	$724	$698	$698	$1,032
Net Cash Flow	(146)	23	(57)	(12)	(9)	12	(12)	(63)	(45)	(26)	(0)	(28)	(361)

Ending Cash Balance - Book	$886	$910	$853	$841	$832	$844	$832	$769	$724	$698	$698	$671	$671

( +/- ) Outstanding Checks	9	9	9	9	9	9	9	9	9	9	9	9	9

Ending Cash Balance - Bank	$895	$918	$861	$849	$841	$853	$840	$777	$733	$707	$707	$679	$679

Notes:

(1)	Forecast assumes a preliminary injunction is in place in connection with the opioid litigation. Litigation costs would be significantly higher in the event an injunction is not granted.
(2)	For the post-petition period, interest is calculated using ABR (with Prime Rate constant at 5.5%), plus adequate protection payments pursuant to the proposed Cash Collateral order
(3)	Includes $85 million of funds pledged under the TLC agreement

Project Zed

Approved Budget

13-Week Cash Flow – Debtor Entities

(USD in $000s, unless otherwise indicated)

Debtor

	Targeted
	Ch. 11 Filing
	Week
	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst
Forecast Week No.	Week 1	Week 2	Week 3	Week 4	Week 5	Week 6	Week 7	Week 8	Week 9	Week 10	Week 11	Week 12	Week 13	13-Week
Week Ended	8/19	8/26	9/2	9/9	9/16	9/23	9/30	10/7	10/14	10/21	10/28	11/4	11/11	Total
Operating Receipts
Product Sales Receipts	$20,115	$33,525	$36,779	$55,168	$91,947	$91,947	$91,947	$64,892	$64,892	$64,892	$64,892	$51,103	$51,103	$783,200
Other Receipts	—	—	18,471	—	—	—	—	471	—	—	—	471	—	19,414

Total Operating Receipts	$20,115	$33,525	$55,250	$55,168	$91,947	$91,947	$91,947	$65,363	$64,892	$64,892	$64,892	$51,574	$51,103	$802,614
Operating Disbursements
Payroll & Payroll Related	($672)	($12,806)	($8,087)	($13,716)	($672)	($8,540)	($2,479)	($15,898)	($672)	($8,540)	($672)	($10,402)	($672)	($83,826)
Materials & Freight	(1,485)	(14,440)	(14,945)	(17,737)	(20,392)	(2,333)	(7,600)	(9,488)	(9,715)	(5,124)	(7,490)	(10,465)	(4,853)	(126,066)
R&D, Marketing & Royalties	—	(4,035)	(6,414)	(4,035)	(4,035)	(7,940)	(8,511)	(9,939)	(9,939)	(8,651)	(39,232)	(6,357)	(6,357)	(115,445)
Rebates	(2,111)	(13,719)	(14,924)	(17,409)	(17,409)	(17,409)	(17,409)	(16,891)	(16,891)	(16,891)	(16,891)	(13,046)	(10,162)	(191,161)
G&A and Other	(811)	(5,143)	(5,586)	(19,628)	(7,257)	(13,850)	(20,746)	(25,917)	(14,134)	(8,893)	(10,392)	(9,236)	(20,164)	(161,755)

Total Operating Disbursements	($5,078)	($50,143)	($49,956)	($72,524)	($49,764)	($50,072)	($56,744)	($78,133)	($51,351)	($48,099)	($74,676)	($49,505)	($42,207)	($678,253)

Net Cash Flow From Operations	$15,037	($16,618)	$5,294	($17,356)	$42,182	$41,875	$35,203	($12,770)	$13,540	$16,793	($9,785)	$2,069	$8,896	$124,361

Intercompany to Non-Debtors – From / (To)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Non-Operating
Debt Service[1]	($113,998)	—	($21,071)	—	—	—	($45,152)	—	—	—	—	($46,657)	—	($226,878)
Other Non-Operating	(400)	—	(25,254)	—	—	—	—	—	—	—	—	—	—	(25,654)

Total Non-Operating	($114,398)	—	($46,325)	—	—	—	($45,152)	—	—	—	—	($46,657)	—	($252,533)
Restructuring Costs
Professional Fees	($8,286)	—	—	($3,197)	($3,783)	—	($6,581)	($6,195)	—	—	($11,985)	($5,000)	($6,195)	($51,222)
Utility Deposit	(300)	—	—	—	—	—	—	—	—	—	—	—	—	(300)

Total Restructuring Costs	($8,586)	—	—	($3,197)	($3,783)	—	($6,581)	($6,195)	—	—	($11,985)	($5,000)	($6,195)	($51,522)

Net Cash Flow	($107,947)	($16,618)	($41,031)	($20,554)	$38,400	$41,875	($16,530)	($18,965)	$13,540	$16,793	($21,770)	($49,588)	$2,701	($179,693)

Cash Balance[2]
Beginning Cash Balance - Book	$1,031,990	$924,043	$907,425	$866,394	$845,840	$884,240	$926,115	$909,585	$890,620	$904,160	$920,953	$899,184	$849,596	$1,031,990
Net Cash Flow	(107,947)	(16,618)	(41,031)	(20,554)	38,400	41,875	(16,530)	(18,965)	13,540	16,793	(21,770)	(49,588)	2,701	(179,693)

Ending Cash Balance - Book	$924,043	$907,425	$866,394	$845,840	$884,240	$926,115	$909,585	$890,620	$904,160	$920,953	$899,184	$849,596	$852,297	$852,297

( +/- ) Outstanding Checks	500	8,527	8,527	8,527	8,527	8,527	8,527	8,527	8,527	8,527	8,527	8,527	8,527	8,527

Ending Cash Balance - Bank	$924,543	$915,952	$874,921	$854,367	$892,767	$934,642	$918,112	$899,147	$912,687	$929,480	$907,711	$858,123	$860,823	$860,823

Notes:

(1)	For the post-petition period, interest is calculated using ABR (with Prime Rate constant at 5.5%), plus adequate protection payments pursuant to the proposed Cash Collateral order
(2)	Includes $85 million of funds pledged under the TLC agreement

Exhibit 2

Milestones

2

Milestones

(Capitalized terms used but not defined in the Interim Order have the meaning set forth in the RSA.)

Milestone	Date

The Bankruptcy Court shall have entered the Cash Collateral Order on an interim basis.	Not later than 11:59 p.m. prevailing Eastern Time on the date that is five (5) Business Days after the Petition Date.

The Bankruptcy Court shall have entered the Cash Collateral Order on a final basis.	Not later than 11:59 p.m. prevailing Eastern Time on the date that is forty-five (45) calendar days after the Petition Date.

The Bankruptcy Court shall have entered the Bidding Procedures Order.	Not later than 11:59 p.m. prevailing Eastern Time on the date that is one-hundred (100) calendar days after the Petition Date.

The Bankruptcy Court shall have entered the Sale Order.	Not later than 11:59 p.m. prevailing Eastern Time on the date that is two-hundred forty-five (245) calendar days after the Petition Date.

The Closing Date shall have occurred.	Not later than 11:59 p.m. prevailing Eastern Time on the date that is three-hundred five (305) calendar days after the Petition Date (the “Outside Date”), provided that: (x) to the extent that a milestone above is extended in accordance with the terms of the RSA or by an Order of the Bankruptcy Court, or otherwise take longer to satisfy then is set forth in the applicable Milestone and the Consenting First Lien Creditors do not terminate this Agreement on account thereof, then the Outside Date shall in each instance automatically be extended by an equivalent number of days; (y) to the extent that the Purchaser is not the prevailing bidder at an auction, but the purchase agreement with respect to the prevailing bidder is terminated and the Debtors either seek to close the Sale Transaction with the Purchaser as a backup bidder or an alternative Sale with another backup bidder, the Outside Date shall be automatically extended to the date that is one-

hundred eighty (180) calendar days from the date that the purchase agreement with the prevailing bidder is terminated; and (z) to the extent the Closing Date is not achieved by the Outside Date (after giving effect to any extensions) solely due to any regulatory or third-party approval or consent remaining outstanding, the Outside Date shall be extended by one-hundred twenty (120) additional calendar days.

2

Exhibit C

Bidding Procedures

Exhibit C to Restructuring Term Sheet

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Paul D. Leake

Lisa Laukitis

Shana A. Elberg

Evan A. Hill

One Manhattan West

New York, New York 10001

Telephone: (212) 735-3000

Fax: (212) 735-2000

Proposed Counsel to Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re	Chapter 11

ENDO INTERNATIONAL PLC, et al.,	Case No. [__]-[_____] ([___])

Debtors. [1]	(Jointly Administered)

BIDDING PROCEDURES FOR

THE SALE OF SUBSTANTIALLY ALL ASSETS

The procedures set forth herein (these “Bidding Procedures”) will be employed in connection with a sale(s) or disposition(s) (each, a “Transaction” and collectively, the “Sale”) of substantially all the assets owned by Endo International plc and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”) in connection with the above-captioned chapter 11 cases (the “Chapter 11 Cases”).

By the Debtors’ Motion to Establish Bidding, Noticing, and Assumption and Assignment Procedures for the Sale of Substantially All of the Debtors’ Assets and for Related Relief [Docket No. [ ]] (the “Sale Motion”) the Debtors, as debtors in possession, sought, among other things, approval of these Bidding Procedures for soliciting bids for, conducting an auction (the “Auction”) of, and consummating, the Sale, as further described herein.2

[1]

The last four digits of Debtor Endo International plc’s tax identification number are 3755. Due to the large number of debtors in these chapter 11 cases, a complete list of the debtor entities and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://restructuring.ra.kroll.com/Endo. The location of the Debtors’ service address for purposes of these chapter 11 cases is: 1400 Atwater Drive, Malvern, PA 19355.

[2]

All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Sale Motion, the RSA (as defined below), or the Stalking Horse Agreement (as defined below), as applicable.

On [                ], 2022, the United States Bankruptcy Court for the Southern District of New York (the “Court”), entered the Order Establish Bidding, Noticing, and Assumption and Assignment Procedures for the Sale of Substantially All of the Debtors’ Assets and for Related Relief [Docket No. [    ]) (the “Bidding Procedures Order”), which, among other things, authorized (a) the Debtors to solicit bids for the Sale in accordance with these Bidding Procedures outlined herein and (b) the Debtors’ entry into a purchase and sale agreement (as may be amended, supplemented, or otherwise modified from time to time, the “Stalking Horse Agreement”) with one or more entities (or their designees) formed in a manner acceptable to the Required Holders in their sole discretion (the “Stalking Horse Bidder”) for the sale of the Transferred Assets, free and clear of any and all liens, encumbrances, claims, and other interests, pursuant to which the Stalking Horse Bidder has committed to provide aggregate consideration consisting of (collectively, the “Stalking Horse Bid”): (i) a credit bid, pursuant to section 363(k) of title 11 of the United States Code (the “Bankruptcy Code”) in full satisfaction of the Prepetition First Lien Indebtedness (the “Stalking Horse Credit Bid”); (ii) $5 million in cash on account of certain unencumbered Transferred Assets (the “Stalking Horse Cash Purchase Price”); (iii) the Wind-Down Amount; (iv) the Pre-Closing Professional Fee Reserve Amounts; and (v) assumption of the Assumed Liabilities. Pursuant to the Bidding Procedures Order, the Stalking Horse Bid is subject to higher or better offers, the outcome of the Auction and the approval of the Court.

The Restructuring Support Agreement, dated as of August 16, 2022 (the “RSA”),3 currently contemplates that the Sale will be implemented pursuant to the terms and conditions of either (i) the Stalking Horse Agreement or, (ii) in the event one or more third-party purchaser(s) is determined to have submitted the highest or otherwise best offer or offers for the Assets (as defined below) in accordance with these Bidding Procedures, the purchase and sale agreement(s) agreed to by the Debtors and such third-party purchaser(s).

DESCRIPTION OF THE ASSETS

The Debtors seek to sell substantially all of the assets of the Debtors (including the Debtors’ intellectual property, certain customer and vendor contracts, accounts receivable and goodwill) and assign certain contracts material to the operation of the Debtors’ businesses (collectively, the “Assets”).

The Debtors will only consider bids (including bids from multiple bidders and multiple bids submitted by the same bidder) that are made for either (a) all or substantially all of the Debtors’ Assets, or (b) (i) at least one of the Debtors’ Business Segments (as defined below), and/or (ii) all of the Specified Group One Assets (as defined below), and/or (iii) all of the Specified Group Two Assets (as defined below). The Debtors will not consider bids that are made for individual assets or a group of assets that do not comprise a Business Segment, all of the Specified Group One Assets or all of the Specified Group Two Assets.

[3]	As used herein, the term “RSA” refers to both the RSA and Restructuring Term Sheet (as defined in the RSA).

2

The Debtors have four principal operating segments (each, a “Business Segment”):

(a) Branded Pharmaceuticals: The Debtors’ branded business focuses on products that have inherent scientific, regulatory, legal, and technical complexities, and markets such products under recognizable brand names that are trademarked. Products in the Branded Pharmaceuticals segment include: XIAFLEX®, SUPPRELIN® LA, NASCOBAL®, AVEED®, QWO® (QWO®, together with XIAFLEX®, the “Specified Group One Assets”), PERCOCET®, TESTOPEL®, EDEX®, and LIDODERM®.

(b) Sterile Injectables: The Sterile Injectables segment includes a product portfolio of more than 30 product families. In this portfolio, there are (i) branded sterile injectable products that are protected by certain patent rights and have inherent scientific, regulatory, legal and technical complexities, and (ii) generic sterile injectable products that are difficult to formulate or manufacture or face complex legal and regulatory challenges. The Debtors’ sterile injectables products are manufactured in sterile facilities in vial dosages and are administered at hospitals, clinics and long-term care facilities. Products in the Sterile Injectables segment include: VASOSTRICT®, ADRENALIN®, Ertapenem for injection, APLISOL®, and Ephedrine sulfate injection.

(c) Generic Pharmaceuticals: Generic products are the pharmaceutical and therapeutic equivalents of branded products and are generally marketed under their generic (chemical) names rather than their brand names. For generic products, the Debtors’ focus is on high-barrier-to-entry products, with an emphasis on complex sterile injectable products, such as ready-to-use products, and first-to-file or first-to-market opportunities that are difficult to formulate or manufacture. The Generic Pharmaceuticals’ product portfolio includes solid oral extended-release (e.g., pills), solid oral immediate-release, liquids, semi-solids, patches (medicated adhesive patches designed to deliver the pharmaceutical through the skin), powders, ophthalmics (sterile pharmaceutical preparations administered for ocular conditions), and sprays, and includes other products that treat and manage a wide range of medical conditions. This segment includes approximately 135 generic product families, including ENDOCET® (ENDOCET®, together with PERCOCET®, the “Specified Group Two Assets”).

(d) International Pharmaceuticals: The International Pharmaceuticals segment sells a variety of specialty pharmaceutical products outside the United States, primarily in Canada through Debtor Paladin Labs Inc. The key products of this segment serve various therapeutic areas, including attention deficit hyperactivity disorder, pain, women’s health, oncology, and transplantation.

Any party interested in submitting a bid for any of the Debtors’ Assets should contact the Debtors’ investment banker, PJT Partners LP, 280 Park Avenue, New York, New York 10017 (Attn: Tom Davidson (davidson@pjtpartners.com), Mark Buschmann (buschmann@pjtpartners.com), Tarek Aguizy (aguizy@pjtpartners.com), and Scott Mates (mates@pjtpartners.com)).

3

IMPORTANT DATES AND DEADLINES4

The key dates for the sale process are set forth below.5 The Debtors, after consultation with the Consultation Parties and subject to the terms of the RSA and the Stalking Horse Agreement, may extend any of the deadlines, or delay any of the applicable dates, in these Bidding Procedures; provided that the Debtors may not, without the consent of the Required Consenting First Lien Creditors, to the extent that the RSA remains in full force and effect, or the Stalking Horse Bidder, to the extent that the Stalking Horse Agreement remains in full force and effect, extend any such deadline or date beyond the applicable milestone or outside date under the RSA or the Stalking Horse Agreement.

[October 25], 2022, at [ ] (prevailing Eastern Time)	Hearing to consider approval of these Bidding Procedures and entry of Bidding Procedures Order

[November 1], 2022	Deadline for the Debtors to provide: (a) the Assumption and Assignment Notice to non-Debtor contract counterparties (each, a “Counterparty” and together, the “Counterparties”; and (b) the Sale Notice to the Sale Notice Parties

[November 1], 2022	Target date to launch the Supplemental Notice Plan

[November 22], 2022, at [4:00 p.m.] (prevailing Eastern Time)	Deadline for all Counterparties to object to Debtors’ proposed Cure Costs (as defined in the Sale Motion), the Assumption and Assignment Procedures and the Adequate Assurance Information of the Stalking Horse Bidder with regard to the Proposed Assumed Contracts (each such objection, a “Cure Objection”)

For the Sale Notice Parties, [November 22], 2022, at [4:00 p.m.] (prevailing Eastern Time) (the “Sale Objection Deadline”)

For all other parties, [January 5], 2023, at [4:00 p.m.] (prevailing Eastern Time) (the “Supplemental Sale Objection Deadline”)[6]

Deadline to object to the proposed Sale, including any objection to the sale of the Transferred Assets free and clear of liens, claims, interests, and encumbrances pursuant to section 363(f) of the Bankruptcy Code and entry of a Sale Order (each objection, a “Sale Objection”)

[4]	Certain terms used in this section are defined elsewhere in these Bidding Procedures.
[5]	Note: To the extent the Bidding Procedures Order is not entered by 70 days after the Petition Date, the remaining dates will shift back accordingly.
[6]

Note: To the extent the timing of the Supplemental Notice Plan is extended, the Supplemental Sale Objection Deadline may be extended accordingly, but in any event will be determined prior to the hearing to consider approval of the Bidding Procedures.

4

[December 14], 2022, at [4:00 p.m.] (prevailing Eastern Time)	Deadline for any Prospective Bidders to submit an Indication of Interest

[February 27], 2023, at [4:00 p.m.] (prevailing Eastern Time)	Deadline for any Prospective Bidders to submit a Qualified Bid in writing to the Bid Notice Parties (such deadline, the “Bid Deadline”)

[March 2], 2023, at [5:00 p.m.] (prevailing Eastern Time)	Deadline for the Debtors to notify each Acceptable Bidder of their status as Qualified Bidders

[March 3], 2023, at [10:00 a.m.] (prevailing Eastern Time)	Auction to be held at the offices of Skadden, Arps, Slate Meagher & Flom LLP

[March 9], 2023, at [ ] (prevailing Eastern Time)	Date of Sale Hearing (unless accelerated)

NOTICING

I.	Parties to Receive Notice

A.	Consultation Parties

As provided for in these Bidding Procedures and the Bidding Procedures Order, the Debtors shall consult in good faith with counsel to (a) any (i) official committee and (ii) any future claims representative appointed in the Chapter 11 Cases and (b) following the Bid Deadline, with respect to any Qualified Bid that provides for the payment in full in cash of the Prepetition First Lien Indebtedness, the Required Consenting First Lien Creditors, but only in the event that the Stalking Horse Bidder informs the Debtors in writing that it will not modify the Stalking Horse Bid after such time (each, including such party’s advisors, a “Consultation Party”).

For the avoidance of doubt, any consultation rights afforded to the Consultation Parties by these Bidding Procedures shall not limit the Debtors’ discretion in any way and shall not include the right to veto any decision made by the Debtors in the exercise of their reasonable business judgment.

B.	Bid Notice Parties

All bids must be submitted in writing to the following parties (collectively, the “Bid Notice Parties”):

(a)	the Debtors, c/o Endo International plc, 1400 Atwater Drive Malvern, PA 19355 60179 (Attn: Matthew Maletta (Maletta.Matthew@endo.com) and Brian Morrissey (Morrissey.Brian@endo.com));

(b)

the Debtors’ attorneys, Skadden, Arps, Slate Meagher & Flom LLP, One Manhattan West, New York, New York 10001 (Attn: Paul D. Leake (Paul.Leake@skadden.com), Lisa Laukitis (Lisa.Laukitis@skadden.com), Shana A. Elberg (Shana.Elberg@skadden.com), and Evan A. Hill (Evan.Hill@skadden.com); and

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(c)

the Debtors’ investment banker, PJT Partners LP, 280 Park Avenue, New York, New York 10017 (Attn: Tom Davidson (davidson@pjtpartners.com), Mark Buschmann (buschmann@pjtpartners.com), Tarek Aguizy (aguizy@pjtpartners.com), and Scott Mates (mates@pjtpartners.com)).

C.	Core Notice Parties

The “Core Notice Parties” shall include the following persons and entities:

(a)	the Consultation Parties;

(b)	the Stalking Horse Bidder;

(c)	counsel to the Ad Hoc First Lien Group;

(d)	counsel to the Ad Hoc Cross-Holder Group;

(e)

any other entity on the Master Services List (as defined in the Order Authorizing the Establishment of Certain Notice, Case Management, and Administrative Procedures [Docket No. [    ]]) (the “Case Management Order”);

(f)	all known Counterparties to any Contracts or Leases (each as defined below) that may be assumed or rejected in connection with a Sale;

(g)

all persons and entities known by the Debtors to have asserted any lien, claim, interest, or encumbrance on, in or against the Assets (for whom identifying information and addresses are available to the Debtors);

(h)	any governmental authority in any country in which the Debtors are organized, which is known to have a claim against the Debtors in the Chapter 11 Cases;

(i)	The Internal Revenue Service;

(j)	all environmental authorities having jurisdiction over any of the Assets, including the Environmental Protection Agency, if applicable;

(k)

the United States Attorney General; the Office of the United States Attorney for the Southern District of New York; and the Offices of Attorneys General and Offices of the Secretaries of State for all 50 U.S. states and all U.S. territories;

(l)	the Office of the United States Trustee for the Southern District of New York;

(m)	the Antitrust Division of the United States Department of Justice;

(n)	the Federal Trade Commission;

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(o)	the Securities Exchange Commission; and

(p)	all other persons and entities as directed by the Court.

D.	Sale Notice Parties

The “Sale Notice Parties” shall include the following persons and entities7:

(a)	The Core Notice Parties;

(b)

all known parties to active litigation or administrative proceedings with the Debtors as of the date of entry of the Bidding Procedures Order (including, without limitation, all co-defendants in the Debtors’ prepetition opioid litigations) for whom identifying information and addresses are available to the Debtors, and their counsel;

(c)	all known parties to litigation that concluded after July 1, 2021 (for whom identifying information and addresses are available to the Debtors) and their counsel;

(d)	all parties known to the Debtors as having potential claims against the Debtors’ estates (each for whom identifying information and addresses are available to the Debtors) including:

(i)	pharmacies and pharmacy benefit managers in all 50 U.S. states and all U.S. territories;

(ii)	users of the Debtors’ opioids who are included in an adverse event report or who have filed a product complaint;

(iii)	parties who have threatened, but not filed, litigation against the Debtors (including but not limited to, product disputes employment disputes, and contract disputes); and such parties’ counsel;

(iv)	entities and individuals other than current, former, and retired employees, officers, and directors, that have requested indemnification, and such entities’ or individuals’ counsel;

(v)

individuals who: (1) filed potential claims via the census registry ordered in In re: Zantac (Ranitidine) Products Liability Litigation Master Personal Injury Complaint, No. 9:20-md-02924-RLR (S.D.F.L 2020); (2) reported using prescription ranitidine products during the time the Debtors’ product was on the market; and (3) claim to have developed one of the designated cancers, and such parties’ counsel;

[7]	Note: Subject to further revision.

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(vi)

parties (1) who, pursuant to settlement agreements with the Debtors surrounding vaginal mesh products, have unclaimed rights to distributions in qualified settlement funds but have not yet filed for an allocation of such funds, and (2) whose potential allocations are subject to a reversionary interest to the Debtors; and such parties’ counsel;

(vii)	governmental or regulatory bodies that, as of July 1, 2021, have commenced or maintained ongoing investigations regarding the Debtors’ businesses of which the Debtors have been made aware; and

(e)	all persons and entities known by the Debtors to have expressed an interest to the Debtors in a transaction involving any material portion of the Assets during the past 12 months.

For the avoidance of doubt, to the extent that the Debtors are unable to obtain address information for a Sale Notice Party, but are able to obtain address information for such party’s counsel, such counsel will be deemed a Sale Notice Party.

E.	Objection Recipients

All Sale Objections, Cure Objections, and Auction Result Objections (each as defined below), each as further discussed in the Bidding Procedures Order, shall be filed with the Court by the applicable objection deadline and served on the following parties (collectively, the “Objection Recipients”):

(a)	the Bid Notice Parties;

(b)	entities on the Master Service List; and

(c)	counsel to the Stalking Horse Bidder.

II.	Notice Procedures

A.	Sale Notice Procedures

The Debtors will provide actual notice of the Sale to known parties in interest (i.e., the Sale Notice Parties) as well as publication and other notice to unknown parties (e.g., potential litigation claimants with identities or addresses not presently known or reasonably ascertainable by the Debtors) (together, the “Sale Notice Procedures”). The Sale Notice Procedures provide for the following:

Sale Notice. On or before the date that is five business days after entry of the Bidding Procedures Order, the Debtors shall file with the Court, serve on the Sale Notice Parties by first class U.S. mail, postage prepaid, and cause to be published on the dedicated website hosted and maintained by Kroll Restructuring Administration LLC, the Debtors’ claims and noticing agent in the Chapter 11 Cases (the “Noticing Agent”), located at https://restructuring.ra.kroll.com/Endo (such website, the “Case Website”), the notice of the Sale, substantially in the form attached to the Bidding Procedures Order as Exhibit 2 (the “Sale Notice”).

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The Sale Notice will (a) include a general description of the Assets for sale; (b) prominently display the date, time, and place (as applicable) of the (i) Indication of Interest Deadline, (ii) Accelerated Sale Hearing, (iii) Bid Deadline, (iv) Auction and (v) Sale Hearing; and (c) prominently display the deadlines and procedures for filing a Sale Objection.

Supplemental Notice Plan. In addition, the Sale Notice Procedures include a comprehensive media plan for providing publication notice to unknown claimants (such plan, the “Supplemental Notice Plan”).8 The target date to launch the Supplemental Notice Plan is the date that is five business days after entry of the Bidding Procedures Order. The Supplemental Notice Plan is to run for no less than 65 calendar days.

B.	Assumption and Assignment Notice

The Debtors developed procedures (such procedures, the “Assumption and Assignment Procedures”) to facilitate the fair and orderly assumption, assumption and assignment, and rejection of certain executory contracts (the “Contracts”) or unexpired leases (the “Leases”) as may be designated in the Stalking Horse Agreement or any other Successful Bid(s) (as defined below). Pursuant to the Bidding Procedures Order, the Assumption and Assignment Procedures contemplate: (a) the amendment of certain indemnification and reimbursement clauses in applicable Assumed Contracts; and (b) the release of the Debtors (and any of the Debtors’ assignees or successors to the applicable Assumed Contracts) from any obligations, liabilities, claims, or other rights of recovery arising thereunder.

The Assumption and Assignment Procedures provide for notice regarding such assumption, assumption and assignment, or rejection of the Contracts and Leases to Counterparties (such notice, substantially in the form attached to the Bidding Procedures Order as Exhibit 3, the “Assumption and Assignment Notice”). The Debtors shall provide the Assumption and Assignment Notice in accordance with the Bidding Procedures Order.

MULTI-PHASE PROCESS

The marketing, bidding and sale process for the Debtors’ Assets will take place in two phases:

1.

Phase 1: The first phase will commence following entry of the Bidding Procedures Order and conclude upon the Indication of Interest Deadline (“Phase 1”). During Phase 1, Prospective Bidders that intend to submit a Qualified Bid must timely submit Preliminary Bid Documents and an Indication of Interest in accordance with these Bidding Procedures (the “Phase 1 Requirements”).

[8]	The Supplemental Notice Plan is described in the Declaration of [•] filed contemporaneously with the Sale Motion.

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2.

Phase 2: The second phase will commence immediately following the Indication of Interest Deadline and will conclude at the Auction (“Phase 2”). During Phase 2, Prospective Bidders that (a) have satisfied the Phase 1 Requirements or (b) are otherwise authorized to participate in Phase 2 as determined by the Debtors, in consultation with the Consultation Parties, will have the opportunity to conduct additional due diligence and submit a Qualified Bid in accordance with these Bidding Procedures.

As described below, if a Sale Acceleration Event occurs following Phase 1, the Debtors may elect not to proceed with Phase 2 and accelerate the hearing with respect to the Sale in accordance with these Bidding Procedures.

I.	Phase I

A.	Prospective Bidder Requirements

To participate in the bidding process or otherwise be considered for any purpose hereunder, a person or entity (other than the Stalking Horse Bidder) interested in purchasing the Assets (a “Prospective Bidder”) must deliver or have previously delivered to the Bid Notice Parties the following preliminary documentation (collectively, the “Preliminary Bid Documents”):

(a)	an executed confidentiality agreement in form and substance acceptable to the Debtors;

(b)

a statement that such party has a bona fide interest in purchasing (i) all or substantially all of the Debtors’ Assets, or (ii) (x) one or more Business Segments, and/or (y) all of the Specified Group One Assets and/or (z) all of the Specified Group Two Assets;

(c)	the identity of the Prospective Bidder, including its legal name, jurisdiction, and form of organization; and

(d)	any other information that the Debtors may reasonably request (including information with respect to a Prospective Bidder’s financial wherewithal to consummate the Sale).

Promptly after a Prospective Bidder delivers Preliminary Bid Documents, the Debtors will (a) determine and notify each Prospective Bidder as to whether such Prospective Bidder has submitted acceptable Preliminary Bid Documents and (b) provide copies of any such Preliminary Bid Documents to the Consultation Parties. For the avoidance of doubt, the Stalking Horse Bidder is exempted from the foregoing requirements.

B.	Due Diligence

Only the Stalking Horse Bidder and Prospective Bidders that have submitted Preliminary Bid Documents acceptable to the Debtors, will be eligible to receive access to the Debtors’ electronic data room and the confidential information memorandum relating to the Sale. Notwithstanding the foregoing, for any Prospective Bidder who is a competitor or customer of the Debtors or is affiliated with any competitors or customers of the Debtors, the Debtors reserve the right to withhold or modify any diligence materials that the Debtors determine are business-sensitive or otherwise inappropriate for disclosure to such bidder.

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During Phase 1, the Debtors will not make their management team available for discussions with any Prospective Bidders and the Debtors will determine, in their sole discretion, whether to respond to any other additional due diligence requests.

C.	Indications of Interest

All Prospective Bidders must submit to the Debtors’ investment banker, PJT Partners LP, a non-binding indication of interest (an “Indication of Interest”) by [December 14], 2022 at [4:00 p.m.] (prevailing Eastern Time) (as may be extended by the Debtors without further notice or a hearing, the “Indication of Interest Deadline”), that includes, but is not limited to, the following information:

(a)

Identity. Each Indication of Interest must disclose the identity of the Prospective Bidder, including its legal name, jurisdiction, and form of organization, and details regarding the ownership and capital structure of the Prospective Bidder, including details related to the Prospective Bidder’s beneficial owners, ultimate beneficial owners, and controlling entities, and any of the principals, corporate officers, or other representatives that are authorized to appear for and act on behalf of the Prospective Bidder with respect to the contemplated transaction.

(b)

Assets. Each Indication of Interest must provide a description of the key components of the Prospective Bidder’s potential Bid (as defined below). The description should specify whether the Prospective Bidder anticipates submitting a Bid for all or substantially all of the Debtors’ Assets. If a Prospective Bidder does not anticipate submitting a Bid for all or substantially all of the Debtors’ assets, the Indication of Interest must expressly identify the Business Segment(s) that the Prospective Bidder anticipates to bid upon and/or provide that the Prospective Bidder anticipates submitting a Bid for all of the Specified Group One Assets and/or all of the Specified Group Two Assets.

(c)

Purchase Price. Each Indication of Interest must specify the proposed purchase price in U.S. dollars, stated on a total enterprise value basis, to be paid in cash, assuming the business is acquired on a cash- and debt-free basis, free of liens, claims and encumbrances under section 363 of the Bankruptcy Code to the extent permitted by law and a normalized level of working capital. Each Indication of Interest must provide details on how such Prospective Bidder calculated its proposed purchase price.

(d)

Key Assumptions. Each Indication of Interest must include a description of key assumptions, including operational assumptions, or other key points that the Prospective Bidder utilized to support the Indication of Interest.

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(e)

Financing Sources and Proposed Capital Structure. Each Indication of Interest must include evidence acceptable to the Debtors demonstrating the financial wherewithal of the Prospective Bidder to close the Transaction (including current audited or verified financial statements of, or verified financial commitments obtained by, the Prospective Bidder or, if the Prospective Bidder is an entity formed for the purpose of acquiring the property to be sold, the party that will bear liability for a breach), the identification of any person or entity who is anticipated to provide debt or equity financing for the transaction, the anticipated amounts to be provided by each source of funds, any associated transaction costs, and any material conditions to be satisfied in connection with such financing.

(f)

Prospective Plans. Each Indication of Interest must disclose a Prospective Bidder’s proposed plans for the business following consummation of the Transaction, including intentions for management, employees and facilities, as well as any relevant experience in similar transactions. In addition, if a Prospective Bidder anticipates submitting a Bid for (x) one or more Business Segments, and/or (y) all of the Specified Group One Assets, and/or (z) all of the Specified Group Two Assets (but not all or substantially all of the Debtors’ Assets), the Indication of Interest should provide that the Prospective Bidder agrees to cooperate with the Debtors and other Prospective Bidders whose Indications of Interest contemplate potential Bids for other Business Segments, and/or the Specified Group One Assets and/or the Specified Group Two Assets, as applicable, in order to facilitate the sale of one or more of the Debtors’ other Business Segments and/or the Specified Group One Assets and/or the Specified Group Two Assets, as applicable, including if required, to provide services to such other Prospective Bidders in connection therewith.

(g)

Conditions and Approvals. Each Indication of Interest must describe any conditions that a Prospective Bidder anticipates will need to be satisfied prior to entry into a Proposed PSA (as defined below) or consummation of the Transaction. Each Indication of Interest must also specify any internal approvals that were obtained in connection with the submission of an Indication of Interest and any internal approvals that are expected to be required prior to entry into a Proposed PSA and consummation of the Transaction. In addition, each Indication of Interest must list any additional third-party or external approvals that are expected to be required prior to entry into a Proposed PSA and consummation of the Transaction and the amount of time required to secure such approvals.

(h)

Due Diligence Requirements. Each Indication of Interest must outline the remaining due diligence that a Prospective Bidder deems necessary in order to submit a binding proposal. The outline should include, but is not limited to, a list of critical topics, issues, and questions that a Prospective Bidder must address, and any documents a Prospective Bidder must review prior to the submission of a binding proposal. Each Indication of Interest must also provide details regarding any third parties (including financial and legal advisors) that a Prospective Bidder expects to engage in order to complete its due diligence.

(i)

Timing. Each Indication of Interest must provide an estimate of the amount of time a Prospective Bidder requires to complete its due diligence review of the Debtors, obtain all necessary internal and external approvals, execute a definitive agreement and close the Transaction.

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(j)

Contact Information and Advisors. Each Indication of Interest must include the name and telephone number of the contact person(s) who will be available to discuss the Indication of Interest. The Indication of Interest must also list which external advisors have been retained to support any further diligence efforts and the submission of a binding proposal.

(k)

Other Information. Each Indication of Interest should provide any other information that a Prospective Bidder considers relevant for the Debtors and their advisors in evaluating such Indication of Interest or that a Prospective Bidder believes will distinguish its organization and capabilities in consummating the Transaction.

D.	Indication of Interest Review Process

Reasonably promptly after a Prospective Bidder delivers an Indication of Interest, the Debtors will (a) determine and notify each Prospective Bidder as to whether such Prospective Bidder has submitted an acceptable Indication of Interest in compliance with these Bidding Procedures and (b) provide copies of any such Indications of Interest to the Consultation Parties. For the avoidance of doubt, the Stalking Horse Bidder is exempted from the requirement to submit an Indication of Interest.

If (i) a Prospective Bidder does not submit an Indication of Interest prior to the Indication of Interest Deadline or (ii) the Debtors determine, in consultation with the Consultation Parties, that (1) an Indication of Interest fails to materially comply with the requirements described in these Bidding Procedures, or (2) an Indication of Interest, viewed individually or together with other Indications of Interest, is not reasonably likely to result in the submission of a Qualified Bid, then the Debtors are authorized (but not directed) to deny the Prospective Bidder further diligence access or the opportunity to participate in Phase 2.

The Stalking Horse Bidder and each Prospective Bidder that has submitted an Indication of Interest acceptable to the Debtors by the Indication of Interest Deadline shall be an “Acceptable Bidder.”

E.	Sale Hearing Acceleration

If (a) no parties submit an Indication of Interest prior to the Indication of Interest Deadline or (b) the Debtors, in their reasonable business judgment and in consultation with the Consultation Parties, determine that no Indication of Interest received prior to the Indication of Interest Deadline, viewed individually or together with other Indications of Interest, is reasonably likely to result in the submission of a Qualified Bid (the events described in clauses (a) and (b), each a “Sale Acceleration Event”), then the Debtors are authorized (but not directed) to elect not to proceed with Phase 2 (a “Sale Acceleration Election”). In the event that the Debtors make a Sale Acceleration Election, the Debtors will file with the Court, serve on the Core Notice

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Parties, and cause to be published on the Case Website, a notice: (i) indicating that the Debtors will not proceed with Phase 2; (ii) naming the Stalking Horse Bidder as the sole Successful Bidder (as defined below); and (iii) setting forth the date and time of the Accelerated Sale Hearing (as defined below).

For the avoidance of doubt and notwithstanding anything to the contrary herein, the Debtors may, in consultation with the Consultation Parties, proceed to Phase 2 even if a Sale Acceleration Event occurs.

II.	Phase 2 Bidder Qualifications

A.	Phase 2 Due Diligence

Except as provided below, the Debtors will provide to each Acceptable Bidder reasonable due diligence information, as reasonably requested by such Acceptable Bidder in writing, and the Debtors shall post substantially all written due diligence provided to any Acceptable Bidder to the Debtors’ electronic data room; provided that the Debtors will provide to the Stalking Horse Bidder any and all due diligence information provided to any Acceptable Bidder to the extent such information has not already been provided to the Stalking Horse Bidder.

Notwithstanding the foregoing, the following procedures shall apply to requests by Acceptable Bidders for due diligence information and to additional non-public information regarding the Debtors:

(a)

The Debtors will have the right to determine, in their sole discretion, whether to make members of their management team available for discussions with any Acceptable Bidders relating to a potential Bid. In the event that the Debtors agree to make members of their management team available for a discussion with an Acceptable Bidder, the Debtors and their management team will have the right to determine, in their sole discretion, what, if any, information should be disclosed to the Acceptable Bidder in the course of such discussion.

(b)

The Debtors, in consultation with the Consultation Parties, may decline to provide such information to Acceptable Bidders who, in the Debtors’ reasonable business judgment have not established, or who have raised doubt, that such Acceptable Bidders intend in good faith to, or have the capacity to, consummate the Transaction(s).

(c)

For any Acceptable Bidder (including any Qualified Bidder) who is a competitor or customer of the Debtors or is affiliated with any competitors or customers of the Debtors, the Debtors reserve the right to withhold or modify any diligence materials that the Debtors determine are business-sensitive or otherwise inappropriate for disclosure to such bidder.

(d)

The Debtors shall not be obligated to furnish any due diligence information after the Bid Deadline to any party that has not submitted a Qualified Bid (as defined below). Except as contemplated pursuant to the terms of a purchase and sale agreement with the Successful Bidder(s) (as defined below), the availability of additional due diligence to a Qualified Bidder will cease on the conclusion of the Auction.

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All due diligence requests shall be directed to the Debtors’ investment banker, PJT Partners LP, 280 Park Avenue, New York, New York 10017 (Attn: Tom Davidson (davidson@pjtpartners.com), Mark Buschmann (buschmann@pjtpartners.com), Tarek Aguizy (aguizy@pjtpartners.com), and Scott Mates (mates@pjtpartners.com)).

Acceptable Bidders will not, directly or indirectly, contact or initiate or engage in discussions in respect of matters relating to the Debtors or a potential transaction with any customer, supplier, or other Counterparties of the Debtors without the prior written consent of the Debtors.

Each Acceptable Bidder (including any Qualified Bidder), other than the Stalking Horse Bidder, shall comply with all reasonable requests for additional information and due diligence access requested by the Bid Notice Parties regarding the ability of such Acceptable Bidder (including any Qualified Bidder) to consummate its contemplated transaction. Failure by an Acceptable Bidder (including any Qualified Bidder), other than the Stalking Horse Bidder, to comply with such reasonable requests for additional information and due diligence access may be a basis for the Debtors to determine that such bidder (including any Qualified Bidder) is no longer an Acceptable Bidder or that the Bid (as defined below) made by such bidder will not be considered a Qualified Bid.

B.	Qualified Bid Requirements

Both (a) a bid for all of the Assets or a portion of the Assets that comprise at least one Business Segment submitted by an Acceptable Bidder (each, a “Bid”) that is determined by the Debtors to meet the requirements set forth below and (b) the Stalking Horse Bid will be considered a “Qualified Bid.” The Stalking Horse Bidder and any other Acceptable Bidder that submits a Qualified Bid will be considered a “Qualified Bidder.”

To qualify as a Qualified Bidder, an Acceptable Bidder (other than the Stalking Horse Bidder) must deliver a Bid that meets the following criteria to the Bid Notice Parties by the Bid Deadline:

(a)

Identity. Each Bid must fully disclose the legal identity of each person or entity (including such entity’s shareholders, partners, investors, and ultimate controlling entities) bidding for the Assets or otherwise participating in the Auction in connection with such Bid (including any parent companies, equity holders, or other financial backers), and the complete terms of any such participation and must also disclose any connections, arrangements or agreements, whether oral or written, with the Debtors, any other known bidder, and any officer or director of the foregoing. Each such Bid must also include contact information for the specific person(s) the Debtors should contact in the event they have questions about the Bid.

(b)	Purchased Assets. Each Bid must clearly include the following:

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(i)

A clear statement that the Bid includes an offer to purchase either (1) all or substantially all of the Assets, or (2) (x) one or more Business Segments and/or (y) all of the Specified Group One Assets and/or (z) all of the Specified Group Two Assets, and expressly identify the Assets being bid upon, including any Contracts and Leases of the Debtors that would be assumed and assigned in connection with the proposed Sale (all such Contracts and Leases, the “Proposed Assumed Contracts”);

(ii)	the proposed cash purchase price of the Bid (the “Bidder Cash Purchase Price”); and

(iii)	the proposed liabilities to be assumed, including any debt to be assumed (together with the Bidder Cash Purchase Price, as determined by the Debtors, the “Bid Value”).

The Debtors reserve the right to ask any Acceptable Bidder to allocate the value ascribed to a Bid for any particular Asset, and to ask about any significant assumptions on which such valuations are based.

(c)

Consolidated Bid. Each Bid for less than all of the Assets must identify whether or not the Acceptable Bidder is willing to aggregate its Bid into an acceptable consolidated bid with other Acceptable Bidders.

(d)

Minimum Bid. The Bid Value proposed in a Bid or sum of Bids (as such Bid or Bids may be aggregated with other Acceptable Bidders) must exceed the Stalking Horse Bid and, taking into account both the Bidder Cash Purchase Price and any cash to be retained by the Debtors, must (i) provide for the indefeasible payment in cash in an amount that exceeds the sum, without duplication, of the following amounts: (1) the amount of the Prepetition First Lien Indebtedness, plus (2) $5 million in cash on account of certain unencumbered Transferred Assets, plus (3) the Wind-Down Amount, plus (4) the Stalking Horse Expense Reimbursement (collectively, the “Minimum Bid Amount”), and (ii) provide for the funding of (1) the Pre-Closing Professional Fee Reserve Amounts, plus (2) all outstanding fees and expenses due to the Prepetition First Lien Secured Parties (as defined in the Cash Collateral Order) under the Cash Collateral Order, plus (3) Non-U.S. Sale Transaction Taxes. If the Acceptable Bidder believes that the Bid Value relative to the Stalking Horse Bid should include additional non-cash components (such as fewer contingencies than are in the Stalking Horse Agreement), the Bid must include a detailed analysis of the value of any such additional non-cash components and any back-up documentation to support such value.

(e)	Credit Bid. The Stalking Horse Bid includes the Stalking Horse Credit Bid and is a Qualified Bid.

Unless otherwise consented to by the Required Consenting First Lien Creditors, any other Acceptable Bidder (including any of the Prepetition Second Lien Notes Secured Parties (as defined in the Cash Collateral Order) or their respective

16

designees) whose Bid contemplates a credit bid for any or all of the Debtors’ Assets shall (i) deliver to PJT Partners LP at the time of the submission of its Indication of Interest written evidence of its financial wherewithal (as of the date of such commitment) to fund the Bidder Cash Purchase Price upon the closing of the Sale; and (ii) provide in its Bid for the payment in cash in at least the dollar amount equivalent of the sum of (1) the Minimum Bid Amount, plus (2) the Pre-Closing Professional Fee Reserve Amounts, plus (3) all outstanding fees and expenses due to the Prepetition First Lien Secured Parties under the Cash Collateral Order, plus (4) the Non-U.S. Sale Transaction Taxes.

For the avoidance of doubt, and without limiting any other Qualified Bid requirements set forth herein, any bid by any of the Prepetition Second Lien Notes Secured Parties or their respective designees, by credit bid or otherwise, shall provide at the closing of the applicable Transaction that (a) the Prepetition First Lien Indebtedness, the Stalking Horse Expense Reimbursement, and all outstanding fees and expenses due under the Cash Collateral Order are indefeasibly paid in cash to the Prepetition First Lien Secured Parties and (b) the Wind-Down Amount and Pre-Closing Professional Fee Reserve Amounts are indefeasibly paid in full in cash or from cash retained by the Debtors.

(f)

Good Faith Deposit. Each Bid must provide a deposit of ten percent (a “Good Faith Deposit”) of the Acceptable Bidder’s proposed Bid Value. The Debtors reserve their rights, in their sole discretion, to waive the requirement to provide a Good Faith Deposit with respect to any Bid by the Prepetition Second Lien Notes Secured Parties; provided that such determination will be made prior to the deadline to object to the Bidding Procedures Motion. Good Faith Deposits shall be deposited prior to the Bid Deadline with an escrow agent selected by the Debtors (the “Escrow Agent”), pursuant to an escrow agreement to be provided by the Debtors to the Acceptable Bidders, and Qualified Bidders shall provide information reasonably requested by the Escrow Agent to establish the deposit, including “know your customer” information. All Good Faith Deposits of Acceptable Bidders shall be released in accordance with the provisions of these Bidding Procedures.

To the extent that an Acceptable Bidder increases its Bid at or prior to the Auction and such Acceptable Bidder is deemed a Successful Bidder or a Back-Up Bidder (as defined below), the bidder must pay an additional amount into escrow, on or before [March 8], 2023, such that the final Good Faith Deposit for the Bid equals ten percent of the Bidder Cash Purchase Price.

(g)

Proposed Purchase and Sale Agreement. Each Bid must constitute an irrevocable offer and be in the form of a purchase and sale agreement reflecting the terms and conditions of the Bid (a “Proposed PSA”), which Proposed PSA must be marked to reflect the amendments and modifications made to the proposed form of the Stalking Horse Agreement, which amendments and modifications may not be materially more burdensome than the Stalking Horse Agreement or otherwise inconsistent with these Bidding Procedures. The Debtors, in their reasonable business judgement, will determine whether any such amendments and modifications are materially more burdensome. Significant alterations to the Stalking Horse Agreement are discouraged and may negatively impact a Bid.

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Specifically, a Proposed PSA shall (i) specify the Bidder Cash Purchase Price in U.S. dollars; (ii) include all exhibits and schedules contemplated thereby (other than exhibits and schedules that by their nature must be prepared by the Debtors); (iii) identify the proposed Assets to be included, including any Proposed Assumed Contracts; and (iv) be executed by the Acceptable Bidder. Each Proposed PSA must provide a commitment to close on or before the date that is three business days after all closing conditions are met.

(h)

Employee and Labor Terms. Each Bid must include a statement of proposed terms for employees, including with respect to any affected collective bargaining agreements of the Debtors, whether the Acceptable Bidder intends to hire all employees who are primarily employed in connection with the Assets included in such Bid.

(i)

Financial Information. Each Bid must include written evidence from which the Debtors may reasonably conclude that the Acceptable Bidder has the necessary financial ability to close the Transaction and provide adequate assurance of future performance under all contracts to be assumed and assigned in such transaction (such information, “Adequate Assurance Information”). Such information may include, inter alia, the following:

(i)	a statement that the Acceptable Bidder is financially capable of consummating the Transaction contemplated by the Proposed PSA;

(ii)

written evidence of the Acceptable Bidder’s internal resources and proof of any debt funding commitments from a recognized banking institution and, if applicable, equity commitments in an aggregate amount equal to the cash portion of such Bid or the posting of an irrevocable letter of credit from a recognized banking institution issued in favor of the Debtors in the amount of the Bidder Cash Purchase Price of such Bid, in each case, as are needed to close the Transaction;

(iii)

the Acceptable Bidder’s most current audited (if any) and latest unaudited financial statements or, if the Acceptable Bidder is an entity formed for the purpose of making a Bid, the current audited (if any) and latest unaudited financial statements of the equity holder(s) of the Acceptable Bidder or such other form of financial disclosure, and a guaranty from such equity holder(s);

(iv)	a description of the Acceptable Bidder’s pro forma capital structure;

(v)

(1) the Acceptable Bidder’s financial wherewithal and willingness to perform under Proposed Assumed Contracts and any other Contracts and Leases that may later be designated by the Acceptable Bidder (if named a Successful Bidder) for assumption and assignment in connection with the Transaction; and (2) the identity of any known proposed assignee of applicable Contracts or Leases (if different from the Acceptable Bidder) with contact information for such person or entity; and

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(vi)

any such other form of financial disclosure or credit-quality support information or enhancement reasonably acceptable to the Debtors demonstrating that such Acceptable Bidder has the ability to close the Transaction (such as, for example, (1) a corporate organizational chart or similar disclosure identifying ownership and control of any proposed assignee of applicable Contracts and Leases; or (2) financial statements, tax returns, and annual reports of the Acceptable Bidder or any proposed assignee of the Contracts and Leases).

(j)	Representations and Warranties. Each Bid must include the following representations and warranties:

(i)	a statement that the Acceptable Bidder has had an opportunity to conduct any and all due diligence regarding the Debtors’ business and the Assets prior to submitting its Bid;

(ii)

a statement that the Acceptable Bidder has relied solely upon its own independent review, investigation, and inspection of any relevant documents and the Assets in making its Bid and did not rely on any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express or implied, by operation of law or otherwise, regarding the Assets or the completeness of any information provided in connection therewith, except as expressly stated in the representations and warranties contained in the Acceptable Bidder’s Proposed PSA ultimately accepted and executed by the Debtors; and

(iii)	a statement that the Acceptable Bidder has not engaged in any collusion with respect to the submission of its Bid.

(k)

Regulatory and Third-Party Approvals. Each Bid must include a statement or evidence (i) that the Acceptable Bidder has made or will make in a timely manner all necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and pay the fees associated with such filings; and (ii) identifying all required governmental and regulatory approvals and an explanation or evidence of the Acceptable Bidder’s plan and ability to obtain all governmental and regulatory approvals and the proposed timing for the Acceptable Bidder to undertake the actions required to obtain such approvals. Each Acceptable Bidder must further agree that its legal counsel will coordinate in good faith with the Debtors’ legal counsel to provide pertinent factual information regarding the Acceptable Bidder’s operations reasonably required to analyze issues arising with respect to any applicable regulatory requirements and to discuss and explain the Acceptable Bidder’s regulatory analysis, strategy, and timeline for securing all applicable approvals as soon as reasonably practicable.

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(l)

Authorization. Each Bid must include written evidence reasonably acceptable to the Debtors demonstrating appropriate corporate authorization and approval from the Acceptable Bidder’s board of directors with respect to the submission, execution, and delivery of a Bid, participation in the Auction, and consummation of the transaction contemplated by the Proposed PSA in accordance with the terms of the Bid and these Bidding Procedures.

(m)

Back-Up Bidder. Each Bid must expressly state that the Acceptable Bidder agrees to serve as a back-up bidder (each, a “Back-Up Bidder” and jointly, to the extent applicable, the “Back-Up Bidder(s)”)) if such Acceptable Bidder is selected as a Back-Up Bidder with respect to the applicable Assets and liabilities.

(n)

Irrevocable. Each Bid must state that it is irrevocable until the conclusion of the Auction to the extent such Acceptable Bidder is not a Successful Bidder or a Back-Up Bidder. Further, each Bid must state that in the event the relevant Acceptable Bidder is chosen as a Successful Bidder or a Back-Up Bidder, it shall remain irrevocable until the earlier of (i) the date on which the Sale with the Successful Bidder(s) closes and (ii) the date that is 91 calendar days after the Sale Hearing (such date, the “Back-Up Bid Outside Date”).

(o)

No Bid Protections. A Qualified Bid must not entitle the Qualified Bidder to any break-up fee, termination fee, expense reimbursement (except with respect to the Stalking Horse Bidder), or similar type of payment or reimbursement and, by submitting a Bid, the Acceptable Bidder waives the right to pursue a substantial contribution claim under section 503(b) of the Bankruptcy Code related in any way to the submission of its Bid or participation in any auction. Each Acceptable Bidder presenting a Bid will bear its own costs and expenses (including legal fees) in connection with any proposed sale.

(p)

Contingencies. Each Bid must not be conditioned on the obtaining or the sufficiency of financing, any internal approval, or on the outcome or review of due diligence. The Acceptable Bidders are expected to have completed all of their due diligence by the Bid Deadline, including all business, legal, accounting, and other confirmatory diligence. The extent and nature of any remaining due diligence should be set forth in a specific list attached to each Bid.

(q)

Time Frame for Closing. Each Bid must be reasonably likely (based on antitrust or other regulatory issues, experience, and other considerations) to be consummated, if selected as a Successful Bid, within a time frame acceptable to the Debtors. Each Bid shall state the expected date of closing of the Transaction.

(r)

Compliance with Bankruptcy Code and Non-Bankruptcy Law; Adherence to Bidding Procedures. By submitting a Bid, an Acceptable Bidder is agreeing to: (i) comply in all respects with the Bankruptcy Code and any applicable non-bankruptcy law; and (ii) abide by and honor the terms of these Bidding Procedures and the Bidding Procedures Order.

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For the avoidance of doubt, the Stalking Horse Bid is deemed to be a Qualified Bid that complies with or is exempted from the foregoing requirements.

C.	Bid Deadline

Any Prospective Bidder must submit a Qualified Bid in writing to the Bid Notice Parties by the Bid Deadline, which shall be 4:00 p.m. (Prevailing Eastern Time) on [February 27], 2023. The Debtors may extend the Bid Deadline for any reason whatsoever, in their reasonable business judgment, after consultation with the Consultation Parties and subject to the terms of the RSA and the Stalking Horse Agreement, for all or certain bidders; provided that, to the extent the RSA and the Stalking Horse Agreement remain in full force and effect, the Debtors shall not, without the consent of the Required Consenting First Lien Creditors or the Stalking Horse Bidder, as applicable, extend the Bid Deadline beyond the applicable milestone or outside date under the RSA or the Stalking Horse Agreement.

III.	Bid Review Process

The Debtors will evaluate Bids submitted by the Bid Deadline, in consultation with the Consultation Parties and, may, based upon their evaluation of the content of each Bid, engage in negotiations with Acceptable Bidders who submitted Bids, as the Debtors deem appropriate, in their reasonable business judgment, and in a manner consistent with their fiduciary duties and applicable law. In evaluating the Bids, the Debtors may take into consideration the following non-binding factors:

(a)	the amount of the cash purchase price set forth in the Bid;

(b)	the Bid Value;

(c)	the contracts included in or excluded from the Bid, including any Proposed Assumed Contracts;

(d)	the value to be provided to the Debtors under the Bid, including the net economic effect upon the Debtors’ estates;

(e)	any benefit to the Debtors’ bankruptcy estates from any assumption of liabilities or waiver of liabilities;

(f)

whether the Bid provides for indemnities for collateral trustees to the extent requested by such trustees in connection with the execution of any required enforcement of security to the extent such indemnity is requested by the First Lien Collateral Trustee;

(g)

the transaction structure and execution risk, including conditions to, timing of, and certainty of closing; termination provisions; availability of financing and financial wherewithal to meet all commitments; and required governmental or other approvals;

(h)	the impact on employees and employee claims against the Debtors;

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(i)	the impact on trade creditors;

(j)

in the case of a Bid for less than substantially all of the Debtors’ Assets, whether the Bid contemplates the provision of any services to other Qualified Bidders that may be required to facilitate the Sale of all or substantially all of the Debtors’ assets;

(k)

whether the Bid provides for the establishment of a trust or other consideration for the benefit of opioid claimants or other means to address opioid claims against the Debtors as well as the terms of such trust or mechanism; and

(l)	any other factors the Debtors may reasonably deem relevant.

The Debtors, in consultation with the Consultation Parties, will make a determination regarding which Bids qualify as a Qualified Bids, and will notify Acceptable Bidders whether they have been selected as Qualified Bidders before or on [March 2], 2023 at 5:00 p.m. (prevailing Eastern Time). For the avoidance of doubt, unless otherwise consented to by the Required Consenting First Lien Creditors in their sole discretion, a Bid (or sum of Bids) shall not qualify as a Qualified Bid unless such Bid(s) (a) provides for a Bidder Cash Purchase Price that is equal to or exceeds the Minimum Bid Amount and (b) contemplates the indefeasible payment to the Prepetition First Lien Secured Parties at the closing of the applicable Transaction in cash and in at least the dollar amount equivalent of the sum of (i) the Prepetition First Lien Indebtedness, plus (ii) the Stalking Horse Reimbursement, plus (iii) all outstanding fees and expenses due under the Cash Collateral Order (without duplication of the Stalking Horse Reimbursement), to be paid from the Bidder Cash Purchase Price and/or cash on the Debtors’ balance sheet that is not subject to such Bid.

The Debtors reserve the right to, in advance of the Auction, work with: (a) any Prospective Bidder to cure any deficiencies in the Prospective Bidder’s Preliminary Bid Documents causing such Prospective Bidder to not initially be deemed an Acceptable Bidder and (b) any Acceptable Bidder to cure any deficiencies in the Acceptable Bidder’s Bid causing such Bid to not initially be deemed a Qualified Bid. Without the prior written consent of the Debtors, a Qualified Bidder may not modify, amend, or withdraw its Qualified Bid, except for proposed amendments to increase the cash purchase price or otherwise improve the terms of the Qualified Bid. If the Debtors, in consultation with the Consultation Parties, determine that there is more than one Qualified Bid, then the Debtors are authorized to conduct an Auction.

If the Debtors conduct an Auction, in consultation with the Consultation Parties, the Debtors shall make a determination regarding the following:

(a)	the highest or best Qualified Bid(s) (the “Baseline Bid”) to serve as the starting point at the Auction; and

(b)	which bids have been determined to be Qualified Bids.

The Debtors will consult with the Consultation Parties regarding the designation of the Baseline Bid and, at least 24 hours before the start of the Auction, confirm the identity of the designated Baseline Bid and provide copies of such Baseline Bid to the Consultation Parties and the Stalking Horse Bidder.

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THE AUCTION

If the Debtors make a Sale Acceleration Election, the Debtors will not conduct an Auction for the Stalking Horse Bid. In addition, if the Debtors do not make a Sale Acceleration Election but no Qualified Bid other than the Stalking Horse Bid is received by the Bid Deadline, the Debtors will not conduct an Auction for the Stalking Horse Bid, and shall file with the Court, serve on the Core Notice Parties, and cause to be published on the Case Website a notice: (a) indicating that the Auction for the Stalking Horse Bid has been cancelled; (b) naming the Stalking Horse Bidder as the sole Successful Bidder, and (c) setting forth the date and time of the Sale Hearing.

Except as provided in the Stalking Horse Agreement, nothing herein shall obligate the Debtors to consummate or pursue any transaction with a Qualified Bidder.

If the Debtors conduct an Auction, the Auction will be conducted at the offices of Skadden, Arps, Slate Meagher & Flom LLP, One Manhattan West, New York, New York 10001 on [March 3], 2023, at [10:00 a.m.] (prevailing Eastern Time), or at such other time and location as designated by the Debtors, in consultation with the Consultation Parties and providing notice to the Core Notice Parties; provided that, to the extent the RSA and the Stalking Horse Agreement remain in full force and effect, the Debtors shall not, without the consent of the Required Consenting First Lien Creditors or the Stalking Horse Bidder, as applicable, schedule the Auction for a date that is beyond the outside date or the milestone date for the Auction set forth in the RSA or the Stalking Horse Agreement. The proceedings of the Auction will be transcribed, video recorded, or both transcribed and video recorded. Notwithstanding anything herein to the contrary, the Debtors, after consultation with the Consultation Parties, may at any time choose to adjourn the Auction by announcement at the Auction. The Debtors shall promptly file notice of such adjournment with the Court.

I.	Auction Procedures

The Auction shall be governed by the following procedures, subject to the Debtors’ right to modify such procedures in their reasonable business judgment and in a manner consistent with their fiduciary duties and applicable law, including, for example and without limitation, other procedures necessary for the Debtors to consider any bids to purchase fewer than all of the Assets:

(a)

Participation. Only Qualified Bidders (along with their respective representatives and advisors) are eligible to participate in the Auction, subject to other limitations as may be reasonably imposed by the Debtors in accordance with these Bidding Procedures. Only Qualified Bidders will be entitled to make bids at the Auction. The Debtors may, in their reasonable business judgment, establish a reasonable limit on the number of representatives and professional advisors that may appear on behalf of or accompany each Qualified Bidder and other parties in interest at the Auction.

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(b)

In-Person Bidding. Qualified Bidders participating in the Auction must appear in person at the Auction, or through a duly authorized representative. All persons appearing in person at the Auction shall be in compliance with all health policies generally applicable to visitors at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, which, as of the date hereof, requires visitors to be fully vaccinated against COVID-19. The Auction will be conducted openly, and all Qualified Bidders shall have the right to submit additional bids and make modifications to their Proposed PSA at the Auction to improve their bids. The Debtors may, in their reasonable business judgment, negotiate with any and all Qualified Bidders participating in the Auction.

(c)

No Collusion. Each Qualified Bidder participating in the Auction will be required to confirm in writing and on the record at the Auction that (i) it has not engaged in any collusion with respect to the submission of any bid or the Auction, and (ii) its Qualified Bid represents a binding, good faith, and bona fide offer to purchase the Assets if selected as a Successful Bidder.

(d)

Bidding Increments. Bidding shall commence at the amount of the Baseline Bid(s). Qualified Bidders may submit successive bids higher than the previous bid, based on and increased from the Baseline Bid(s). The Debtors shall, in consultation with the Consultation Parties, announce at the outset of the Auction the minimum required increments for successive Qualified Bids (the “Minimum Overbids”). The Debtors may, in their reasonable business judgment, announce increases or reductions to Minimum Overbids at any time during the Auction. After the first round of bidding and between each subsequent round of bidding, the Debtors shall announce the Bid that they believe to be the highest or best offer (each such bid, a “Leading Bid”). Each round of bidding will conclude after each participating Qualified Bidder has had the opportunity to submit a subsequent bid with full knowledge of the Leading Bid.

(e)

Highest or Best Offer. The Debtors shall have the right to determine, in their reasonable business judgment, which bid (or combination of bids) is the highest or best bid and reject, at any time, any bid that the Debtors deem to be inadequate or insufficient, not in conformity with the requirements of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”), these Bidding Procedures, any order of the Court, or the best interests of the Debtors and their estates; provided, however, that a Bid (or sum of Bids) shall not qualify as the highest or best Bid(s) unless (i) the Bid Value provides for a Bidder Cash Purchase Price that is equal to or exceeds the Minimum Bid Amount and (ii) the Bid contemplates the indefeasible payment to the Prepetition First Lien Secured Parties at the closing of the applicable Sale in cash and in at least the dollar amount equivalent of the sum of (1) the Prepetition First Lien Indebtedness, plus (2) the Stalking Horse Reimbursement, plus (3) all outstanding fees and expenses due to the Prepetition First Lien Secured Parties under the Cash Collateral Order (without duplication of the Stalking Horse Reimbursement), to be paid from the Bidder Cash Purchase Price and/or cash on the Debtors’ balance sheet that is not subject to such Bid.

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II.	Auction Results

A.	Successful Bid

In consultation with the Consultation Parties, and subject to approval by the Court the Debtors shall (a) determine, consistent with these Bidding Procedures, which Qualified Bid or combination of Qualified Bids constitutes the highest or otherwise best offer for the purchase of the Assets (each such bid, a “Successful Bid” and jointly, to the extent applicable, the “Successful Bid(s)”); and (b) notify all Qualified Bidders at the Auction of the identity of the bidder or bidders who submitted the Successful Bid (each such bidder, a “Successful Bidder” and jointly, to the extent applicable, the “Successful Bidder(s)”), the amount of the purchase price, and other material terms of the Successful Bid(s). In selecting the Successful Bid(s), the Debtors may consider all factors, including the amount of the purchase price, the form and total amount of consideration being offered, the likelihood of each Qualified Bidder’s ability to close a transaction and the timing thereof, the form and substance of the Proposed PSA requested by each Qualified Bidder, and the net benefit to the Debtors’ estates. In addition, to the extent any Prospective Bidder submits a Bid that includes the establishment of one or more trusts for the benefit of opioid claimants on substantially similar terms to those agreed by the Stalking Horse Bidder, the Debtors shall take the provision of such trust into consideration in determining whether such Bid is the Successful Bid. For the avoidance of doubt, the Debtors shall not be allowed to determine that a Bid (or sum of Bids) qualifies as the Successful Bid unless (i) the Bid Value provides for a Bidder Cash Purchase Price that is equal to or exceeds the Minimum Bid Amount and (ii) the Bid contemplates the indefeasible payment to the Prepetition First Lien Secured Parties at the closing of the applicable Sale in cash and in at least the dollar amount equivalent of the sum of (1) the Prepetition First Lien Indebtedness, plus (2) the Stalking Horse Reimbursement, plus (3) all outstanding fees and expenses due to the Prepetition First Lien Secured Parties under the Cash Collateral Order (without duplication of the Stalking Horse Reimbursement), to be paid from the Bidder Cash Purchase Price and/or cash on the Debtors’ balance sheet that is not subject to such Bid.

B.	Back-Up Bids

In consultation with the Consultation Parties, and subject to approval by the Court, the Debtors shall (a) determine, consistent with these Bidding Procedures, which Qualified Bid or combination of Qualified Bids constitute the next highest or next best offer after the Successful Bid(s) (each such bid, a “Back-Up Bid” and jointly, to the extent applicable, the “Back-Up Bid(s)”); and (b) notify all Qualified Bidders at the Auction of the identities of the Back-Up Bidder(s), the amount of the purchase price, and other material terms of the Back-Up Bid(s). The Back-Up Bid(s) shall remain open and irrevocable until the Back-Up Bid Outside Date. If the Sale with a Successful Bidder is terminated prior to the Back-Up Bid Outside Date, the Back-Up Bidder(s) shall be deemed the new Successful Bidder(s) and shall be obligated to consummate each Back-Up Bid as if it were a Successful Bid at the Auction.

C.	Notice of Auction Results

If the Debtors hold the Auction, the Debtors will, as soon as reasonably practicable after selecting the Successful Bid(s), file (but not serve) and publish on the Case Website a notice of the results of the Auction (such notice, the “Notice of Auction Results”).

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The Notice of Auction results shall (a) identify the Successful Bidder(s) and Back-Up Bidder(s); (b) include a schedule of the Assets to be transferred pursuant to the Successful Bid(s) and the Back-Up Bid(s); (c) list all Proposed Assumed Contracts in the Successful Bid(s) and Back-Up Bid(s); (d) identify any known proposed assignee(s) of Proposed Assumed Contracts; (e) list any known Contracts and Leases that may later be designated by the Successful Bidder(s) for assumption and assignment in connection with the Sale; and (f) set forth the deadline and procedures for filing objections in response to the Notice of Auction Results (such objections, the “Auction Results Objections”).

The Successful Bidder(s) shall, on or before the date that is one calendar day after the filing of the Notice of Auction Results, submit to the Debtors fully executed revised documentation memorializing the terms of the Successful Bid(s). The Successful Bid(s) may not be assigned to any party without the consent of the Debtors.

DISPOSITION OF GOOD FAITH DEPOSITS

I.	Acceptable Bidders

On or before the date that is four business days after the Bid Deadline, the Escrow Agent shall return to each Acceptable Bidder that was determined not to be a Qualified Bidder, as confirmed by the Debtors, such Acceptable Bidder’s Good Faith Deposit, plus any interest accrued thereon. Upon the authorized return of such Acceptable Bidder’s Good Faith Deposit, the Bid of such Acceptable Bidder shall be deemed revoked and no longer enforceable. For the avoidance of doubt, the Stalking Horse Bidder shall not be required to post a Good Faith Deposit.

II.	Qualified Bidders

(a)

Forfeiture of Good Faith Deposit. The Good Faith Deposit of a Qualified Bidder will be forfeited to the Debtors if (a) the applicable Qualified Bidder attempts to modify, amend, or withdraw its Qualified Bid, except as permitted by these Bidding Procedures, during the time the Qualified Bid remains binding and irrevocable under these Bidding Procedures; or (b) the Qualified Bidder is selected as a Successful Bidder and fails to enter into the required definitive documentation or to consummate a Sale in accordance with these Bidding Procedures and the terms of the transaction documents with respect to the applicable Successful Bid. The Escrow Agent shall release the Good Faith Deposit by wire transfer of immediately available funds to an account designated by the Debtors on or before the date that is two business days after the receipt by the Escrow Agent of a written notice by an authorized officer of the Debtors stating that the Qualified Bidder has breached or failed to satisfy its obligations or undertakings.

(b)

Return of Good Faith Deposit. With the exception of the Good Faith Deposits of the Successful Bidder(s) and the Back-Up Bidder(s), the Escrow Agent shall return to any other Qualified Bidder any Good Faith Deposit, plus any interest accrued thereon, on or before the date that is ten business days after the filing of the Notice of Auction Results.

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(c)

Back-Up Bidder(s). Before the Debtors designate any Qualified Bidder as the Back-Up Bidder, such Qualified Bidder (other than the Stalking Horse Bidder) shall deposit into escrow the incremental Good Faith Deposit amount required under these Bidding Procedures. The Escrow Agent shall return any Back-Up Bidder’s Good Faith Deposit, plus any interest accrued thereon, on or before the date that is ten business days after the occurrence of the Back-Up Bid Outside Date.

(d)

Successful Bidder(s). Before the Debtors designate any Qualified Bidder as the Successful Bidder, such Qualified Bidder (other than the Stalking Horse Bidder) shall deposit into escrow the incremental Good Faith Deposit amount required under these Bidding Procedures. The Good Faith Deposit of the Successful Bidder(s) shall be applied against the cash portion of the purchase price of the Successful Bid(s) upon the consummation of the Sale.

III.	Escrow Instructions

The Debtors and, as applicable, the Acceptable Bidder, Qualified Bidder, and Back-Up Bidder(s) agree to execute an appropriate joint notice to the Escrow Agent providing instructions for the return of any Good Faith Deposit, to the extent such return is required by these Bidding Procedures. If either party fails to execute such written notice, the Good Faith Deposit may only be released by an order of the Court.

SALE HEARING

At a hearing before the Court (the “Sale Hearing”), which may be accelerated if the Debtors make a Sale Acceleration Election in accordance with these Bidding Procedures (such accelerated hearing, the “Accelerated Sale Hearing”) the Debtors will seek the entry of orders authorizing and approving, among other things, the following Sale (each, a “Sale Order”), to the extent applicable:

(a)	if a Sale Acceleration Event occurs and the Debtors make a Sale Acceleration Election, to the Stalking Horse Bidder pursuant to the terms and conditions set forth in the Stalking Horse Agreement;

(b)	if no other Qualified Bid is received by the Debtors, a sale of the Transferred Assets to the Stalking Horse Bidder pursuant to the terms and conditions set forth in the Stalking Horse Agreement; and

(c)

if at least one Qualified Bid that is not the Stalking Horse Bid is received by the Debtors, a sale of applicable Assets to the Successful Bidder(s) at the Auction (which bidder could be or include the Stalking Horse Bidder).

The Debtors may, in their reasonable business judgment, in consultation with the Consultation Parties and the Successful Bidder(s), adjourn or reschedule any Sale Hearing or Accelerated Sale Hearing, as applicable, with sufficient notice to the Core Notice Parties, including by (a) an announcement of such adjournment at the applicable Sale Hearing, the applicable Accelerated Sale Hearing, or at the Auction, if applicable, or (b) the filing of a notice of adjournment with the Court prior to the commencement of the Sale Hearing or Accelerated Sale

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Hearing, as applicable; provided that nothing herein shall authorize the Debtors to unilaterally extend any date or deadline set forth in the Stalking Horse Agreement or the RSA; provided, further, that, to the extent the RSA remains in full force and effect, the Sale Hearing shall not be rescheduled for a date that is beyond the outside date or the milestone date for the Sale Hearing set forth in the RSA.

Any objections to the Sale (a “Sale Objection”) or to the proposed cure amount (the “Cure Costs”) in connection with the proposed assumption or assumption and assignment of any Contract or Lease (a “Cure Objection”) must (a) be in writing; (b) comply with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules; (c) state, with specificity, the legal and factual bases thereof; (d) if a Cure Objection that pertains to the proposed Cure Costs, state the cure amount alleged to be owed to the objecting Counterparty, together with the appropriate documentation including the cure amount the Counterparty believes is required to cure defaults under the relevant Contract or Lease; (e) include any appropriate documentation in support thereof; and (f) be filed with the Court and served on the Objection Recipients by the applicable deadline.

If a Successful Bidder at the Auction is not the Stalking Horse Bidder, objections solely related to the identity of such Successful Bidder(s), changes to the Stalking Horse Agreement, and adequate assurance of future performance must be filed with the Court and served on the Objection Recipients so as to be received by 4:00 p.m. (Prevailing Eastern Time) on the date that is two calendar days after the date that the Debtors file the Notice of Auction Results.

All Sale Objections not otherwise resolved by the parties shall be heard at the Sale Hearing or Accelerated Sale Hearing, as applicable. Any party who fails to file with the Court and serve on the Objection Recipients a Sale Objection by the applicable Sale Objection Deadline may be forever barred from asserting, at the Sale Hearing or Accelerated Sale Hearing, as applicable, or thereafter, any objection to the relief requested in the Sale Motion, or to the consummation and performance of the Sale contemplated by the Stalking Horse Agreement, or purchase and sale agreement with a Successful Bidder, including the transfer of the applicable sold Assets to the Stalking Horse Bidder, or the Successful Bidder(s) (including any Back-Up Bidder subsequently deemed a Successful Bidder), free and clear of all liens, claims, interests, and encumbrances pursuant to section 363(f) of the Bankruptcy Code. Notwithstanding the foregoing, in accordance with the terms of these Bidding Procedures Order, the Debtors may, in their discretion, and in consultation with the Stalking Horse Bidder or any Successful Bidder (as applicable), adjourn Cure Objections to be considered at a later hearing and assign Proposed Assumed Contracts while such objections remain outstanding.

CONSENT TO JURISDICTION AND AUTHORITY AS CONDITION TO BIDDING

All Acceptable Bidders (which, for the avoidance of doubt, shall include the Stalking Horse Bidder) shall be deemed to have (a) consented to the exclusive jurisdiction of the Court to enter any order or orders, which shall be binding in all respects, in any way related to these Bidding Procedures, the Auction, or the implementation, interpretation, or enforcement of any agreement or any other document relating to the Sale; (b) waived any right to a jury trial in connection with any disputes relating to these Bidding Procedures, the Auction, or the implementation, interpretation, or enforcement of any agreement or any other document relating

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to the Sale; and (c) consented to the entry of a final order or judgment in any way related to these Bidding Procedures, an Auction, or the implementation, interpretation, or enforcement of any agreement or any other document relating to the Sale if it is determined that, absent the consent of the parties, the Court could not enter such final order or judgment consistent with Article III of the United States Constitution.

Any parties raising a dispute relating to these Bidding Procedures must request that such dispute be heard by the Court on an expedited basis.

FIDUCIARY OUT

Notwithstanding anything to the contrary in these Bidding Procedures or the Bidding Procedures Order, nothing in these Bidding Procedures or the Bidding Procedures Order shall require a Debtor or the board of directors or other governing body of a Debtor to take any action or to refrain from taking any action to the extent the board of directors or other governing body of such Debtor determines in good faith after consultation with counsel that continued performance under these Bidding Procedures or the Bidding Procedures Order (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties under applicable law. For the avoidance of doubt, the Debtors’ ability to conduct the Sale Process and to consider or advance Alternative Proposals in a manner consistent with the foregoing shall not be impaired by anything in these Bidding Procedures or the Bidding Procedures Order.

Notwithstanding anything to the contrary in these Bidding Procedures, through the acceptance of a Successful Bid, the Debtors and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (a) consider, respond to, and facilitate Alternative Proposals; (b) subject to the terms and conditions of these Bidding Procedures, provide access to non-public information concerning the Debtors to any entity or enter into confidentiality agreements or nondisclosure agreements with any entity; (c) maintain or continue discussions or negotiations with respect to any Alternative Proposal; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of each Alternative Proposal; and (e) enter into or continue discussions or negotiations with holders of claims against or equity interests in a Debtor, any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other entity regarding each Alternative Proposal.

RIGHTS UPON TERMINATION OF STALKING HORSE BID

If the RSA or Stalking Horse Agreement is terminated, the Debtors reserve the right to modify or waive any provisions of these Bidding Procedures and all rights of any of the Prepetition First Lien Secured Parties under the Bankruptcy Code and the Credit Documents, the First Lien Notes Documents, the First Lien Collateral Trust Agreement, and the Intercreditor Agreements (each term as defined in the Cash Collateral Order) shall be reserved in all respects; provided that the foregoing shall not in any way limit or waive any rights the Debtors may have under these Bidding Procedures or otherwise; provided, further, that, to the extent the RSA remains in effect, the foregoing shall not in any way limit or waive any rights the Prepetition First Lien Secured Parties may have under the RSA.

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RESERVATION OF RIGHTS

Except as otherwise provided in the Stalking Horse Agreement, these Bidding Procedures, or the Bidding Procedures Order, the Debtors further reserve the right, in their reasonable business judgment, and in a manner consistent with their fiduciary duties and applicable law, to: (a) determine which Bids are Qualified Bids; (b) determine which Qualified Bid(s) make up the Successful Bid(s) and which Qualified Bid(s) make up the Back-Up Bid(s); (c) reject any Bid that is (i) inadequate or insufficient, (ii) not in conformity with the requirements of these Bidding Procedures or the requirements of the Bankruptcy Code, or (iii) contrary to the best interests of the Debtors and their estates; (d) waive terms and conditions set forth herein with respect to any or all Prospective Bidders; (e) extend the deadlines set forth herein; (f) announce at the Auction modified or additional procedures for conducting the Auction; (g) provide reasonable accommodations to the Stalking Horse Bidder with respect to such terms, conditions, and deadlines of the bidding and Auction process to promote further bids by such bidder (including extending deadlines as may be required for the Stalking Horse Bidder to comply with any additional filing and review procedures with respect to any regulatory approvals, including antitrust-related approvals); and (h) modify these Bidding Procedures and implement additional rules that the Debtors determine, in their business judgment, will better promote the goals of the bidding process and discharge the Debtors’ fiduciary duties and are not inconsistent with any Court order; provided that, to the extent the RSA and the Stalking Horse Agreement remain in full force and effect, the Debtors may not amend or otherwise modify these Bidding Procedures or the bidding process to (i) reduce or otherwise modify their obligations to consult with the Stalking Horse Bidder or Required Consenting First Lien Creditors, (ii) reduce or otherwise modify their obligations to obtain consent from the Stalking Horse Bidder or Required Consenting First Lien Creditors pursuant to the Stalking Horse Agreement or RSA, as applicable, or (iii) provide for any extensions of deadlines or, except as otherwise provided herein, material modifications of these Bidding Procedures without the prior written consent of the Stalking Horse Bidder or the Required Consenting First Lien Creditors, as applicable.

Nothing in these Bidding Procedures shall prejudice the substantive rights of any party, including with respect to the Debtors’ evaluation of any bid. Nothing herein shall obligate the Debtors to consummate or pursue any transaction with a Qualified Bidder other than the Stalking Horse Bidder subject to, and in accordance with the terms of, the Stalking Horse Agreement.

SALE IS “AS IS/WHERE IS” AND FREE AND CLEAR OF ANY AND ALL ENCUMBRANCES

The Assets sold pursuant to these Bidding Procedures will be conveyed at the closing in their then-present condition, “as is, with all faults, and without any warranty whatsoever, express or implied.” Except as may be set forth in the Stalking Horse Agreement or a Successful Bidder’s purchase and sale agreement, the applicable Assets are sold free and clear of any and all liens, claims, interests, restrictions, charges and encumbrances of any kind or nature to the fullest extent permissible under the Bankruptcy Code, with such liens, claims, interests, restrictions, charges, and encumbrances to attach to the net proceeds of sale with the same validity and in the same order of priority.

30

CONFLICTS

To the extent that any provision of these Bidding Procedures conflicts with or is in any way inconsistent with any provision of the Stalking Horse Agreement or the RSA while such agreements remain in full force and effect, the Stalking Horse Agreement or the RSA, as applicable, shall govern and control.

31

Exhibit D

Wind-Down Budget

Project Zed Wind-Down Budget (USD in $000s, unless otherwise indicated) Preliminary Wind-Down Budget [1] Monthly Total Run Rate Costs PRE-EMERGENCE WIND-DOWN PERIOD (6 MONTHS) Wind-Down Costs 2 [2] Personnel Costs (via TSA) – – 3 [3] Information Technology Costs $100 $600 4 [4] TSA Costs – – 5 [5] Governance—US Board Fees/Insurance 50 300 6 [6] Governance—Foreign Director Fees/Insurance 241 1,443 7 [7] 503(b)(9) and Other Administrative Claims 11,167 67,000 8 [8] Other Costs 150 900 Total Wind-Down Costs $11,707 $70,243 Professional Fees 9 [9] Legal Counsel—Primary $2,000 $12,000 # [10] Legal Counsel – SDNY (Efficiency/Conflicts Counsel) 200 1,200 # [11] Financial Advisor—Primary 1,167 7,000 # [12] Financial Advisor—Data Retention – – # [13] Financial Advisor—Tax 733 4,400 # [14] Other Liquidation Proceeding—FA/Counsel 842 5,300 # [15] Official Opioid Committee—FA/Counsel TBD TBD # [16] Future Claims Rep—FA/Counsel TBD TBD # [17] Unsecured Creditors Committee—FA/Counsel TBD TBD # [18] Bar Date Noticing and Claims Processing TBD TBD # [19] UST Quarterly Fees 100 600 # Total Professional Fees $5,042 $30,500 Contingency 2,850 17,100 Total Pre-Emergence Wind-Down Costs $19,599 $117,843 POST-EMERGENCE WIND-DOWN PERIOD (3 MONTHS) Professional Fees # Legal Counsel—Primary $500 $1,500 # Legal Counsel—SDNY (Local) 50 150 # Financial Advisor—Primary 292 875 # Financial Advisor—Data Retention – – # Financial Advisor—Tax 183 550 # Other Liquidation Proceeding—FA/Counsel 84 253 Total Professional Fees $1,109 $3,328 Contingency 300 900 Total Post-Emergence Wind-Down Costs $1,409 $4,228 Grand Total $122,071 Pre-Emergence Wind-Down Timeframe 6Months Post-Emergence Wind-Down Timeframe 3Months

Project Zed FOOTNOTES General: 1. The key assumptions underlying the wind-down budget include: a. Sale: All debtor assets are sold and equity of non-debtor entities are sold to a purchaser (“Purchaser”). All (x) administrative claims arising prior to the sale closing, (y) litigation claims reserves and (z) other reserves contemplated by the Restructuring Support Agreement and sale term sheet are assumed to be satisfied as part of the sale closing and are not included in the sizing of the wind-down budget b. Liquidation: Chapter 11 liquidating plan c. Claims Administration: At sale closing, the debtors will decide whether to proceed with issuing a bar date notice to all general unsecured creditors and undertake related claims processing, taking into account the anticipated recovery to general unsecured creditors and the cost of such notice and processing d. Timeline: 6-month timeframe for wind-down (i.e., plan of liquidation process) from the date of the sale-closing, followed by a 3-month post-emergence wind-down period e. Remaining Entities: All entities, other than the Indian entities, assumed to remain after the asset sale closing and are part of the wind-down process being contemplated in these materials under a Ch 11 liquidating plan (collectively, the “Remaining Entities”) f. Regulatory Approvals: This budget assumes that all necessary regulatory requirements are achieved within the 6-month wind-down period. Any incremental regulatory timing delays will result in incremental costs which are not included in this wind-down budget g. Remaining Operations / Business: None; all assumed to be part of the sale h. Remaining Claims: Certain derivative claims, unencumbered assets, and avoidance causes of action are acquired by Purchaser and are not pursued post-closing i. Taxes Arising in Connection with Sale: All non-US taxes arising directly or indirectly from the transaction will be paid pursuant to the Purchase and Sale Agreement (“PSA”) j. Priority Claims: The Debtors, after consultation with the Ad Hoc First Lien Group, reserve the right to use a portion of the funds under the wind-down budget to settle priority claims k. Professional Fees: Assumes all accrued and unpaid professional fees prior to the sale-closing date are paid in full in cash pursuant to the terms under the PSA l. Return of Funds: Debtors proposed wind-down budget would provide that any excess cash remaining after dissolution of the Remaining Entities would revert to the Purchaser m. Domicile: The location of the Debtors’ businesses, including their tax domiciles, remain the same

Wind-Down Costs: 2. Personnel Costs (via TSA): Reflects finance, IT and legal personnel who are providing services via the Transition Services Agreement (“TSA”) to assist with wind-down workstreams. Wind-down budget assumes these to be provided by the Purchaser at no cost. 3. Information Technology Costs: Includes services from an outsourced IT service provider, license and subscription costs. Wind-down budget assumes these to be provided by the Purchaser at no cost. 4. TSA Costs: TSA costs for accessing historical records and IT systems. Wind-down budget assumes these to be provided by the Purchaser at no cost. TSA income for services provided by the Remaining Entities to the Purchaser are assumed to be zero for purposes of the wind-down budget 5. Governance – US Board Fees/Insurance: Assumes the US board of directors is replaced by two independent directors ($75k/quarter) 6. Governance – Foreign Director Fees/Insurance: Includes lower of (i) current payroll cost; or (ii) $75k/quarter for existing directors at Canadian, Ireland, Luxembourg, UK and Bermuda 7. 503(b)(9) and Other Administrative Claims: Assumes that most of the 503(b)(9) claims and operating costs incurred immediately prior to the sale-closing date that have been incurred but not yet paid are either paid prior to the sale-closing date or are covered separately under the PSA. In the event that the debtors propose to settle any administrative claims arising from the sale transaction, such settlement amount must be funded first from this line and then must be limited to amounts available in the contingency line, unless otherwise agreed to by the Ad Hoc First Lien Group 8. Other Costs: Other filing and regulatory fees Professional Fees: 9. Legal Counsel – Primary: Reflects costs for US legal counsel to pursue liquidating chapter 11 plan and satisfy all related Bankruptcy Code requirements for the same, wind-down related activities, coordinate non-U.S. based insolvency proceedings, other bankruptcy court requirements, tax, and regulatory workstreams 10. Legal Counsel – SDNY (Efficiency/Conflicts Counsel): Reflects costs for US conflicts and efficiency counsel in SDNY for remaining bankruptcy-related wind-down work, court filings, monthly operating report reviews court hearings required for the wind-down of the entities, and matters requiring conflicts counsel 11. Financial Advisor – Primary: Includes costs for monthly operating reports, TSA cost tracking, wind-down budget reporting, priority, administrative and 503(b)(9) claims reconciliation, overseeing personnel, IT and liquidity management 12. Financial Advisor – Data Retention: No costs are estimated as this assumes that the Purchaser adheres to data retention requirements and provides access to all necessary IT systems in order to facilitate the wind-down process

Financial Advisor – Tax: Reflects all-in global tax advisory fees to complete the relevant forms, preparing supporting calculations and handling associated interactions with global, fed and state taxing authorities. This assumes that the wind-down period does not straddle two tax years, which would otherwise require an incremental $2.4 million per annum Other Liquidation Proceeding – FA/Counsel): Includes Canada, Ireland, Bermuda, Luxembourg, England, and Cyprus Official Opioid Committee – FA/Counsel: In the event there is an OOC, a reasonable budget will be agreed to by the parties, or ordered by the court if agreement is not reached, and included in the wind-down budget. Future Claims Rep – FA/Counsel: In the event there is an FCR, a reasonable budget will be agreed to by the parties, or ordered by the court if agreement is not reached, and included in the wind- down budget. Unsecured Creditors Committee – FA/Counsel: In the event there is an UCC, a reasonable budget will be agreed to by the parties, or ordered by the court if agreement is not reached, and included in the wind-down budget. Bar Date Noticing and Claims Processing: Ballot and bar date noticing and POC administration associated costs. In the event it is determined that there is a recovery available for general unsecured creditors, a reasonable budget will be agreed to by the parties taking into account the foregoing costs, or ordered by the court if agreement is not reached, and included in the wind- down budget. UST Quarterly Fees: Assumes quarterly fees of (i) 1% of total wind-down budget disbursements (max cap is intentionally ignored to account for multiple entities making disbursements); and (ii) $325 filing fee for [150] legal entities

Exhibit E

Voluntary Opioid Trust Term Sheet

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ANY KIND. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE UNDER THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Voluntary Opioid Trust Term Sheet

This Voluntary Opioid Trust Term Sheet dated August 16, 2022, by and among the Debtors, the Consenting First Lien Creditors, and the Initial Supporting Governmental Entities (as defined below) describes the proposed settlement of Opioid Claims in connection with the Restructuring contemplated by the Restructuring Support Agreement, as well as certain related implementation and other matters being resolved pursuant to the resolution of Opioid Claims through the establishment of voluntary trusts by the Purchaser (as defined herein) as described herein (the “Voluntary Opioid Trust Settlement”). This Voluntary Opioid Trust Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Certain capitalized terms used herein are defined in the glossary attached hereto; capitalized terms used but not otherwise defined in this Voluntary Opioid Trust Term Sheet have the meanings assigned in the Restructuring Support Agreement or the Restructuring Term Sheet, as applicable.

This Voluntary Opioid Trust Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documents implementing the Voluntary Opioid Trust Settlement, which remain subject to negotiation in accordance with the terms herein and the Restructuring Support Agreement, as applicable.

GENERAL TERMS

Overview

The Voluntary Opioid Trust Settlement will be implemented in connection with the Sale, consistent with the terms of (a) this Voluntary Opioid Trust Term Sheet, (b) the Restructuring Term Sheet and (c) the Restructuring Support Agreement.

The Purchaser will, upon the consummation of a Sale Transaction (as defined in the Restructuring Term Sheet), provide for the establishment of the Public Opioid Settlement Trust (as defined below), which will be settled with the Public Settlement Trust Consideration (as defined below) provided by the Purchaser. As a condition to the participation in the Public Opioid Settlement Trust by a Participating Public Opioid Claimant, such Participating Public Opioid Claimant shall release all of its Opioid Claims against the Debtors, the Purchaser and the other Released Parties and shall be consensually enjoined from asserting any such Opioid Claims against the Debtors, the Purchaser, and the other Released Parties.

The Purchaser will also provide for the establishment of a settlement trust in which Private Opioid Claimants will be entitled to participate (the “Private Opioid Settlement Trust”), the terms of which shall be subject to definitive documentation in form and substance acceptable to the Required Consenting First Lien Creditors and the Purchaser. As a condition to the participation in the Private Opioid Settlement Trust by a Participating Private Opioid Claimant, such Participating Private Opioid Claimant shall release all of its Opioid Claims against the Debtors, the Purchaser and the other Released Parties and shall be enjoined from asserting any such Opioid Claims against the Debtors, the Purchaser, and the other Released Parties.

The Purchaser will also provide for the establishment of a settlement trust in which Tribal Opioid Claimants will be entitled to participate (the “Tribal Opioid Settlement Trust”), the terms of which shall be subject to definitive documentation in form and substance acceptable to the Required Consenting First Lien Creditors and the Purchaser. It is contemplated that, for efficiency purposes to reduce the administrative costs associated with trust administration, the Tribal Opioid Settlement Trust may be created as a sub-trust to the Public Opioid Settlement Trust. As a condition to the participation in the Tribal Opioid Settlement Trust by a Participating Tribal Opioid Claimant, such Participating Tribal Opioid Claimant shall release all of its Opioid Claims against the Debtors, the Purchaser, and the other Released Parties and shall be enjoined from asserting any such Opioid Claims against the Debtors, the Purchaser, and the other Released Parties.

Support Threshold	The terms memorialized in this Voluntary Opioid Trust Term Sheet are supported by 34 States and the District of Columbia, which States and the District of Columbia (and any subsequently supporting States and Territories) shall enter into the Restructuring Support Agreement (with amendments to be agreed)[1] (the initial supporting States, the “Initial Supporting Governmental Entities”).[2]

Public Opioid Settlement Trust	Each Opioid Claim held by a Participating Public Opioid Claimant shall be resolved in accordance with the terms, provisions, and procedures of the Public Opioid Trust Documents. The Public Opioid Settlement Trust shall be funded in accordance with the provisions of this Voluntary Opioid Trust Term Sheet. The sole recourse of any Participating Public Opioid Claimant on account of any Opioid Claim shall be to the Public Opioid Settlement Trust, and each such Participating Public Opioid Claimant shall have no right whatsoever at any time to assert any Opioid Claim against any Released Party. For the avoidance of doubt, and as will be provided for in the Sale Order, the Purchaser shall have no liability whatsoever with respect to any Opioid Claim.

[1]

As used in this Voluntary Opioid Trust Term Sheet, the term “Restructuring Support Agreement” refers to the Restructuring Support Agreement (or such other support agreement) as may be amended, restated or otherwise executed by the parties consistent with the terms set forth herein.

[2]	[NTD: To be finalized based on States and Territories supporting]

The Public Opioid Settlement Trust will be settled with cash consideration funded by the Purchaser (the “Public Settlement Trust Consideration” or “Gross Public Settlement”) in the aggregate amount of $450,000,000 (such amount, the “Public Base Settlement Amount”) in the following installment payments on the following dates (the “Public Settlement Installment Payments”) (subject to adjustment as of the passage of the Public Participation Deadline as set forth below):

•  The first Public Settlement Installment Payment shall be in the amount of $50,000,000, to be paid on or promptly after the Closing Date.

•  The next Public Settlement Installment Payments shall be in the amount of $37,500,000, to be paid on each of the first two (2) anniversaries of the Closing Date;

•  The next Public Settlement Installment Payments shall be in the amount of $40,000,000, to be paid on each of the next two (2) anniversaries of the Closing Date;

•  The next Public Settlement Installment Payments shall be in the amount of $42,500,000, to be paid on each of the next two (2) anniversaries of the Closing Date; and

•  The final four (4) Public Settlement Installment Payments shall be in the amount of $40,000,000 each, to be paid on the next four (4) anniversaries of the Closing Date.

During the eighteen (18) month period commencing on the Closing Date, the Purchaser shall have the option to prepay in full the then-outstanding amount of the Public Settlement Installment Payments, at a price equal to the present value of the amounts to be prepaid, at the date of prepayment, discounted at a discount rate of twelve (12%) percent per annum (such option, the “Public Prepayment Option”). [3]

Upon the passage of the Public Participation Deadline, the total amount of Public Settlement Trust Consideration shall be fixed in an amount equal to the product of the Public Base Settlement Amount multiplied by the aggregate allocation percentages in the Allocation Table corresponding to the specific States and Territories that have elected to participate in the Voluntary Opioid Trust Settlement in accordance with and subject to the terms of the Public Opioid Trust Documents. For the avoidance of doubt, the Public Base Settlement Amount shall not be subject to increase as a result of disputes among Public Opioid Claimants and/or other parties regarding allocation or other issues with respect to Opioid Claims and/or the Voluntary Opioid Trust Settlement.

[3]

Annex A sets forth the prepayment amount as of the end of each of the months after the Closing Date. To the extent a prepayment occurs other than at the end of a month, the prepayment cost shall be calculated as of such day. Exercise of the Prepayment Option shall be subject to a shareholder vote as set forth in and in a manner to be determined in connection with the shareholder agreement of the Purchaser.

Public Opioid Settlement Trust — Dividend Payments	Solely with respect to Public Opioid Settlement Trust, the Public Opioid Trust Documents shall provide that, upon the payment of a dividend to holders of equity interests in the Purchaser (or a parent entity thereof that issues equity interests on the Closing Date), an equal payment must be made to the Public Opioid Settlement Trust, which shall reduce the amount of the outstanding Public Settlement Installment Payments on a dollar-per-dollar basis, with such reduction to be applied to the latest payable Public Settlement Installment Payments still outstanding.

Public Opioid Settlement Trust — Change of Control	Solely with respect to Public Opioid Settlement Trust, the Public Opioid Trust Documents shall provide that, upon a Change of Control, the Purchaser must either (1) immediately provide the Public Opioid Settlement Trust with a payment equal to the then-outstanding amount of the Public Settlement Installment Payments, which may be paid at a price equal to the present value of such amounts, discounted at a discount rate of twelve (12%) percent per annum, provided that such payment would be made within the eighteen (18) month period prescribed by the prepayment options set forth in this Term Sheet (the “Change of Control Payment”), or (2) provide for the assumption of the obligation to make Public Settlement Installment Payments by a Qualified Successor.

Public Opioid Settlement Trust – Other Covenants	Solely with respect to Public Opioid Settlement Trust, the Public Opioid Trust Documents shall provide for (i) a limitation on permitted investment by the Obligors, which shall be consistent with terms agreed in any new money indebtedness raised or deemed incurred at or around the Closing Date by any of the Obligors plus a customary level of incremental cushion, consistent with the covenants set forth in this Voluntary Opioid Trust Term Sheet and agreed as part of the Voluntary Opioid Trust Settlement solely with respect to Public Opioid Claims, (ii) a maximum leverage ratio equal to 5.0x, (iii) a limitation on restricted payments by the Obligors which shall be consistent with terms agreed in any new money indebtedness raised or deemed incurred at or around the Closing Date by any of the Obligors plus a customary level of incremental cushion, consistent with the covenants set forth in this Voluntary Opioid Trust Term Sheet and agreed as part of the Voluntary Opioid Trust Settlement solely with respect to Public Opioid Claims, and (iv) reporting requirements, which shall require the provision of periodic reporting materials and notices consistent with the reporting and notice requirements agreed in any new money indebtedness raised or deemed incurred at or around the Closing Date by any of the Obligors.

No other covenants or similar limitations or restrictions on the Obligors other than those described herein are to be included in Public Opioid Trust Documents.

Private Settlement Trust Consideration

The Private Opioid Settlement Trust will be settled with consideration (the “Private Settlement Trust Consideration”) in the aggregate amount of $85,000,000 (such amount, the “Private Base Settlement Amount”) to be funded by the Purchaser on the tenth anniversary of the Closing Date (the “Private Settlement Payment”) (subject to downward adjustment to be determined based on participation rate as of the Private Participation Deadline).

The Purchaser shall have the option to prepay, in full or in part, the then outstanding amount of the Private Settlement Payment, at a price equal to the present value of the amounts to be prepaid, at the date of prepayment, discounted at a discount rate of twelve (12%) percent per annum (such option, the “Private Prepayment Option”).[4]

Tribal Settlement Trust Consideration

The Tribal Settlement Opioid Trust will be settled with cash consideration funded by the Purchaser (the “Tribal Settlement Trust Consideration”) in the aggregate amount of $15,000,000 (such amount, the “Tribal Base Settlement Amount”) in the following installment payments on the following dates (the “Tribal Settlement Installment Payments”) (subject to downward adjustment to be determined based on participation rate as of the Tribal Participation Deadline).

•  The first Tribal Settlement Installment Payment shall be in the amount of $1,666,666.67, to be paid on or promptly after the Closing Date.

•  The next Tribal Settlement Installment Payments shall be in the amount of $1,250,000.00, to be paid on each of the first two (2) anniversaries of the Closing Date;

•  The next Tribal Settlement Installment Payments shall be in the amount of $1,333,333.33 to be paid on each of the next two (2) anniversaries of the Closing Date;

•  The next Tribal Settlement Installment Payments shall be in the amount of $1,416,666.67 to be paid on each of the next two (2) anniversaries of the Closing Date; and

The final four (4) Tribal Settlement Installment Payments shall be in the amount of $1,333,333.33 each, to be paid on the next four (4) anniversaries of the Closing Date.

[4]

Annex A sets forth the prepayment amount as of the end of each of the months after the Closing Date. To the extent a prepayment occurs other than at the end of a month, the prepayment cost shall be calculated as of such day. Exercise of the Prepayment Option shall be subject to a shareholder vote as set forth in and in a manner to be determined in connection with the shareholder agreement of the Purchaser.

During the eighteen (18) month period commencing on the Closing Date, the Purchaser shall have the option to prepay in full the then-outstanding amount of the Tribal Settlement Installment Payments, at a price equal to the present value of the amounts to be prepaid, at the date of prepayment, discounted at a discount rate of twelve (12%) percent per annum (such option, the “Tribal Prepayment Option”). [5]

Participation Procedure

Between the period commencing with the first business day after the execution of the Restructuring Support Agreement by the Initial Supporting Governmental Entities until the Public Participation Deadline, Participating Public Opioid Claimants[6] shall have the opportunity to opt into participation in the Public Opioid Settlement Trust, subject to the terms and conditions of the Public Opioid Trust Documents (including with respect to the releases and injunctive terms described herein and therein). So long as the Restructuring Support Agreement remains in effect as of the date of the Sale Order, Supporting Governmental Entities shall be Participating Public Opioid Claimants and participate in the Voluntary Opioid Trust Settlement and the Public Opioid Settlement Trust, subject to the terms and conditions of the Public Opioid Trust Documents (including with respect to the releases and injunctive terms described herein and therein).

Participating Public Opioid Claimants will agree, among other things, as a condition of their participation that they (a) will support, and not directly or indirectly object to, delay, impede, or take any other action to interfere with, the Sale, the other transactions contemplated by the Restructuring Support Agreement or the Restructuring Term Sheet, and any motion or other pleading or document filed, or any order, in relation to the implementation of the Sale and/or the Voluntary Opioid Trust Settlement, (b) will not object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Sale or any of the other transactions contemplated by the Restructuring Support Agreement or the Restructuring Term Sheet, (c) will not violate any Section 105(a) Order, and (d) will not directly or indirectly support, encourage, endorse, propose, approve, or otherwise promote or advance (including through support, endorsement, proposal, approval, promotion, or advancement of or through third parties) any transaction that is an alternative to the Sale or an alternative to any other transactions contemplated by the Restructuring Support Agreement or the Restructuring Term Sheet or an Alternative Proposal; provided, however, that the Endo Multi-State Executive

[5]

Annex A sets forth the prepayment amount as of the end of each of the months after the Closing Date. To the extent a prepayment occurs other than at the end of a month, the prepayment cost shall be calculated as of such day. Exercise of the Prepayment Option shall be subject to a shareholder vote as set forth in and in a manner to be determined in connection with the shareholder agreement of the Purchaser.

[6]	[NTD: Procedures for political subdivision participation to be determined by the parties.]

Committee (the “Endo EC”) shall retain the right to object to any Qualified Bid by, or sale to, a third party (i.e., a party other than the Purchaser) irrespective of whether such Qualified Bid and/or sale provides for the establishment of an opioid trust or similar mechanism.

For the avoidance of doubt, nothing in the Public Opioid Trust Documents shall be construed to waive or otherwise impact any regulatory approval process required by the States (including their respective state agencies) in connection with the Sale.

Any Public Opioid Claimant that has failed to elect to participate in the Voluntary Opioid Trust Settlement, subject to the terms and conditions of the Public Opioid Trust Documents (including with respect to the releases and injunctive terms described herein and therein), shall not be permitted to subsequently participate in the Voluntary Opioid Trust Settlement.

Participation By Prior Settling States in Public Settlement

Any Prior Settling State shall have the opportunity on or before the Public Participation Deadline to opt into participation in the Voluntary Opioid Trust Settlement and the Public Settlement Opioid Trust (an “Opt-In Prior Settling State”), subject to the terms and conditions of the Public Opioid Trust Documents (including with respect to the releases and injunctive terms described herein and therein); provided that subject to acceptance by the Debtors and approval of the Bankruptcy Court, the Opt-In Prior Settling State permanently and irrevocably returns to the Debtors’ estates an amount equal to (i) the settlement funds received prior to the Petition Date less (ii) an amount equal to the Base Settlement Amount multiplied by the allocation percentage for that Prior Settling State in the Allocation Table (the “Retained Amount”). An Opt-In Prior Settling State shall retain the Retained Amount, and the retention of the Retained Amount by an Opt-In Prior Settling State shall constitute full satisfaction of the obligation of the Public Opioid Settlement Trust to make distributions to the Opt-In Prior Settling State. Subject to Bankruptcy Court approval, the Opt-In Prior Settling State shall receive a full and complete release from any claim for the return of settlement funds under chapter 5 of the U.S. Bankruptcy Code or otherwise.

For any Prior Settling State that chooses not to participate in the Voluntary Opioid Trust Settlement and the Public Settlement Opioid Trust, the Debtors’ estates (including its successors and assigns), on the one hand, and the Prior Settling State, on the other hand, shall retain whatever rights and remedies are available to each under applicable law and the respective settlement agreements.

Trust Expenses	All expenses for the administration of the Public Opioid Settlement Trust, related trustees and trustee professionals, and the reimbursement of any plaintiffs’/claimants attorneys’ fees and costs for any Participating Opioid Claimants (or a group thereof) (other than the Endo EC Professional Fees) (the “Public Trust Expenses”) shall, in accordance with the Public Opioid Trust Documents, be paid from the Public Settlement Trust Consideration, and shall not be an obligation of the Purchaser, the Obligors, or the Debtors.

All expenses for the administration of the Private Opioid Settlement Trust and the Tribal Opioid Settlement Trust, related trustees and trustee professionals, and the reimbursement of any plaintiffs’/claimants attorneys’ fees and costs for any Participating Private Opioid Claimants (or a group thereof) or any Participating Tribal Opioid Claimants (or a group thereof) (the “Non-Public Trust Expenses”) shall, in accordance with the applicable documents governing the Private Opioid Settlement Trust and the Tribal Opioid Settlement Trust, respectively, be paid from the Private Settlement Trust Consideration and the Tribal Settlement Trust Consideration, respectively, and Non-Public Trust Expenses shall not be an obligation of the Purchaser, the Obligors, or the Debtors.

Tax Matters

The Voluntary Opioid Trust Settlement shall be implemented with the objective of maximizing tax efficiency to the Purchaser, including with respect to the availability, location and timing of tax deductions.

Each of the Public Opioid Settlement Trust, the Private Opioid Settlement Trust, and the Tribal Opioid Settlement Trust is intended to be treated as a qualified settlement fund for tax purposes and the Parties agree to treat it as such to the extent permitted by applicable law.

The Parties intend that payments to the Public Settlement Opioid Trust, the Private Opioid Settlement Trust, and the Tribal Opioid Settlement Trust will constitute “restitution” within the meaning of Section 162(f) of the Internal Revenue Code, and the Parties agree to treat them as such for U.S. federal income tax purposes to the extent allowed by applicable law.

Public Opioid Trust Documents	The Public Opioid Trust Documents shall be in form and substance acceptable to the Required Consenting First Lien Creditors, the Endo EC, and the Debtors; provided that approval of such Public Opioid Trust Documents shall not be unreasonably withheld.

Participating Opioid Claimant Release & Injunction	The Sale Order will contain (i) a release by Participating Opioid Claimants and (ii) an injunction enjoining all Opioid Claims of Participating Opioid Claimants against the Released Parties, in each case, substantially on the terms set forth in Exhibit 1 hereto; provided that the injunction of Participating Public Opioid Claimants and Opt-In Prior Settling States shall be consensual.[7]

[7]	[NTD: form of release by governmental entities will be limited to opioid claims.]

Operating Injunction	The Purchaser and applicable subsidiaries shall be subject to an injunctive order on the terms set forth on Exhibit 2 hereto (the “Operating Injunction”).

Sale Process	In connection with the Sale Process, the Bidding Procedures shall provide that the Debtors will take into account whether any Qualified Bid (and any subsequent bid submitted at the Auction) provides for the establishment of an opioid trust or similar mechanism for the benefit of Participating Public Opioid Claimants, as well as the terms of such trust or mechanism.

Document Repository

In addition to the Public Settlement Payments, the Company, on the later of the Closing Date and the effective date of the Debtors’ chapter 11 plan, but in any event no later than immediately prior to conversion or dismissal of the chapter 11, or the Purchaser, upon consummation of the Sale Transaction, shall undertake to pay $2.75 million to help defray the costs and expenses of the establishment and maintenance of public document repository (the “Document Repository”). All costs and expenses in excess of this amount shall be paid by the Gross Public Settlement.

For the avoidance of doubt, this amount is in addition to the Company’s obligation to pay the reasonable costs and expenses associated with the review of the Company’s documents to be disclosed through the Document Repository, as set forth in the Operating Injunction.

Also for the avoidance of doubt, and as set forth in the Operating Injunction, the provisions of the Operating Injunction shall apply to the operation of Endo’s opioid business by any subsequent purchaser.

Independence of Public Opioid Settlement	The terms of the Voluntary Opioid Trust Settlement as set forth herein are and will be independent of and not conditioned upon (a) any settlement(s) with Private Opioid Claimants or (b) any settlement(s) being accepted by such Private Opioid Claimants. The Consenting First Lien Creditors, the Debtors and the Endo EC acknowledge that the Endo EC has not negotiated any term of the settlement trusts described herein other than with respect to Public Opioid Claims, and that provisions herein relating to the Tribal Opioid Claimants and Private Opioid Claimants represent a proposal for the establishment of settlement trusts subject to voluntary participation therein by such respective claimants.

Other Settlements	Nothing in this Voluntary Opioid Trust Term Sheet limits the ability of the Debtors or the Required Consenting First Lien Creditors to reach agreements and/or settlements with other creditors (including with respect to opioid-related claims) that do not impair or otherwise change the terms set forth herein.

Glossary of Key Defined Terms

Term	Meaning

Allocation Table	The allocation table attached as Annex B.

Change of Control	As defined in the First Lien Notes Indentures.

Endo EC Professional Fees	The reasonable and documented expenses of, and the professional fees at the prevailing hourly rate incurred by, Pillsbury Winthrop Shaw & Pittman LLP on behalf of the Endo EC, which shall be paid by the Debtors on a timely basis, as well as the fees owed to Houlihan Lokey Capital, Inc. pursuant to its pre-petition agreement with the Debtors relating to its representation of the Endo EC, including the “Deferred Fee” as defined therein, which will be deemed earned upon consummation of the Voluntary Opioid Trust Settlement with respect to the Participating Public Opioid Claimants as set forth in this Voluntary Opioid Trust Term Sheet, and local counsel, if any.

Obligors	Newco, as described in the Restructuring Term Sheet, and all of the restricted subsidiaries of Newco.

Opioid Claim	Claims and causes of action, whether existing now or arising in the future, against any of the Debtors or Non-Debtor Affiliates in any way arising out of or relating to opioid products manufactured or sold by any of the Debtors, any Non-Debtor Affiliate, or any of their respective predecessors prior to the Closing Date, including, for the avoidance of doubt and, without limitation, Claims for indemnification (contractual or otherwise), contribution, or reimbursement against any of the Debtors, any Non-Debtor Affiliate, or any of their respective predecessors on account of payments or losses in any way arising out of or relating to opioid products manufactured or sold by any the Debtors, any Non-Debtor Affiliate, or any of their respective predecessors prior to the Closing Date.

Opioid Trust	Any of the Public Opioid Settlement Trust, the Private Opioid Settlement Trust, or the Tribal Opioid Settlement Trust.

Opioid Trust Documents	Any of the Public Opioid Trust Documents, the Private Opioid Trust Documents, the Tribal Opioid Trust Documents

Participating Opioid Claimants	Participating Public Opioid Claimants, Participating Private Opioid Claimants, and Participating Tribal Claimants.

Participating Private Opioid Claimant	A Private Opioid Claimant that elects to participate in the Private Opioid Settlement Trust on or before the Private Participation Deadline, subject to the terms and conditions of the Private Opioid Trust Documents (including with respect to the releases and injunctive terms described herein and therein), and had not, as of the Private Participation Deadline, received funds on account of a settlement, compromise, or similar agreement with a Released Party in relation to any Opioid Claims.

Term	Meaning

Participating Public Opioid Claimant

A Participating Public Opioid Claimant is:

(1) A Public Opioid Claimant that elects to participate in the Public Opioid Settlement Trust on or before the Public Participation Deadline, subject to the terms and conditions of the Public Opioid Trust Documents (including with respect to the releases and injunctive terms described herein and therein), and had not, as of the Public Participation Deadline, received funds on account of a settlement, compromise, or similar agreement with a Released Party in relation to any Opioid Claims, or;

(2) A Prior Settling State that elects to participate in the Public Opioid Settlement Trust on or before the Public Participation Deadline, subject to the terms and conditions of the Public Opioid Trust Documents (including with respect to the releases and injunctive terms described herein and therein).

Participating Tribal Opioid Claimant	A Tribal Opioid Claimant that elects to participate in the Tribal Opioid Settlement Trust on or before the Tribal Participation Deadline, subject to the terms and conditions of the Tribal Opioid Trust Documents (including with respect to the releases and injunctive terms described herein and therein), and had not, as of the Tribal Participation Deadline, received funds on account of a settlement, compromise, or similar agreement with a Released Party in relation to any Opioid Claims.

Prior Settling State	Any State or Territory that has entered into a settlement, compromise, or similar agreement with the Debtors in relation to its Opioid Claims and has been paid by the Debtors before the Closing Date in respect of such settlement, compromise, or similar agreement.

Private Opioid Claimant	A holder of an Opioid Claim that is not a Governmental Unit (as defined in the Bankruptcy Code) or a Tribe.

Private Opioid Settlement Trust	The trust that is to be established by the Purchaser in accordance with the Private Opioid Trust Documents, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulation promulgated thereunder (as such may be modified or supplemented from time to time); provided, however, that nothing contained herein shall be deemed to preclude the establishment of one or more trusts as determined by the Purchaser to be reasonably necessary or appropriate to provide tax efficiency to the Private Opioid Settlement Trust (and all such trusts shall be referred to collectively as the “Private Opioid Settlement Trust”), so long as the establishment of multiple trusts is not reasonably expected to result in any adverse tax consequences for the Purchaser or any of its present or future subsidiaries.

Private Opioid Trust Documents	The documents governing: (i) the Private Opioid Trust; (ii) any sub-trusts or vehicles that comprise the Private Opioid Trust; (iii) the flow of consideration from the Purchaser or its present or future subsidiaries to the Private Opioid Trust or any sub-trusts or vehicles that comprise the Private Opioid Trust; (iv) submission, resolution, and distribution procedures in respect of all Private Opioid Claims; and (v) the flow of distributions, payments or flow of funds made from the Private Opioid Trust or any such sub-trusts or vehicles after the Closing Date.

Private Participation Deadline	To be determined in accordance with the Private Opioid Trust Documents.

Public Opioid Claimant	A Governmental Unit holder of an Opioid Claim.

Term	Meaning

Public Opioid Settlement Trust	The trust that is to be established by the Purchaser in accordance with the Public Opioid Trust Documents, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulation promulgated thereunder (as such may be modified or supplemented from time to time); provided, however, that nothing contained herein shall be deemed to preclude the establishment of one or more trusts as determined by the Purchaser to be reasonably necessary or appropriate to provide tax efficiency to the Public Opioid Trust (and all such trusts shall be referred to collectively as the “Public Opioid Trust”), so long as the establishment of multiple trusts is not reasonably expected to result in any adverse tax consequences for the Purchaser or any of its present or future subsidiaries.

Public Opioid Trust Documents	The documents governing: (i) the Public Opioid Settlement Trust; (ii) any sub-trusts or vehicles that comprise the Public Opioid Settlement Trust; (iii) the flow of consideration from the Purchaser or its present or future subsidiaries to the Public Opioid Settlement Trust or any sub-trusts or vehicles that comprise the Public Opioid Settlement Trust; (iv) submission, resolution, and distribution procedures in respect of all Public Opioid Settlement Claims; and (v) the flow of distributions, payments or flow of funds made from the Public Opioid Settlement Trust or any such sub-trusts or vehicles after the Closing Date.

Public Participation Deadline	30 days from the entry of the Initial Supporting Governmental Entities into the Restructuring Support Agreement.

Purchaser	A newly formed entity (or its designee or assignee), formed to serve as the stalking horse bidder in connection with the Sale Process.

Qualified Successor	A successor entity to the Obligors that has net leverage less than the greater of (a) the 5.0x maximum allowed net leverage of Newco and (b) Newco’s net leverage at the time of the Change of Control.

Released Party	(a) The Debtors, (b) the Non-Debtor Affiliates, (c) the Purchaser and its present and future subsidiaries, (d) each Consenting First Lien Creditor in its capacity as such, and (e) with respect to each of the foregoing Persons in clauses (a) through (d), such Persons’ predecessors, successors, permitted assigns, current and former subsidiaries, and affiliates, respective heirs, executors, estates, and nominees, in each case solely in their capacity as such, and (f) with respect to each of the foregoing Persons in clauses (a) through (e), such Persons’ current and former officers and directors, principals, members, equityholders, managers, partners, agents,[8] advisory board members, employees, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, experts and other professionals, in each case solely in their capacity as such.

Section 105(a) Order	An order under section 105(a) of the Bankruptcy Code enjoining any person or entity from pursuit of any Opioid Claim.

State	Any of the fifty states of the United States of America or the District of Columbia.

[8]	[NTD: Parties to discuss exclusions for certain former third party agents and consultants of Endo involved in the production, distribution, marketing, promotion and sale of opioid products.]

Term	Meaning
Territory	Any of the following territories of the United States of America: American Samoa, Guam, the Northern Mariana Islands, Puerto Rico, and the U.S. Virgin Islands.

Tribal Opioid Claimant	A holder of an Opioid Claim that is a Tribe.
Tribe

Any American Indian or Alaska Native Tribe, band, nation, pueblo, village or community, that the U.S. Secretary of the Interior acknowledges as an Indian Tribe, as provided in the Federally Recognized Tribe List Act of 1994, 25 U.S.C. § 5130, and as periodically listed by the U.S. Secretary of the Interior in the Federal Register pursuant to 25 U.S.C. § 5131; and any “Tribal Organization” as provided in the Indian Self-Determination and Education Assistance Act of 1975, as amended, 25 U.S.C. § 5304(l).

Tribal Participation Deadline	30 days from the entry of the Initial Supporting Governmental Entities into the Restructuring Support Agreement.

Tribal Opioid Settlement Trust	The trust that is to be established by the Purchaser in accordance with the Tribal Opioid Trust Documents, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulation promulgated thereunder (as such may be modified or supplemented from time to time); provided, however, that nothing contained herein shall be deemed to preclude the establishment of one or more trusts as determined by the Purchaser to be reasonably necessary or appropriate to provide tax efficiency to the Tribal Opioid Settlement Trust (and all such trusts shall be referred to collectively as the “Tribal Opioid Settlement Trust”), so long as the establishment of multiple trusts is not reasonably expected to result in any adverse tax consequences for the Purchaser or any of its present or future subsidiaries.

Tribal Opioid Trust Documents	The documents governing: (i) the Tribal Opioid Settlement Trust; (ii) any sub-trusts or vehicles that comprise the Tribal Opioid Settlement Trust; (iii) the flow of consideration from the Purchaser or its present or future subsidiaries to the Tribal Opioid Settlement Trust or any sub-trusts or vehicles that comprise the Tribal Opioid Settlement Trust; (iv) submission, resolution, and distribution procedures in respect of all Opioid Claims held by Tribal Opioid Claimants; and (v) the flow of distributions, payments or flow of funds made from the Tribal Opioid Settlement Trust or any such sub-trusts or vehicles after the Closing Date.

Annex A

Prepayment Amounts

Opioid Settlement Prepayment Option Schedule

Public Prepayment Option Schedule[1,2]
At Closing Date	$273,998,958.42
1-Month Post Closing	226,598,877.81
2-Months Post Closing	228,749,027.64
3-Months Post Closing	230,919,579.79
4-Months Post Closing	233,110,727.87
5-Months Post Closing	235,322,667.30
6-Months Post Closing	237,555,595.36
7-Months Post Closing	239,809,711.22
8-Months Post Closing	242,085,215.91
9-Months Post Closing	244,382,312.40
10-Months Post Closing	246,701,205.55
11-Months Post Closing	249,042,102.21
12-Months Post Closing	213,905,211.15
13-Months Post Closing	215,934,913.41
14-Months Post Closing	217,983,875.09
15-Months Post Closing	220,052,278.94
16-Months Post Closing	222,140,309.45
17-Months Post Closing	224,248,152.85
18-Months Post Closing	226,375,997.14

Private Prepayment Option Schedule
At Closing Date	$27,367,725.11
1-Month Post Closing	27,627,411.79
2-Months Post Closing	27,889,562.58
3-Months Post Closing	28,154,200.86
4-Months Post Closing	28,421,350.24
5-Months Post Closing	28,691,034.55
6-Months Post Closing	28,963,277.84
7-Months Post Closing	29,238,104.38
8-Months Post Closing	29,515,538.70
9-Months Post Closing	29,795,605.54
10-Months Post Closing	30,078,329.87
11-Months Post Closing	30,363,736.91
12-Months Post Closing	30,651,852.12
13-Months Post Closing	30,942,701.20
14-Months Post Closing	31,236,310.09
15-Months Post Closing	31,532,704.96
16-Months Post Closing	31,831,912.27
17-Months Post Closing	32,133,958.70
18-Months Post Closing	32,438,871.18

Tribal Prepayment Option Schedule[3,4]
At Closing Date	$9,133,298.61
1-Month Post Closing	7,553,295.93
2-Months Post Closing	7,624,967.59
3-Months Post Closing	7,697,319.33
4-Months Post Closing	7,770,357.60
5-Months Post Closing	7,844,088.91
6-Months Post Closing	7,918,519.85
7-Months Post Closing	7,993,657.04
8-Months Post Closing	8,069,507.20
9-Months Post Closing	8,146,077.08
10-Months Post Closing	8,223,373.52
11-Months Post Closing	8,301,403.41
12-Months Post Closing	7,130,173.71
13-Months Post Closing	7,197,830.45
14-Months Post Closing	7,266,129.17
15-Months Post Closing	7,335,075.96
16-Months Post Closing	7,404,676.98
17- Months Post Closing	7,474,938.43
18-Months Post Closing	7,545,866.57

Note: Reflects present value of amounts to be prepaid at the date of prepayment, discounted at a 12% discount rate and calculated on a 30/360 basis

1.

Assumes the first Public Settlement Installment Payment of $50mm is made 1-month after the Closing Date for illustrative purposes with exact timing to be agreed. Prepayment amounts in this schedule are to be adjusted as necessary to account for the agreed timing of the initial payment

2.

Public Prepayment Option as of 1-month post-closing excludes the first Public Settlement Installment Payment of $50mm; Public Prepayment Option as of 12-months post-closing excludes the Public Settlement Installment Payment of $37.5mm due on the first anniversary of the Closing Date.

3.

Assumes the first Tribal Settlement Installment Payment of $1,666,666.67 is made 1-month after the Closing Date for illustrative purposes with exact timing to be agreed. Prepayment amounts in this schedule are to be adjusted as necessary to account for the agreed timing of the initial payment

4.

Tribal Prepayment Option as of 1-month post-closing excludes the first Tribal Settlement Installment Payment of $1,666,666.67; Tribal Prepayment Option as of 12-months post-closing excludes the Tribal Settlement Installment Payment of $1,250,000 due on the first anniversary of the Closing Date.

ENDO INJUNCTIVE RELIEF TERM SHEET

I. DEFINITIONS

A.	“Bankruptcy Code” shall mean title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

B.	“Bankruptcy Court” shall mean the United States Bankruptcy Court for [insert district].

C.	“Cancer-Related Pain Care” shall mean care that provides relief from pain resulting from a patient’s active cancer or cancer treatment as distinguished from treatment provided during remission.

D.	“Chapter 11 Cases” shall mean the cases to be commenced by Endo International plc and certain of its direct and indirect subsidiaries in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

E.	“Debtors” shall mean Endo International plc and certain of its direct and indirect subsidiaries, as debtors and debtors-in-possession in the Chapter 11 Cases.

F.

“Downstream Customer Data” shall mean transaction information that Endo collects relating to its direct customers’ sales to downstream customers, including chargeback data tied to Endo providing certain discounts, “867 data” and IQVIA data.

G.

“Effective Date” shall mean the earlier of (1) the consummation of the sale of substantially all of the assets of the Debtors in the Chapter 11 Cases or (2) the effective date of a plan of reorganization for all or substantially all of the Debtors.

H.	“End-of-Life Care” shall mean care for persons with a terminal illness or at high risk for dying in the near future in hospice care, hospitals, long-term care settings, or at home.

I.

“Endo” shall mean Endo Pharmaceuticals Inc. (“EPI”), Par Pharmaceutical, Inc. (“PPI”) and all of their parents, subsidiaries, predecessors, successors, joint ventures, divisions, assigns, officers, directors, agents, partners, principals, current employees, and affiliates acting on behalf of EPI or PPI in the United States.

J.	“Endo’s Opioid Business” shall mean Endo’s business operations relating to the manufacture and sale of Opioid Product(s) in the United States and its territories.

K.

“Health Care Provider” shall mean any U.S. based physician or other health care practitioner who is licensed to provide health care services and/or prescribes pharmaceutical products and any medical facility, practice, hospital, clinic, or pharmacy.

L.	“Including but not limited to”, when followed by a list or examples, shall mean that list or examples are illustrative instances only and shall not be read to be restrictive.

M.	“In-Kind Support” shall mean payment or assistance in the form of goods, commodities, services, or anything else of value.

N.

“Lobby” and “Lobbying” shall have the same meaning as “lobbying activities” and “lobbying contacts” under the federal lobbying disclosure act, 2 U.S.C. § 1602 et seq., and any analogous state or local provisions governing the person or entity being lobbied in that particular state or locality. As used in this document, “Lobby” and “Lobbying” include Lobbying directly or indirectly, through grantees or Third Parties.

O.

“Opioid(s)” shall mean all natural, semi-synthetic, or synthetic chemicals that interact with opioid receptors and act like opium. For the avoidance of doubt, the term Opioid shall not include the opioid antagonists naloxone or naltrexone.

P.

“Opioid Product(s)” shall mean all current and future medications containing Opioids approved by the U.S. Food & Drug Administration (“FDA”) and listed by the Drug Enforcement Administration (“DEA”) as Schedule II, III, or IV pursuant to the federal Controlled Substances Act (including but not limited to buprenorphine, codeine, fentanyl, hydrocodone, hydromorphone, meperidine, methadone, morphine, oxycodone, oxymorphone, tapentadol, and tramadol). The term “Opioid Products(s)” shall not include (i) methadone, buprenorphine, or other substances when used exclusively to treat opioid abuse, addiction, or overdose; or (ii) raw materials, immediate precursors, and/or active pharmaceutical ingredients (“APIs”) used in the manufacture or study of Opioids or Opioid Products, but only when such materials, immediate precursors, and/or APIs are sold or marketed exclusively to DEA-licensed manufacturers or DEA-licensed researchers.

Q.	“OUD” shall mean opioid use disorder defined in the Diagnostic and Statistical Manual of Mental Disorders, Fifth Edition (DSM–5), as updated or amended.

R.	“Participating State(s)” shall mean [insert States/Territories that participate in this settlement].

S.	“Petition Date” shall mean the date on which the Chapter 11 Cases are commenced.

T.

“Promote,” “Promoting,” “Promotion,” and “Promotional” shall mean dissemination of information or other practices intended or reasonably anticipated to increase sales or prescriptions, or that attempts to influence prescribing practices of Health Care Providers in the United States.

U.

“Qualified Researcher” shall mean any researcher holding a faculty appointment or research position at an institution of higher education, a research organization, a nonprofit organization, or a government agency.

V.	“Suspicious Order” shall have the same meaning as provided by the Controlled Substances Act, 21 U.S.C. §§ 801-904, and the regulations promulgated thereunder and analogous state laws and regulations.

2

W.	“Third Party” shall mean any person or entity other than Endo or a government entity.

X.	“Treatment of Pain” shall mean the provision of therapeutic modalities to alleviate or reduce pain.

Y.	“Unbranded Information” shall mean any information that does not identify a specific branded or generic product(s).

II. SCOPE

A.

The provisions of this Agreement shall apply immediately upon the Petition Date, but for Sections IV and VI, which shall apply immediately upon the Effective Date. The provisions of this Agreement shall apply both while Endo is in bankruptcy and after Endo emerges from bankruptcy, and they shall apply to the operation of Endo’s Opioid Business by any subsequent purchaser (regardless of whether Endo is sold through the bankruptcy process or after bankruptcy, and regardless whether the purchaser buys all or just a portion of Endo’s Opioid Business). For the avoidance of doubt, nothing in this Agreement applies to the operation of a subsequent purchaser’s pre-existing opioid business.

B.

In connection with its Chapter 11 Cases, Endo consents to the entry of a final judgment or consent order, effective upon the Effective Date, imposing all of the provisions of this Agreement in state court in each of the Participating States. During the pendency of the Chapter 11 Cases, this Agreement is enforceable in the Bankruptcy Court. After the Effective Date, this Agreement is enforceable in state court in each of the Participating States. Endo agrees that seeking entry or enforcement of such a final judgment or consent order will not violate any other injunctions or stays that it will seek, or that may otherwise apply, in connection with its Chapter 11 Cases.

III. INJUNCTIVE RELIEF

A.	General Provisions

1.	Endo shall not make any written or oral statement about Opioids that is false, misleading, deceptive, unfair or unconscionable.
2.

Subject to subsections III.C.2, 4, 6 and 7, III.E.9 and III.F.4 below, Endo shall not make any written or oral statement that any product with an FDA-approved indication for the “relief of pain” or “management of pain” should be used in combination with Opioids to improve efficacy in the Treatment of Pain.

3.	Endo shall not represent that Opioids have approvals, characteristics, uses, benefits, or qualities that they do not have.

3

B.	Ban on Certain High Dose Opioids

1.

Endo shall not commence manufacturing, Promoting, or distributing any Opioid Product that exceeds 30 milligrams of oxycodone per pill. For the avoidance of doubt, this restriction shall not apply to the manufacture or distribution of injectable Opioid products used primarily in hospice, hospital, or other inpatient settings.

C.	Ban on Promotion

1.	Endo shall not engage in Promotion of Opioids or Opioid Products, including but not limited to, by:

a.

Employing or contracting with sales representatives or other persons to Promote Opioids or Opioid Products to Health Care Providers, patients, or members of pharmacy and therapeutics committees or other persons involved in determining the Opioid Products included in formularies;

b.	Using speakers, key opinion leaders, thought leaders, lecturers, and/or speaking events for Promotion of Opioids or Opioid Products;

c.	Sponsoring, or otherwise providing financial support or In-Kind Support to medical education programs relating to Opioids or Opioid Products;

d.

Creating, sponsoring, operating, controlling, or otherwise providing financial support or In-Kind Support to any website, network, and/or social or other media account for the Promotion of Opioids or Opioid Products;

e.

Creating, sponsoring, distributing, or otherwise providing financial support or In-Kind Support for materials Promoting Opioids or Opioid Products, including but not limited to brochures, newsletters, pamphlets, journals, books, and guides;

f.

Creating, sponsoring, or otherwise providing financial support or In-Kind Support for advertisements that Promote Opioids or Opioid Products, including but not limited to internet advertisements or similar content, and providing hyperlinks or otherwise directing internet traffic to advertisements; or

g.

Engaging in Internet search engine optimization or other techniques designed to Promote Opioids or Opioid Products by improving rankings or making content appear among the top results in an Internet search or otherwise be more visible or more accessible to the public on the Internet.

4

2.	Notwithstanding subsection III.C.1 directly above, Endo may:

a.	Maintain a corporate website;

b.

Maintain a website that contains principally the following content for any Opioid Product: the FDA-approved package insert, medication guide, and labeling, and a statement directing patients or caregivers to speak with a licensed Health Care Provider;

c.	Provide information or support the provision of information as expressly required by law or any state or federal government agency with jurisdiction in the state where the information is provided;

d.

Provide the following by mail, electronic mail, on or through Endo’s corporate or product websites or through other electronic or digital methods: FDA-approved package insert, medication guide, approved labeling for Opioid Products or other prescribing information for Opioid Products that are published by a state or federal government agency with jurisdiction in the state where the information is provided;

e.

Provide scientific and/or medical information in response to an unsolicited request by a Health Care Provider consistent with the standards set forth in the FDA’s Draft Guidance for Industry, Responding to Unsolicited Requests for Off-Label Information About Prescription Drugs and Medical Devices (Dec. 2011), as updated or amended by the FDA, and Guidance for Industry, Good Reprint Practices for the Distribution of Medical Journal Articles and Medical or Scientific Reference Publications on Unapproved New Uses of Approved Drugs and Approved or Cleared Medical Devices (Jan. 2009), as updated or amended by the FDA;

f.

Provide a response to any unsolicited question or request from a patient or caregiver, directing the patient or caregiver to the FDA-approved labeling or to speak with a licensed Health Care Provider without describing the safety or effectiveness of Opioids or any Opioid Product or naming any specific provider or healthcare institution; or directing the patient or caregiver to speak with their insurance carrier regarding coverage of an Opioid Product;

g.

Provide Health Care Economic Information, as defined at 21 U.S.C. § 352(a), to a payor, formulary committee, or other similar entity with knowledge and expertise in the area of health care economic analysis consistent with standards set forth in the FDA’s Draft Questions and Answers Guidance for Industry and Review Staff, Drug and Device Manufacturer Communications With Payors, Formulary Committees, and Similar Entities (Jan. 2018), as updated or amended by the FDA;

5

h.	Provide information relating solely to the pricing of any Opioid Product;

i.

Provide information, through a product catalog or similar means, related to an Opioid or Opioid Product, including, without limitation, pricing information, weight, color, shape, packaging size, type, reference listed drug, National Drug Code (“NDC”) label, and such other descriptive information (including information set forth in a standard Healthcare Distribution Alliance Form or technical data sheet and the FDA approval letter) sufficient to identify the products available, to place an order for a product, and to allow the product to be loaded into a customer’s inventory and ordering system or Third Party pricing compendia;

j.

Provide information in connection with patient support information on co-pay assistance and managing pain in End-of-Life Care and/or Cancer-Related Pain Care relating to the use of Opioids for managing such pain, as long as the information identifies Endo as the source of the information; and

k.

Provide rebates, discounts, and other customary pricing adjustments to DEA-registered customers and contracting intermediaries, such as Buying Groups, Group Purchasing Organizations, and Pharmacy Benefit Managers, except as prohibited by section III.G.

3.

Except as permitted in subsection III.C.4 below, Endo shall not engage in the Promotion of products for the treatment of Opioid-induced side effects (for the avoidance of doubt, “Opioid-induced side effects” does not include addiction to Opioids or Opioid Products), including but not limited to:

a.	Employing or contracting with sales representatives or other persons to Promote products for the treatment of Opioid-induced side effects to Health Care Providers or patients;

b.	Using speakers, key opinion leaders, thought leaders, lecturers, and/or speaking events to Promote products for the treatment of Opioid-induced side effects;

c.	Sponsoring, or otherwise providing financial support or In-Kind Support to medical education programs that Promote products for the treatment of Opioid-induced side effects; or

d.

Creating, sponsoring, or otherwise providing financial support or In-Kind Support for advertisements that Promote products for the treatment of Opioid-induced side effects, including but not limited to internet advertisements or similar content, and providing hyperlinks or otherwise directing internet traffic to advertisements.

6

4.

Notwithstanding subsection III.C.3 directly above, Endo may Promote products for the treatment of Opioid-induced side effects (i) so long as such Promotion does not associate the product with Opioids or Opioid Products, or (ii) where such Promotion concerns a product’s indication to reverse overdoses and/or treat Opioid addiction. Nothing herein shall prevent Endo from linking to the FDA label associated with a product.

5.	Treatment of Pain

a.	Endo shall not, either through Endo or through Third Parties, engage in Promotion of the Treatment of Pain in a manner that encourages the utilization of Opioids or Opioid Products.

b.	Endo shall not, either through Endo or through Third Parties, Promote the concept that pain is undertreated in a manner that encourages the utilization of Opioids or Opioid Products.

c.

Endo shall not disseminate Unbranded Information, including Unbranded Information about a medical condition or disease state, that contains links to branded information about Opioid Products or otherwise Promotes Opioids or Opioid Products.

6.

Notwithstanding subsection III.C.5 directly above, Endo may Promote or provide educational information about the Treatment of Pain with non-Opioid products or therapies, including Promoting or providing educational information about such non-Opioid products or therapies as alternatives to Opioid use so long as such non-Opioid Promotional or educational information does not Promote Opioids or Opioid Products.

7.

Nothing herein shall prevent Endo from sponsoring or providing financial support or In-Kind Support for an accredited or approved continuing medical education program required by either an FDA-approved Risk Evaluation and Mitigation Strategy (“REMS”) program or other federal or state law or regulation applicable in the state where the program is provided through an independent Third Party, which shall be responsible for the continuing medical education program’s content without the participation of Endo.

D.	No Financial Reward or Discipline Based on Volume of Opioid Sales

1.

Endo shall not provide financial incentives to its sales and marketing employees or discipline its sales and marketing employees based upon sales volume or sales quotas for Opioid Products. For the avoidance of doubt, this provision shall not prohibit financial incentives (e.g., customary raises or bonuses) based on the performance of the overall company or branded, generics, or sterile injectable business segments, as measured by EBITDA, revenue, cash flow, or other similar financial metrics.

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2.

Endo shall not offer or pay any remuneration (including any kickback, bribe, or rebate) directly or indirectly to or from any person in return for the prescribing, sale, or use of an Opioid Product. For the avoidance of doubt, this provision shall not prohibit rebates or chargebacks to the extent permitted by other provisions of this Agreement.

3.	Endo’s compensation policies and procedures shall ensure compliance with this Agreement.

E.	Ban on Funding/Grants to Third Parties

1.

Subject to subsections III.C.2, 4, 6 and 7, Endo shall not, directly or indirectly, provide financial support or In-Kind Support to any Third Party for Promotion of or education about Opioids, Opioid Products, products indicated for the treatment of Opioid-induced side effects, or the Treatment of Pain. For the avoidance of doubt, this provision does not prohibit support expressly allowed by this Agreement or required by a federal or state agency. This provision does not prohibit an accredited independent continuing medical education grant related to TLC599 or Lidoderm (or any other non-Opioid products or therapies that Endo and the Participating States may subsequently agree shall not be subject to this provision) given in accordance with the Standards for Integrity and Independence in Accredited Continuing Education of the ACCME.

2.

Endo shall not create, sponsor, provide financial support or In-Kind Support to, or otherwise operate or control any medical society or patient advocacy group that primarily engages in conduct that Promotes Opioids, Opioid Products, or the Treatment of Pain. This provision does not prohibit an accredited independent continuing medical education grant related to TLC599 or Lidoderm (or any other non-Opioid products or therapies that Endo and the Participating States may subsequently agree shall not be subject to this provision) given in accordance with the Standards for Integrity and Independence in Accredited Continuing Education of the ACCME.

3.

Subject to subsections III.C.2, 4, 6 and 7, Endo shall not provide links to any Third Party website or materials or otherwise distribute materials created by a Third Party for the purpose of Promoting Opioids, Opioid Products, products indicated for the treatment of Opioid-induced side effects, or the Treatment of Pain.

4.	Endo shall not use, assist, or employ any Third Party to engage in any activity that Endo itself would be prohibited from engaging in pursuant to this Agreement.

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5.

Endo shall not enter into any contract or agreement with any person or entity or otherwise attempt to influence any person or entity in such a manner that has the purpose or reasonably foreseeable effect of limiting the dissemination of information regarding the risks and side effects of using Opioids.

6.

Endo shall not compensate or provide In-Kind Support to Health Care Providers (other than Endo employees) or organizations to advocate for formulary access or treatment guideline changes for the purpose of increasing access to any Opioid Product through third-party payers, i.e., any entity, other than an individual, that pays or reimburses for the dispensing of prescription medicines, including but not limited to managed care organizations and pharmacy benefit managers. Nothing in this provision, however, prohibits Endo from using independent contractors who operate under the direction of Endo to provide information to a payor, formulary committee, or other similar entity as permitted in subsection III.C.2, provided that any such persons are bound by the terms of this Agreement. Nor does this provision prohibit the payment of customary rebates or other pricing concessions to third-party payers, including state Medicaid programs, as part of an overall pricing agreement.

7.

No officer or management-level employee (vice president-level or above) of Endo may concurrently serve as a director, board member, employee, agent, or officer of any entity (other than Endo International plc or a direct or indirect wholly-owned subsidiary thereof) that primarily engages in conduct that Promotes Opioids, Opioid Products, products indicated for the treatment of Opioid-related side effects, or the Treatment of Pain. For the avoidance of doubt, nothing in this provision shall preclude an officer or management-level employee of Endo from concurrently serving on the board of a hospital.

8.

Endo shall play no role in appointing persons to the board, or hiring persons to the staff, of any entity (other than Endo International plc or a direct or indirect wholly-owned subsidiary thereof) that primarily engages in conduct that Promotes Opioids, Opioid Products, products indicated for the treatment of Opioid-induced side effects, or products indicated for the Treatment of Pain. For the avoidance of doubt, nothing in this paragraph shall prohibit Endo from fully and accurately responding to unsolicited requests or inquiries about a person’s fitness to serve as an employee or board member at any such entity.

9.	For the avoidance of doubt:

a.	Nothing in this section III.E shall be construed or used to prohibit Endo from providing financial or In-Kind Support to:

i

medical societies and patient advocate groups who are principally involved in issues relating to (I) the treatment of OUD; (II) the prevention, education and treatment of opioid abuse, addiction, or overdose, including medication-assisted treatment for opioid addiction; and/or (III) rescue medications for opioid overdose; or

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ii

universities, medical institutions, or hospitals, for the purpose of addressing, or providing education on, issues relating to (I) the treatment of OUD; (II) the prevention, education and treatment of opioid abuse, addiction, or overdose, including medication-assisted treatment for opioid addiction; and/or (III) rescue medications for opioid overdose.

b.

The prohibitions in this section III.E shall not apply to engagement with Third Parties based on activities related to (i) medications with an FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage,” to the extent they are sold to addiction treatment facilities; (ii) raw materials, APIs and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such materials, APIs and/or immediate precursors are sold or marketed exclusively to DEA registrants or sold outside the United States or its territories; or (iii) education warning about drug abuse or promoting prevention or treatment of drug misuse.

c.

Endo will be in compliance with subsections III.E.2 and III.E.3 with respect to support of an individual Third Party to the extent that a Participating State determines that such support does not increase the risk of the inappropriate use of Opioids and that Endo has not acted for the purpose of increasing the use of Opioids.

F.	Lobbying Restrictions

1.	Endo shall not Lobby for the enactment of any federal, state, or local legislative or regulatory provision that:

a.	encourages or requires Health Care Providers to prescribe Opioids or sanctions Health Care Providers for failing to prescribe Opioids or failing to treat pain with Opioids; or

b.	pertains to the classification of any Opioid or Opioid Product as a scheduled drug under the Controlled Substances Act.

2.	Endo shall not Lobby against the enactment of any federal, state or local legislative or regulatory provision that supports:

a.

The use of non-pharmacologic therapy and/or non-Opioid pharmacologic therapy to treat chronic pain over or instead of Opioid use, including but not limited to third party payment or reimbursement for such therapies;

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b.

The use and/or prescription of immediate release Opioids instead of extended release Opioids when Opioid use is initiated, including but not limited to third party reimbursement or payment for such prescriptions;

c.	The prescribing of the lowest effective dose of an Opioid, including but not limited to third party reimbursement or payment for such prescription;

d.	The limitation of initial prescriptions of Opioids to treat acute pain;

e.	The prescribing and other means of distribution of naloxone to minimize the risk of overdose, including but not limited to third party reimbursement or payment for naloxone;

f.	The use of urine testing before starting Opioid use and annual urine testing when Opioids are prescribed, including but not limited to third party reimbursement or payment for such testing;

g.

Evidence-based treatment (such as using medication-assisted treatment with buprenorphine or methadone in combination with behavioral therapies) for OUD, including but not limited to third party reimbursement or payment for such treatment; or

h.	The implementation or use of Opioid drug disposal systems.

3.

Endo shall not Lobby against the enactment of any federal, state or local legislative or regulatory provision expanding the operation or use of prescription drug monitoring programs (“PDMPs”), including but not limited to provisions requiring Health Care Providers to review PDMPs when Opioid use is initiated and with every prescription thereafter.

4.	Notwithstanding the foregoing restrictions in subsections III.F.1-3, the following conduct is not restricted:

a.	Lobbying against the enactment of any provision of any state, federal, municipal, or county taxes, fees, assessments, or other payments;

b.	Challenging the enforcement of, or suing for declaratory or injunctive relief with respect to legislation, rules or regulations referred to in subsection III.F.1;

c.	Communications made by Endo in response to a statute, rule, regulation, or order requiring such communication;

d.

Communications by an Endo representative appearing before a federal or state legislative or administrative body, committee, or subcommittee as a result of a mandatory order or subpoena commanding that person to testify;

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e.

Responding, in a manner consistent with this Agreement, to an unsolicited request for the input on the passage of legislation or the promulgation of any rule or regulation when such request is submitted in writing specifically to Endo from a government entity directly involved in the passage of that legislation or promulgation of that rule or regulation;

f.

Lobbying for or against provisions of legislation or regulation that address other subjects in addition to those identified in subsections III.F.1-3, so long as Endo does not support specific portions of such legislation or regulation covered by subsection III.F.1 or oppose specific portions of such legislation or regulation covered by subsections III.F.2-3;

g.

Making a public comment to a federal or state agency in response to a Federal Register or similar notice or an unsolicited federal or state legislative committee request for public comment on proposed legislation;

h.

Responding to requests from the DEA, the FDA, or any other federal or state agency or legislative or administrative body, and/or participating in FDA or other agency panels at the request of the agency; and

i.

Participating in meetings and other proceedings before the FDA, FDA advisory committee or other FDA committee in connection with the approval, modification of approval, or oversight of Endo’s own products.

5.

Endo shall provide notice of the prohibitions in section III.F to all employees engaged in Lobbying; incorporate the prohibitions in section III.F into trainings provided to Endo employees engaged in Lobbying; and certify that it has provided such notice and trainings to Endo employees engaged in Lobbying.

G.	Ban on Prescription Savings Programs

1.

Endo shall not directly or indirectly offer any discounts, coupons, rebates, or other methods which have the effect of reducing or eliminating a patient’s co-payments or the cost of prescriptions (e.g., free trial prescriptions) for any Opioid Product.

2.

Endo shall not directly or indirectly provide financial support to any Third Party for discounts, coupons, rebates, or other methods which have the effect of reducing or eliminating a patient’s co-payments or the cost of prescriptions (e.g., free trial prescriptions) for any Opioid Product.

3.

Endo shall not directly or through Third Parties assist patients, Health Care Providers, or pharmacies regarding the claims and/or prior authorization process required for third party payers to approve claims involving any Opioid Product.

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H.	Monitoring and Reporting of Direct and Downstream Customers

1.

Endo shall operate an effective monitoring and reporting system in compliance with 21 C.F.R. § 1301.71(a), 21 C.F.R. §1301.74(b), 21 U.S.C. § 823(d) and Section 3292 of the SUPPORT for Patients and Communities Act that shall include processes and procedures that:

a.	Utilize all reasonably available transaction information to identify a Suspicious Order of an Opioid Product by a direct customer;

b.	Utilize all reasonably available Downstream Customer Data to identify whether a downstream customer poses a material risk of diversion of an Opioid Product;

c.

Utilize all information Endo receives that bears upon a direct customer’s or a downstream customer’s diversion activity or potential for diversion activity, including reports by Endo’s employees, customers, Health Care Providers, law enforcement, state, tribal, or federal agencies, or the media; and

d.

Upon request of the Attorney General or controlled substances regulatory agency of a Participating State (unless otherwise required by law), report to such requesting State Attorney General or agency any direct customer or downstream customer in such State identified as part of the monitoring required by (a)-(c), above, and any customer relationship in such State terminated by Endo relating to diversion or potential for diversion. These reports shall include the following information, to the extent known to Endo:

i

The identity of the downstream registrant and the direct customer(s) identified by Endo engaged in the controlled substance transaction(s), to include each registrant’s name, address, business type, and DEA registration number;

ii	The dates of reported distribution of controlled substances by direct customers to the downstream registrant during the relevant time period;

iii	The drug name, drug family or NDC and dosage amounts reportedly distributed;

iv	The transaction or order number of the reported distribution; and

v	A brief narrative providing a description of the circumstances leading to Endo’s conclusion that there is a risk of diversion.

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2.	Endo shall not provide to any direct customer an Opioid Product to fill an order identified as a Suspicious Order unless Endo investigates and finds that the order is not suspicious.

3.	Upon request, Endo shall promptly provide reasonable assistance to law enforcement investigations of potential diversion and/or suspicious circumstances involving Opioid Products in the United States.

4.

Endo agrees that it will refrain from providing an Opioid Product directly to a retail pharmacy or Health Care Provider. For avoidance of doubt, “retail pharmacy” does not include pharmacies directly affiliated with medical insurance companies that principally fill prescriptions by mail delivery or private delivery services such as UPS or FedEx.

I.	Miscellaneous Terms

1.

To the extent that any provision in this Agreement conflicts with federal or relevant state law or regulation, the requirements of the law or regulation will prevail. To the extent that any provision in this Agreement is in conflict with federal or relevant state law or regulation such that Endo cannot comply with both the law or regulation and the provision of this Agreement, Endo may comply with such law or regulation. In the event Endo identifies such a conflict, it shall provide written notice to the Attorney General of the relevant State(s) pursuant to section V.D below.

2.

The Participating States and Endo enter into this Agreement solely for the purpose of settlement, and nothing contained therein may be taken as or construed to be an admission or concession concerning the strength or weakness of any claim or defense, or concerning any other matter of fact or law. Endo expressly denies any violation of law, rule, or regulation or any liability or wrongdoing. No part of this Agreement, including its statements and commitments, shall constitute evidence of any liability, fault, or wrongdoing by Endo. Nor shall any part of this Agreement be construed as approval by any Participating State of any prior business act or practice. This Agreement is not intended for use by any Third Party for any purpose, including submission to any court for any purpose.

3.

For the avoidance of doubt, this Agreement shall not be construed or used as a waiver or limitation of any defense otherwise available to Endo in any action, and nothing in this Agreement shall be construed or used to prohibit Endo in any way whatsoever from taking legal or factual positions with regard to any Opioid Product(s) in litigation or other legal or administrative proceedings.

4.

Nothing in this Agreement shall be construed to limit or impair Endo’s ability (a) to communicate its positions and respond to media inquiries concerning litigation, investigations, reports, or other documents or proceedings relating to Endo or its Opioid Products, or (b) to maintain a website explaining its litigation positions and responding to allegations concerning its Opioid Products.

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5.	Upon the request of the Attorney General of any Participating State Endo shall provide the Attorney General of such Participating State with copies of the following, within 30 days of the request:

a.	Any litigation or civil or criminal law enforcement subpoenas or Civil Investigative Demands relating to Endo’s Opioid Product(s); and

b.	Warning or untitled letters issued by the FDA regarding Endo’s Opioid Product(s) and all correspondence between Endo and the FDA related to such letters.

6.

The parties by stipulation may agree to a modification of this Agreement, which modified agreement shall be presented to the court specified in section II.B for approval; provided that the parties may jointly agree to a modification only by a written instrument signed by or on behalf of both Endo and the Attorney(s) General of the Participating State(s).

J.	Compliance with Laws and Regulations Relating to the Sale, Promotion, and Distribution of Any Opioid or Any Opioid Product

1.

Subject to subsection III.I.1 above, Endo shall comply with all applicable laws and regulations that relate to the sale, Promotion, distribution, and disposal of any Opioid or any Opioid Product, including but not limited to:

a.	[State] Controlled Substances Act, including all guidance issued by the applicable state regulator(s) and related regulations;

b.	The Federal Controlled Substances Act, including all guidance issued by the DEA;

c.	The Federal Food, Drug and Cosmetic Act, or any regulation promulgated thereunder;

d.	FDA Guidances;

e.	[State] Consumer Protection Laws; and

f.	[State] laws and regulations related to opioid prescribing, distribution, and disposal.

2.	For avoidance of doubt, this section J shall not apply to products that Endo stopped selling prior to the Petition Date.

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IV. CLINICAL DATA TRANSPARENCY

A.	Data to Be Shared

1.	Endo shall continue to share summaries of the results of all prior Endo-Sponsored Studies through its publicly available website (see http://www.endo.com/endopharma/r-d/clinical-resarch):

a.

“Endo-Sponsored Studies” means pre-marketing clinical research and post-marketing clinical research that Endo “takes responsibility for and initiates” as “sponsor,” as “sponsor” is defined in 21 C.F.R. § 312.3(b), and that involves an intervention with human subjects with an Opioid Product.

b.

The summaries shall be truthful and balanced and may include redactions to protect personal identifying information, trade secret and confidential commercial information, and information that may provide a road map for defeating a product’s abuse-deterrent properties.

2.

With respect to any Endo-Sponsored Studies relating to any new Endo Opioid Product, whether acquired or developed, or any new indication for an Endo Opioid Product sold by Endo as of the Petition Date, Endo shall, within 30 days after regulatory approval or 18 months after study completion, whichever occurs later, make the following clinical data available through a third-party data archive that makes clinical data available to Qualified Researchers with a bona fide scientific research proposal:

a.	Fully analyzable data set(s) (including individual de-identified participant-level data);

b.	The clinical study report(s) redacted for commercial or personal identifying information;

c.	The full protocol(s) (including the initial version, final version, and all amendments); and

d.	Full statistical analysis plan(s) (including all amendments and documentation for additional work processes) and analytic code.

3.

With respect to any Endo-Sponsored Studies relating to Opana or Opana ER conducted prior to the Petition Date, information required in subsection IV.A.2 above shall be made available as described in that subsection within 60 days after the Effective Date.

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B.	Third-Party Data Archive

a.

The third-party data archive referenced above shall have a panel of reviewers with independent review authority to determine whether the researchers are qualified, whether a research application seeks data for bona fide scientific research, and whether a research proposal is complete.

b.	The panel may exclude research proposals with a commercial interest.

c	Endo shall not interfere with decisions made by the staff or reviewers associated with the third-party data archive.

d.

Any data sharing agreement with a Qualified Researcher who receives shared data via the third-party data archive shall contain contact information for Endo’s pharmacovigilance staff. Every agreement shall require the lead Qualified Researcher to inform Endo’s pharmacovigilance staff within 24 hours of any determination that research findings could bear on the risk-benefit assessment regarding the product. The lead Qualified Researcher may also share findings bearing on the risk-benefit assessment regarding the product with regulatory authorities. Endo’s pharmacovigilance staff shall take all necessary and appropriate steps upon receipt of such safety information, including but not limited to notifying the appropriate regulatory authorities or the public.

e.	Endo shall bear all costs for making data and/or information available to the third-party data archive.

V. ENFORCEMENT

A.

For the purpose of resolving disputes with respect to Endo’s compliance with this Agreement, should any Participating State have a reasonable basis to believe that Endo has engaged in a practice that violates a provision of this Agreement, such Participating State shall notify Endo in writing of the specific objection, identify with particularity the provision of the Agreement that the practice allegedly violates, and give Endo thirty (30) days to respond in writing to the notification; provided, however, that any Participating State may take any action authorized by law if such Participating State believes that, because of the specific practice, a threat to health or safety of the public requires immediate action.

B.

Upon receipt of written notice, Endo shall provide a good-faith written response to the applicable Participating State’s notification, containing either a statement explaining why Endo believes it is in compliance with the relevant provision of the Agreement, or a detailed explanation of how the alleged violation occurred and a statement explaining how and when Endo intends to remedy or has remedied the alleged breach. Nothing in this section shall be interpreted to limit a Participating State’s investigative authority with respect to conduct occurring after the Effective Date, to the extent such authority exists

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under applicable law, after providing Endo an opportunity to respond to the notification described in section V.A above, and Endo reserves all of its rights in responding to a Civil Investigative Demand (CID) or investigative subpoena issued pursuant to such authority.

C.	The applicable Participating State may agree, in writing, to provide Endo with additional time beyond thirty (30) days to respond to a notice provided under section V.A above.

D.

In the event of a conflict between the requirements of the Agreement and any other law, regulation, or requirement such that Endo cannot comply with the law without violating the terms of the Agreement or being subject to adverse action, including fines or penalties, Endo shall document such conflicts and notify the applicable Participating State of the extent to which Endo will comply with the Agreement in order to eliminate the conflict within thirty (30) business days of Endo’s discovery of the conflict. Endo shall comply with the terms of the Agreement to the fullest extent possible without violating the law.

E.

Endo or a Participating State may request that Endo and such Participating State meet and confer regarding the resolution of an actual or potential conflict between the Agreement and any other law, or between interpretations of the Agreement by different courts. In the event such Participating State disagrees with Endo’s interpretation of the conflict, such Participating State reserves the right to pursue any remedy or sanction that may be available regarding compliance with this Agreement. Nothing herein is intended to modify or extend the jurisdiction of any judicial authority as provided by law.

F.

During the pendency of the Chapter 11 Cases, any (i) assertion of claims that Endo has violated the Agreement, (ii) commencement of any separate civil action to enforce compliance with this Agreement or (iii) assertion of other rights relating to or arising out of this Agreement, in each case, by a Participating State or any interested party shall be asserted in or brought before the Bankruptcy Court, and the Bankruptcy Court shall have exclusive jurisdiction over such action.

G.

After the Effective Date, and subject to the notice provision and exception thereto described in section V.A above, the applicable Participating State shall be permitted reasonable access to inspect and copy relevant, non-privileged, non-work product records and documents in the possession, custody, or control of Endo that relate to Endo’s compliance with the relevant provision of the Agreement pursuant to such Participating State’s CID or investigative subpoena authority and may assert any claim that Endo has violated the Agreement in a separate civil action to enforce compliance with this Agreement.

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VI. PUBLIC DISCLOSURE

A.	Definitions

As used in this section:

“Document(s)” means original or duplicate writings, recordings, or photographs as defined in Federal Rule of Evidence 1001.

“Endo Witness” means a witness who testified, whether at deposition or trial, in his or her capacity as a current or former Endo employee.

“Opioid-Related Action” means any of the following: the Opioid Multi-District Litigation (In re Nat’l Prescription Opiate Litig., No. 1:17-MD-2804 (N.D. Ohio)); any of the constituent cases pending in the Opioid Multi-District Litigation; and any action pending in any other forum in the United States or its territories that asserts claims substantially similar to the foregoing in a forum other than the Opioid Multi-District Litigation. For avoidance of doubt, a case that asserts antitrust- or patent-based claims is not an Opioid-Related Action for purposes of this section.

“Testimony” means any writing or recording of sworn testimony taken of an Endo Witness during a court proceeding or deposition in an Opioid Related Action.

B.	Documents Subject to Public Disclosure

1.	Endo shall provide the following Documents to the Participating States for public disclosure in perpetuity, except for the redactions authorized by section C:

a.

All Documents and privilege logs Endo produced to any of the Participating States in Opioid-Related Actions, in response to opioid-related investigative demands, or in response to other formal or informal opioid-related production requests, prior to the Petition Date.

b.	All Documents and privilege logs Endo produced in the Opioid Multi-District Litigation (In re Nat’l Prescription Opiate Litig., No. 1:17-MD-2804 (N.D. Ohio)) prior to the Petition Date.

c.	All Testimony from the matters identified in paragraphs B.1.a and B.1.b.

d.

Notwithstanding the foregoing, Endo need not provide a Document that is a duplicate of another Document that it provides to the Participating States. The parties shall work cooperatively to identify an efficient, timely, and cost-effective means of identifying duplicate Documents that need not be provided.

2.

All documents produced under this provision shall be provided in electronic format with all related metadata to the extent that such metadata are not exempt from public disclosure under section VI.C. Endo and the Participating States will work cooperatively to develop technical specifications for the productions. Certain details related to requirements set forth in this subsection and in subsections C and D below shall be delineated by letter agreement between Endo and a Participating State at a later date as authorized by the Bankruptcy Court.

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C.	Information That May Be Redacted

The following categories of information are exempt from public disclosure:

1.

Information subject to trade secret protection. A “trade secret” is information, including a formula, pattern, compilation, program, device, method, technique or process, that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure and use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Even if the information falls within the definition, “trade secret” does not include information or communications concerning the sale, marketing, or promotion of Opioid Products.

2.

Confidential personal information. “Confidential personal information” means individual Social Security or tax identification numbers, personal financial account numbers, passport numbers, driver license numbers, home addresses, personal telephone numbers, personal email addresses, and other personally identifiable information protected by law from disclosure. “Confidential personal information” does not include the names of prescribers or of officers, directors, employees, agents, attorneys, or consultants of Endo or of a government agency.

3.

Information that is inappropriate for public disclosure because it is subject to personal privacy interests recognized by law (e.g., HIPAA), or the confidentiality interests of third parties that Endo may not abrogate.

4.

Information regarding Endo employees’ personal matters unrelated to Endo (including emails produced by Endo custodians discussing vacation or sick leave, family, or other personal matters), or such other matters on which Endo and the Participating States may agree. For avoidance of doubt, no Endo employee shall be construed to be a third-party beneficiary of this Agreement based on this exemption.

5.	Information subject to the attorney-client privilege, work product protection, or other legally valid privilege.

D.	Redaction of Documents Containing Protected Information

1.

Whenever a Document contains information subject to an exemption under section C, Endo must provide the Document in redacted form and indicate the basis for each such redaction in the Document’s metadata. Endo shall narrowly tailor its redactions so as to protect only the information that is exempt from disclosure under section C. The redacted documents produced by Endo may be publicly disclosed in accordance with Section F below.

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2.

Endo must provide to the Participating States a redaction log identifying the basis for each redaction, with sufficient detail to allow assessment of the redaction’s merits. The log is subject to public disclosure in perpetuity. The log shall be produced simultaneously with the production of documents required by Section G.

3.

In addition to the redacted documents, Endo shall, upon the Participating States’ request, also produce to the Participating States all documents identified in section B above in unredacted form (except for redactions pursuant to section C.5 above). Such unredacted documents shall be available only to the Participating States unless Endo’s claim of exemption under section C is successfully challenged in accordance with this section, or the trade secret designation expires in accordance with section E.

4.

Anyone, including members of the public and the press, may challenge the appropriateness of redactions by providing written notice to Endo and a Participating State, which Participating State shall review the challenge and inform Endo of whether the challenge has sufficient merit to warrant triggering the remaining provisions of this paragraph. If the challenge is not resolved by agreement, it must be resolved in the first instance by a third party to be jointly appointed by the Participating States and Endo to resolve such challenges. The decision of the third party may be appealed to a court with enforcement authority over this Agreement. If not so appealed, the third party’s decision is final. In connection with such challenge, a Participating State may provide copies of relevant unredacted documents to the parties or the decisionmaker, subject to appropriate confidentiality and/or in camera review protections, as determined by the decisionmaker. Each party shall bear its own costs in any such redaction challenge process.

E.	Review of Trade Secret Redactions

Seven years after the Effective Date, Endo (or any purchaser of substantially all of Endo’s assets) shall review all assertions of trade secret protection made in accordance with section C.1 and provide the Participating States with a correspondingly updated redaction log in the same format as the initial redaction log required by section D. Any newly unredacted documents may then be publicly disclosed by the Participating States in accordance with section F.

F.	Public Disclosure through a Document Repository

Each Participating State may publicly disclose all Documents subject to public disclosure pursuant to this section through a public repository maintained by a governmental, non-profit, or academic institution or entity. Each Participating State may specify the terms of any such repository’s use, protection, and preservation of those Documents, including allowing the repository to index, screen, and make searchable all Documents subject to public disclosure.

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G.	Timeline for Production

Endo must produce all required Documents within nine months from the Effective Date. This timeline may be extended by written agreement between Endo and the Participating State(s) taking delivery of Endo’s Documents pursuant to section F.

H.	Costs

Endo shall pay the reasonable costs and expenses associated with the review of Endo’s Documents subject to public disclosure. In addition, Endo shall pay $2.75 million on the Effective Date, but in any event no later than immediately prior to the conversion or dismissal of the Chapter 11, to help defray the costs and expenses of the establishment and maintenance of the public document repository. All costs and expenses in excess of this amount shall be paid by the Gross Public Settlement. For the avoidance of doubt, this amount is in addition to the Company’s obligation to pay the reasonable costs and expenses associated with the review of the Company’s documents to be disclosed through the public document repository.

VII. COMPLIANCE TERM

A.	Unless addressed in section VII.B, each provision of this Agreement shall apply for 8 years from the Petition Date.

B.

The provisions of section III.A (“General Provisions”), section III.C (“Ban on Promotion”), section III.D (“No Financial Reward or Discipline Based on Volume of Opioid Sales”), section III.G (“Ban on Prescription Savings Programs”), section III.H (“Monitoring and Reporting of Direct and Downstream Customers”), section III.I (“Miscellaneous Terms”), section III.J (“Compliance with Laws and Regulations Relating to the Sale, Promotion, and Distribution of Any Opioid or Any Product Indicated for the Treatment of Pain”), and section VI (“Public Disclosure”) shall not be subject to any term.

22

Annex B

Allocation Table

[TBD]

Exhibit 1

Opioid Claimant Release

Releases by Holders of Opioid Claims

For good and valuable consideration, the adequacy of which is hereby confirmed, each Participating Opioid Claimant (in its capacity as such) conclusively, absolutely, unconditionally, irrevocably and forever releases and discharges, to the maximum extent permitted by law, as such law may be extended subsequent to the Closing Date, each Debtor, each Non-Debtor Affiliate, the Purchaser, and each Released Party from any and all Opioid Claims,9 counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims asserted, or assertable on behalf of the Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort, contract or any other theory, whether arising under federal, state, territorial, municipal, local, or tribal statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such Participating Opioid Claimant or its estate, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other persons or parties claiming under or through it or them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of any other Person based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), their Estates, the Non-Debtor Affiliates (including the management, ownership, or operation thereof), the Opioid Claims, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), intercompany transactions between or among a Debtor and another Debtor or a Non-Debtor Affiliate, the business or contractual arrangements or interactions between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Closing Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the use of Cash Collateral, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Closing Date, the Voluntary Opioid Trust Settlement, the Public Opioid Settlement Trust, the Private Opioid Settlement Trust, the Tribal Opioid Settlement Trust, the Public Opioid Trust Documents, the Private Opioid Trust Documents, the Tribal Opioid Trust Documents, the Restructuring Support Agreement (including the exhibits and joinders thereto and any amendments to the Restructuring Support Agreement or any exhibits or joinders thereto) and related transactions, the Sale, or the PSA, or any contract, instrument, release, or other agreement or document created or entered into prior to the Closing Date in connection with the creation of the Public Opioid Settlement Trust, the Private Opioid Settlement Trust, the Tribal Opioid Settlement Trust, the Restructuring Support Agreement (including the exhibits and joinders thereto and any amendments to the Restructuring Support Agreement or any exhibits or joinders thereto), the Sale, and related transactions, the PSA, the filing of the Chapter 11 Cases, the

[9]	[NTD: form of release by governmental entities will be limited to opioid claims (i.e., claims relating to the opioid crisis, and not, for example, anti-trust claims relating to opioid products).]

Bidding Procedures Order, the Sale and the pursuit and conduct thereof, the Sale Order and the pursuit thereof, the administration and implementation of the Sale and the PSA, including the issuance or distribution of securities or indebtedness in connection with the Sale, or upon any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Closing Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Closing Date obligations of any party or Entity under the Restructuring Support Agreement, the PSA, or the Public Opioid Trust Documents, the Private Opioid Trust Documents, the Tribal Opioid Trust Documents, or any document, instrument, or agreement executed to implement the Sale or Voluntary Opioid Trust Settlement. The foregoing release will be effective as of the Closing Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and [the Sale Order] shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release by Participating Opioid Claimants.

The Releasing Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state, territory or tribe of the United States or any other jurisdiction, or by any principle of common law that is similar, comparable or equivalent to California Civil Code § 1542, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Participating Opioid Claimant Injunction

Terms. From and after the Closing Date, the sole recourse of any Participating Opioid Claimant on account of its Opioid Claims shall be to the applicable Opioid Trust pursuant to the applicable Opioid Trust Documents, and such Participating Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claim against any Released Party or any property or interest in property of any Released Party. On and after the Closing Date, all Participating Opioid Claimants shall be permanently and forever stayed, restrained, barred, and enjoined from taking any of the following actions for the purpose of, directly or indirectly or derivatively collecting, recovering, or receiving payment of, on, or with respect to any Opioid Claim other than from the applicable Opioid Trust pursuant to the applicable Opioid Trust Documents:

•

commencing, conducting, or continuing in any manner, directly, indirectly or derivatively, any suit, action, or other proceeding of any kind (including a judicial, arbitration, administrative, or other proceeding) in any forum in any jurisdiction around the world against or affecting any Released Party or any property or interests in property of any Released Party;

•

enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Released Party or any property or interests in property of any Released Party;

•	creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Released Party or any property or interests in property of any Released Party;

•

setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Released or any property or interests in property of any Released Party; or

•

proceeding in any manner in any place with regard to any matter that is within the scope of the matters subject to resolution by the applicable Opioid Trust, except in conformity and compliance with the Opioid Trust Documents.

Reservations. The foregoing injunction shall not stay, restrain, bar, or enjoin the rights of Participating Opioid Claimants in connection with the administration and resolution of its Opioid Claims under the applicable Opioid Trust in accordance with the applicable Opioid Trust Documents.

Forum. The Purchaser or any Released Party shall be permitted to (i) enter these injunctive terms as a consent order in any State or Territory and (ii) seek enforcement of these injunctive terms in the Bankruptcy Court and in courts of competent jurisdiction in any State in which any Participating Opioid Claimant against which enforcement is sought is sovereign, resides or is domiciled, and sovereign immunity of any such Participating Opioid Claimant in such courts shall be waived in connection with such enforcement.

Exhibit 2

Post-Closing Operating Injunction

Exhibit F

Other Material Terms of Stalking Horse Bid

Other Material Terms of Stalking Horse Bid

Representation and Warranties	PSA to include customary representations and warranties made by the Purchaser and Sellers with customary materiality qualifiers and lookback periods, including with respect to the Purchaser, due authorization of Stalking Horse Bidder vis a vis the Required Holders and investigation and reliance.

Interim Operating Covenants

Except (1) as otherwise contemplated by the PSA, (2) as scheduled, (3) as required by the Bankruptcy Code or by order of the Bankruptcy Court, (4) as otherwise required by law or any order, or (5) with the prior written consent of the Required Consenting First Lien Creditors (which consent will not be unreasonably withheld, conditioned or delayed), from the date of execution of the PSA until the Closing Date, the Sellers will:

•  conduct the Business in the ordinary course of business in all material respects; and

•  use commercially reasonable efforts to preserve the material business relationships with customers, suppliers, distributors and others with whom the Sellers deal in the ordinary course of business.

Subject to the exceptions set forth above and customary ordinary course or materiality thresholds, from the date of execution of the PSA until the Closing Date, the Sellers will not:

•  sell or otherwise dispose of any Transferred Assets in excess of $500,000 individually or $5 million in the aggregate on an annual basis, other than Inventory sold or disposed of in the ordinary course of business; provided, however, that any such sale or disposition of Transferred Assets shall not entail the payment or other transfer of any cash by the applicable Seller;

•  acquire any corporation, partnership, limited liability company, other business organization or division or material portion of the assets thereof;

•  merge or consolidate with or into any legal entity, dissolve, liquidate or otherwise terminate its existence;

•  enter into, materially amend or terminate any material contracts;

•  amend in any material respect or terminate any transferred contract;

•  institute any action concerning any material intellectual property included in the Transferred Assets;

•  make, revoke or change any material election relating to taxes of the Business or Transferred Assets;

•  make any change in any method of accounting or accounting practice or policy, except as required by applicable law or GAAP;

•  voluntarily pursue or seek, or fail to oppose any third party in pursuing or seeking, a conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, the appointment of a trustee under chapter 11 or chapter 7 of the Bankruptcy Code and/or the appointment of an examiner with expanded powers;

•  issue, sell, encumber or grant any stock, equity or voting interests of any of the Sellers;

Other Material Terms of Stalking Horse Bid

•  incur any indebtedness;

•  make or authorize capital expenditures beyond the capital expenditures already included in the Company’s 2022 fiscal year plan in excess of $500,000;

•  waive, release, assign, institute, compromise, or settle any litigation related to the Company involving damages in excess of $250,000 individually or $2.5 million in the aggregate;

•  hire or terminate any director, officer, employee or independent contractor of the Sellers;

•  grant any increase in compensation or benefits to any director, officer, employee or independent contractor of the Sellers;

•  amend or waive any collective bargaining agreement (or similar agreement or arrangement); or

•  amend or change any of the Sellers’ organizational documents.

Antitrust Efforts Covenant

Purchaser and Sellers agree to use reasonable best efforts to do all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the PSA and the ancillary agreements, including consenting to any divestiture or other structural or conduct relief and defending and resolving any investigation or other inquiry of any governmental authority; provided that Purchaser shall not be obligated to consent to any divestiture or other structural or conduct relief that would, individually or in the aggregate, have a Material Adverse Effect.

Purchaser to pay all filing fees or other charges for filing under HSR or other antitrust laws by the Purchaser and Sellers.

Purchaser will not take any action the effect of which would be to delay or impede the ability of the parties to consummate the Sale Transaction, including refraining from M&A activity reasonably expected to impose any delay in obtaining antitrust approval, increasing the risk that an order will be entered prohibiting the Sale Transaction or delay or prevent the consummation of the Sale Transaction.

For the avoidance of doubt, the obligations of this section apply solely to Purchaser itself and such obligations do not apply to (and Purchaser shall not be obligated under this Section to make any requests to) the Required Holders, other holders of Secured Debt, or any other party with an interest in the Purchaser that is not itself a Purchaser under the PSA.

Covenants	PSA to include other customary covenants, including (i) access and information rights providing the Purchaser pre-Closing reasonable access to the properties, books and records of Sellers and requiring the Purchaser to provide Sellers certain access to books and records for one year post-Closing, (ii) cessation of Seller’s use of intellectual property that is a Transferred Asset, (iii) Purchaser obtaining product liability insurance, (iv) acknowledgement that Seller may wind-down its business within a certain period to be agreed following the Closing Date, (v) regulatory

Other Material Terms of Stalking Horse Bid

approvals, requiring Purchaser and Sellers to make any government filings required by healthcare laws or to effect transfer of the Regulatory Approvals, (vi) employee matters, (vii) refunds and remittances, requiring Sellers to remit any refunds or amounts received post-Closing that are Transferred Assets to the Purchaser and the Purchaser to remit any refunds or amounts received that are Excluded Assets and requiring Sellers and the Purchaser to transfer any retained Transferred Assets or Excluded Assets post-Closing, (viii) mutual consultation prior to Purchaser or Sellers making public announcements, (ix) adequate assurances of future performance, (x) Seller properly recording and executing documents effecting any intellectual property transfers, (xi) notifications of significant events, occurrences reasonably expected to cause any of the Sellers’ representations or warranties to be untrue or inaccurate, and any event that has had or is reasonably expected to result in any Material Adverse Effect; and (xii) no successor liability to the fullest extent permitted by applicable law.

Purchaser also to covenant that it will settle and fund the Claimants Settlement Trusts using its own funds or funds borrowed on its behalf.

Closing Conditions

The obligations of the Purchaser and Sellers to consummate the Sale Transaction will be subject to the satisfaction or waiver of the following conditions:

•  no law or governmental order that enjoins, restrains or otherwise prohibits the Sale Transaction;

•  expiration or termination of HSR waiting period and receipt of any other required antitrust approvals; and

•  Bankruptcy Court shall have entered the Sale Order.

The obligations of Sellers to consummate the Sale Transaction will be subject to the satisfaction or waiver of the following conditions:

•  Purchaser representations and warranties true and correct as of the Closing Date other than as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, provided that “Fundamental Representations and Warranties” (to be (i) organization, (ii) authority and (iii) brokers) will be true and correct in all respects, other than de minimis inaccuracies; and Purchaser will have complied with covenants and obligations in all material respects; and

•  Seller will have received closing deliverables as provided in definitive PSA.

The obligations of Purchaser to consummate the Sale Transaction will be subject to the satisfaction or waiver of the following conditions:

•  Sellers representations and warranties true and correct as of the date of the PSA and the Closing Date other than as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, provided that Fundamental Representations and Warranties will be true and correct in all respects, other than de minimis inaccuracies; and Sellers will have complied with covenants and obligations in all material respects;

Other Material Terms of Stalking Horse Bid

•  Purchaser will have received closing deliverables as provided in definitive PSA;

•  Bankruptcy Court will have approved and authorized the assumption and assignment of all material transferred contracts; and

•  No Material Adverse Effect, or occurrences which would reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect.

Termination

The PSA to include customary termination rights by Purchaser and Seller, including (i) if the Closing has not occurred by the Outside Date (date to be agreed), (ii) the issuance of a final, non-appealable government order, for the other party’s breach reasonably expected to result in failure of a closing condition, subject to a cure period, (iii) if the Bankruptcy Court fails to enter the Bidding Procedures Order or the Sale Order, in either case, substantially consistent with this Term Sheet and in compliance with the applicable Milestones (provided that, for the avoidance doubt, the Bidding Procedures Order shall, under any circumstance, incorporate, and authorize the Debtors to implement, the Transaction Steps and preserve the ability of the First Lien Collateral Trustee to credit bid in respect of any assets subject to such Transaction Steps in a manner consistent with such Transaction Steps), (iv) if the Bankruptcy Court enters an order or otherwise rules that the Required Holders are not entitled to credit bid the full amount of the Prepetition First Lien Indebtedness, and (v) if the Debtors fail to implement the Transaction Steps by the dates to be agreed in the PSA. With respect to the termination right in clause (iii) above, prior to exercising such termination right, the Required Holders or the Purchaser as applicable shall provide the Debtors with at least fifteen (15) business days’ notice, during which time the Debtors and the Required Holders or Purchaser as applicable will discuss a proposed resolution in good faith. For the avoidance of doubt, the termination of the RSA will not cause a termination of the PSA, it being understood and agreed that the Purchaser and Sellers shall discuss whether certain identified termination right provisions under the RSA should be included as the basis of termination rights under the PSA.

The PSA shall be terminable by the Company (the “Termination Right”) if the Company determines in good faith based on (i) its analysis as of the date of such determination of the relevant facts and circumstances (which may include, among other things, any information that may reasonably inform the probability of any contingent events occurring) and/or (ii) claims actually asserted against the Debtors as of the date of such determination, that the consummation of the Sale Transaction would be reasonably likely to result in the Company having insufficient cash to pay its administrative expense claims that are generated by the Sale; it being understood that, as of the date of the Term Sheet, the Company has not determined that it is reasonably likely that the consummation of the Sale Transaction would result in the Company having insufficient cash to pay its administrative expense claims that are generated by the Sale. Prior to exercising the Termination Right, the Debtors shall provide the Required Holders with at least fifteen (15) business days’ notice, during which time the Debtors and the Required Holders will discuss a proposed resolution in good faith.

Exhibit B

FORM OF JOINDER AGREEMENT FOR CONSENTING FIRST LIEN CREDITORS

This joinder agreement (this “Joinder Agreement”) to the Restructuring Support Agreement dated as of August 16, 2022 (as amended, modified, or otherwise supplemented from time to time, the “Agreement”), among Endo International plc and certain of its subsidiaries party thereto (collectively the “Debtors”), and certain holders of Loans, First Lien Notes, Second Lien Notes, and Unsecured Notes (each as defined in the Agreement) (together with their respective successors and permitted assigns, the “Consenting First Lien Creditors” and, each, a “Consenting First Lien Creditor”) is executed and delivered by ________________________________ (the “Joining Party”) as of ______________, 202__. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting First Lien Creditor” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate outstanding principal amount of debt obligations set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting First Lien Creditors set forth in Section 5 of the Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

4. Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

The Joining Party at:

[JOINING PARTY]

[ADDRESS]

Attention:

E-mail:

[Signature pages follow.]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the date first written above.

[CONSENTING FIRST LIEN CREDITOR]

By:
Name:
Title:

Principal Amount of Beneficially Owned Loans: $

Principal Amount of Beneficially Owned First Lien Notes: $

Principal Amount of Beneficially Owned Second Lien Notes: $

Principal Amount of Beneficially Owned Unsecured Notes: $

Notice Address:

Fax:
Attention:
E-mail: